Form 10KSB, Exhibit 13
period 1997-06-30
CHESTER VALLEY BANCORP INC
filed 1997-09-29
CIK 854098

INDEX

Corporate Profile                    2

Five-Year Financial Highlights       3

Letter to Stockholders             4-5

Helping Business
   is Our Business                6-11

Management's
   Discussion
   and Analysis                  12-19

Consolidated Statements
   of Financial Condition           20

Consolidated Statements
   of Operations                    21

Consolidated Statements
   of Changes in
   Stockholders' Equity             22

Consolidated Statements
   of Cash Flows                    23

Notes to Consolidated
   Financial Statements          24-36

Independent Auditors'
   Report                           37

CORPORATE PROFILE

Chester Valley Bancorp Inc. (the "Holding Company") was incorporated in August 1989 in the Commonwealth of Pennsylvania as a unitary thrift holding company. The Holding Company's principal subsidiary is First Financial Bank ("First Financial" or the "Bank"). As used in this Report, the term "Company" refers to the Holding Company and its subsidiaries.

First Financial's headquarters, along with its six branch offices, are located in scenic Chester County, Pennsylvania, an area which has seen extraordinary growth over the last ten years. The Bank began its operations in 1922 as Downingtown Building and Loan, a Pennsylvania-chartered mutual savings and loan association, and eventually converted to a stock form of ownership in 1987. All of our branches, including our headquarters, are full-service facilities and are conveniently located in Downingtown, Exton, Frazer, Thorndale, Westtown, Airport Village, and Brandywine Square.

Chester Valley's common stock is traded over the counter and is included in the NASDAQ National Market System under the symbol "CVAL".


[GRAPHIC-PHOTOGRAPH]
FIRST FINANCIAL CELEBRATES ITS 75TH YEAR

First Financial Bank celebrated its 75th anniversary last year, a distinction few companies can claim and a source of great pride to the more than 125 members of our staff and management whose hard work produced the highest year-end operating earnings in our history. We are very pleased to have been recognized for this accomplishment in the form of a citation from the Commonwealth of Pennsylvania, which was presented to us by Senator Robert J. Thompson. On behalf of everyone at First Financial and Chester Valley, we extend our sincere thanks to all those responsible for our continuing success.



[GRAPHIC-PHOTOGRAPH]
CHRISSY DULLINGER,
CHESTER VALLEY'S NEW CFO

Chrissy is the newest member of our Senior Management Team and has been a valued member of our staff since she joined us in 1993. She was elected Treasurer in 1994 and Chief Financial Officer in October 1996. A graduate of the University of Richmond with a B.S. in Accounting, Chrissy is a Certified Public Accountant. She previously served as a Manager of Accounting and Auditing Services, specializing in financial institutions, at KPMG Peat Marwick, one of the "big six" public accounting firms.

                              FINANCIAL HIGHLIGHTS
                  (Dollars in thousands except per share data)

Selected Financial Condition Data
                                                                             At June 30,
                                                  ----------------------------------------------------------------
                                                    1997          1996          1995          1994          1993
                                                  ----------------------------------------------------------------
Total assets ................................     $323,673      $272,932      $262,360      $244,071      $222,227
Net loans receivable ........................      257,040       223,963       220,816       194,293       176,041
Deposits ....................................      260,750       228,206       217,981       204,802       191,484
Stockholders' equity ........................       27,065        25,564        23,784        21,870        19,158
Book value per common share(1) ..............        13.15         12.42         11.57         10.71          9.70

Selected Operations Data
                                                                           Year Ended June 30,
                                                  ----------------------------------------------------------------
                                                      1997          1996          1995          1994          1993
                                                  ----------------------------------------------------------------
Interest income .............................     $ 22,569      $ 20,566      $ 18,882      $ 16,514      $ 16,015
Interest expense ............................       11,503        10,875         9,830         8,275         8,265
                                                  --------      --------      --------      --------      --------
Net interest income .........................       11,066         9,691         9,052         8,239         7,750
Income before cumulative effect of a
  change in accounting for income taxes(2) ..        1,926         2,439         2,153         1,921         1,814
Cumulative effect of a change in
  accounting for income taxes ...............         --            --            --             540          --
                                                  --------      --------      --------      --------      --------
Net income(2) ...............................        1,926         2,439         2,153         2,461         1,814
Fully diluted earnings per share
  before cumulative effect of a change in
  accounting for income taxes (1) ...........          .93          1.18          1.04           .94           .90
Dividend per share (1) ......................          .37           .28           .23           .21           .17
                                                  --------      --------      --------      --------      --------

Other Selected Data
(based on monthly balances)

Average interest rate spread ................         3.38%         3.21%         3.19%         3.27%         3.45%
Net yield on average interest-earning assets          4.03%         3.86%         3.73%         3.75%         3.94%
Ratio of non-performing loans and real estate
  owned to total assets at end of period ....          .23%          .86%         1.17%         1.44%         2.52%
Number of full-service
  offices at end of period ..................            7             6             6             5             5

(1) Adjusted to reflect 5% stock dividends paid in September 1996, 1995, 1994 and 1993 and the December 1993 and March 1997 five-for-four stock splits effected in the form of dividends.

(2) Fiscal 1997 includes the one-time FDIC insurance assessment of $832,000 net of taxes.

(3) Net operating income excludes the one-time FDIC insurance assessment of $832,000 net of taxes.

[GRAPHIC-GRAPH NET OPERATING INCOME]
[GRAPHIC-TOTAL ASSETS]
[GRAPHIC-COMMERCIAL LOAN PORTFOLIO]

TO OUR STOCKHOLDERS


[GRAPHIC-PHOTOGRAPH]
Anthony J. Biondi, Ellen Ann Roberts

         It's hard to believe another year has gone by so quickly - and what a year it's been for Chester Valley and its subsidiary, First Financial Bank. Unprecedented growth in assets, deposits, loans, and profits has made this the most successful year in our history and is reflected in the 46% increase in the price of our stock during the past fiscal year - from $13.90 per share (adjusted) to $20.25 per share.




         The end of our  fiscal  year,  June 30,  1997,  saw  assets at  $323.67 million, up 18.6% from $272.93 million as of June 30, 1996; deposits grew to $260.75 million, a 14.3% increase from $228.21 million at the same date in 1996. Net loans topped off at $257.04 million, 14.8% higher than 1996's $223.96 million, and profits rose to $2.76 million (excluding the one-time Savings Institutions Insurance Fund ["SAIF"] special assessment) - 13.1% over last year's $2.44 million. Thanks to the diligence of our commercial loan staff, our commercial portfolio has increased to $44.62 million - up 50% from $29.74 million in 1996.

         Our desire to become a full-service community bank in every sense of the word was exemplified when we changed our name to First Financial Bank, which will better reflect the type of financial institution we are - one that provides every banking need for current and potential customers.

         In September 1996 we opened our seventh branch in Brandywine Square, a multi-million dollar shopping center a few miles east of our main office in Downingtown. While most of the "big banks" are closing branches, we have been fortunate in having two very important factors in our favor. First is the reputation we have earned, and which we continue to build upon, as a true community bank. Being available for our neighbors and business associates has given us the opportunity to expand our branch network and offer an extensive array of products and services. Second is the loyalty we have received from our community for over three-quarters of a century. We've gotten to know our customers and shareholders personally, we've watched families grow and, in many cases, we've been part of that growth.

         Providing convenience for our customers has always been a priority at First Financial and led to the opening of our "First Call Center," with a staff to open accounts and accept loan applications over the phone. Additionally, our Lending Department underwent a complete reorganization to expedite the commitment of mortgage loans to less than 48 hours instead of the usual two to four weeks.

         Our First Choice Check Debit Card has become a popular alternative to carrying cash or checks, and First Pay by Phone will allow banking from home when it is introduced in the Fall of 1997. Commercial customers are reaping the benefits of our Cash Management Sweep Account, and Imaging has produced a hassle-free method of balancing checkbooks.

      This Fall we will open our Investment Services and Trust Division. Under the skillful management of David Summers, our new Vice President and Senior Trust Officer who has over twenty years of local banking experience, we will offer personal money management and investment services, and retirement and estate planning to our individual and corporate customers.

         First Financial Bank has pledged to keep its headquarters in Downingtown, where it originated over 75 years ago. Through the purchase and revitalization of properties surrounding our main office, we are working in conjunction with the borough's Main Street Project to recapture the atmosphere of America's small towns. This will also enable us to accommodate our growth, as evidenced by our newly renovated Operations Center which houses our Checking and Electronic Funds Departments, and our new imaging equipment.

      We were put to the test many times during the past twelve months, and we met our challenges head on with one objective in mind: keeping you, our shareholders and customers, satisfied with your Company. As we bring one successful year to a close and anticipate the one which lies ahead, we realize that the good will of those we serve is the foundation of our success. Once again we take this opportunity to say a heartfelt "thank you" to all who have made it possible.

         Sincerely,

         /s/Ellen Ann Roberts
         --------------------
         Ellen Ann Roberts
         Chairman and Chief Executive Officer


         /s/Anthony J. Biondi
         --------------------
         Anthony J. Biondi
         President and Chief Operating Officer

      The inception of First Financial's Preferred Realtor Program, coupled with our creative and flexible lending plans, has encouraged Chester County builders, developers and realtors to come to us for all their financing needs. As a result, we have been able to assist with the construction of new houses and office complexes throughout our community; we have helped families realize the dream of owning their own homes; and we have been instrumental in aiding the expansion of existing companies and the start-up of new ones. Much of this new business has come to us as a result of referrals from people like Matt DiDomenico, whose talents include those of builder, developer, and realtor. A highly respected customer and member of our Frazer Advisory Board, Matt knows it's critical to closely monitor the County's real estate market, and he gladly shares his ideas and opinions with us. This is a perfect example of the relationships we value and will continue to encourage.


[GRAPHIC-PHOTOGRAPH]
LENDING OFFICERS BILL EADS , PHILLIS WEIDENHAMMER, AND COLIN MAROPIS HAVE DEVELOPED A SOLID WORKING RELATIONSHIP WITH DEVELOPER/REALTOR MATTHEW J. DIDOMENICO, SR.


[GRAPHIC-PHOTOGRAPH]
FIRST FINANCIAL IS FORTUNATE TO HAVE ITS VERY OWN HIGH-TECH EXPERTS --PAM COLLINS, KELLY LAURENTO, KAREN BROWN, AND KAY FALKOW -- TO KEEP UP WITH UNFOLDING TECHNOLOGICAL ADVANCES.

      Tracking loans from beginning to end requires infinite attention to detail
- as does every other aspect of today's banking - through the use of the most advanced technology. Keeping up with ever-changing and constantly evolving technological innovations will be a never-ending process. At First Financial, countless hours are spent learning what types of products consumers want and need, then researching the most effective ways in which we can provide them at the lowest cost. During fiscal 1997 we introduced several new features designed to enhance day-to-day cash management and streamline our customers' banking and record keeping.

      Our First Choice Check Debit Card, valid wherever Visa is accepted, is a safe alternative to carrying a checkbook or large amounts of cash. Bill Pay by Phone, which will be in place this Fall, allows all banking transactions to be performed by using a touch-tone phone. In the very near future we will introduce PC Banking for those who prefer using their computers at home or at the office. A Cash Management Sweep Account seemed the perfect solution for many of our commercial checking customers, automatically "sweeping" any excess funds into an interest-earning investment alternative account.

      Check Imaging is one answer to the nightmare of balancing a checkbook. Imaging not only makes checkbook maintenance easier and much faster, it drastically reduces the amount of paper to be stored. Copies of canceled checks, listed in numerical order with multiple copies to a page, are provided with monthly statements. Everything is three-hole punched for convenient storage in an attractive binder, which is supplied by the Bank.

      First Financial has made great strides in the area of technology, but we have much more to learn and even more to offer in the months ahead. One of the keys to our success has been providing the kind of banking our customers have come to expect from the "premier bank of Chester County."

      The key to any organization's success, however, is good management: a thorough knowledge of the business and the





[GRAPHIC-PHOTOGRAPH]
Carl K. Croft, President
Croft, Drozd, Barr & Company, P.C.


         It wasn't easy finding a bank that took time to understand how a CPA firm works, but that's just what First Financial did - they listened and asked questions about our operations, with no pre-conceived notions. The Bank has always met or exceeded our expectations, as well as those of the clients we've referred to them. First Financial is easily accessible, they always respond in a timely manner, and they never say "no" - they're always willing to try. That's what being a hometown bank is all about.

[GRAPHIC-PHOTOGRAPH]
Ed Herd, President
Payroll On-Line


         We started our business in 1988 and quickly found that we needed a bank that could handle electronic funds transfers. We had already gotten our mortgage from First Financial, so we came to them for our EFT. They were able to develop the process, which was costly in time and money for both of us at first, but everything soon became automated and much easier to process. We eventually brought all of our accounts to First Financial, and the relationship that developed has made us stay. We've been working together ever since.


























ability to work well with staff members and customers. In this respect, First Financial Bank has a branch system that is second to none among its peers.

      Administering the day-to-day operations of a busy branch office is not easy, so it takes a special type of manager, a true professional with experience and skill, to furnish the guidance that makes the office run smoothly and efficiently. Handling the expected and anticipating the unexpected are only part of what makes a good branch manager; knowing the Bank's products and getting to know its customers is the other. Each of our seven branches is fortunate to have such an individual at its helm.

      Our managers have been employees of the Bank for many years; most of them are lifelong residents of Chester County, giving them even more of a vested interest in our community. They are very much involved in such civic organizations as Chambers of Commerce, YMCAs, the March of Dimes and the United Way, and they have been recognized for their work with these groups.

      These branch managers have become key to the development of many of the small business accounts on which we have been concentrating for the last several years. They can answer questions and furnish counseling on investments; as highly trained loan officers they are able to create financing packages for nearly all types of loan and mortgage requirements. Having skilled managers who are able to handle such an assortment of business and personal financial arrangements is unique to First Financial - it is, quite literally, "one-stop shopping."

      First Financial demands a great deal from its managers, but we know our confidence is not misplaced, and we are very proud of the outstanding job they are doing.



[GRAPHIC-PHOTOGRAPH]
Steve Cunningham and Branch Managers Ronnie Gilken, Carol Reichard, Michelle Guerrero, Anne Johnson, Celeste Moore, Vicki Banghart, and Paige Willover offer our customers "banking - the way they want it."










[GRAPHIC-PHOTOGRAPH]
W. David Hager
Executive Director, Handi-Crafters, Inc.


         We've come a long way since our organization was founded in 1961, but there's still much more to be done. It took a long time to sort out just what we wanted and needed from a lender, and when we were finally ready to begin interviewing banks, First Financial turned out to be the best of the lot. They were not only the most competitive, they were also the kindest and most supportive of our organization. There's no doubt that the Bank has a real commitment to our program.

[GRAPHIC-PHOTOGRAPH]
Michael J. O'Neill, President
Brian O'Neill, V.P., Fabritech Inc.


         When we decided to refinance our mortgage we tried working with another local bank, but we felt they weren't interested because we're a small company. Our accountant recommended that we call First Financial, and we're glad we did. Everyone was so helpful and easy to work with, and they willingly accommodated our financial needs. The transaction went smoothly, and we accomplished what we wanted to do. Their Westtown Branch Manager even stops by occasionally to see how we're doing and make sure we're not having any problems. It's nice to know that First Financial really cares.























      First Financial's "First Call Center" is our latest step toward hassle-free banking. Officially in operation since August 4th, the Center is staffed with skilled representatives who can quickly research accounts and respond to inquiries - not only from customers, but from our branch office personnel as well. They also have the capability of opening accounts and taking loan applications over the telephone, so several banking transactions can be combined and concluded with just one phone call. The Center has extended its hours from 8 AM to 8 PM --a real benefit for those who can't call or come into our offices during the normal working day. Banking shouldn't be thought of as a time-consuming chore -- seeing that it isn't, is what the First Call Center is all about.

      "Helping business is our business" is not just the theme of this year's Annual Report -- it has become our practice as we have channeled our efforts toward working more closely with the business community throughout Chester County. One such customer is the Coatesville Area School District. We were able to present them with alternatives to some of their existing financial arrangements and, thanks to our new Cash Management Sweep Account, eliminate trips and telephone calls to the Bank in order to transfer funds.

      We have also been instrumental in the development of many new businesses because of our ability to tailor financing packages to individual needs. We've also helped long-established firms with their renovation or expansion plans.

      Such has been the case of ECS Underwriting, Inc., a company that has virtually led the way in specialized insurance programs since its inception in 1979. ECS is also the owner of four other businesses -- a copy center, a security company, a warehouse, and a limousine service -- and was in need of a facility to house them. They also had hopes of constructing a day care center exclusively for use by their employees' families. Knowing this would take a great deal of careful planning and customized




[GRAPHIC-PHOTOGRAPH]
YOU CAN JUST HEAR THE SMILES IN THE VOICES OF FIRST CALL CENTER STAFF JOANNE BRESLIN, JACKIE PALMER, ROSEMARY BRADY, AND SUSAN ROSATO. THEY'RE PART OF THE TEAM THAT MAKES BANKING AT FIRST FINANCIAL SUCH A PLEASANT EXPERIENCE.



[GRAPHIC-PHOTOGRAPH]
ED LAWRENCE AND WARD BRACELAND JOINED FORCES WITH ECS'S DAVID M. ROSENBERG, BILL KRONENBERG, NAMED CEO OF THE YEAR BY THE CHESTER COUNTY CHAMBER OF BUSINESS AND INDUSTRY, AND FRANK L. PILIERO.



financing,  CEO  William  Kronenberg  III  and  his  partners  turned  to  First
Financial. A respected, well-established company dedicated to preserving our environment and a community bank with 36 consecutive five-star safety and soundness ratings seemed the perfect combination to undertake such a project.

      Turning dreams into reality is what First Financial does best. Our commercial lending team will put forth their best efforts to develop products that are best-suited to our customers' needs. Their experience and skill, combined with the willingness to take time to listen and consider every option, assure that our business will always have the same goal: helping your business.

Management's Discussion
and Analysis of Financial Condition
and Results of Operations

General

     The Company's income on a consolidated basis is derived substantially from its investment in its subsidiary, the Bank. The largest components of the Company's total income and total expenses are interest. Although the Company continues to emphasize the development of non-interest income, such as service charges and loan servicing fees, its earnings still remain largely dependent upon its net interest income, which is determined principally by the Company's interest rate spread (the difference between the yields earned on interest-earning assets, primarily loans and securities, and the rates paid on interest-bearing liabilities, primarily deposits and borrowings), and the relative amounts of such assets and liabilities. During fiscal year 1997 the Company's interest rate spread averaged 3.38% compared to 3.21% and 3.19% in fiscal years 1996 and 1995, respectively. In fiscal 1997, the net yield on interest-earning assets averaged 4.03% compared to 3.86% in 1996 and 3.73% in 1995. Fee income has also played an important part in the Company's profitable operation. In fiscal 1997 service charges and fee income amounted to $977,100 as compared to $933,000 in 1996 and $847,400 in 1995.

     The Company offers residential and commercial real estate loans as well as consumer and commercial business loans. The majority of these loans are to customers within Chester County, Pennsylvania. The ability of such customers to honor these obligations is dependent, to varying degrees, on the overall economic performance of this diversified region. The Company considers its current allowance for loan losses to be adequate.

     Excluding the one-time Savings Institutions Insurance Fund ("SAIF") special assessment, the Company had net income of $2.76 million for fiscal 1997, as compared to $2.44 million in 1996 and $2.15 million in 1995. The pre-tax effect of the SAIF assessment was $1.39 million, resulting in an after-tax charge to earnings of approximately $832,000. After recognition of this assessment, the Company earned net income of $1.93 million for fiscal 1997.

Asset and Liability Management

     The principal objective of the Company's asset and liability management function is to maximize the Company's net interest margin while maintaining an appropriate level of risk given the Company's business focus, operating environment, capital and liquidity requirements and performance objectives. Through such management, the Company seeks to reduce the vulnerability of its operations to changes in interest rates and to manage the ratio of interest rate-sensitive assets to interest rate-sensitive liabilities within specified maturities or repricing dates. The Company's actions in this regard are taken under the guidance of the Asset-Liability Management Committee. Interest rate risk is derived from timing differences in the repricing of assets and liabilities, loan prepayments, deposit withdrawals, and differences in lending and funding rates. One measure of interest rate risk is the gap ratio, which is defined as the difference between the dollar volume of interest-earning assets and interest-bearing liabilities maturing or repricing within a specified period of time as a percentage of total assets.

     The Company's asset and liability management strategy currently is to emphasize the origination of adjustable-rate mortgages, short-term consumer loans, and floating-rate construction loans and commercial real estate loans. This strategy has greatly reduced the Company's vulnerability to changes in interest rates. As of June 30, 1997, $129.86 million, or 41.2% of the Company's interest-sensitive assets are scheduled to reprice within a one-year period and the Company's cumulative one-year interest rate gap was negative 9.6%. The table on the following page summarizes the appropriate contractual maturities or replacement periods of the Company's interest-earning assets and interest-bearing liabilities as of June 30, 1997. Adjustable- and floating-rate assets are included in the period in which interest rates are next scheduled to adjust, rather than in the period for which they are due, and fixed-rate loans are included in the periods in which they are anticipated to be repaid. The analysis on the following page takes into consideration the timing of the repricing but does not take into consideration any restrictions on the magnitude of the repricing interest-sensitive assets.

     Rates of interest paid on deposits are priced to be sufficiently competitive in the Company's primary market area to meet its asset and liability management objectives and requirements. In the past, the Company has generally maintained a pricing program for its certificate accounts which entails paying higher rates of interest on longer-term certificates to encourage customers to invest in certificates of deposits for longer maturities. This strategy assisted the Company in controlling its cost of funds and supported its goal of extending the maturity of its liabilities.

Operating Results

Interest Income (Taxable-Equivalent Basis)

     Interest income is analyzed on a tax-equivalent basis, i.e., an adjustment is made for analysis purposes only, to increase interest income by the amount of savings of Federal income taxes, which the Company realizes by investing in certain tax-free municipal securities and by making loans to certain tax-exempt organizations. In this way, the ultimate economic impact of earnings from various assets can be more readily compared.

     Total interest income increased to $22.86 million during fiscal 1997, a $2.01 million or 9.6% increase over the comparable prior period. This increase was primarily due to a $22.16 million increase in the average balance of loans coupled with a 9 basis-point increase in the yield earned on the loans. The increase in the yield is the result of the Company's continual effort to focus its originations on higher-yielding loan products. The increase in yield on the loans was offset in part by a 44 basis-point decrease to 5.84% in the yield on investment securities and other investments during fiscal 1997.

     Total interest income increased to $20.84 million during fiscal 1996, a $1.65 million or 8.6% increase over the comparable prior period. This increase was primarily due to a 42 basis-point increase in the yield earned on the loan portfolio to 8.40% and a corresponding increase of $5.53 million in the average balance at June 30, 1996. The increase in the yield is the result of the Company's efforts to focus its originations on higher-yielding commercial mortgages, commercial business loans and consumer loans rather than the lower-yielding residential mortgages. To a lesser extent, due to the smaller balance, the increase in interest income during fiscal 1996 was due to the increase in the yield on the Company's investment securities and other investments by 54 basis points to 6.28% at June 30, 1996.

                                      Interest Rate Sensitivity Analysis at June 30, 1997
                                                    (Dollars in thousands)


                                                                 More Than       More Than       More Than          More Than
                                                              Three Months      Six Months       One Year         Three Years
                                              Three Months      Through           Through         Through           Through
                                                or Less        Six Months         One Year       Three Years       Five Years
                                               ---------        ---------        ---------        ---------        ---------
Interest-Earning Assets
  Loans (1)
    Adjustable and floating-rate
      mortgages (2) .....................      $  26,853        $  23,190        $  23,950        $  20,447        $   9,720
    Balloons and fixed-rate mortgages (2)          4,436            2,509            4,908           23,282           23,972
    Consumer (2)(3) .....................          7,554            1,099            2,268           10,051            8,230
    Commercial ..........................          4,631              131              262            1,014              970
  Securities and interest-bearing
     deposits (4) .......................         20,883            3,942            3,240            9,439            3,065
                                               ---------        ---------        ---------        ---------        ---------
  Total interest-earning assets .........      $  64,357        $  30,871        $  34,628        $  64,233        $  45,957
                                               ---------        ---------        ---------        ---------        ---------

Interest-Bearing Liabilities
  Savings accounts (5) ..................      $     999        $     999        $   2,002        $    --          $    --
  NOW accounts (5) ......................            900              900            1,800             --               --
  Money market accounts .................         29,887             --               --               --               --
  Certificate accounts ..................         52,408           25,090           27,274           32,936           13,659
  Securities sold under agreements
     to repurchase ......................             12             --               --               --               --
  Borrowings ............................         17,546               46              920            4,358            5,864
                                               ---------        ---------        ---------        ---------        ---------
  Total interest-bearing liabilities ....      $ 101,752        $  27,035        $  31,996        $  37,294        $  19,523
                                               ---------        ---------        ---------        ---------        ---------
Cumulative excess of interest-
  earning assets to
  interest-bearing liabilities ..........      $ (37,395)       $ (33,559)       $ (30,927)       $  (3,988)       $  22,446
                                               =========        =========        =========        =========        =========
Cumulative ratio of interest
  rate-sensitive assets to
  interest rate-sensitive liabilities ...             63%              74%              81%              98%             110%
                                               =========        =========        =========        =========        =========
Cumulative difference as a
  percentage of total assets ............          (11.6%)          (10.4%)           (9.6%)           (1.2%)            6.9%
                                               =========        =========        =========        =========        =========

                                               More Than
                                              Five Years        Total
                                              ----------        -----
Interest-Earning Assets
  Loans (1)
    Adjustable and floating-rate
      mortgages (2) .....................     $    --         $ 104,160
    Balloons and fixed-rate mortgages (2)        42,959         102,066
    Consumer (2)(3) .....................        18,141          47,343
    Commercial ..........................           855           7,863
  Securities and interest-bearing
     deposits (4) .......................        13,310          53,879
                                              ---------       ---------

  Total interest-earning assets .........     $  75,265       $ 315,311
                                              ---------       ---------

Interest-Bearing Liabilities
  Savings accounts (5) ..................     $  22,474       $  26,474
  NOW accounts (5) ......................        24,025          27,625
  Money market accounts .................          --            29,887
  Certificate accounts ..................         3,904         155,271
  Securities sold under agreements
     to repurchase ......................          --                12
  Borrowings ............................         2,047          30,781
                                              ---------       ---------
  Total interest-bearing liabilities ....     $  52,450       $ 270,050
                                              ---------       ---------
Cumulative excess of interest-
  earning assets to
  interest-bearing liabilities ..........     $  45,261       $  45,261
                                              =========       =========
Cumulative ratio of interest
  rate-sensitive assets to
  interest rate-sensitive liabilities ...           117%            117%
                                              =========       =========
Cumulative difference as a
  percentage of total assets ............          14.0%           14.0%
                                              =========       =========



  (1)Net of undisbursed loan proceeds.
  (2)Assumes market prepayment rates.
  (3)Includes home improvement, home equity, automobile and other consumer loans.
  (4)Includes investment securities, mortgage-backed securities and other interest-bearing deposits.
  (5)Balances distributed among the various repricing time intervals based on historical and anticipated repricing patterns.

Interest Expense

     Total interest expense increased to $11.50 million during fiscal 1997, a $620,000 or 5.7% increase over the comparable prior period. The increase in interest expense is principally attributable to a $15.07 million and $5.33 million increase in the average balances of deposits and Federal Home Loan Bank ("FHLB") advances to $223.05 million and $20.65 million, respectively, at June 30, 1997. Partially offsetting the effect of increases in the average balances of interest-bearing liabilities were decreases in the average rate paid on such liabilities to 4.72% from 4.87% for the fiscal year 1997 and 1996, respectively. Such declines were due, in part, to the Bank lowering the rates paid on its interest-bearing retail checking accounts combined with the Bank's successful efforts in obtaining low-costing or no-cost deposits in the form of commercial business accounts. In addition, during fiscal 1997 the Bank shortened the average maturity of its FHLB advance portfolio which consequently reduced the average rate paid.

     Total interest expense increased to $10.88 million during fiscal 1996, a $1.05 million or 10.7% increase over the comparable prior period. The increase in interest expense is principally attributable to a 46 basis-point increase in the average rate paid on the portfolio to 4.76%, and, to a lesser extent, an $8.27 million increase in the average balance of deposits to $208.43 million at June 30, 1996. The increase in the rate paid on deposits was the result of the upward trend in market interest rates in the latter half of fiscal 1995 and early part of fiscal 1996 which prompted depositors to lock into longer-term time deposits. In addition, there was a continual shift in the deposit mix from lower-costing money market and savings accounts to higher-costing time deposits. Partially offsetting the increase in interest expense was the decrease of $5.31 million at June 30, 1996, over the comparable period in the average balance of FHLB advances and other borrowings. The rate paid on the borrowings increased 34 basis points to 6.24% at June 30, 1996.

Net Interest Income

     Net interest income is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Net interest income, on a fully tax equivalent basis, increased 13.9%, or $1.39 million to $11.36 million in 1997 from $9.97 million in 1996, compared to a 6.6% increase of $613,000 from 1995 to 1996. Net interest margin, on a fully tax equivalent basis, was 4.03% for the year ended 1997, compared to 3.86% in 1996 and 3.73% in 1995. The increase in net interest margin from 1996 to 1997 reflects a greater increase in the yield earned on loans and securities than the rates paid on deposits and borrowings.

Provision for Possible Loan Losses

     The Company's provision for possible loan losses was $523,413, $339,800, and $454,700 during the respective periods of 1997 through 1995. These provisions have been added to the Company's allowance for possible loan losses due to general economic conditions, loan growth, and management's assessment of the inherent risk of loss existing in the loan portfolio. At June 30, 1997, the allowance for possible loan losses was $2.86 million or 1.10% of net loans compared to $2.67 million or 1.18% of net loans at June 30, 1996.

     The Company establishes provisions for possible loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon, among other things, delinquency trends, the volume of non-performing loans, prior loss experience of the portfolio, current economic conditions, and other relevant factors. Although management believes it has used the best information available to it in making such determinations, and that the present allowance for possible loan losses is adequate, future adjustments to the allowance may be necessary, and net income may be adversely affected if the circumstances differ substantially from the assumptions used in determining the level of the allowance for possible loan losses. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for possible losses on loans. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Other Operating Income

     Total other income increased $201,000 or 17.9% to $1.32 million for the year ended June 30, 1997, from the comparable prior period. An increase of $44,000 in service charges and fees in fiscal 1997 as the result of an increase in commissions earned on the sale of disability and life insurance to the Bank's loan customers, an increase in the number of safe deposit boxes rented, and fees earned on the Bank's debit card contributed to the increase in other income. The Bank recognized a gain of $2,400 on the sale of real estate owned during fiscal 1997 compared to a loss of $52,000 during the prior fiscal year. In addition, during fiscal 1997 the Bank purchased properties surrounding its main office in order to expand its facilities to accommodate its growth. The rental income from these properties has contributed to the increase in other income during fiscal 1997.

     Total other income increased $78,000 or 7.5% to $1.12 million for the year ended June 30, 1996, from the comparable prior period. During fiscal 1996 the Company recognized gains on the sale of securities available for sale of $148,000 compared to no such gains in fiscal 1995. However, this increase was partially offset in fiscal 1996 by the recognition of a $52,000 loss on the sale of two real estate owned properties. An increase of $86,000 in service charges and fees in fiscal 1996 as the result of increased fees and accounts contributed to the increase in other income. Other income in fiscal 1995 included a $100,000 gain on the sale of land held for development.

Other Operating Expenses

     Excluding the $1.39 million one-time SAIF assessment, operating expenses totaled $7.80 million for the fiscal year 1997, an increase of $800,000 or 11.4% over the prior comparable period. The one-time assessment was part of legislation adopted to recapitalize the Savings Association Insurance Fund and required the Bank to pay 65.7 cents for every $100 of deposits. As a result of the special assessment, the Bank's federal insurance premiums decreased from $0.23 per $100 of deposits to $0.06 per $100 of deposits in the third fiscal quarter of 1997. The Bank anticipates paying this reduced premium for the foreseeable future. This reduction in federal insurance premiums will favorably impact expense for fiscal 1998. The increase in operating expenses over the prior fiscal year was primarily due to a $489,000 or 15.0% increase in salaries and employee benefits related to general salary increases, additional staff for the Bank's newest branch office, Brandywine Square, and additional staff for the Bank's commercial loan department. Also contributing to the increase in other operating expenses was a $196,000 or 15.1% increase in occupancy and furniture and equipment costs associated with the opening of the Brandywine Square branch in the first quarter of fiscal 1997.

     Operating expenses totaled $7.00 million for the fiscal year 1996, an increase of $383,000 or 5.8% over the prior comparable period. The increase over the prior fiscal year was primarily due to a $197,000 or 6.4% increase in salaries and employee benefits related to general salary increases, increased benefit costs, and a full year of expenses related to the staffing required for the Company's Airport Village branch which opened during fiscal 1995. Also contributing to the increase in other operating expenses was a $118,000 or 10.0% increase in occupancy and furniture and equipment costs associated with increased costs of maintenance contracts on computer equipment, the renovation of one of the Bank's branches, and the purchase of software and equipment related to the upgrade of the computer network for the operations department of the Bank.

Income Taxes

     The Company incurred income tax expense of $757,400 during the year ended June 30, 1997, compared to $1.03 million during fiscal 1996. The primary reason for the $274,700 decrease was due to reduced pre-tax earnings for fiscal 1997 as the result of the one-time SAIF special assessment.

     The Company incurred income tax expense of $1.03 million during the year ended June 30, 1996, compared to $869,000 during fiscal 1995. The primary reasons for the increase in income tax expense was due to the increase in income before taxes in fiscal 1996 and due to the recognition in fiscal 1995 of an $82,000 Pennsylvania tax credit related to the Company's investment in its Airport Village branch. The branch is located in the Greater Coatesville Area Industrial Corridor and Enterprise Zone, which is an area that has been designated as part of a state program in which investment, promotion of jobs, and economic revitalization are encouraged.

Capital Resources

     The Company's assets totaled $323.67 million at June 30, 1997, as compared with $272.93 million as of June 30, 1996. This 18.6% increase in assets was primarily funded by an increase in deposits of $32.54 million or 14.3% from $228.21 million at June 30, 1996, to $260.75 million at June 30, 1997, and an increase in Federal Home Loan Bank advances of $16.23 million from $13.97 million to $30.20 million at June 30, 1996 and 1997, respectively. The increase in deposits and advances was used in part to fund loan originations during the period, which contributed to an increase in net loans receivable from $223.96 million at June 30, 1996, to $257.04 million at June 30, 1997. In addition, the Company's investment securities held to maturity and available for sale along with its interest-bearing deposits increased from $39.54 million to $53.88 million at June 30, 1996 and 1997, respectively.

     Stockholders' equity increased to $27.06 million at June 30, 1997, from $25.56 million at June 30, 1996, as a result of net income earned of $1.93 million during fiscal 1997, the reduction in the principal balance of the Employee Stock

Ownership Plan ("ESOP") debt by $177,250 (See Note 13 of the Notes to the Consolidated Financial Statements), proceeds from stock options exercised during the 1997 period of $337,000, proceeds totaling $85,400 from the sale of common stock in connection with the Company's Dividend Reinvestment Plan, and the recognition of a net unrealized gain on securities available for sale, net of taxes, of $99,900. The increase in stockholders' equity was offset in part by the payment of cash dividends of $760,500 and the repurchase of $348,700 of common stock, as well as the payment of $15,900 in lieu of fractional shares in connection with the 5% stock dividend and five-for-four stock split paid during fiscal 1997.

Asset Quality

     Non-performing assets are comprised of non-performing loans and REO and totaled $748,000 at June 30, 1997, compared to $2.34 million at June 30, 1996.

     Non-accrual loans are loans on which the accrual of interest ceases when the collection of principal or interest payments is determined to be doubtful by management. It is the policy of the Company to discontinue the accrual of interest when principal or interest payments are delinquent 90 days or more (unless the loan principal and interest are determined by management to be fully secured and in the process of collection), or earlier, if the financial condition of the borrower raises significant concern with regard to the ability of the borrower to service the debt in accordance with the current loan term. Interest income is not accrued until the financial condition and payment record of the borrower once again demonstrate the ability to service the debt. Non-performing assets to total assets and non-performing loans to total assets were .23% at June 30, 1997, compared to .86% and .81% at June 30, 1996. Management's commitment to improving asset quality through increased collection efforts has contributed to the decrease in non-performing loans. Non-performing loans of $748,000 at June 30, 1997, consisted of five residential mortgage loans in the amount of $417,000 and $331,000 in consumer loans.

     At June 30, 1997 and 1996, the Company's classified assets, which consisted of assets classified as substandard, doubtful, loss, and REO, totaled $1.40 million and $2.97 million, respectively. Included in the assets classified substandard at June 30, 1997, were all loans 90 days past due and loans which are less than 90 days delinquent but inadequately protected by the current paying capacity of the borrower or of the collateral pledged, as well as a well-defined weakness that may jeopardize the liquidation of the debt.




[GRAPHIC-GRAPH NON-PERFORMING ASSETS AS A PERCENT OF TOTAL ASSETS]



Liquidity and Committed Resources

     The Company's primary sources of funds are deposits, borrowings, repayments, prepayments and maturities of outstanding loans and mortgage-backed securities, sales of assets available for sale, maturities of investment securities and other short-term investments, and funds provided from operations. While scheduled loan and mortgage-backed securities repayments and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by the movement of interest rates in general, economic conditions and competition. The Company manages the pricing of its deposits to maintain a deposit balance deemed appropriate and desirable. Although the Company's deposits represent the majority of its total liabilities, the Company has also utilized other borrowing sources, namely FHLB advances. In addition to its ability to obtain advances from the FHLB under several different credit programs, the Company has established a line of credit with the FHLB, in an amount not to exceed 10% of the Company's maximum borrowing capacity, which was $13.80 million at the time the commitment was executed, and subject to certain conditions, including the holding of a pre-determined amount of FHLB stock as collateral. This line of credit is used from time to time for liquidity purposes. At June 30, 1997 and 1996, there were no balances outstanding on the line of credit.

     Liquidity management is both a daily and long-term function. Excess liquidity is generally invested in short-term investments such as FHLB overnight deposits. On a longer-term basis, the Company maintains a strategy of investing in various lending and investment securities products. During the year ended June 30, 1997, the Company used its sources of funds to primarily fund loan commitments and maintain a substantial portfolio of investment securities, and to meet its ongoing commitments to pay maturing savings certificates and savings withdrawals. As of June 30, 1997, the Company had $5.81 million in commitments to fund loan originations. The majority of these commitments are anticipated to be funded by December 31, 1997. In addition, as of June 30, 1997, the Company had undisbursed loans in process for construction loans of $10.09 million and $14.23 million in undisbursed lines of credit. In addition, the Company has issued $71,000 in commercial letters of credit fully secured by deposit accounts or real estate. The management of the Company believes that the Company has adequate resources, including principal prepayments and repayments of loans and investment securities and borrowing capacity, to fund all of its commitments to the extent required.

     For regulatory purposes, liquidity is defined as a ratio of cash and certain marketable securities that can be readily converted into cash to total deposits and short-term borrowings. At June 30, 1997, liquidity for the Bank as defined under these guidelines was 12.68%, which exceeded the regulatory minimum requirement of 5.0%.

Impact of Inflation and Changing Prices

     The Consolidated Financial Statements and Related Notes presented elsewhere herein have been prepared in accordance with generally accepted accounting principles ("GAAP") which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike many industrial companies, substantially all of the assets and liabilities of the Company on a consolidated basis are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the general level of inflation. Over a short period of time, interest rates may not necessarily move in the same direction or with the same magnitude of inflation.

Other Information

Description of Stock

     The holders of the Common Stock of the Holding Company possess exclusive voting rights in the corporation. Each holder of shares of Common Stock is entitled to one vote for each share held, in accordance with the charter and bylaws, including voting on the election of directors. Of the 15.63 million shares of Common Stock authorized by the Holding Company, 13.55 million shares remain unissued. In addition, none of the 5.00 million shares of Preferred Stock authorized has been issued.

Dividend Policy

     The Board of Directors of Chester Valley Bancorp Inc. intends to continue the policy of paying dividends when the directors deem it prudent to do so. The Board of Directors will consider payment of dividends on a quarterly basis, after giving consideration to the level of the profit for the prior quarter and other relevant aspects. On August 20, 1997, the Board of Directors of the Holding Company declared an $.11 per share cash dividend and a 5% stock dividend based on the financial results of the quarter ended June 30, 1997. The cash dividend will be calculated on shares held before the issuance of the stock dividend. During fiscal 1997 and 1996 the Holding Company paid a total of $760,465 and $573,030, respectively, in cash dividends and a 5% stock dividend in each year, along with a five-for-four stock split effected in the form of a dividend in fiscal 1997. Cash dividends from the Holding Company are dependent upon dividends paid to it by First Financial, which, in turn, are subject to certain restrictions established by federal regulators and Pennsylvania law. (See Note 10 to Notes to Consolidated Financial Statements.)

Market Information

     As of August 1, 1997, the Holding Company's Common Stock was held by approximately 1,600 shareholders, including shares held in nominee name. Any broker or any NASDAQ member can be contacted for the latest quotations of the Holding Company's Common Stock. Upon the reorganization into a holding company structure in May 1990, the stock of the Holding Company was approved for inclusion in NASDAQ's National Market System. The Holding Company's NASDAQ symbol is "CVAL". The transfer agent for the stock is American Stock Transfer and Trust Company, New York, New York. During fiscal 1997 and 1996 the Holding Company paid dividends of $.37 and $.28 per share, respectively, adjusted for stock dividends and stock splits during those periods.

     The following table (on the next page) sets forth the high and low closing prices for the periods described. For comparability purposes, the closing prices shown below have been adjusted to reflect the 5% stock dividends paid in fiscal 1997 and 1996 and the five-for-four stock split paid in fiscal 1997.

Fiscal 1997                       Low                  High
--------------------------------------------------------------------------------

     First Quarter         $     13.71            $     16.00
     Second Quarter              14.60                  16.00
     Third Quarter               16.50                  17.40
     Fourth Quarter              16.50                  21.75

Fiscal 1996                       Low                  High
--------------------------------------------------------------------------------

     First Quarter         $     14.48           $     15.60
     Second Quarter              13.90                 15.24
     Third Quarter               13.90                 15.24
     Fourth Quarter              13.90                 14.48




[GRAPHIC-GRAPH CVAL 5 YEAR PRICE HISTORY]




Recent Accounting Pronouncements

     In October 1995 the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 123, "Accounting for Stock-based Compensation." This statement encourages the adoption of fair value accounting for stock-based compensation issued to employees. Further, in the event that fair value accounting is not adopted, the statement requires pro forma disclosure of net income and earnings per share as if fair value accounting had been adopted. The Company has not adopted the fair value accounting provisions of SFAS 123 but has instead provided the required pro forma disclosures, as permitted, in the current fiscal year.

     In June 1996 the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This
statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and de-recognizes financial assets it no longer controls and liabilities that have been extinguished. The approach focuses on the assets and liabilities that exist after the transfer. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with pledge of collateral. The Company adopted SFAS 125 prospectively on January 1, 1997, and the impact on earnings, equity, and financial condition was not material.

     In February 1997 the FASB issued SFAS No. 128, "Earnings Per Share." This statement establishes standards for computing and presenting earnings per share
(EPS) and applies to entities with publicly held common stock or potential common stock. This statement simplifies the standards for computing earnings per share previously found in APB Opinion No. 15, Earnings per Share, and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. This statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. This statement requires restatement of all prior period EPS data presented. Had the Company adopted SFAS No. 128 as of June 30, 1997, the basic earnings per share on a pro forma basis would have been $.94, $1.19, and $1.05 for the fiscal years ended 1997, 1996 and 1995, respectively. Pro forma disclosure of diluted earnings per share would have been $.93, $1.18, and $1.04 for the fiscal years ended 1997, 1996, and 1995, respectively.

     In June 1997 the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The statement does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Management has not yet determined the impact, if any, of this statement on the Company.

     In June 1997 the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. Management has not yet determined the impact, if any, of this statement on the Company.


Summarized Quarterly Financial Data For Fiscal 1997 and 1996 (Unaudited) (Dollars in thousands except per share data)

                                                        1997                                            1996
                                   ---------------------------------------------    -------------------------------------------
                                    First        Second       Third       Fourth     First       Second      Third       Fourth
                                   Quarter       Quarter     Quarter     Quarter    Quarter      Quarter    Quarter     Quarter
                                   -------       -------     -------     -------    -------      -------    -------     -------
Interest income ..............     $ 5,379      $ 5,606     $ 5,570     $ 6,014     $ 5,043     $ 5,155     $ 5,188     $ 5,180
Interest expense .............       2,745        2,852       2,864       3,042       2,701       2,736       2,756       2,682
                                   -------      -------     -------     -------     -------     -------     -------     -------
Net interest income ..........       2,634        2,754       2,706       2,972       2,342       2,419       2,432       2,498
Provision for possible loan
     losses ..................          96          164          97         166          92          93          62          93
                                   -------      -------     -------     -------     -------     -------     -------     -------
Net interest income after
     provision for possible
     loan losses .............       2,538        2,590       2,609       2,806       2,250       2,326       2,370       2,405
Other income .................         369          307         296         352         333         288         233         269
Operating expenses (1) .......       3,335        1,963       1,901       1,985       1,723       1,746       1,723       1,811
                                   -------      -------     -------     -------     -------     -------     -------     -------
Income before income taxes ...        (428)         934       1,004       1,173         860         868         880         863
Income tax expense ...........        (227)         276         275         433         264         267         239         262
                                   -------      -------     -------     -------     -------     -------     -------     -------

Net income ...................     $  (201)     $   658     $   729     $   740     $   596     $   601     $   641     $   601
                                   =======      =======     =======     =======     =======     =======     =======     =======
Earnings per common share (2):
   Primary ...................     $ (0.10)     $  0.32     $  0.35     $  0.36     $  0.29     $  0.29     $  0.31     $  0.29
                                   =======      =======     =======     =======     =======     =======     =======     =======
Fully diluted ................     $ (0.10)     $  0.32     $  0.35     $  0.36     $  0.29     $  0.29     $  0.31     $  0.29
                                   =======      =======     =======     =======     =======     =======     =======     =======

(1) The first quarter of fiscal 1997 includes the one-time FDIC insurance assessment of $1.39 million.
(2) Earnings per share have been restated to reflect the effects of the 5% stock dividend paid in September 1996 and the March 1997 five-for-four stock split effected in the form of a dividend.

Consolidated Statements Of Financial Condition
                                                                                             At June 30,
                                                                                --------------------------------
                                                                                      1997               1996
                                                                                -------------      -------------
Assets
  Cash in banks ...........................................................     $   2,609,904      $   1,527,934
  Interest-bearing deposits ...............................................         6,843,952          8,784,471
  Investment securities available for sale ................................        27,566,134          6,159,310
  Investment securities (market value June 30, 1997, $19,392,778
     June 30, 1996, $24,246,313) ..........................................        19,468,945         24,593,285
  Loans receivable, less allowance for possible loan
     losses of $2,855,003 and $2,667,104 at June 30,
     1997 and 1996,respectively ...........................................       257,040,006        223,963,171
  Loans held for sale .....................................................           105,888              ---
  Accrued interest receivable .............................................         2,107,567          1,615,579
  Real estate owned .......................................................              --              121,000
  Property and equipment - net ............................................         4,723,882          4,322,657
  Other assets ............................................................         3,206,534          1,844,522
                                                                                -------------      -------------
     Total Assets .........................................................     $ 323,672,812      $ 272,931,929
                                                                                =============      =============


Liabilities and Stockholders' Equity

Liabilities:
  Deposits ................................................................     $ 260,750,311      $ 228,205,557
  Securities sold under agreements to repurchase ..........................            12,086              ---
  Advance payments by borrowers for
     taxes and insurance ..................................................         2,998,681          3,015,094
  Employee Stock Ownership Plan
     ("ESOP") debt ........................................................           333,490            510,740
  Federal Home Loan Bank advances .........................................        30,198,247         13,972,277
  Other borrowings ........................................................           249,165              ---
  Accrued interest payable ................................................           788,259            653,358
  Other liabilities .......................................................         1,277,962          1,010,508
                                                                                -------------      -------------
     Total Liabilities ....................................................       296,608,201        247,367,534

  Commitments and contingencies (Note 8)

  Stockholders' Equity:
  Preferred stock - $1.00 par value; 5,000,000 shares
     authorized; none issued
  Common stock - $1.00 par value; 15,625,000 shares
     authorized; 2,072,083 and 1,994,352 shares issued at
     June 30, 1997 and June 30, 1996, respectively ........................         2,072,083          1,994,352
  Additional paid-in capital ..............................................        12,772,488         11,261,628
  Common stock acquired by ESOP ...........................................          (333,490)          (510,740)
  Retained earnings - partially restricted ................................        12,749,503         13,109,850
  Net unrealized gain (loss) on securities available for sale, net of taxes             2,714            (97,222)
                                                                                -------------      -------------
                                                                                   27,263,298         25,757,868

Treasury  stock,  at cost  (13,213 and 14,555  shares at
  June 30, 1997 and June 30, 1996, respectively) ..........................          (198,687)          (193,473)
                                                                                -------------      -------------
     Total Stockholders' Equity ...........................................        27,064,611         25,564,395
                                                                                -------------      -------------
     Total Liabilities and Stockholders' Equity ...........................     $ 323,672,812      $ 272,931,929
                                                                                =============      =============

                   Chester Valley Bancorp Inc. and Subsidiary
           See accompanying notes to consolidated financial statements

Consolidated Statements Of Operations

                                                                       Year Ended June 30,
                                                            1997             1996              1995
                                                        -----------      -----------       -----------
Interest Income:
  Loans ..........................................      $20,388,526      $18,317,741       $16,979,158
  Mortgage-backed securities .....................          227,293          142,163           145,681
  Interest-bearing deposits ......................          238,251          340,944           155,121
  Investment securities
     Taxable .....................................        1,104,410        1,151,633           865,539
     Non-taxable .................................          610,382          613,661           736,507
                                                        -----------      -----------       -----------
     Total interest income .......................       22,568,862       20,566,142        18,882,006
                                                        -----------      -----------       -----------

Interest Expense:
  Deposits .......................................       10,285,725        9,918,713         8,613,137
  Securities sold under agreements to repurchase .           51,801             --                --
  Short-term borrowings ..........................          382,962          199,252           598,477
  Long-term borrowings ...........................          782,218          757,481           618,088
                                                        -----------      -----------       -----------

     Total interest expense ......................       11,502,706       10,875,446         9,829,702
                                                        -----------      -----------       -----------

Net interest income ..............................       11,066,156        9,690,696         9,052,304
Provision for possible loan losses ...............          523,413          339,800           454,700
                                                        -----------      -----------       -----------
Net interest income after
  provision for possible loan losses .............       10,542,743        9,350,896         8,597,604
                                                        -----------      -----------       -----------

Other Income:
  Service charges and fees .......................          977,145          932,986           847,427
  Gain (loss) on sale of loans ...................            2,445           21,541            (1,147)
  Gain on sale of securities available for sale ..          156,451          147,978               --
  Gain (loss) on sale of real estate owned .......            2,407          (51,554)           12,809
  Other ..........................................          185,621           72,234           185,737
                                                        -----------      -----------       -----------

     Total other income ..........................        1,324,069        1,123,185         1,044,826

Operating Expenses:
  Salaries and employee benefits .................        3,740,854        3,252,029         3,054,973
  Occupancy ......................................          877,793          737,670           684,264
  Furniture and equipment ........................          616,645          560,362           495,450
  Data processing ................................          605,149          532,136           544,939
  SAIF special assessment ........................        1,386,516             --                --
  Deposd insurance premiums ......................          309,689          501,231           473,269
  Other ..........................................        1,647,072        1,419,703         1,367,431
                                                        -----------      -----------       -----------

     Total operating expenses ....................        9,183,718        7,003,131         6,620,326
                                                        -----------      -----------       -----------
  Income before income taxes .....................        2,683,094        3,470,950         3,022,104
  Income tax expense .............................          757,434        1,032,104           869,158
                                                        -----------      -----------       -----------

     Net Income ..................................      $ 1,925,660      $ 2,438,846       $ 2,152,946
                                                        ===========      ===========       ===========

Earnings per common share (1):
  Primary ........................................      $      0.93      $      1.18      $       1.04
  Fully diluted ..................................      $      0.93      $      1.18      $       1.04

Weighted average number of shares outstanding (1):
  Primary ........................................        2,061,557        2,073,044         2,074,477
  Fully diluted ..................................        2,064,711        2,074,141         2,074,915

(1) Earnings per share and weighted average shares outstanding have been restated to reflect the effects of the 5% stock dividends paid in September 1996 and 1995, and the March 1997 five-for-four stock split effected in the form of a dividend.

                   Chester Valley Bancorp Inc. and Subsidiary
          See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Stockholders' Equity

                                                                                        Net Unrealized
                                                               Common                     Gain (Loss)
                                             Additional        Stock                     on Securities                  Total
                               Common         Paid-in         Acquired       Retained      Available     Treasury    Stockholders'
                               Stock          Capital         by ESOP        Earnings      for Sale       Stock         Equity
                               -----          -------         -------        --------      --------       -----         ------
Balance at
  June 30, 1994 .........   $1,851,980    $  8,587,046      $ (859,812)   $ 12,477,409        $ --      $(186,595)    $ 21,870,028
Net income ..............                                                    2,152,946                                   2,152,946
Cash dividends paid .....                                                     (471,346)                                   (471,346)
Pnncipal payments
  on ESOP debt ..........                                      167,901                                                     167,901
Issuance of stock
  dividend ..............       51,527       1,301,493                      (1,476,489)                   123,469             --
Cash payment for
  fractional shares .....                                                      (10,027)                                    (10,027)
Stock options
  exercised .............        4,489         (20,733)                                                   133,351          117,107
Sale of common stock
  under the dividend
  reinvestment plan .....        5,450         129,815                                                     64,678          199,943
Stock repurchased as
  treasury stock ........                                                                                (242,140)        (242,140)
                            ----------    ------------      ----------    ------------       --------   ---------      -----------
Balance at
  June 30, 1995 .........    1,913,446       9,997,621        (691,911)     12,672,493          --       (107,237)      23,784,412
Net income ..............                                                    2,438,846                                   2,438,846
Cash dividends paid .....                                                     (573,030)                                   (573,030)
Pnncipal payments
  on ESOP debt ..........                                      181,171                                                     181,171
Issuance of stock
  dividend ..............       74,110       1,343,244                      (1,417,354)                                       --
Cash payment for
  fractional shares .....                                                      (11,105)                                    (11,105)
Stock options
  exercised .............        4,342        (110,681)                                                   201,675           95,336
Sale of common stock
  under the dividend
  reinvestment plan .....        2,454          31,444                                                    213,l15          247,013
Stock repurchased as
  treasury stock ........                                                                                (501,026)        (501,026)
Change in unrealized gain
  (loss) on securities
  available for sale ....                                                                     (97,222)                     (97,222)
                            ----------    ------------      ----------    ------------       --------   ---------      -----------

Balance at
  June 30, 1996 .........    1,994,352      11,261,628        (510,740)     13,109,850        (97,222)   (193,473)      25,564,395
Net income ..............                                                    1,925,660                                   1,925,660
Cash dividends paid .....                                                     (760,465)                                   (760,465)
Principal payments
  on ESOP debt ..........                                      177,250                                                     177,250
Issuance of stock
  dividend ..............       77,731       1,438,024                      (1,515,755)                                       --
Cash payment for
  fractional shares .....                       (6,140)                         (9,787)                                    (15,927)
Stock options
   exercised ............                       78,958                                                    258,083          337,041
Sale of common stock
  under the dividend
  reinvestment plan .....                           18                                                     85,382           85,400
Stock repurchased as
  treasury stock ........                                                                                (348,679)        (348,679)
Change in unrealized gain
  (loss) on securities
  available for sale ....                                                                      99,936                       99,936
                            ----------    ------------      ----------    ------------       --------   ---------      -----------
Balance at
  June 30, 1997 .........   $2,072,083    $ 12,772,488      $ (333,490)   $ 12,749,503       $  2,714   $(198,687)     $ 27,064,611
                            ==========    ============      ==========    ============       ========   =========      ============


                   Chester Valley Bancorp Inc. and Subsidiary
          See accompanying notes to consolidated financial statements.

Consolidated Statements Of Cash Flows

                                                                                                     Year Ended June 30,
                                                                                    -----------------------------------------------
                                                                                         1997              1996             1995
                                                                                    ------------     ------------     ------------
Cash flows from operating activties:
Net income .....................................................................    $ 1 ,925,660    $   2,438,846    $   2,152,946
Add (deduct) items not affecting cash flows from operating activities
 Depreciation ..................................................................         567,589          548,367          504,372
 Provision for possible loan losses ............................................         523,413          339,800          454,700
 Increase in deferred income taxes .............................................        (140,485)         (84,385)         (35,373)
 Gain on sale of securities available for sale .................................        (156,451)        (147,978)            --
 Loss(gain)on sale of loans ....................................................          (2,445)         (21,541)           1,147
 Loss (gain) on sale of real estate owned ......................................          (2,407)          51,554          (12,809)
 Gain on sale of land held for development .....................................            --               --           (100,000)
 Gain on disposal of property and equipment ....................................            --               --            (10,786)
 Amortization of net deferred loan fees ........................................        (537,548)        (530,570)        (629,686)
 Amortization of discounts and premiums ........................................           6,742            3,474           21,441
 Increase in accrued interest receivable .......................................        (491,988)        (143,137)        (211,162)
 Increase in other assets ......................................................      (1,221,527)        (178,794)         (94,811)
 Increase in other liabilities .................................................         267,454           71,010          203,769
 Increase (decrease) in accrued interest payable ...............................         134,901          (38,852)         147,403
                                                                                    ------------     ------------     ------------
Net cash flows from operating activities .......................................         872,908        2,307,794        2,391,151
                                                                                    ------------     ------------     ------------

Cash flows from investment activities:
 Capital expenditures ..........................................................        (968,814)        (408,052)        (631,903)
 Proceeds from sale of property and equipment ..................................            --               --            145,736
 Net increase in loans .........................................................     (34,923,710)      (5,937,167)     (27,959,616)
 Proceeds from sale of loans ...................................................       1,257,348        2,866,072        1,072,988
 Principal receipts on mortgage-backed securities ..............................         269,641          362,721          273,942
 Proceeds from real estate owned ...............................................         571,834          312,121        1,150,793
 Disbursements for real estate owned ...........................................            --               --            (14,089)
 Increase in investment-land held for development ..............................            --               --            (18,831)
 Purchase of investment securities .............................................        (115,645)      (7,013,176)     (19,718,522)
 Proceeds from maturities and calls of investment securities ...................       4,968,273        5,144,040       25,213,205
 Purchase of securities available for sale .....................................    (124,134,642)     (84,940,233)            --
 Proceeds from sale of securities available for sale ...........................     103,031,326       81,976,223             --
 Decrease in securities purchased under agreements to resell, net ..............            --               --             12,216
                                                                                    ------------     ------------     ------------
Net cash flows in investment activities ........................................     (50,044,389)      (7,637,451)     (20,474,081)
                                                                                    ------------     ------------     ------------

Cash flows from financing activities:
 Net increase in deposits before interest credited .............................      23,847,975        1,753,642        5,989,372
 Interest credited to deposits .................................................       8,696,779        8,471,186        7,189,084
 Proceeds from securities sold under agreements to repurchase ..................          12,086             --               --
 Proceeds from FHLB advances ...................................................      29,914,500        2,247,800        7,753,364
 Repayments of FHLB advances ...................................................     (13,688,530)      (3,372,897)      (5,022,195)
 Proceeds from other borrowings ................................................         249,165             --               --
 Net increase (decrease) in advance payments by borrowers for
   taxes and insurance .........................................................         (16,413)        (159,026)         401,177
 Cash dividends on common stock ................................................        (760,465)        (573,030)        (471,346)
 Repayments of principal on ESOP debt ..........................................        (177,250)        (181,171)        (167,901)
 Stock repurchased as treasury stock ...........................................        (348,679)        (501,026)        (242,140)
 Payment for fractional shares .................................................         (15,927)         (11,105)         (10,027)
 Stock options exercised .......................................................         337,041           95,336          117,107
 Reduction of common stock acquired by ESOP ....................................         177,250          181,171          167,901
 Sale of common stock under the dividend reinvestment plan .....................          85,400          247,013          199,943
                                                                                    ------------     ------------     ------------
Net cash flows from financing activities .......................................      48,312,932        8,197,893       15,904,339
                                                                                    ------------     ------------     ------------

Net increase (decrease) in cash                                                         (858,549)       2,868,236       (2,178,591)

 Cash and cash equivalents:

 Beginning of period ...........................................................      10,312,405        7,444,169        9,622,760
                                                                                    ------------     ------------     ------------
 End of period .................................................................   $   9,453,856    $  10,312,405    $   7,444,169
                                                                                   =============    =============    =============
Supplemental disclosures:
 Cash payments during the year for

  Taxes ........................................................................   $     757,000    $   1,196,000    $     640,000
                                                                                   =============    =============    =============
  Interest .....................................................................   $  11,367,805    $  10,919,771    $   9,682,299
                                                                                   =============    =============    =============
Non cash items:

Acquistion of real estate in settlement of loans ...............................   $     448,427    $     328,000    $     396,000
                                                                                   =============    =============    =============
Stock dividend issued ..........................................................   $   1,515,755    $   1,417,354    $   1,476,489
                                                                                   =============    =============    =============
Transfer of investment securities to investment securities available for sale ..   $        --      $   3,191,864    $        --
                                                                                   =============    =============    =============
Net unrealized gain (loss) on investment securities available for sale .........   $     151,721    $    (147,307)   $        --
                                                                                   =============    =============    =============
Tax effect on unrealized gain (loss) on investment securities available for sale   $      51,791    $     (50,085)   $        --
                                                                                   =============    =============    =============

                   Chester Valley Bancorp Inc. and Subsidiary
          See accompanying notes to consolidated financial statements.

Notes To Consolidated Financial Statements


1 - Summary of Significant Accounting Policies

Business

      Chester Valley Bancorp Inc. (the "Holding Company") is a unitary thrift holding company, incorporated in the Commonwealth of Pennsylvania in August
1989. The business of Chester Valley Bancorp Inc. and its subsidiary (the "Company") consists of the operations of First Financial Bank ("First Financial" or the "Bank"), a Pennsylvania-chartered stock savings and loan association founded in 1922. The Bank provides a wide range of banking services to individual and corporate customers through its branch banks in Chester County, Pennsylvania. All of the branches are full service and offer commercial and retail products. These products include checking accounts (non-interest and interest-bearing), savings accounts, certificates of deposit, commercial and installment loans, real estate mortgages, and home equity loans. The Bank also offers ancillary services that complement these products. The Bank is subject to competition from other financial institutions and other companies that provide financial services. The Company is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

Principles of Consolidation and Presentation

      The accompanying consolidated financial statements include the accounts of Chester Valley Bancorp Inc., its wholly-owned subsidiary, First Financial Bank and its wholly-owned subsidiary, D&S Service Corp., which owns D&F Projects and Wildman Projects, Inc., both of which are wholly-owned subsidiaries. All material inter-company balances and transactions have been eliminated in consolidation. Prior period amounts are reclassified when necessary to conform with the current year's presentation.

      The Company follows accounting principles and reporting practices which are in accordance with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of real estate owned. Management believes that the allowance for loan losses and the valuation of real estate owned are adequate. Various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses and valuations of real estate owned. Such agencies may require the Bank to recognize additions to the allowance or adjustments to the valuations based on their judgments about information available to them at the time of their examination.

Cash and Cash Equivalents

      For the purpose of the consolidated statements of cash flows, cash and cash equivalents include cash and interest-bearing deposits with an original maturity of generally three months or less.

Investment Securities

      The Company divides its securities portfolio into three segments: (a) held to maturity; (b) available for sale; and (c) trading. Securities in the held to maturity category are accounted for at amortized cost. Trading securities, if any, are accounted for at quoted market prices with changes in market values being recorded as gain or loss in the income statement. All other securities are included in the available for sale category and are accounted for at fair value with unrealized gains or losses, net of taxes, being reflected as adjustments to equity.

      Investment securities held for investment are carried at cost, adjusted for amortization of premiums and accretion of discounts using a method which approximates a level yield, based on the Company's intent and ability to hold the securities until maturity. At the time of purchase, the Company makes a determination on whether or not it will hold the investments to maturity, based upon an evaluation of the probability of the occurrence of future events. Investment securities which the Company believes may be involved in interest rate risk, liquidity, or other asset/liability management decisions which might reasonably result in such securities not being held until maturity, are classified as available for sale. If investment securities are sold, any gain or loss is determined by specific identification and reflected in the operating results for the period.

Allowance for Possible Loan Losses

      The allowance for possible loan losses is maintained at a level that management considers adequate to provide for potential losses based upon an evaluation of known and inherent risks in the loan portfolio. Management's evaluation is based upon an analysis of the portfolio, past loss experience, current economic conditions and other relevant factors. While management uses the best information available to make such evaluations, such evaluations are highly subjective, and future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses on loans. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. The allowance is increased by the provision for possible loan losses which is charged to operations. Loan losses are charged directly against the allowance and recoveries on previously charged-off loans are added to the allowance.

      For purposes of applying the measurement criteria for impaired loans, the Company excludes large groups of smaller-balance homogeneous loans, primarily consisting of residential real estate loans and consumer loans as well as commercial loans with balances of less than $100,000. For applicable loans, the Company evaluates the need for impairment recognition when a loan becomes non-accrual or earlier if, based on management's assessment of the relevant facts and circumstances, it is probable that the Bank will be unable to collect all proceeds due according to the contractual terms of the loan agreement. At and during the twelve-month periods ended June 30, 1997 and 1996, the recorded investment in impaired loans was not material. The Company's policy for the recognition of interest income on impaired loans is the same as for non-accrual loans discussed below. Impaired loans are charged off when the Company determines that foreclosure is probable and the fair value of the collateral is less than the recorded investment of the impaired loan.

Loans, Loan Origination Fees and Uncollected Interest

      Loans (other than loans held for sale) are recorded at cost net of unearned discounts, deferred fees and allowances. Discounts and premiums on purchased loans are amortized using the interest method over the remaining contractual life of the portfolio, adjusted for actual prepayments. Loan origination fees and certain direct origination costs are deferred and amortized over the life of the related loans as an adjustment of the yield on the loans.

      Uncollected interest receivable on loans is accrued to income as earned. Non-accrual loans are loans on which the accrual of interest has ceased because the collection of principal or interest payments is determined to be doubtful by management. It is the policy of the Company to discontinue the accrual of interest when principal or interest payments are delinquent 90 days or more (unless the loan principal and interest are determined by management to be fully secured and in the process of collection), or earlier if the financial condition of the borrower raises significant concern with regard to the ability of the borrower to service the debt in accordance with the current loan term. Interest income on such loans is not accrued until the financial condition and payment record of the borrower once again demonstrate the ability to service the debt.

Loans Held for Sale

      The Company periodically identifies certain loans as held for sale at the time of origination. These loans consist primarily of fixed-rate, single-family residential mortgage loans which meet the underwriting characteristics of certain government-sponsored enterprises (conforming loans). Loans held for sale are carried at the lower of aggregate cost or fair value, with any resulting unrealized loss included in other income for the period. Realized gains or losses are included in other income for the period.

Real Estate Owned ("REO")

      Real estate acquired through foreclosure or by deed in lieu of foreclosure is classified as REO. REO is carried at the lower of cost (lesser of carrying value of the loan or fair value of the property at date of acquisition) or fair value less selling expenses. Costs relating to the development or improvement of the property are capitalized; holding costs are charged to expense.

Property and Equipment

      Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts. The cost of maintenance and repairs is charged to expense as incurred and renewals and betterments are capitalized.

Deferred Income Taxes

      The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Earnings Per Common Share and Common Equivalent Share

      Earnings per share have been calculated based on the weighted average number of shares of common and common equivalent shares outstanding for the respective periods. Stock options are considered common stock equivalents and are included in the computation of the number of outstanding shares using the treasury stock method. Earnings per share and weighted average shares outstanding have been adjusted to reflect the effects of the 5% stock dividends paid in September 1996 and 1995 and the March 1997 five-for-four stock split, effected in the form of a dividend.

2 - Investment Securities

Investment secunties are summarized as follows:

                                                                            At June 30,
                           --------------------------------------------------------------------------------------------------------
                                                        1997                                              1996
                           ---------------------------------------------------- ---------------------------------------------------
                                        Gross          Gross         Estimated                    Gross         Gross     Estimated
                          Amortized    Unrealized   Unrealized        Market       Amortized    Unrealized    Unrealized    Market
                             Cost        Gains        Losses          Value          Cost         Gains         Losses      Value
                             ----        -----        ------          -----          ----         -----         ------      -----
Held to Maturity
U.S. Government
  agency notes
  and bonds ..........  $  5,500,000   $  9,426     $(148,931)   $  5,360,495   $  5,500,000     $  7,500  $ (352,500)  $ 5,165,000

Federal Home
  Loan Bank
  of Pittsburgh stock      1,510,000       --            --         1,510,000      1,414,100         --            --     1,414,100

Municipal notes
  and bonds ..........    10,986,072     66,856       (44,250)     11,008,678     15,950,020       70,816    (109,448)   15,911,388

Mortgage-Backed
   securities ........     1,472,841     40,240          --         1,513,081      1,729,133       26,290        --       1,755,423

Other ................            32        492          --               524             32          370        --             402
                        ------------   --------     ---------    ------------   -------------    --------  ----------   -----------
Total held to maturity  $ 19,468,945   $117,014     $(193,181)   $ 19,392,778   $ 24,593,285     $114,976  $ (461,948)  $24,246,313
                        ============   ========     =========    ============   ============     ========  ==========   ===========


Available for sale
U.S. Government agency
 notes and bonds .....  $ 18,286,172   $ 17,839     $ (87,210)   $ 18,216,801   $  6,194,593     $ 39,505  $ (184,898)  $ 6,049,200

Municipal notes
 and bonds ...........     4,119,956     19,995       (11,988)      4,127,963         82,274         --        (1,524)       8O,750
Mortgage-Backed
 securities ..........     5,019,306     34,925          --         5,054,231           --           --          --            --
Equity securities ....       136,280     30,859          --           167,139         29,750         --          (390)       29,360
                        ------------   --------     ---------    ------------   -------------    --------  ----------   -----------
Total available
  for sale ...........  $ 27,561,714   $103,618     $ (99,198)   $ 27,566,134   $  6,306,617     $ 39,505  $ (186,812)  $ 6,159,310
                        ============   ========     =========    ============   ============     ========  ==========   ===========

The amortized cost and estimated market value of investment securities at June 30, 1997, by contractual maturity, are shown below

                                                              Estimated      Weighted
                                               Amortized       Market        Average
                                                 Cost           Value         Yield
                                                 ----           -----         -----
Held to Maturity
 Due in one year or less ..............     $ 4,441,422     $ 4,449,782        6.15 %
 Due afte one year through five years .       7,025,180       7,059,239        6.39
 Due after five years through ten years       2,100,000       2,046,903        6.61
 Due after ten years ..................       4,392,311       4,326,330        7.08
 No stated maturity ...................       1,510,032       1,510,524        6.38
                                            -----------     -----------        ----
Total held to maturity ................     $19,468,945     $19,392,778        6.51%
                                            ===========     ===========        ====

Available for Sale
 Due in one year or less ..............     $    45,000     $    45,116        6.87 %
 Due after one year through five years        9,631,085       9,632,881        7.43
 Due after five years through ten years       6,812,708       6,772,735        7.29
 Due after ten years ..................      10,936,641      10,948,263        7.87
 No stated maturity ...................         136,280         167,139        3.31
                                            -----------     -----------        ----

Total available for sale ..............     $27,561,714     $27,566,134        7.55%
                                            ===========     ===========        ====


Expected maturities may differ from contractual maturities because borrowers generally have the right to call or prepay obligations without prepayment penalties.

      The weighted average yield, based on amortized cost, is presented on a taxable equivalent basis using the Federal marginal rate of 34% adjusted for the 20% interest expense disallowance (27.2%).

      In December 1995 the Company transferred $3.19 million of held-to-maturity securities to available for sale, resulting in an increase in stockholders' equity at such date for the unrealized gain on securities available for sale, net of taxes, of $50,000. This transfer was in accordance with a special reassessment provision contained within a Special Report issued by the Financial Accounting Standards Board ("FASB").

      Proceeds from sales of investment securities available for sale during fiscal 1997 were $103.03 million. Gross gains of $162,284 and gross losses of $5,833 were realized on those sales.

      Proceeds from sales of investment securities available for sale during fiscal 1996 were $81.98 million. Gross gains of $148,437 and gross losses of $459 were realized on those sales. There were no sales of investment securities during fiscal 1995.

      Accrued  interest  receivable  on  investments  amounted to  $719,746  and
$404,050  at June 30,  1997 and 1996,  respectively.  At June 30,  1997,  $22.43 million of investment securities were held in safekeeping as security in a public funds pool and pledged as collateral for Municipal savings deposits with the Bank.

      3 - Loans Receivable


Loans receivable are summarized as follows:

                                                           At June 30,
                                                    1997               1996
                                               -------------      -------------
First mortgage loans:
     Residential .........................     $ 159,430,494      $ 148,530,238
     Construction-residential ............         9,872,749          9,494,481
     Land acquisition and  development ...         6,763,084          5,120,837
     Commercial ..........................        33,981,099         22,552,425
     Construction-commercial .............         6,271,147          2,412,535
Commercial business.......................         7,863,000          5,700,921
Consumer .................................        47,343,185         41,486,173
                                               -------------      -------------
Total loans ..............................       271,524,758        235,297,610


Less:
     Undisbursed loan proceeds:
       Construction-residential ..........        (6,598,504)        (6,211,241)
       Construction-commercial ...........        (3,493,774)          (922,721)
     Deferred loan fees ..................        (1,537,471)        (1,533,373)
     Allowance for possible loan losses ..        (2,855,003)        (2,667,104)
                                               -------------      -------------
                                               $ 257,040,006      $ 223,963,171
                                               =============      =============

      Accrued interest receivable on loans amounted to $1,387,821 and $1,199,865 at June 30, 1997 and 1996, respectively. At June 30, 1997, 1996, and 1995, the Company serviced loans for others of $24.89 million, $22.21 million, and $21.84 million, respectively.

      The aggregate amount of loans by the Company to its directors and executive officers was $438,300 and $494,800 at June 30, 1997 and 1996, respectively. These loans were made in the ordinary course of business at substantially the same terms and conditions as those with other borrowers.

      The total amount of non-performing loans at June 30, 1997, was $748,000 compared to $2.22 million at June 30, 1996. If these non-performing loans had been current in accordance with their original terms and had been outstanding throughout the period, the gross interest income for fiscal 1997 and 1996 that would have been recorded for these loans was $71,400 and $210,400. Interest income on these non-performing loans included in income for fiscal 1997 and 1996 amounted to $35,200 and $91,900, respectively. At June 30, 1997, and throughout fiscal 1997, there were no loans for which impairment was required to be recognized.

The activity in the allowance for possible loan losses was as follows:

                                                       Year Ended June 30,
                                        ---------------------------------------------
                                            1997             1996             1995
                                        -----------      -----------      -----------
Balance, beginning of period ......     $ 2,667,104      $ 2,448,510      $ 2,199,004
Provision for possible loan losses          523,413          339,800          454,700
Loans charged off .................        (377,923)        (146,097)        (328,896)
Recoveries ........................          42,409           24,891          123,702
                                        -----------      -----------      -----------
Balance, end of period ............     $ 2,855,003      $ 2,667,104      $ 2,448,510
                                        ===========      ===========      ===========


4 - Property And Equipment


Property and equipment by major classification are summarized as follows:

                                                            At June 30,
                                                 ------------------------------
                                                      1997               1996
                                                 -----------        -----------
Land .....................................       $   772,826        $   772,826
Buildings and Improvements ...............         4,040,882          3,699,684
Furniture, Fixtures and Equipment ........         2,875,806          2,292,652
                                                 -----------        -----------
Total ....................................         7,689,514          6,765,162
Less Accumulated Depreciation ............        (2,965,632)        (2,442,505)
                                                 -----------        -----------
Net ......................................       $ 4,723,882        $ 4,322,657
                                                 ===========        ===========

5 - Deposits


Deposits consist of the following major classifications:

                                                                            At June 30,
                                         -------------------------------------------------------------------------------
                                                            1997                                    1996
                                         ---------------------------------------  --------------------------------------
                                         Weighted                        Percent  Weighted                       Percent
                                          Average                          Of      Average                         Of
                                            Rate          Amount          Total      Rate         Amount          Total
                                            ----          ------          -----      ----         ------          -----
Non-interest-bearing ...............          --%     $ 21,493,230         8.2%        --%    $ 18,652,563         8.2%

Interest-bearing:
   NOW checking accounts ...........        1.98        27,624,884        10.6       1.82       22,331,663         9.8
   Money market deposit accounts ...        3.78        29,886,639        11.5       3.33       23,856,479        10.5
   Savings accounts ................        2.90        26,473,939        10.2       2.90       25,070,311        10.9
   Certificates less than $100,000 .        5.58       124,636,389        47.8       5.57      116,157,982        50.9
   Certificates $100,000 and greater        5.73        30,635,230        11.7       5.72       22,136,559         9.7
                                           -----      ------------       -----       ----     ------------       -----
   Total interest-bearing ..........        4.66       239,257,081        91.8       4.61      209,552,994        91.8
                                           -----      ------------       -----       ----     ------------       -----

Total deposits .....................        4.28%     $260,750,311       100.0%      4.24%    $228,205,557       100.0%
                                           =====      ============       =====       ====     ============       =====

While the certificates frequently are renewed at maturity rather than paid out, a summary of certificates by contractual maturity at June 30, 1997 is as follows:

           Years Ending June 30,                       Amount
           ---------------------                       ------
                   1998                          $  104,191,001
                   1999                              17,505,120
                   2000                              15,307,646
                   2001                               6,493,981
                   2002                               7,226,634
                   2003 and thereafter                4,547,237
                                                 --------------
                                                 $  155,271,619
                                                 ==============

Interest expense on deposits is comprised of the following:

                                                  Year Ended June 30,
                                     -------------------------------------------
                                          1997            1996           1995
                                     -----------     -----------     -----------
NOW Checking Accounts ..........     $   461,510     $   449,329     $   465,476
Money Market Deposit Accounts ..         875,546         814,901       1,173,848
Savings Accounts ...............         719,751         724,771         828,844
Certificates Less than $100,000        6,639,858       6,307,763       4,821,032
Certificates $100,000 & Greater        1,589,060       1,621,949       1,323,937
                                     -----------     -----------     -----------
Total ..........................     $10,285,725     $ 9,918,713     $ 8,613,137
                                     ===========     ===========     ===========

6 - Advances From Federal Home Loan Bank Of Pittsburgh ("FHLBP")


      Under terms of its collateral agreement with the FHLBP, the Company maintains otherwise unencumbered qualifying assets (principally 1-4-family residential mortgage loans and U.S. Government & Agency notes and bonds) in the amount of at least as much as its advances from the FHLBP. The Company's FHLBP stock is also pledged to secure these advances. At June 30, 1997 and 1996, such advances mature as follows:

                        Weighted
                        Average           June 30,
Due by June 30,          Rate               1997
---------------          ----               ----
1998                     5.92%         $18,386,650

1999                     5.63            2,646,595

2000                     7.28            1,531,147

2001                     5.80            4,026,281

2002                     6.09            1,816,269

Thereafter               6.23            1,791,306
                         ----          -----------
Total FHLBP advances     5.97%         $30,198,247
                         ====          ===========

                        Weighted
                        Average           June 30,
Due by June 30,          Rate               1996
---------------          ----               ----
1997                     6.13%         $ 2,088,530

1998                     6.07            1,886,651

1999                     5.63            2,646,594

2000                     7.28            1,531,147

2001                     5.80            4,026,281

Thereafter               6.22            1,793,074
                         ----          -----------
Total FHLBP advances     6.07%         $13,972,277
                         ====          ===========


      The Company has available an annually renewable line of credit not to exceed 10% of the Company's maximum borrowing capacity which was $13.80 million at the time the commitment was executed. The Company, from time to time, has used the line of credit to meet liquidity needs. At June 30, 1997 and 1996, there were no balances outstanding on the line of credit.

7 - Income Taxes

The provision (and benefit) for income taxes is summarized as follows:

                                                                      Year Ended June 30,
                                                        ---------------------------------------------
                                                             1997              1996            1995
                                                        -----------      -----------      -----------
Current:
     Federal ......................................     $   753,774      $   918,389      $   792,135
     State ........................................         144,145          198,100          112,396
Deferred - Federal ................................        (140,485)         (84,385)         (35,373)
                                                        -----------      -----------      -----------
Total .............................................     $   757,434      $ 1,032,104      $   869,158
                                                        ===========      ===========      ===========


      The provision for income taxes differs from the statutory rate due to the following:

                                                                      Year Ended June 30,
                                                        ---------------------------------------------
                                                             1997              1996            1995
                                                        -----------      -----------      -----------
Federal income taxes at statutory rate ............     $   912,252      $ 1,180,123      $ 1,027,515
Tax exempt interest, net ..........................        (222,162)        (211,440)        (247,977)
State taxes net of Federal benefit ................          95,136          130,746           74,181
Other, net ........................................         (27,792)         (67,325)          15,439
                                                        -----------      -----------      -----------
Total .............................................     $   757,434      $ 1,032,104      $   869,158
                                                        ===========      ===========      ===========

The deferred tax assets and liabilities at June 30, 1997 and 1996, consisted of the following:

                                                            At June 30,
                                                     ---------------------------
                                                         1997             1996
                                                     ----------       ----------
Deferred tax assets:
     Allowance for possible loan losses ......       $  970,701       $  906,815
     Deferred loan fees ......................          102,487           82,968
     Net unrealized  loss on securities
        available for sale ...................             --             50,085
     Uncollected interest ....................           69,275           61,510
     Other ...................................           13,245           38,268
                                                     ----------       ----------
Gross deferred tax assets ....................        1,155,708        1,139,646

Deferred tax liabilities:
     Tax bad debt reserves ...................          171,302          218,101
     Loan discount ...........................          143,441          157,295
     Depreciation ............................           30,890           44,575
     Net unrealized gain on securities
       available for sale ....................            1,706             --
                                                     ----------       ----------
Gross deferred tax liabilities ...............          347,339          419,971
                                                     ----------       ----------
Net deferred tax assets ......................       $  808,369       $  719,675
                                                     ==========       ==========





      The realizability of deferred tax assets is dependent upon a variety of factors, including the generation of future taxable income, the existence of taxes paid and recoverable, the reversal of deferred tax liabilities and tax planning strategies. Based upon these and other factors, management believes it is more likely than not that the Company will realize the benefits of these deferred tax assets.

      The Small Business Job Protection Act of 1996 ("Act"), enacted on August 20, 1996, provides for the repeal of the tax bad debt deduction computed under the percentage of taxable income method. The repeal of the use of this method is effective for tax years beginning after December 31, 1995. Prior to the change in law, the Bank had qualified under the provisions of the Internal Revenue Code which permitted it to deduct from taxable income an allowance for bad debts based on 8% of taxable income.

      Upon repeal, the Bank is required to recapture into income, over a six-year period, the portion of its tax bad debt reserves that exceed its base year reserves (i.e., tax reserves for tax years beginning before 1988). The base year tax reserves, which may be subject to recapture if the Bank ceases to qualify as a bank for federal income tax purposes, are restricted with respect to certain distributions. The Bank's total tax bad debt reserves at June 30,

1997, are approximately $3.14 million, of which $2.64 million represents the base year amount and $504,000 is subject to recapture. The Company has previously recorded a deferred tax liability for the excess base year reserves to be recaptured; therefore, this recapture will not impact the statement of operations.

8- Commitments And Contingencies


Financial instruments with off-balance-sheet risk:

      The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. Commitments to originate loans amounted to $5.81 million as of June 30, 1997, of which $3.43 million was for variable-rate loans. The balance of the commitments represent fixed-rate loans with interest rates ranging from 6.825% to 10.375%. At June 30, 1997, the Company had undisbursed loans in process for construction loans of $10.09 million and $14.23 million in undisbursed lines of credit. In addition, the Company has issued $71,000 in commercial letters of credit fully secured by deposit accounts or real estate.

Concentration of credit risk:

      The Company is principally a local lender and therefore has a significant concentration of residential and commercial real estate loans as well as consumer and commercial business loans to borrowers who reside in and/or which are collateralized by real estate located primarily in Chester County, Pennsylvania. The ability of such customers to honor these obligations is dependent, to varying degrees, on the overall economic performance of this diversified region.

Other commitments:

      The Bank has entered into operating leases for several of its branch facilities. The minimum annual rental payments under these leases at June 30, 1997, are as follows:

            Year                 Minimum Lease Payments
            ----                 ----------------------
            1998                      $   341,969
            1999                          341,969
            2000                          231,613
            2001                          163,608
            2002                          153,335
            2003 and after              1,232,501

        Rent expense under these leases for each of the years ended June 30, 1997, 1996, and 1995, was $383,476, $285,259, and $263,026, respectively.

9 - Affiliated Transactions

      During fiscal 1997, 1996 and 1995 the Company entered into separate agreements with two directors of the Company for the improvement and renovation of certain of the Bank's offices, for the inspection services performed in connection with loans and for the review of appraisals. The Company also contracted with one of these directors during fiscal 1997, 1996 and 1995 for performance of routine maintenance and repair at all of the Bank's offices. The Board of Directors approved the agreements with both directors, one a general contractor and the other an architect. The total paid was $26,638 in 1997, $78,695 in 1996, and $42,080 in 1995.

      A director of the Company is a principal in a law firm which the Company retained during fiscal years 1997, 1996, and 1995, and which the Company intends to retain during fiscal year 1998. During the year ended December 31, 1996, the amount of legal fees paid to the law firm did not exceed 5% of that firm's gross revenues for such fiscal year.

      A director of the Company is an executive officer, director, and principal of an investment banking firm from which the Company purchased investment securities during fiscal years 1997, 1996, and 1995. The Company intends to continue the business relationship during fiscal 1998. During fiscal 1997, 1996, and 1995, the purchases of investment securities from the investment banking firm amounted to $119.11 million, $83.19 million, and $28.34 million, respectively, and were purchased at market rates and on terms no more favorable to the investment banking firm than those obtainable on an arm's-length basis.

      A director of the Company is a director and president of a mortgage banking firm from which the Company purchased single-family residential mortgage loans during fiscal years 1997, 1996, and 1995, and the Company intends to continue the business relationship during fiscal year 1998. During fiscal 1997, 1996, and 1995, the purchases of loans from the mortgage banking firm amounted to $16.32 million, $3.61 million, and $7.50 million, respectively, with fees of $135,061, $49,543, and $114,600, respectively, paid to the firm. The loans were purchased at market rates and terms no more favorable to the mortgage banking firm than those obtainable on an arm's-length basis.

      10 - Stockholders' Equity


      At the time of its conversion from a state-chartered mutual association to a state-chartered capital stock association, the Bank established a liquidation account in an amount equal to $4,845,000 at September 30, 1986. The liquidation account is maintained for the benefit of eligible savings account holders who have maintained their savings account in the Bank after conversion. In the unlikely event of a complete liquidation, each eligible savings account holder will be entitled to receive a liquidation distribution from the liquidation account, in the amount of the then current adjusted sub-account balance for savings accounts held, before any liquidation distribution may be made with respect to capital stock.

      Except for the repurchase of stock and payment of dividends by the Bank, the existence of the liquidation account does not restrict the use or application of such net worth. The Company may not declare or pay a cash dividend on, or repurchase, any of its common stock if the effect thereof would cause the net worth of the Bank to be reduced below either the amount required for the liquidation account or the net worth requirements imposed by the Office of Thrift Supervision.

      In September 1996 and 1995 the Company paid 5% common stock dividends in the amounts of 77,731 and 74,110 shares, respectively, from authorized but unissued common stock with fractional shares paid in the form of cash. In March 1997 the Company paid a five-for-four stock split effected in the form of a dividend in the amount of 414,188 shares, with fractional shares paid in the form of cash.

      In fiscal 1997 and 1996 the Company repurchased 18,885 and 26,942 shares, respectively, of its common stock at a cost of $348,679 and $501,026, respectively, and designated the repurchased stock as treasury stock.

11 - Regulatory Capital

      The Bank is required by regulations of the Office of Thrift Supervision ("OTS") to maintain minimum levels of capital as measured by three ratios. Savings institutions are currently required to maintain a minimum regulatory tangible capital equal to 1.5% of adjusted total assets, minimum core capital of 3% of adjusted total assets, and risk-based capital equal to 8% of total risk-weighted assets. At June 30, 1997 and 1996, the Bank exceeded all regulatory capital requirements. The following sets forth the reconciliation of the Bank's compliance with each of the regualtory capital requirements (in thousands):

                                                      June 30, 1997                                   June 30, 1996
                                        -------------------------------------------     -------------------------------------------
                                          Tangible         Core          Risk-based       Tangible         Core          Risk-based
                                          Capital         Capital          Capital        Capital         Capital          Capital
                                          -------         -------          -------        -------         -------          -------
Total Regulatory Capital ..........     $   26,750      $   26,750      $   29,057      $   25,301      $   25,301      $   27,348
Minimum Required Regulatory Capital          4,855           9,710          15,689           4,095           8,191          13,243
                                        ----------      ----------      ----------      ----------      ----------      ----------
Excess Regulatory Capital .........     $   21,895      $   17,040      $   13,368      $   21,206      $   17,110      $   14,105
                                        ==========      ==========      ==========      ==========      ==========      ==========
Regulatory Capital as a
   Percentage of Assets ...........           8.26%           8.26%          14.82%           9.27%           9.27%          16.52%
Minimum Capital Required as a
   Percentage of Assets ...........           1.50            3.00            8.00            1.50            3.00            8.00
                                        ----------      ----------      ----------      ----------      ----------      ----------
Excess Regulatory Capital as a
   Percentage of Assets ...........           6.76%           5.26%           6.82%           7.77%           6.27%           8.52%
                                        ==========      ==========      ==========      ==========      ==========      ==========


     The Bank is not under any agreement with the regulatory authorities nor is it aware of any current recommendations by the regulatory authorities which, if they were to be implemented, would have a material effect on liquidity, capital resources or operations of the Company.

12- Fair Value Of Financial Instruments

      The Company is required to disclose estimated fair values for its financial instruments.

Limitations

      Estimates of fair value are made at a specific point in time, based upon, where available, relevant market prices and information about the financial instrument. Such estimates do not include any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. For a substantial portion of the Company's financial instruments, no quoted market exists. Therefore, estimates of fair value are necessarily based on a number of significant assumptions (many of which involve events outside the control of management). Such assumptions include assessments of current economic conditions, perceived risks associated with these financial instruments and their counterparts, future expected loss experience and other factors. Given the uncertainties surrounding these assumptions, the reported fair values represent estimates only, and therefore cannot be compared to the historical accounting model. Use of different assumptions or methodologies are likely to result in significantly different fair value estimates.

      The estimated fair values presented neither include nor give effect to the values associated with the Company's banking, or other businesses, existing customer relationships, extensive branch banking network, property, equipment, goodwill or certain tax implications related to the realization of unrealized gains or losses. Also, the fair value of non-interest bearing demand deposits, savings and NOW accounts and money market deposit accounts is equal to the carrying amount because these deposits have no stated maturity. Obviously, this approach to estimating fair value excludes the significant benefit that results from the low-cost funding provided by such deposit liabilities, as compared to alternative sources of funding. As a consequence, the fair value of individual assets and liabilities may not be reflective of the fair value of a banking organization that is a going concern.

      The following methods and assumptions were used to estimate the fair value of each major classification of financial instruments at June 30, 1997 and 1996:

Cash and cash equivalents:

      Current carrying amounts approximate estimated fair value.

Investment securities and securities available for sale:

      Current quoted market prices were used to determine fair value.

Loans:

      Fair values were estimated for portfolios of loans with similar financial characteristics. Loans were segregated by type, and each loan category was further segmented by fixed- and adjustable-rate interest terms. The estimated fair value of the segregated portfolios was calculated by discounting cash flows through the estimated maturity and prepayment speeds while using estimated market discount rates that reflected credit and interest risk inherent in the loans. The estimate of the maturities and prepayment speeds was based on the Company's historical experience. Cash flows were discounted using market rates adjusted for portfolio differences.

Investment in Federal Home Loan Bank:

      Current carrying amounts approximate estimated fair value.

Interest receivable:

      Current carrying amounts approximate estimated fair value.

Deposits with no stated maturity which consist of NOW, money market and saving accounts:

      Current carrying amounts approximate estimated fair value.

Certificates:

      Fair value was estimated by discounting the contractual cash flows using current market rates offered in the Company's market area for deposits with comparable terms and maturities.

Borrowed Funds:

      The fair value of borrowings was estimated using rates currently available to the Company for debt with similar terms and remaining maturities.

Interest payable:
      Current carrying amounts approximate estimated fair value.

Commitments to extend credit:

      The majority of the Company's commitments to extend credit carry current market interest rates if converted to loans. Because commitments to extend credit are generally unassignable by either the Company or the borrower, they only have value to the Company and the borrower. The estimated fair value approximates the recorded deferred fee amounts.

      The carrying amounts and estimated fair values of the Company's financial instruments were as follows (in thousands):

                                                                 At June 30,
                                             -------------------------------------------------
                                                     1997                       1996
                                             ----------------------     ----------------------
                                             Carrying    Estimated      Carrying    Estimated
                                              Amount     Fair Value      Amount     Fair Value
                                             -------     ----------     -------     ----------
Financial Assets: ......................
Cash and cash equivalents ..............       $  9,454     $  9,454     $ 10,312     $ 10,312
Investment securities available for sale         27,566       27,566        6,159        6,159
Investment securities ..................         17,959       17,883       23,179       22,832
Loans receivable, net ..................        257,146      257,708      223,963      224,867
Investment in Federal Home Loan Bank ...          1,510        1,510        1,414        1,414
Interest receivable.....................          2,108        2,108        1,616        1,616
                                               --------     --------     --------     --------
     Total financial assets                    $315,743     $316,229     $266,643     $267,200
                                               ========     ========     ========     ========

Financial Liabilities:
Deposits with no stated maturity
   which consist of Non-interest
   Checking, NOW, Money Market and
   Savings Accounts ....................       $105,479     $105,479     $ 89,911     $ 89,911
Certificates ...........................        155,271      156,215      138,295      138,816
Borrowed funds..........................         30,793       30,693       14,483       14,178
Interest payable .......................            788          788          653          653
                                               --------     --------     --------     --------
     Total financial liabilities........       $292,331     $293,175     $243,342     $243,558
                                               ========     ========     ========     ========

13 - Employee Benefits

Stock Compensation Program

      In October 1993 a previous stock compensation program (the "Program") was discontinued and was replaced by the Company's 1993 Stock Option Plan (the "Plan"). No further options, stock appreciation rights or performance share awards may be granted under the Program; however, outstanding options previously granted under the Program have not been affected. An aggregate of 108,527 authorized but unissued shares of common stock of the Company, adjusted for the 5% stock dividends in September 1996, 1995 and 1994, and the March 1997 five-for-four stock split, were reserved for issuance under the Plan. Under both the Program and the Plan, the option price per share for incentive options granted may not be less than the fair market value of the common stock on the date of grant. All options that had been granted under the Program have either been exercised or have lapsed. Options may be granted under the Plan during the ten year period ending 2003 and options granted under the Plan are exercisable up to ten years from the date of grant. Rights to exercise options under the Plan may be limited by imposition of vesting schedules at the time the options are granted.

      The following table is a summary of option transactions since June 30, 1994. These options and option prices for the years 1995, 1996, and 1997 have been adjusted to reflect the stock dividends in fiscal 1995, 1996, and 1997 and the stock split in fiscal 1997:

                                                                              Year Ended June 30,
                                            ----------------------------------------------------------------------------------------
                                                     1997                            1996                             1995
                                            -------------------------      ---------------------------     -------------------------
                                                          Weighted                        Weighted                       Weighted
                                                          Average                         Average                         Average
                                            Shares     Exercise Price      Shares       Exercise Price     Shares     Exercise Price
                                            ------     --------------      ------       --------------     ------     --------------
Outstanding at beginning of year            83,854         $12.40           95,892          $10.64         58,971         $ 5.23
Granted                                     12,538          14.07           10,749           14.70         62,229          14.13
Exercised                                  (17,709)          5.61          (19,809)           4.81        (21,691)          5.40
Forfeited                                   (7,821)         14.29           (2,978)          14.38         (3,617)         14.17
                                           -------                         -------                        -------
Outstanding at end of year                  70,862          14.19           83,854           12.40         95,892          10.64
Exercisable at end of year                  32,042                          27,938                         32,401
Weighted-average fair value
of options granted during fiscal 1997        $4.69

      The Black-Scholes option-pricing model was used to determine the grant-date fair-value of options in fiscal 1997. Significant assumptions used in the model included a weighted average risk free rate of return of 6.49%; expected option life of 6 years; expected stock price volatility of 28.86% and expected dividends of 2.10%.

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-based Compensation". This statement encourages, but does not require, the adoption of fair-value accounting for stock-based compensation to employees. The Company, as permitted, has elected not to adopt the fair value accounting provisions of SFAS 123, and has instead continued to apply APB Opinion 25 and related Interpretations in accounting for plans and provide the required proforma disclosures of SFAS 123. Had the grant-date fair-value provisions of SFAS 123 been adopted, the Company would have recognized $22,400 in compensation expense related to its Option Plan in fiscal 1997. As a result, proforma net income of the Company would have been $1,903,260 and proforma earnings per share would have been $.92 for the year ended June 30, 1997.

     The effects on proforma net income and EPS of applying the disclosure requirement of SFAS 123 in fiscal 1997 may not be representative of the future proforma effects on net income and EPS due to the vesting provisions of the options and future awards that are available to be granted.

Employee Stock Ownership Plan

      The Bank established an ESOP for all employees of the Bank with at least one year of credited service. Benefits become 20% vested after three years of service, increasing to 100% after seven years. Forfeitures are reallocated among remaining participating employees. Vested benefits are generally payable upon retirement, disability or separation from service. The ESOP is subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and the regulations of the Internal Revenue Service and the Department of Labor. The ESOP is funded by the Bank's contributions, and all contributions to date have been used to pay principal, interest and other fees associated with the ESOP's loan referred to below. Benefits to participants are normally paid in whole shares of common stock.

      The ESOP borrowed funds to acquire the initial 78,125 shares of common stock at $5.76 per share, adjusted for the subsequent stock splits effected in the form of dividends. The ESOP purchased an additional 101,544 shares of the common stock at a weighted average price of $8.69 per share, also adjusted for the subsequent stock splits effected in the form of dividends. Funds necessary to purchase such shares were borrowed from an independent third-party lender. The Company has not guaranteed the debt but anticipates contributing sufficient funds to the ESOP to enable it to meet its debt service requirements. The outstanding loan balance has been reflected as a liability and a reduction of stockholders' equity in the consolidated statements of financial condition. Shares purchased with such loan proceeds are held in a suspense account for allocation among members as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among members on the basis of compensation and years of service. A total of 17,732, 19,974, and 17,884 shares were allocated in fiscal 1997, 1996, and 1995, respectively.

      Contributions by the Bank to the ESOP in fiscal 1997, 1996 and 1995 amounted to $181,240, $194,039 and $195,543, respectively, and are included in the accompanying consolidated statements of operations in salaries and employee benefits. Interest expense paid during 1997, 1996 and 1995 by the ESOP for the loan amounted to $34,298, $46,693, and $58,056, respectively.

      The interest rate on the ESOP loan is fixed at 7.50% until maturity with interest expense being computed on the unpaid principal balance. As principal payments are made by the ESOP, the corresponding liability is reduced and stockholders' equity is increased. Principal payments and cash dividends paid on the common stock held by the ESOP in fiscal 1997 amounted to $177,250, and remaining principal payments are scheduled as follows:


        Fiscal Year                       Amount
        -----------                       ------

           1998                          $186,872
           1999                           146,618
                                         --------
          Total                          $333,490


      At June 30, 1997, the ESOP had pledged 94,117 shares of unallocated Company stock held by it as collateral for the debt.

Incentive Compensation Program

      The Company currently maintains an incentive compensation program for its officers and key employees. The incentive program provides cash awards to members of the management group based upon an individual's base salary and success in reaching specified pre-established objectives during the fiscal year, provided the Company reaches a certain base amount in net income. During fiscal 1997, 1996 and 1995, $79,380, $29,175 and $6,000 were expensed for this purpose.

Pension Plan

      The Company has a noncontributory defined benefit pension plan which is fully funded through a multi-employer investment trust covering qualified salaried employees. Costs recognized for the years ended June 30, 1997, 1996 and 1995, totaled $4,953, $34,124, and $67,249, respectively. Information relative to the financial status of the Company's portion of the Plan is not currently available.

14 - Recent Accounting Pronouncements


      In February 1997 the FASB issued SFAS No. 128, "Earnings Per Share." This statement establishes standards for computing and presenting earnings per share
(EPS) and applies to entities with publicly held common stock or potential common stock. This statement simplifies the standards for computing earnings per share previously found in APB Opinion No. 15, Earnings per Share, and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. This statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. This statement requires restatement of all prior period EPS data presented. Had the Company adopted SFAS No. 128 as of June 30, 1997, the basic earnings per share on a pro forma basis would have been $.94, $1.19, and $1.05 for the fiscal years ended 1997, 1996 and 1995, respectively. Pro forma disclosure of diluted earnings per share would have been $.93, $1.18, and $1.04 for the fiscal years ended 1997, 1996, and 1995, respectively.

      In June 1997 the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The statement does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Management has not yet determined the impact, if any, of this statement on the Company.

      In June 1997 the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. Management has not yet determined the impact, if any, of this statement on the Company.

15 -  Parent Company Financial Information

Financial information of Chester Valley Bancorp Inc. (parent company only) as follows:

Statements of Financial Condition
                                                                    At June 30,
                                                         ------------------------------
                                                              1997              1996
                                                         ------------      ------------
Assets
     On deposit with subsidiary ....................     $    309,154      $    354,777
     Investment in subsidiary ......................       27,085,593        25,717,004
     Other assets ..................................            3,354             3,354
                                                         ------------      ------------
          Total Assets .............................     $ 27,398,101      $ 26,075,135
                                                         ============      ============
Liabilities
     ESOP debt .....................................     $    333,490      $    510,740
                                                         ------------      ------------
          Total Liabilities ........................          333,490           510,740

Stockholders' Equity ...............................       27,064,611        25,564,395
                                                         ------------      ------------
          Total Liabilities and Stockholders' Equity     $ 27,398,101      $ 26,075,135
                                                         ============      ============

Statements of Operations                                                  Year Ended June 30,
                                                         ------------------------------------------------
                                                               1997              1996             1995
                                                         ------------      ------------      ------------
Income
     Distributed income from subsidiary ............     $    750,000      $    900,000      $       --
     Interest income ...............................           16,598            10,500            16,922
     Equity in undistributed income of subsidiaries         1,176,407         1,534,100         2,144,978
                                                         ------------      ------------      ------------
Expense
     Other Expense .................................           17,345             5,754             8,954
                                                         ------------      ------------      ------------
         Net Income ................................     $  1,925,660      $  2,438,846      $  2,152,946
                                                         ============      ============      ============

Statements of Cash Flows                                                  Year Ended June 30,
                                                         ------------------------------------------------
                                                              1997              1996             1995
Operating activities:                                    ------------      ------------      ------------
  Net income .......................................     $  1,925,660      $  2,438,846      $  2,152,946
  Add (deduct) items not affecting cash flows
     from operating activities:
     Equity in undistributed income of subsidiary ..       (1,176,407)       (1,534,100)       (2,144,978)
     Decrease in other liabilities .................             --                 (10)             --
     Reduction of common stock acquired by ESOP ....          177,250           181,171           167,901
                                                         ------------      ------------      ------------
  Net cash flows from operating activities .........          926,503         1,085,907           175,869
                                                         ------------      ------------      ------------
Financing activities:
     Income tax benefit on exercise of stock options          (92,246)             --                --
     Cash dividends on common stock ................         (760,465)         (573,030)         (471,346)
     Payment for fractional shares .................          (15,927)          (11,105)          (10,027)
     Stock repurchased as treasury stock ...........         (348,679)         (501,026)         (242,140)
     Repayments of principal on ESOP debt ..........         (177,250)         (181,171)         (167,901)
     Proceeds from exercise of stock options .......          337,041            95,336           117,107
     Proceeds from sale of common stock under
         the dividend reinvestment plan ............           85,400           247,013           199,943
                                                         ------------      ------------      ------------
     Net cash flows used in financing activities ...         (972,126)         (923,983)         (574,364)
                                                         ------------      ------------      ------------
Net increase (decrease) in cash ....................          (45,623)          161,924          (398,495)
Cash and cash equivalents:
     Beginning of period ...........................          354,777           192,853           591,348
                                                         ------------      ------------      ------------
     End of period .................................     $    309,154      $    354,777      $    192,853
                                                         ============      ============      ============
Non-cash items:
     Net unrealized gain (loss) on investment
         securities available for sale,
         net of taxes ..............................     $     99,936      $    (97,222)     $       --
                                                         ============      ============      ============

Independent Auditors' Report

{GRAPHIC-LOGO] Peat Marwick LLP


      To the Board of Directors and Stockholders of Chester Valley Bancorp Inc:


      We have audited the accompanying consolidated statements of financial condition of Chester Valley Bancorp Inc. and subsidiary as of June 30, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chester Valley Bancorp Inc. and subsidiary as of June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1997, in conformity with generally accepted accounting principles.



/s/KPMG Peat Marwick LLP
------------------------
KPMG Peat Marwick LLP

Philadelphia, Pennsylvania
July 25, 1997