Form 10-K, Exhibit 13
period 1998-06-30
CHESTER VALLEY BANCORP INC
filed 1998-09-25
CIK 854098

CHESTER VALLEY BANCORP INC.


                         50 Years of Dynamic Leadership









                      [GRAPHIC-PHOTO OF ELLEN ANN ROBERTS]














                               Annual Report 1998

          INDEX

Ellen Ann Roberts Tribute     1-2

Five-Year Financial
Highlights                      3

Letter to Stockholders        4-7

Investment Services
   and Trust Division         8-9

Technology                  10-11

Business Banking
   Services                 12-13

Community Banking           14-15

Philadelphia Corporation
   for Investment Services     16

Financial Index                17

Financials                  18-42

Independent Auditors'
   Report                      43

Board of Directors
   New Officers                44

Directors and Officers         45

Corporate Information          46

50 Years of Dynamic Leadership

      Ellen Ann Roberts has served 50 years as an integral part of Chester Valley Bancorp's success, and it is only natural to dedicate this year's Annual Report as a tribute to her many contributions not only to this organization, but also to the Chester County community. She joined the staff of the Downingtown Building and Loan as a teller in 1948. Learning the business from her father, one of the original founders of the institution, Ellen Ann was elected Chief Executive Officer in 1958 and became Executive Vice President in 1973. In 1987 she was elected President and Chief Executive Officer and, in 1996, became Chairman of the Board and CEO.











           [GRAPHIC-SHOWING GROUPS OF PEOPLE AND YEARS 1948 AND 1998]












      During her successful career and as a lifelong resident of Downingtown, Ellen Ann has become well-known throughout Chester County not only for her outstanding capabilities as a business leader, but also for her tireless efforts on behalf of our community. She pioneered the way to becoming the first woman member, then director and chairperson of the Chester County Planning Commission; she is the past vice chairman of the Republican Party of Chester County; past president of the Business & Professional Women of Chester County and has served as a board member of SEPTA.

      Being at the helm of a multi-million dollar bank for so many years has necessitated a very visible presence in numerous financial organizations on both a state and national level. Ellen Ann continues to be a member of America's Community Bankers, the Financial Managers Society, and the Independent Bankers Association of America. She has been a Director of the Pennsylvania Association of Community Bankers, the Pennsylvania Chamber of Business and Industry, and the Financial Institutions Retirement Fund.

[GRAPHIC-ELLEN ANN ROBERTS BEST WOMEN IN BUSINESS AWARD]


      Because of her dedication to the community, finding the time to participate in community-related organizations has always been Ellen Ann's priority - she will make time for what she believes to be the best interests of her friends and neighbors. Today she is a Director of the Chester County Chamber of Business and Industry, the Housing Partnership of Chester County, the Brandywine Hospital Foundation, the Downingtown Water Authority, the Chester County Historical Society, and Handi-Crafters. She is also a Director of the Chester County Development Council and is very proud of the fact that from 1987 to 1989, she was the first woman Chairman of this countywide organization.

      Ellen Ann has received numerous accolades for her service to these and other organizations. In 1992 she was chosen by the March of Dimes as an honoree for its Salute to Chester County Women of Achievement; in 1993 she was named Outstanding Citizen of the Year by the Greater Downingtown Chamber of Commerce; in 1994 Ellen Ann was chosen Woman of the Year by the Real Estate Advisory Board of Immaculata College; in 1997 she had the distinction of being among Pennsylvania's Best 50 Women in Business, at which time she received recognition from Governor Tom Ridge. Ellen Ann has also received recognition by the Chester County Chamber as Small Business Leader of the Year and by the Brandywine Hospital and Trauma Center for Outstanding Voluntary Service. In April 1998, Ellen Ann was awarded "The Chairman's Award" by the Federal Home Loan Bank of Pittsburgh for her continuing efforts to support affordable housing in Chester County.

                                                                       [GRAPHIC]


      Under Ellen Ann's guidance, Chester Valley's assets today have grown to over $377 million - from Downingtown Building and Loan's $500,000. Her achievements have come through hard work, dedication, and a love of helping people.

[GRAPHIC-PHOTO OF ELLEN ANN WITH A PORTRAIT OF JOSEPH R. DOWNING, HER GREAT-GREAT-GRANDFATHER IN THE BACKGROUND]

                 [GRAPHIC-GRAPH DEPICTING NET OPERATING INCOME]
                     [GRAPHIC-GRAPH DEPICTING TOTAL ASSETS]
              [GRAPHIC-GRAPH DEPICTING COMMERCIAL LOAN PORTFOLIO]

                                         FINANCIAL HIGHLIGHTS
                             (Dollars in thousands except per share data)

Selected Financial Condition Data
                                            1998          1997        1996         1995        1994
                                          ---------     --------    --------     --------    --------
Total assets                              $ 377,012     $325,201    $274,548     $263,862    $245,471
Net loans receivable                        273,128      257,040     223,963      220,816     194,293
Deposits                                    298,191      260,750     228,206      217,981     204,802
Borrowings                                   41,791       31,032      14,827       16,031      13,526
Stockholders' equity                         31,849       28,279      26,766       24,967      22,927
Book value per common share(1)                13.68        12.32       11.67        10.89       10.06
Selected Operations Data
                                            1998          1997        1996         1995        1994
                                          ---------     --------    --------     --------    --------
Interest income                             $25,753      $22,621     $20,637      $18,948     $16,557
Interest expense                             13,409       11,506      10,887        9,838       8,284
Net interest income                          12,344       11,115       9,750        9,110       8,273
Income before cumulative effect of a
  change in accounting for income taxes(1)    3,626        2,237       2,732        2,326       2,144
Cumulative effect of a change in
  accounting for income taxes                     -            -           -            -         540
Net income(1)                                 3,626        2,237       2,732        2,326       2,684
Basic earnings per share
  before cumulative effect of a change in
  accounting for income taxes (2)              1.57          .98        1.19         1.02         .96
Dividend per share (2)                          .48          .35         .27          .22         .20

(1) Fiscal 1997 includes the one-time FDIC insurance assessment of $832,000 net of taxes.

(2) Adjusted to reflect 5% stock dividends paid in September 1997, 1996, 1995, and 1994, and the five-for-four stock split effected in the form of a dividend in March 1997.


Other Selected Data
(based on monthly balances)

Average interest rate spread                       3.28%        3.37%      3.20%        3.17%       3.27%
Net yield on average interest-earning assets       3.94%        4.03%      3.87%        3.72%       3.75%
Ratio of non-performing loans and real estate
  owned to total assets at end of period            .33%         .23%       .85%        1.16%       1.43%
Number of full-service
  offices at end of period                             7           7          6            6           5

To Our Shareholders

      Once again, we are proud to report that Fiscal 1998 brought another year of record earnings for Chester Valley Bancorp Inc. We achieved significant accomplishments that will positively impact the future of the company and its subsidiaries. As expected, this past year proved to be a very competitive year for banking, and we are carving our niche in continuing to strive to be the "Premier" community bank serving Chester County. We attribute our strong performance and growth to the loyalty of both our Bank customers and our employees who work tirelessly as a team, not just meeting customer needs, but exceeding them. Without their extraordinary efforts, our exceptional growth and accomplishments could not have been made.


[GRAPHIC-PHOTO]

      The end of our fiscal year, June 30, 1998, saw assets at $377.01 million, up 15.9% from $325.20 million as of June 30, 1997; deposits grew to $298.19 million, a 14.4% increase from $260.75 million at the same date in 1997. Net loans grew to $273.13 million. Our dedicated commercial loan staff has increased our commercial portfolio to $58.59 million from 1997's $44.62 million - an increase of 31.3%. Best of all, net operating income rose to $3.63 million -- 18.2% over last year's $3.07 million (excluding the one-time Savings Institutions Insurance Fund {"SAIF"} special assessment).

      We are also pleased with certain initiatives we have put in place to assist us in our goal to be the premier bank in Chester County and adjoining counties as well. Some of the highlights of Fiscal 1998 include changing our name to First Financial Bank, expanding our commercial lending unit, adding efficiencies to our technology including electronic banking products and acquiring Philadelphia Corporation for Investment Services. We also opened our Investment Services and Trust Division, established a location for our eighth branch, and have continued our tireless support and dedication to Downingtown and its revitalization. As dynamic Chester County continues to flourish, we have also grown and expanded our product lines and services to further meet the changing needs of our customers.

      Changing our name to First Financial Bank has reflected our pursuit and expansion of the types of financial services we offer to our customers, which in turn, has made us even more profitable. In October 1997, we officially opened our Investment Services and Trust Division. As the first thrift in the state to be approved for trust powers by the Pennsylvania Department of Banking, First Financial can now offer both individual and corporate customers a full line of personal money management and investment services. Vice President and Senior Trust Officer David L. Summers and his staff are readily available to assist with investment or portfolio management including 401K, estate and retirement planning and all trust issues. We are very excited about our new Trust Division and with our constant emphasis on being a true community bank and being able to meet our customers' every financial need, this is a perfect addition to our Bank. Customers can take advantage of the Bank's services at any one of our seven branch locations.

      Chester Valley Bancorp Inc. is now the parent company of both First Financial Bank and our recently acquired Philadelphia Corporation for Investment Services ("PCIS"). On May 29,1998, this acquisition was finalized. PCIS is a securities broker/dealer and investment advisor with offices in Wayne and Philadelphia, Pennsylvania. We are extremely pleased and excited about this new partnership and believe this combination will greatly enhance our ability to better service our customers with the expertise of their staff of financial planners, chartered financial analysts, and other highly experienced securities and financial professionals. First Financial Bank and Philadelphia Corporation have many of the same professional values and culture which emphasize that the customer's interests come first. We will be even more able to meet and exceed customer's financial services needs and expectations while continuing to provide the personal service and trust which are so important in professional relationships.

      Over the past year, we have also expanded our Commercial Lending Unit by adding three new Lending Officers who were brought in to supplement the talented commercial team already working on this effort. Commercial lending has remained a very important and profitable focus for us. Since 1991, when we established our commercial lending group, our commercial lenders had a vision and continue to share with us the desire to build upon the strengths of a local community bank. Along with the incredible growth of this area -- 50% growth in Fiscal 1997 and 31% growth in Fiscal 1998, we have added various products to our commercial product line including corporate sweep and cash management services. We continue to focus our marketing efforts on small and mid-size companies who seem to be getting lost in the chaos of recent bank mergers. Our advantage is that we can provide big bank technology along with the community bank friendliness and personalized service these local business owners deserve. Relationship banking is and continues to be the key to our success.




                                   [GRAPHIC]










      Another major focus that has allowed our growth and success is our continued efforts to improve and enhance our technology. In order to stay competitive within our market, we must be able to adapt and rapidly change the way we process transactions. Productivity enhancements which drive down costs are a definite opportunity within our industry, and even more exciting are retail and commercial product and service introductions enabled by this new technology. In Fiscal 1998 we selected our new data processor and during Fiscal 1999, we will significantly enhance the way in which we provide products and services to our customers and prospects including adding numerous efficiencies to our current processes. As a result of our new data processor, we will be able to offer many new electronic banking products and services to our customers including PC Banking for Small Business customers and Internet Banking, just to name a few. It is important for us to realize that in order to remain competitive, we must adapt to the changing needs of our customers and be able to offer them alternatives to the way they currently do their banking -- we will continue to deliver products through our branches, but will also focus on offering those products and services electronically for those who wish to do their banking from their home or office site.

      As we continue to look at opportunities to introduce new products and services, we also continue to look at new branch locations to provide our financial services to the local community. Construction has begun on our newest branch, located in Devon, Pennsylvania, which is planned to be opened in late fall of 1998. This location, which will be our eighth full-service branch, will serve the communities on the Main Line. The facility will house a full array of financial experts including branch personnel and a Commercial Lending Officer. The branch will be located at 414 Lancaster Avenue in Devon, PA and will also have three drive-up windows including a drive-up ATM. We are looking forward to again expanding further within the local community and remain focused on being a community bank serving Chester County and adjoining counties as well.

      Our commitment to being headquartered in Downingtown, PA has remained a very strong focus of ours. Employees within our organization are active within the Downingtown Main Street Organization, whose entire purpose is to revitalize the Borough of Downingtown by restoring store fronts and office buildings to have a "village" look while also adding parks, trees, and other community-focused facades.

      As you can see, Fiscal 1998 was a very busy and exciting year for us. We are looking forward to expanding our product line even further by offering new financial products and services in the near future. As we bring another successful fiscal year to a close, we are very excited about our future. What Chester Valley was founded on will never change. We will continue our involvement in the growth of our community and continue to think globally and act locally. We remain committed to those we serve, and most of all, you, our shareholders. We look forward with great anticipation to another successful year.

Sincerely,


/s/Ellen Ann Roberts
--------------------
Ellen Ann Roberts
Chairman and Chief Executive Officer


/s/Anthony J. Biondi
--------------------
Anthony J. Biondi
President and Chief Operating Officer

Investment Services and Trust Division
--------------------------------------





[GRAPHIC-PHOTO OF DAVID L. SUMMERS, VICE PRESIDENT AND SENIOR TRUST OFFICER AND CYNTHIA L. CUNNINGHAM, TRUST OPERATIONS ADMINISTRATOR

      In November 1997, First Financial Bank officially opened its Investment Services and Trust Division. As the first thrift in the state to be approved for Trust powers by the Pennsylvania Department of Banking, First Financial now offers both individual and corporate clients an array of money management, trust and investment services including portfolio management, estate and retirement planning, and self directed IRA's. In March 1998, an expanded Downingtown facility opened its doors with new office space to house this Division. David L. Summers, a Vice President and Senior Trust Officer with over twenty-three years of banking experience and specialized training in Trusts and Estates, Investments, and Investment Planning, offers our clients counseling and sound advice on almost any investment decision. Dave and his staff are our most important resource; they are trained professionals in many areas and have advanced training in the Investment, Trust and Estate areas. As with all of our banking service departments, this new Division prides itself on building long term relationships with Investment Services and Trust clients.

      In addition to financial service and guidance, the Investment Services and Trust Division offers corporate trust services. The Division provides corporate trust clients with the technical expertise of a large financial institution while preserving the personal service of community banking. Throughout the 1997-98 fiscal year, the Division has provided fiduciary, trustee, agency and registrar services to municipalities and school districts across the state. Our corporate trust business continues to develop and we anticipate growth and expansion of this service in the years ahead.






[GRAPHIC-PHOTO OF LAUREN C. DAMIANO, ESQ., CORPORATE TRUST ADMINISTRATOR AND KEVIN HOLLERAN, ESQ., AN ADVISOR TO OUR INVESTMENT SERVICES AND TRUST DIVISION]




      Overall, First Financial is pleased with the progress of its Investment Services and Trust Division. The Division has nearly doubled its projected asset base for Fiscal 1998, and has exceeded all other expectations since its inception eight months ago. Traditionally, First Financial Bank had relied on interest income as its main source of revenue-with the Investment Services and Trust Division we have expanded our resources to include a fee-oriented income structure which permits more versatility. We look forward to the many other benefits which the addition of this Division will undoubtedly provide.

Technology

      Another major focus that has allowed us great growth and success this past fiscal year is our continued effort to enhance our technology. We have recognized the need to reengineer for today and tomorrow, and even more exciting are the consumer and business product introductions enabled by this new technology,






[GRAPHIC-PHOTO OF KELLY L. LAURENTO, AVP PRODUCT SUPPORT, KAREN D. BROWN, DEMAND DEPOSIT MANAGER AND KAY B. FALKOW, VICE PRESIDENT OF OPERATIONS]




which we plan to bring to our customers during the next fiscal year. Because consumers are looking for more flexible banking options, our focus is to bring the bank to the customer. We will soon be able to offer many new electronic banking products and services including PC Banking for Retail and Small Business customers, Internet Banking, Cash Management and Sweep services for Businesses via their PC, among many others. We will continue to deliver products and services through our branches, but will also focus on offering those same products electronically for those who wish to do their banking from their home, office, or wherever they choose.

      The First Call Center, which opened in August 1997, is another venue for convenience banking. Customers, along with anyone who wishes to open a new account or loan with us, are able to call us Monday through Friday, 8 am to 8 pm, and we will be there to assist them in any way we can. This offers one-stop financial services shopping over the phone in minutes without ever having to leave the comfort of your home.








[GRAPHIC-PHOTO OF KAREN C. DIVINCENZO, FIRST CALL CENTER MANAGER AND PAMELA M. COLLIS, ELECTRONIC BANKING MANAGER]










      With our technological enhancements over the last fiscal year, the speed at which we provide service to our customers has been greatly increased. Imaging documents has allowed immediate turnaround for customers who wish to receive copies of checks or other similar research. Over the next year, the Bank plans to image more documents, such as loan documents and signature cards, to allow even quicker turnaround right at the branch's customer service representative's desk. Our recent computer enhancements have enabled us to improve our internal communications as well thereby increasing our efficiencies without adding to our overall costs.

[GRAPHIC-PHOTO OF EDWARD S. LAWRENCE, SENIOR VICE PRESIDENT OF COMMERCIAL LENDING STEPHEN E. MILLER, LENDING OFFICER]











Business Banking Services


      During the last fiscal year, we have expanded our Commercial Lending Unit by adding three new Lending Officers who were brought in to enhance the talented commercial team already working on this effort. They came to First Financial Bank because they want to build valued customer relationships and are strong believers in our personalized high-quality service approach to banking. We pride ourselves on the fact that our lenders get to know their customers very well, helping to guide them with their plans for the future. There is constant interaction between branch employees and our commercial lending unit to take advantage of the opportunities brought about by the many recent bank mergers. Corporate Sweep, Cash Management services, commercial deposit services, as well as alternative investment products through our Investment Services and Trust Division and Philadelphia Corporation are also available for First Financial commercial customers. We again achieved phenomenal growth - 31% - in our commercial loans during Fiscal 1998. We are proud to have achieved this growth while retaining asset and credit quality and personalized service.

      What is even more important to us is how our presence and commercial banking efforts have had a positive impact on our community. We financed the 2nd Avenue project in Coatesville, PA which turned a vacant

[GRAPHIC-PHOTO OF MICHAEL T. STEINBERGER, VICE PRESIDENT
AND FRANK J. BALDASSARRE, VICE PRESIDENT]


historic building into beautiful housing for 64 senior citizens.  Best of all, this project is complete and the building is 100% occupied. We also helped finance the construction of Ludwig's Corner, a 14 unit shopping center with retail shops. As we grow, we have opened doors to businesses and projects that we could not before serve. Our lenders are very involved in programs sponsored by the Small Business Association, which allow businesses to start new plants and receive working capital lines of credit. Other programs of which we are proud to be a part of include offering business owners pre-approved equipment lines for their business, and our "Scattered Sites" initiative which turned 15 unoccupied houses that required major renovations into viable housing for low-income families throughout Chester County. Again, as you can see, relationship banking is and will continue to be the key to our success.

      Other recent accomplishments include our residential construction and land acquisition lending efforts, with an increase in balances of 21%. We also offer 48-hour mortgage approval and 24-hour consumer loan approval. Best of all, our total overall loan delinquency is at .74% of assets. We pride ourselves on building lasting relationships and serving the local community as we strive to be the premier bank of Chester County.

Community Banking

      As a strong local bank, First Financial remains focused on providing community bank friendliness and personalized service. According to the most recent data published by Sheshunoff Information Systems, Inc. in Austin, Texas, our market share of deposits continues to grow within Chester County, with a 14.22% increase from June 1996 to June 1997. With the 2nd largest market share of any bank headquartered in Chester County, we continue to search for opportunities to introduce new products and services and to look at new branch locations to provide our services to the local community. While some bank branches are packing and leaving local communities, we are expanding our presence within Chester County. Our eighth branch, to be located in Devon, PA, will have a full staff of branch personnel, three drive-up windows, including a drive-up ATM and extended branch hours. This location will serve the communities on the Main Line and will house a new Commercial Lending Officer. The affluent demographics of this new location are ideal for the expansion of our personalized banking services, encompassing not only trust and investment services, but also commercial and







[GRAPHIC-PHOTO OF PAULA D. STEVENS, ASSISTANT VICE PRESIDENT AND BRANCH MANAGER OF OUR NEW DEVON OFFICE AND ROMAINE R. DUNLAP, ASSISTANT VICE PRESIDENT/BUSINESS DEVELOPMENT OFFICER] small business loans and deposit products. As one of the leading community banks in Chester County for over 75 years, we pride ourselves on our community involvement and support. We are very anxious to meet our new neighbors in the Devon and Berwyn areas. The branch's opening is anticipated for late fall of 1998.

      The focus of our Community Banking Division is to expand our market while offering the most competitive financial products in the area. Our debit card, the First Choice Check Card, was introduced in 1996, and has become one of our most popular and profitable products. We hold the most in deposit market share of any bank in the Exton, Thorndale and Frazer markets while remaining within the top three in all other markets served. Our Bank Intelligence Committee constantly monitors our competitor's products to assure that we are providing the highest quality banking services. As a community bank, our "people" are our advantage. We remain dedicated to excellent customer service including friendliness and convenience. With extended hours in most locations along with superior personal and business banking services, First Financial takes pride in continually striving to be the premier bank of Chester County.



[GRAPHIC-OUR COMMUNITY BANKING DIVISION, HEADED BY STEVEN C. CUNNINGHAM, VICE PRESIDENT]

[GRAPHIC-OUR NEW DEVON BRANCH WILL BE OPEN IN LATE 1998]

Philadelphia Corporation for
Investment Services



      In May 1998, Chester Valley Bancorp Inc. finalized the acquisition of Philadelphia Corporation for Investment Services ("PCIS"), which provides investment advisor and


[GRAPHIC-PHILADELPHIA CORPORATION IS REPRESENTED BY (STANDING) PHILIP J. BALDASSARI, SENIOR VICE PRESIDENT; VERNON C. WALKER, SENIOR VICE PRESIDENT; R. WAYNE RAFFETY, SENIOR VICE PRESIDENT; (SEATED) A. LOUIS DENTON, PRESIDENT; EDWARD T. BORER, CHAIRMAN.]




securities brokerage services to individuals and smaller corporate accounts. PCIS is a registered broker/dealer in 50 states and Washington, DC, and registered as an Investment Advisor with the Securities Exchange Commission. PCIS provides many additional services, including self-directed and managed retirement accounts, safekeeping, daily sweep money market funds, portfolio and estate valuations, life insurance, annuities, and margin accounts. Fiscal 1998 was PCIS's most successful year.

      PCIS representatives average over 25 years of experience in professional money management services; many hold advanced securities licenses and have designations such as attorney, MBA, Chartered Financial Analyst, or Certified Financial Planner. Several PCIS employees serve as industry arbitrators. Six of the firm's senior employees have served on the National Association of Securities Dealer's District Business Conduct Committee; one became Chairman of the NASD.

      PCIS is now able to provide more comprehensive financial services to its clients and those of First Financial Bank. The combination of their services with the Bank's trust division will provide "one-stop financial shopping" for Bank customers whose non-cash financial assets are now held or managed elsewhere.

Financial Information






Management's Discussion and Analysis of
Financial Condition and Results of Operations                    18

Consolidated Statements of Financial Condition                   26

Consolidated Statements of Operations                            27

Consolidated Statements of Changes in
Stockholders' Equity                                             28

Consolidated Statements of Cash Flows                            29

Notes to Consolidated Financial Statements                       30

Independent Auditors' Report                                     43

Management's Discussion
and Analysis of Financial Condition
and Results of Operations

GENERAL

      Chester Valley Bancorp Inc. (the "Holding Company") is a unitary thrift holding company, incorporated in the Commonwealth of Pennsylvania in August 1989. The business of Chester Valley Bancorp Inc. and its subsidiaries (the "Company") consists of the operations of First Financial Bank ("First Financial" or the "Bank"), a Pennsylvania-chartered stock savings and loan association founded in 1922 and Philadelphia Corporation for Investment Services ("PCIS"), a full service investment advisory and securities brokerage firm. The Bank provides a wide range of banking services to individual and corporate customers through its seven, soon to be eight, branch banks in Chester County, Pennsylvania. The Bank provides residential real estate, commercial real estate, commercial and consumer lending services and funds these activities primarily with retail deposits and borrowings. Philadelphia Corporation for Investment Services is registered as a broker/dealer in all 50 states and Washington, DC and it is also registered as an Investment Advisor with the Securities Exchange Commission. PCIS provides many additional services, including self-directed and managed retirement accounts, safekeeping, daily sweep money market funds, portfolio and estate valuations, life insurance and annuities, and margin accounts, to individuals and smaller corporate accounts. PCIS's offices are located in Wayne and Philadelphia, Pennsylvania.

     The Company posted record operating earnings of $3.63 million, or $1.57 per share, for the fiscal year ended June 30, 1998, compared to $3.07 million or $1.34 per share for the same period in 1997, excluding the one-time Savings Institutions Insurance Fund ("SAIF") special assessment. This represents an 18.2% increase in earnings. In fiscal 1997, the pre-tax effect of the SAIF assessment was $1.39 million resulting in an after tax charge to earnings of approximately $832,000, or $.36 per share. After recognition of this assessment the Company earned net income of $2.24 million, or $.98 per share, for the fiscal year ended June 30, 1997.

ASSET/LIABILITY MANAGEMENT

     The primary asset/liability management goal of the Company is to manage and control its interest rate risk, thereby reducing its exposure to fluctuations in interest rates, and achieving sustainable growth in net interest income over the long term. Other objectives of asset/liability management include: (1) ensuring adequate liquidity and funding, (2) maintaining a strong capital base and (3) maximizing net interest income opportunities.

     In general, interest rate risk is mitigated by closely matching the maturities or repricing periods of interest-sensitive assets and liabilities to ensure a favorable interest rate spread. Management regularly reviews the Company's interest-rate sensitivity, and uses a variety of strategies as needed to adjust that sensitivity within acceptable tolerance ranges established by management. Changing the relative proportions of fixed-rate and adjustable-rate assets and liabilities is one of the primary strategies utilized by the Company to accomplish this objective.

     The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest-rate sensitive" and by monitoring an institution's interest-sensitivity gap. An interest-sensitivity gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities repricing within a defined period and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets repricing within a defined period.

     To provide a more accurate one-year gap position of the Company, certain deposit classifications are based on the interest-rate sensitive attributes and not on the contractual repricing characteristics of these deposits. Management estimates, based on historical trends of the Bank's deposit accounts, that 56% of money market and NOW accounts are sensitive to interest rate changes and that 7% of savings deposits are sensitive to interest rate changes. Accordingly, these interest-sensitive portions are classified in the less than one year categories with the remainder in the over five years category. Deposit products with interest rates based on a particular index are classified according to the specific repricing characteristic of the index. Deposit rates other than time deposit rates are variable, and changes in deposit rates are typically subject to local market conditions and management's discretion and are not indexed to any particular rate.

     Generally, during a period of rising interest rates, a positive gap would result in an increase in net interest income while a negative gap would adversely affect net interest income. However, the interest-sensitivity table does not provide a comprehensive representation of the impact of interest rate changes on net interest income. Each category of assets or liabilities will not be affected equally or simultaneously by changes in the general level of interest rates. Even assets and liabilities which contractually reprice within the same period may not, in fact, reprice at the same price or the same time or with the same frequency. It is also important to consider that the table represents a specific point in time. Variations can occur as the Company adjusts its interest-sensitivity position throughout the year.

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

     Total interest income increased to $26.20 million during fiscal 1998, a $3.28 million or 14.3% increase over the comparable prior year. This increase was due to a $41.46 million increase in the average balance of interest-earning assets. Partially offsetting the effect of the increase in the average balance on interest income was the 5 basis-point decrease in the yield, to 8.44%, on the loan portfolio as the result of the flattening yield curve during fiscal 1998 which resulted in customers refinancing their loans to lower interest rates.

     Total interest income increased to $22.92 million during fiscal 1997, a $1.99 million or 9.5% increase over the comparable prior period. This increase was primarily due to a $22.16 million increase in the average balance of loans coupled with a 9 basis-point increase in the yield earned on the loans. The increase in the yield is the result of the Company's continual effort to focus its originations on higher-yielding loan products. The increase in yield on the loans was offset in part by a 53 basis-point decrease to 5.79% in the yield on investment securities and other investments during fiscal 1997.

Interest Expense

     Total interest expense increased to $13.41 million during fiscal 1998, a $1.90 million or 16.5% increase over the comparable prior year. The increase in interest expense was primarily due to a $24.86 million and $10.87 million increase in the average balances of deposits and borrowings, respectively, at June 30, 1998, which funded the increase in the average balances of interest-earning assets discussed previously. The average rate paid on deposits remained at 4.63% for fiscal 1998 as the result of

                                        Interest Rate Sensitivity Analysis at June 30, 1998
                                                       (Dollars in thousands)


                                                         More Than     More Than  More Than     More Than
                                                       Three Months   Six Months   One Year   Three Years
                                          Three Months   Through       Through     Through      Through      More Than
                                            or Less     Six Months    One Year   Three Years   Five Years    Five Years     Total
------------------------------------------------------------------------------------------------------------------------------------
Interest-Earning Assets
  Loans  (1)
    Real estate (2)                       $   29,070   $   20,833    $  33,893    $  50,886    $  28,440    $   51,773   $ 214,895
    Commercial                                 5,858          288          571        2,071        2,236           413      11,437
    Consumer                                   7,810        1,230        2,535       11,224        9,181        19,849      51,829
  Securities and interest-bearing
    deposits                                  33,576        8,342       10,383        6,234       11,163        16,418      86,116

------------------------------------------------------------------------------------------------------------------------------------
  Total interest-earning assets           $   76,314   $   30,693    $  47,382    $  70,415    $  51,020    $   88,453   $ 364,277
------------------------------------------------------------------------------------------------------------------------------------

Interest-Bearing Liabilities
  Savings accounts                        $      498   $      501    $   1,001    $       -    $       -    $   25,164   $  27,164
  NOW accounts                                   450          450          900            -            -        29,970      31,770
  Money market accounts                       35,609            -            -            -            -             -      35,609
  Certificate accounts                        53,125       29,604       36,820       36,550       12,260         2,928     171,287
  Securities sold under agreements
    to repurchase                                144            -            -            -            -             -         144
  Borrowings                                   7,179        1,746       12,301        8,150        9,222         3,193      41,791

------------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities      $   97,005   $   32,301    $  51,022    $  44,700    $  21,482    $   61,255   $ 307,765
------------------------------------------------------------------------------------------------------------------------------------

Cumulative excess of interest-
  earning assets to
  interest-bearing liabilities            $  (20,691)  $  (22,299)   $ (25,939)   $    (224)   $  29,314    $   56,512   $  56,512
====================================================================================================================================
Cumulative ratio of interest
  rate-sensitive assets to
  interest rate-sensitive liabilities          78.7%        82.8%        85.6%        99.9%       111.9%        118.4%      118.4%
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Cumulative difference as a
  percentage of total assets                  (5.5%)       (5.9%)        (6.9%)       (0.1%)        7.8%         15.0%       15.0%
------------------------------------------------------------------------------------------------------------------------------------

(1)  Net of undisbursed loan proceeds.
(2)  Includes commercial mortgage loans.

management's continued efforts to focus its growth in the areas of low-costing or no-cost deposits. The average rate paid on borrowings increased 50 basis points to 6.08% as the Bank extended the average maturity of its Federal Home Loan Bank advance portfolio in an effort to lock in favorable rates longer term given the flatness of the yield curve during fiscal 1998 in addition to funding larger commercial loan originations with matched maturities and locking in the interest rate spread.

     Total interest expense increased to $11.51 million during fiscal 1997, a $620,000 or 5.7% increase over the comparable prior period. The increase in interest expense is principally attributable to a $15.07 million and $5.33 million increase in the average balances of deposits and borrowings to $223.05 million and $20.94 million, respectively, at June 30, 1997. Partially offsetting the effect of increases in the average balances of interest-bearing liabilities were decreases in the average rate paid on such liabilities to 4.72% from 4.87% for the fiscal year 1997 and 1996, respectively. Such declines were due, in part, to the Bank lowering the rates paid on its interest-bearing retail checking accounts combined with the Bank's successful efforts in obtaining low-costing or no-cost deposits in the form of commercial business accounts. In addition, during fiscal 1997 the Bank shortened the average maturity of its FHLB advance portfolio which consequently reduced the average rate paid.

Net Interest Income

     Net interest income is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Net interest income, on a fully tax equivalent basis, increased 12.1%, or $1.39 million to $12.80 million in 1998 from $11.41 million in 1997, compared to a 13.7% increase of $1.37 million from 1996 to 1997. Net interest margin, on a fully tax equivalent basis, was 3.94% for the year ended 1998, compared to 4.03% in 1997 and 3.87% in 1996.

Provision for Loan Losses

     The Company's provision for loan losses was $605,672, $523,413, and $339,800, during the respective periods of 1998 through 1996. These provisions have been added to the Company's allowance for loan losses due to general economic conditions, loan growth, and management's assessment of the inherent risk of loss existing in the loan portfolio. At June 30, 1998, the allowance for loan losses was $3.41 million or 1.23% of net loans compared to $2.86 million or 1.10% of net loans at June 30, 1997.

     The Company establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon, among other things, delinquency trends, the volume of non-performing loans, prior loss experience of the portfolio, current economic conditions, and other relevant factors. Although management believes it has used the best information available to it in making such determinations, and that the present allowance for loan losses is adequate, future adjustments to the allowance may be necessary, and net income may be adversely affected if the circumstances differ substantially from the assumptions used in determining the level of the allowance for loan losses. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses on loans. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Other Operating Income

     Total other income increased $968,800 or 26.6% to $4.62 million for the year ended June 30, 1998, from the comparable prior period. Investment services income increased $488,400 or 21.2% to $2.80 million as the result of PCIS's increased commission income due to the increase in the stock market activity, an increase in advisory fee income due to the strategic plan of PCIS to focus on advisory services as it provides a more stable revenue stream for PCIS and stabilizes expenses for the customer, and an increase in money market fund fees due to an increase in customer balances. The opening of the Bank's Investment Services and Trust Division in the fall of 1997 also contributed to the increase in investment services income for fiscal 1998. An increase in checking account fees, as the result of an increased number of accounts, and an increase in the fees earned on the Bank's debit card, due to increased usage and also an increased number of cardholders, contributed to the increase of $139,700 in service charges and fees in fiscal 1998. The Company recognized gains on trading account securities of $337,500 during fiscal 1998 compared to $15,700 during fiscal 1997.

     Total other income increased $293,700 or 8.8% to $3.65 million for the year ended June 30, 1997, from the comparable prior period. Investment services income increased $87,300 during fiscal 1997 mainly due to an increase in advisory fee income earned by PCIS. An increase of $44,200 in service charges and fees in fiscal 1997 as the result of an increase in commissions earned on the sale of disability and life insurance to the Bank's loan customers, an increase in the number of safe deposit boxes rented, and fees earned on the Bank's debit card contributed to the increase in other income. The Bank recognized a gain of $2,400 on the sale of real estate owned during fiscal 1997 compared to a loss of $51,600 during the prior fiscal year. In addition, during fiscal 1997 the Bank purchased properties surrounding its main office in order to expand its facilities to accommodate its growth. The rental income from these properties has contributed to the increase in other income during fiscal 1997.

Other Operating Expenses

     Total operating expenses increased $1.78 million or 18.1% to $11.64 million for the year ended June 30, 1998, from the comparable prior period, excluding the $1.39 million one-time SAIF assessment in fiscal 1997. The increase in operating expenses over the prior fiscal year was primarily due to a $632,500 or 12.0% increase in salaries and employee benefits related to general salary increases and increased number of staff associated with the addition of the Bank's new Call Center and its new Investment Services and Trust Division established during the summer and fall of 1997, respectively. In addition, occupancy and equipment expenses increased $246,900 or 15.1% to $1.89 million for the year ended June 30, 1998, from the comparable prior period related to the refurbishment of the Bank's Operation Center and the renovations required to provide accommodations for the Bank's new Call Center and Trust Department. Also contributing to the increase in operating expenses during fiscal 1998 was a $291,400 donation in relation to a project to provide low income housing for the elderly. As an offset to the donation, the Bank received a state tax credit in the amount of $145,700 through the Neighborhood Assistance Act which was recorded as a reduction to income tax expense in fiscal 1998.

     Excluding the $1.39 million one-time SAIF assessment, operating expenses totaled $9.86 million for the fiscal year 1997, an increase of $857,200 or 9.5% over the prior comparable period. The one-time assessment was part of legislation adopted to recapitalize the Savings Association Insurance Fund and required the Bank to pay 65.7 cents for every $100 of deposits. As a result of the special assessment, the Bank's federal insurance premiums decreased from $0.23 per $100 of deposits to $0.06 per $100 of deposits in the third fiscal quarter of 1997. The increase in operating expenses over the prior fiscal year was primarily due to a $548,600 or 11.6% increase in salaries and employee benefits related to general salary increases, additional staff for the Bank's newest branch office, Brandywine Square, and additional staff for the Bank's commercial loan department. Also contributing to the increase in other operating expenses was a $185,200 or 12.7% increase in occupancy and furniture and equipment costs associated with the opening of the Brandywine Square branch in the first quarter of fiscal 1997.

Income Taxes

     The Company incurred income tax expense of $1.09 million during the year ended June 30, 1998, compared to $757,400 during fiscal 1997. The primary reason for the increase in income tax expense was due to the increase in income before taxes in fiscal 1998. Income tax expense for fiscal 1998 includes a $145,700 state tax credit through the Neighborhood Assistance Act relating to a donation the Bank made to provide low income housing for the elderly. For periods ending prior to May 29, 1998, no provision has been made for income taxes for PCIS since PCIS had elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code and similar state provisions. Under these provisions, PCIS does not pay income taxes on its taxable income. Instead, the former stockholders of PCIS are liable for individual income taxes based on their respective shares of PCIS's taxable income. As a result of all of PCIS's stock being purchased by Chester Valley Bancorp Inc. on May 29, 1998, PCIS is no longer eligible to be taxed under the provisions of Subchapter S of the Internal Revenue Code.

     The Company incurred income tax expense of $757,400 during the year ended June 30, 1997, compared to $1.03 million during fiscal 1996. The primary reason for the $274,700 decrease was due to reduced pre-tax earnings for fiscal 1997 as the result of the one-time SAIF special assessment.

Capital Resources

     The Company's assets totaled $377.01 million at June 30, 1998, as compared with $325.20 million as of June 30, 1997. This 15.9% increase in assets was primarily funded by an increase in deposits of $37.44 million or 14.4% from $260.75 million at June 30, 1997, to $298.19 million at June 30, 1998, and an increase in Federal Home Loan Bank advances of $10.74 million from $30.20 million to $40.94 million at June 30, 1997 and 1998, respectively. The increase in deposits and advances was used in part to fund loan originations during the period, which contributed to an increase in net loans receivable from $257.04 million at June 30, 1997, to $273.13 million at June 30, 1998. In addition, the Company's securities portfolios along with its interest-bearing deposits increased from $55.19 million to $86.12 million at June 30, 1997 and 1998, respectively.

     Stockholders' equity increased to $31.85 million at June 30, 1998, from $28.28 million at June 30, 1997, as a result of net income earned of $3.63 million during fiscal 1998, the reduction in the principal balance of the Employee Stock Ownership Plan ("ESOP") debt by $186,870 (See Note 13 of the Notes to the Consolidated Financial Statements), proceeds from stock options exercised during the 1998 period of $440,100, proceeds totaling $539,900 from the issuance of common stock, and an increase in the net unrealized gain on securities available for sale, net of taxes, of $289,200. The increase in stockholders' equity was offset in part by the payment of cash dividends of $1.23 million and the repurchase of $274,900 of common stock, as well as the payment of $7,600 in lieu of fractional shares in connection with the 5% stock dividend paid during fiscal 1998.

Asset Quality

     Non-performing assets are comprised of non-performing loans and REO and totaled $1.25 million at June 30, 1998, compared to $748,000 at June 30, 1997.

     Non-accrual loans are loans on which the accrual of interest ceases when the collection of principal or interest payments is determined to be doubtful by management. It is the policy of the Company to discontinue the accrual of interest when principal or interest payments are delinquent 90 days or more (unless the loan principal and interest are determined by management to be fully secured and in the process of collection), or earlier, if the financial condition of the borrower raises significant concern with regard to the ability of the borrower to service the debt in accordance with the current loan term. Interest income is not accrued until the financial condition and payment record of the borrower once again demonstrate the ability to service the debt. Non-performing assets to total assets was .33% at June 30, 1998, compared to
 .23% at June 30, 1997. Non-performing loans of $1.25 million at June 30, 1998, consisted of ten residential mortgage loans in the amount of $771,000, one construction loan for $55,000, and $420,000 in consumer loans.

     At June 30, 1998 and 1997, the Company's classified assets, which consisted of assets classified as substandard, doubtful, loss, and REO, totaled $1.47 million and $1.40 million, respectively. Included in the assets classified substandard at June 30, 1998, were all loans 90 days past due and loans which are less than 90 days delinquent but inadequately protected by the current paying capacity of the borrower or of the collateral pledged, as well as a well-defined weakness that may jeopardize the liquidation of the debt.

Liquidity and Committed Resources

     Management monitors liquidity daily and maintains funding sources to meet unforseen changes in cash requirements. The Company's primary sources of funds are deposits, borrowings, repayments, prepayments and maturities of outstanding loans and mortgage-backed securities, sales of assets available for sale, maturities of investment securities and other short-term investments, and funds provided from operations. While scheduled loan and mortgage-backed securities repayments and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by the movement of interest rates in general, economic conditions and competition. The Company manages the pricing of its deposits to maintain a deposit balance deemed appropriate and desirable. Although the Company's deposits represent the majority of its total liabilities, the Company has also utilized other borrowing sources, namely FHLB advances. In addition to its ability to obtain advances from the FHLB under several different credit programs, the Company has established a line of credit with the FHLB, in an amount not to exceed 10% of the Company's maximum borrowing capacity, which was $11.67 million at the time the commitment was executed, and subject to certain conditions, including the holding of a pre-determined amount of FHLB stock as collateral. This line of credit is used from time to time for liquidity purposes. At June 30, 1998 there was no balance outstanding on the line of credit.

     Liquidity management is both a daily and long-term function. Excess liquidity is generally invested in short-term investments such as FHLB overnight deposits. On a longer-term basis, the Company maintains a strategy of investing in various lending and investment securities products. During the year ended

June 30, 1998, the Company used its sources of funds to primarily fund loan commitments and maintain a substantial portfolio of investment securities, and to meet its ongoing commitments to pay maturing savings certificates and savings withdrawals. As of June 30, 1998, the Company had $8.29 million in commitments to fund loan originations. The majority of these commitments are anticipated to be funded by December 31, 1998. In addition, as of June 30, 1998, the Company had undisbursed loans in process for construction loans of $12.38 million and $15.45 million in undisbursed lines of credit. In addition, the Company has issued $51,000 in commercial letters of credit fully secured by deposit accounts or real estate. The management of the Company believes that the Company has adequate resources, including principal prepayments and repayments of loans and investment securities and borrowing capacity, to fund all of its commitments to the extent required.

     For regulatory purposes, liquidity is defined as a ratio of cash and certain marketable securities that can be readily converted into cash to total deposits and short-term borrowings. At June 30, 1998, liquidity for the Bank as defined under these guidelines was 19.71%, which exceeded the regulatory minimum requirement of 4.0%.

Impact of Inflation and Changing Prices

     The Consolidated Financial Statements and Related Notes presented elsewhere herein have been prepared in accordance with generally accepted accounting principles ("GAAP") which generally require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike many industrial companies, substantially all of the assets and liabilities of the Company on a consolidated basis are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the general level of inflation. Over a short period of time, interest rates may not necessarily move in the same direction or with the same magnitude of inflation.

Year 2000 Issues

     Year 2000 issues result from the inability of many computer programs or computerized equipment to accurately calculate, store or use a date after December 31, 1999. The erroneous date can be interpreted in a number of different ways, the most common being Year 2000 represented as the year 1900. Correctly identifying and processing Year 2000 as a leap year may also be an issue. These misinterpretations of various dates in the Year 2000 could result in a system failure or miscalculations causing disruptions of normal business operations including, among other things, a temporary inability to process transactions, track important customer account information, or provide convenient access to this information.

     The Company has completed an assessment of its financial and operational software systems in accordance with the various regulatory agency guidance documents. The Company is maintaining an inventory of hardware and software systems, which ranges from mission critical software systems and personal computers to security and video equipment, backup generators, and general office equipment. The Company has prioritized its hardware and software systems to focus on the most critical systems first. In connection with the Company's assessment, a number of the less significant third party vendors advised the Company that their software is Year 2000 compliant, and the Company intends to fully test that software by June 30, 1999.

     For most of its mission critical software systems, the Company relies on a major data processing provider in the banking industry. First Financial has received representations and warranties from its vendor for mission critical software systems that the system will be compliant by December 31, 1998. The vendor is contractually obligated to correct any Year 2000 problems or replace the system at no cost to the Bank; however, the vendor's liability for losses is limited. First Financial has started the process of replacing its mission critical software systems and expects to have done so by October 26, 1998, with testing to be completed by December 31, 1998. If testing were to present any system problems, the vendor will work to correct the problem and the Company will test again until resolved. At the same time, the Company is upgrading personal computers to meet both system and Year 2000 requirements. The Company is in the process of evaluating the needs and potential technology issues, including Year 2000 issues, involving Philadelphia Corporation for Investment Services.

     Over the past several years, the Company's Technology Plan has called for an aggressive schedule for installing new systems or upgrading old systems in order to build a technology infrastructure which will allow the Company to offer competitive products while providing for internal efficiencies and customer service improvement. The Technology Plan has resulted in positioning the Company to continue its technology improvements while avoiding costly Year 2000 issues. The Company estimates First Financial's capitalized expenditures associated with Year 2000 at $300,000 during the fiscal year ending June 30, 1999, with approximately $55,000 expensed in that same fiscal year and the remainder recognized in subsequent fiscal years. The Company is not yet in a position to predict Year 2000 driven capitalized expenditures for First Financial for the next fiscal year or for Philadelphia Corporation for Investment Services for the current or next fiscal year. With assistance from its third party vendors, the Company is utilizing internal staff to perform Year 2000 compliance work, including internal Information Systems staff.

     The Year 2000 issue presents potential risks of uncertain magnitude. The risks arise both with regard to systems purchased by the Company through third party vendors as well as those outside the control of the Company, such as with ATM networks or credit card processors. These failures may cause delays in the ability of customers to access their funds through automated teller machines, point of sale terminals at retail locations, or other shared networks. The Year 2000 issue also poses the potential risk for business disruption due to a mission critical software system failure, which could result in inaccurate interest payment calculations, credit transactions, or record-keeping. The Company and the Office of Thrift Supervision are closely monitoring the progress of First Financial's major third party vendors and, to date, the Company is satisfied with their progress. However, if the Company, its customers, or vendors are unable to resolve Year 2000 issues in a timely manner, it could result in a material financial risk. The Company has not yet finalized a contingency plan; however, it intends to develop a detailed plan by December 31, 1998.

     Successful and timely completion of the Year 2000 project is based on management's best estimates derived from various assumptions of future events, which are inherently uncertain, including the progress and results of third party modification and testing plans and other factors.


FORWARD LOOKING STATEMENTS

     In this Report, the Company has included certain "forward looking statements" concerning the future operations of the Company. It is management's desire to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. This statement is for the express purpose of availing the Company of the protections of such safe harbor with respect to all "forward looking statements" contained in this Report. The Company has used "forward looking statements" to describe the future plans and strategies including management's expectations of the Company's Year 2000 readiness and future financial results. Management's ability to predict results or the effect of future plans and strategy is inherently uncertain. Factors that could affect results include interest rate trends, competition, the general economic climate in Chester County, the mid-Atlantic region and the country as a whole, loan delinquency rates, changes in federal and state regulation, Year 2000 uncertainties discussed previously and other uncertainties described in the Company's filings with the Securities and Exchange Commission, including its Form 10K for the year ended June 30, 1998. These factors should be considered in evaluating the "forward looking statements", and undue reliance should not be placed on such statements.

OTHER INFORMATION

Description of Stock

     The holders of the Common Stock of the Holding Company possess exclusive voting rights in the corporation. Each holder of shares of Common Stock is entitled to one vote for each share held, in accordance with the charter and bylaws, including voting on the election of directors. Of the 10.00 million shares of Common Stock authorized by the Holding Company, 7.67 million shares remain unissued. In addition, none of the 5.00 million shares of Preferred Stock authorized has been issued.

Dividend Policy

     The Board of Directors of Chester Valley Bancorp Inc. intends to continue the policy of paying dividends when the directors deem it prudent to do so. The Board of Directors will consider payment of dividends on a quarterly basis, after giving consideration to the level of the profit for the prior quarter and other relevant aspects. On August 19, 1998, the Board of Directors of the Holding Company declared an $.11 per share cash dividend and a 5% stock dividend based on the financial results of the quarter ended June 30, 1998. The cash dividend will be calculated on shares held before the issuance of the stock dividend. During fiscal 1998 and 1997 the Holding Company paid a total of $1.23 million and $1.06 million, respectively, in cash dividends and a 5% stock dividend in each year, along with a five-for-four stock split effected in the form of a dividend in fiscal 1997. Cash dividends from the Holding Company are primarily dependent upon dividends paid to it by First Financial, which, in turn, are subject to certain restrictions established by federal regulators and Pennsylvania law. (See Note 10 to Notes to Consolidated Financial Statements.)

Market Information

     As of August 1, 1998, the Holding Company's Common Stock was held by approximately 2,000 shareholders, including shares held in nominee name. Any broker or any NASDAQ member can be contacted for the latest quotations of the Holding Company's Common Stock. Upon the reorganization into a holding company structure in May 1990, the stock of the Holding Company was approved for inclusion in NASDAQ's National Market System. The Holding Company's NASDAQ symbol is "CVAL". The transfer agent for the stock is American Stock Transfer and Trust Company, New York, New York. During fiscal 1998 and 1997 the Holding Company paid dividends of $.48 and $.35 per share, respectively, adjusted for stock dividends and stock splits during those periods.

     The following table sets forth the high and low closing prices for the periods described. For comparability purposes, the closing prices shown below have been adjusted to reflect the 5% stock dividends paid in fiscal 1998 and 1997 and the five-for-four stock split paid in fiscal 1997.



Fiscal 1998                    Low                    High
-------------------------------------------------------------
     First Quarter          $     19.29           $     23.00
     Second Quarter               21.25                 29.25
     Third Quarter                29.00                 37.00
     Fourth Quarter               31.64                 35.00



Fiscal 1997                    Low                    High
-------------------------------------------------------------

     First Quarter          $     13.24           $     15.24
     Second Quarter               13.91                 15.24
     Third Quarter                14.10                 16.67
     Fourth Quarter               15.71                 20.71


              [GRAPHIC-GRAPH DEPICTING CVAL 5 YEAR PRICE HISTORY]



Recent Accounting Pronouncements

     In February 1997 the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 128, "Earnings Per Share" (EPS). This statement, which supersedes APB Opinion No. 15, simplifies the standards for computing EPS and makes them comparable to international standards. SFAS No. 128 replaces the "primary" and "fully diluted" earnings per share with "basic" and "diluted" earnings per share. Basic EPS is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, or resulted in the issuance of common stock that then shared in the earnings of the company. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. SFAS No. 128 is effective for financial statements issued for the periods ending December 31, 1997, and retroactive restatement of prior period results is required. Accordingly, all EPS information contained in this Annual Report has been restated to comply with this new standard.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income". According to the statement, all items of "comprehensive income" are to be reported in a "financial statement that is displayed with the same prominence as other financial statements". Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. Along with net income, examples of comprehensive income include foreign currency translation adjustments, unrealized holding gains and losses on available-for-sale securities, changes in the market value of a futures contract that qualifies as a hedge of an asset reported at fair value, and minimum pension liability adjustments. Currently, the comprehensive income of the Company would consist primarily of net income and unrealized holding gains and losses on available-for-sale securities. This statement becomes effective for fiscal years beginning after December 15, 1997.

     In June 1997, the FASB adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information". This statement, which supersedes SFAS No. 14, requires public companies to report financial and descriptive information about their reportable operating segments on both an annual and interim basis. SFAS No. 131 mandates disclosure of a measure of segment profit/loss, certain revenue and expense items and segment assets. In addition, the statement requires reporting information on the entity's products and services, countries in which the entity earns revenues and holds assets, and major customers. This statement requires changes in disclosures only and would not affect the financial condition, equity or operating results of the Company. This statement becomes effective for fiscal years beginning after December 15, 1997.

     In February 1998, the FASB issued SFAS No. 132, "Employer's Disclosures About Pensions and Other Postretirement Benefits." This statement revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer as useful as they were when "FASB Statements No. 87, Employers' Accounting for Pensions, No. 88, Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions," were issued. This statement requires changes in disclosures and would not affect the financial condition, equity or operating results of the Corporation. This statement is effective for fiscal years beginning after December 15, 1997.

     In June 1998 the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or
(c) a hedge of certain foreign currency exposures. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Earlier adoption is permitted. The Company has not yet determined the impact, if any, of this statement, including its provisions for the potential reclassifications of investments securities, on operations, financial condition or equity.

Consolidated Statements Of Financial Condition
                                                                                        At June 30,
-------------------------------------------------------------------------------------------------------------
                                                                                  1998               1997
-------------------------------------------------------------------------------------------------------------
Assets
     Cash in banks ....................................................     $   4,043,627      $   2,649,183
     Interest-bearing deposits ........................................        11,861,301          7,901,411
     Trading account securities .......................................        20,351,747            251,577
     Investment securities available for sale .........................        38,302,791         27,566,134
     Investment securities (market value -
         June 30, 1998, $15,672,486
         June 30, 1997, $19,392,778) ..................................        15,600,347         19,468,945
     Loans receivable, less allowance for loan
         losses of $3,413,830 and $2,855,003 at
         June 30, 1998 and 1997, respectively .........................       273,127,856        257,040,006
     Loans held for sale ..............................................         1,101,071            105,888
     Accrued interest receivable ......................................         2,486,224          2,110,586
     Property and equipment - net .....................................         7,093,850          5,471,010
     Other assets .....................................................         3,043,102          2,636,115
                                                                            -------------      -------------
         Total Assets .................................................     $ 377,011,916      $ 325,200,855
                                                                            =============      =============
Liabilities and Stockholders' Equity
     Liabilities:
     Deposits .........................................................     $ 298,191,412      $ 260,750,311
     Securities sold under agreements to repurchase ...................           144,417             12,086
     Advance payments by borrowers for taxes and insurance ............         2,962,637          2,998,681
     Employee Stock Ownership Plan ("ESOP") debt ......................           146,618            333,490
     Federal Home Loan Bank advances ..................................        40,935,822         30,198,247
     Other borrowings .................................................           708,409            500,754
     Accrued interest payable .........................................           968,544            788,259
     Other liabilities ................................................         1,105,214          1,340,446
                                                                            -------------      -------------
         Total Liabilities ............................................       345,163,073        296,922,274

     Commitments and contingencies (Note 8)

     Stockholders' Equity: ............................................              --                 --
     Preferred stock - $1.00 par value; 5,000,000 shares
         authorized; none issued
     Common stock - $1.00 par value; 10,000,000 shares
         authorized; 2,327,478 and 2,206,173 shares issued at
         June 30, 1998 and June 30, 1997, respectively ................         2,327,478          2,214,840
     Additional paid-in capital .......................................        15,608,501         13,060,046
     Common stock acquired by ESOP ....................................          (146,618)          (333,490)
     Retained earnings - partially restricted .........................        13,767,573         13,533,158
     Net unrealized gain on securities available for sale, net of taxes           291,909              2,714
                                                                            -------------      -------------
                                                                               31,848,843         28,477,268
     Treasury stock, at cost (13,213 shares at June 30, 1997) .........              --             (198,687)
                                                                            -------------      -------------
         Total Stockholders' Equity ...................................        31,848,843         28,278,581
                                                                            -------------      -------------
         Total Liabilities and Stockholders' Equity ...................     $ 377,011,916      $ 325,200,855
                                                                            =============      =============

Consolidated Statements Of Operations

                                                                    Year Ended June 30,
---------------------------------------------------------------------------------------------------
                                                            1998            1997            1996
---------------------------------------------------------------------------------------------------
Interest Income:
     Loans ........................................     $22,190,864     $20,388,526     $18,317,741
     Mortgage-backed securities ...................         530,425         227,293         142,163
     Interest-bearing deposits ....................         253,558         280,490         384,353
     Investment securities:
         Taxable ..................................       1,857,376       1,104,410       1,154,605
         Non-taxable ..............................         920,792         620,703         637,961
                                                        -----------     -----------     -----------

         Total interest income ....................      25,753,015      22,621,422      20,636,823
                                                        -----------     -----------     -----------
Interest Expense:
     Deposits .....................................      11,467,998      10,285,725       9,918,713
     Securities sold under agreements to repurchase           7,636          51,801            --
     Short-term borrowings ........................         971,431         386,958         210,332
     Long-term borrowings .........................         961,952         782,218         757,481
                                                        -----------     -----------     -----------

         Total interest expense ...................      13,409,017      11,506,702      10,886,526
                                                        -----------     -----------     -----------

Net interest income ...............................      12,343,998      11,114,720       9,750,297
Provision for loan losses .........................         605,672         523,413         339,800
                                                        -----------     -----------     -----------

Net interest income after provision for loan losses      11,738,326      10,591,307       9,410,497
                                                        -----------     -----------     -----------

Other Income:
     Investment services income, net ..............       2,797,436       2,309,032       2,221,726
     Service charges and fees .....................       1,116,876         977,145         932,986
     Gain on trading account securities ...........         337,509          15,682          10,212
     Gain on sale of assets available for sale ....         166,240         161,303         117,965
     Other ........................................         199,508         185,621          72,234
                                                        -----------     -----------     -----------

         Total other income .......................       4,617,569       3,648,783       3,355,123
                                                        -----------     -----------     -----------
Operating Expenses:
     Salaries and employee benefits ...............       5,914,592       5,282,068       4,733,420
     Occupancy ....................................       1,060,628         993,530         858,556
     Furniture and equipment ......................         825,228         645,403         595,214
     Data processing ..............................         722,479         605,149         532,136
     SAIF special assessment ......................            --         1,386,516            --
     Deposit insurance premiums ...................         160,994         309,689         501,231
     Other ........................................       2,959,189       2,023,193       1,781,317
                                                        -----------     -----------     -----------

         Total operating expenses .................      11,643,110      11,245,548       9,001,874
                                                        -----------     -----------     -----------

Income before income taxes ........................       4,712,785       2,994,542       3,763,746
Income tax expense ................................       1,086,755         757,434       1,032,104
                                                        -----------     -----------     -----------
         Net income ...............................     $ 3,626,030     $ 2,237,108     $ 2,731,642
                                                        -----------     -----------     -----------
Earnings per common share(*):
     Basic ........................................     $      1.57     $      0.98     $      1.19
     Diluted ......................................     $      1.55     $      0.97     $      1.18

Weighted average number of shares outstanding(*):
     Basic ........................................       2,306,976       2,286,703       2,294,355
     Diluted ......................................       2,338,563       2,298,756       2,309,994

(*) Earnings per share and weighted average shares outstanding have been restated to reflect the effects of the 5% stock dividends paid in September 1997 and 1996 and the five-for-four stock split effected in the form of a dividend in March 1997.

Consolidated Statements of Changes in Stockholders' Equity

                                                              Common                   Net Unrealized
                                             Additional        Stock                     Gain (Loss)                       Total
                                 Common        Paid-in       Acquired      Retained    on Securities       Treasury    Stockholders'
                                  Stock        Capital        by ESOP      Earnings   Available for Sale    Stock          Equity
-----------------------------------------------------------------------------------------------------------------------------------
Balance at
     June 30, 1995            $ 2,055,617   $ 10,281,392  $   (691,911)  $13,428,771   $         --      $  (107,237)   $24,966,632
Net income                                                                 2,731,642                                      2,731,642
Cash dividends paid                                                         (848,734)                                      (848,734)
Principal payments
     on ESOP debt                                              181,171                                                      181,171
Issuance of stock
     dividend                      74,110      1,343,244                  (1,417,354)                                         --
Cash payment for
     fractional shares                                                       (11,105)                                       (11,105)
Stock options exercised             4,342       (110,681)                                                    201,675         95,336
Common stock issued                 2,805         33,885                                                     213,115        249,805
Common stock repurchased                                                                                    (501,026)      (501,026)
Change in unrealized gain
     (loss) on securities
     available for sale                                                                     (97,222)                        (97,222)
                              -----------   ------------  ------------   -----------     ----------      -----------    -----------
Balance at
     June 30, 1996              2,136,874     11,547,840      (510,740)   13,883,220        (97,222)        (193,473)    26,766,499
Net income                                                                 2,237,108                                      2,237,108
Cash dividends paid                                                       (1,061,628)                                    (1,061,628)
Principal payments
     on ESOP debt                                              177,250                                                      177,250
Issuance of stock
     dividend                      77,731      1,438,024                  (1,515,755)                                         --
Cash payment for
     fractional shares                            (6,140)                     (9,787)                                       (15,927)
Stock options exercised                           78,958                                                     258,083        337,041
Common stock issued                   586          4,213                                                      85,382         90,181
Common stock repurchased             (351)        (2,849)                                                   (348,679)      (351,879)
Change in unrealized gain
     (loss) on securities
     available for sale                                                                      99,936                          99,936
                              -----------   ------------  ------------   -----------     ----------      -----------    -----------

Balance at
     June 30, 1997              2,214,840     13,060,046      (333,490)   13,533,158          2,714         (198,687)    28,278,581
Net income                                                                 3,626,030                                      3,626,030
Cash dividends paid                                                       (1,229,256)                                    (1,229,256)
Principal payments
     on ESOP debt                                              186,872                                                      186,872
Issuance of stock
     dividend                     102,606      2,052,120                  (2,154,726)                                         --
Cash payment for
     fractional shares                                                        (7,633)                                        (7,633)
Stock options exercised            15,167        268,232                                                     156,703        440,102
Common stock issued                 6,811        325,769                                                     207,283        539,863
Common stock repurchased          (11,946)       (97,666)                                                   (165,299)      (274,911)
Change in unrealized gain
     (loss) on securities
     available for sale                                                                     289,195                         289,195
                              -----------   ------------  ------------   -----------     ----------      -----------    -----------
Balance at
     June 30, 1998            $ 2,327,478   $ 15,608,501  $   (146,618)  $13,767,573   $    291,909     $        --     $31,848,843
                              ===========   ============  ============   ===========   ============     ============    ===========

Consolidated Statements Of Cash Flows

                                                                                              Year Ended June 30,
------------------------------------------------------------------------------------------------------------------------------------
                                                                                1998                1997                 1996
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                                              $     3,626,030      $    2,237,108      $     2,731,642
Add (deduct) items not affecting cash flows from operating activities:
  Depreciation                                                                  725,434             584,337              571,599
  Provision for loan losses                                                     605,672             523,413              339,800
  Gain on trading account securities                                           (337,509)            (15,682)             (10,212)
  Gain on sale of securities available for sale                                (167,989)           (156,451)            (147,978)
  Loss (gain) on sale of loans held for sale                                      1,749              (2,445)             (21,541)
  Loss (gain) on sale of real estate owned                                           --              (2,407)              51,554
  Amortization of deferred loan fees, discounts and premiums                   (586,088)           (530,806)            (527,096)
  Decrease (increase) in trading account securities                         (19,762,661)            106,902              (92,101)
  Increase in accrued interest receivable                                      (375,638)           (489,124)            (147,442)
  Increase in other assets                                                     (406,987)           (661,282)            (232,829)
  Increase (decrease) in other liabilities                                     (235,232)            259,335               60,621
  Increase (decrease) in accrued interest payable                               180,285             134,901              (38,852)
                                                                        ---------------      --------------      ---------------
Net cash flows from (used in) operating activities                          (16,732,934)          1,987,799            2,537,165
                                                                        ---------------      --------------      ---------------

Cash flows from investment activities:
  Capital expenditures                                                       (2,348,274)         (1,691,371)            (427,051)
  Net increase in loans and loans held for sale                             (23,344,652)        (34,923,474)          (5,935,151)
  Proceeds from sale of loans held for sale                                   6,023,850           1,257,348            2,866,072
  Proceeds from real estate owned                                                    --             571,834              312,121
  Purchase of investment securities                                          (1,073,100)           (115,645)          (7,013,176)
  Proceeds from maturities, payments and calls of investment securities       4,929,360           5,237,914            5,506,761
  Purchase of securities available for sale                                 (51,554,985)       (124,134,642)         (84,940,233)
  Proceeds from sales and calls of securities available for sale             41,504,286         103,031,326           81,976,223
                                                                        ---------------      --------------      ---------------
Net cash flows used in investment activities                                (25,863,515)        (50,766,710)          (7,654,434)
                                                                        ---------------      --------------      ---------------

Cash flows from financing activities:
  Net increase in deposits before interest credited                          27,568,357          23,847,975            1,753,642
  Interest credited to deposits                                               9,872,744           8,696,779            8,471,186
  Increase in securities sold under agreements to repurchase                    132,331              12,086                   --
  Proceeds from FHLB advances                                                32,024,225          29,914,500            2,247,800
  Repayments of FHLB advances                                               (21,286,650)        (13,688,530)          (3,372,897)
  Increase in other borrowings                                                  207,655             157,268              102,180
  Net decrease in advance payments by borrowers for taxes and insurance         (36,044)            (16,413)            (159,026)
  Cash dividends on common stock                                             (1,229,256)         (1,061,628)            (848,734)
  Repayments of principal on ESOP debt                                         (186,872)           (177,250)            (181,171)
  Common stock repurchased                                                     (274,911)           (351,879)            (501,026)
  Payment for fractional shares                                                  (7,633)            (15,927)             (11,105)
  Stock options exercised                                                       440,102             337,041               95,336
  Reduction of common stock acquired by ESOP                                    186,872             177,250              181,171
  Common stock issued                                                           539,863              90,181              249,805
                                                                        ---------------      --------------      ---------------
Net cash flows from financing activities                                     47,950,783          47,921,453            8,027,161
                                                                        ---------------      --------------      ---------------

  Net increase (decrease) in cash                                             5,354,334            (857,458)           2,909,892
  Cash and cash equivalents:
   Beginning of period                                                       10,550,594          11,408,052            8,498,160
                                                                        ---------------      --------------      ---------------
   End of period                                                        $    15,904,928      $   10,550,594      $    11,408,052
                                                                        ===============      ==============      ===============
Supplemental disclosures:
  Cash payments during the year for:
   Taxes                                                                $     1,379,000      $      757,000      $     1,196,000
                                                                        ===============      ==============      ===============
   Interest                                                             $    13,228,732      $   11,371,801      $    10,930,851
                                                                        ===============      ==============      ===============
Non-cash items:
  Acquisition of real estate in settlement of loans                     $            --      $      448,427      $       328,000
                                                                        ===============      ==============      ===============
  Stock dividend issued                                                 $     2,154,726      $    1,515,755      $     1,417,354
                                                                        ===============      ==============      ===============
  Transfer of investment securities to investment securities
     available for sale                                                 $     --             $     --            $     3,191,864
                                                                        ===============      ==============      ===============
  Net unrealized gain (loss) on investment securities
     available for sale                                                 $       471,001      $      151,727      $      (147,307)
                                                                        ===============      ==============      ===============
  Tax effect on unrealized gain (loss) on investment
     securities available for sale                                      $      181,806       $      51,791       $      (50,085)
                                                                        ===============      ==============      ===============

Notes To Consolidated Financial Statements

1 - Summary of Significant Accounting Policies

Business

      Chester Valley Bancorp Inc. (the "Holding Company") is a unitary thrift holding company, incorporated in the Commonwealth of Pennsylvania in August 1989. The business of Chester Valley Bancorp Inc. and its subsidiaries (the "Company") consists of the operations of First Financial Bank ("First Financial" or the "Bank"), a Pennsylvania-chartered stock savings and loan association founded in 1922 and Philadelphia Corporation for Investment Services ("PCIS"), a full service investment advisory and securities brokerage firm. The Bank provides a wide range of banking services to individual and corporate customers through its branch banks in Chester County, Pennsylvania. All of the branches are full service and offer commercial and retail products. These products include checking accounts (non-interest and interest-bearing), savings accounts, certificates of deposit, commercial and installment loans, real estate mortgages, and home equity loans. The Bank also offers ancillary services that complement these products. The Bank is subject to competition from other financial institutions and other companies that provide financial services. Philadelphia Corporation for Investment Services is registered as a broker/dealer in all 50 states and Washington, DC and it is also registered as an Investment Advisor with the Securities Exchange Commission. PCIS provides many additional services, including self-directed and managed retirement accounts, safekeeping, daily sweep money market funds, portfolio and estate valuations, life insurance and annuities, and margin accounts, to individuals and smaller corporate accounts. The Company is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

Principles of Consolidation and Presentation

      The accompanying consolidated financial statements include the accounts of Chester Valley Bancorp Inc. and its wholly-owned subsidiaries, First Financial Bank and Philadelphia Corporation for Investment Services. The accounts of the Bank include its wholly-owned subsidiary, D & S Service Corp., which owns D & F Projects and Wildman Projects, Inc., both of which are wholly-owned subsidiaries. All material inter-company balances and transactions have been eliminated in consolidation. Prior period amounts are reclassified when necessary to conform with the current year's presentation.

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

Securities

      The Company divides its securities portfolio into three segments: (a) held to maturity; (b) available for sale; and (c) trading. At the time of purchase, the Company makes a determination on whether or not it will hold the investments to maturity, based upon an evaluation of the probability of the occurrence of future events. Securities in the held to maturity category are accounted for at amortized cost adjusted for amortization of premiums and accretion of discounts using a method which approximates a level yield, based on the Company's intent and ability to hold the securities until maturity. Trading securities are accounted for at quoted market prices with changes in market values being recorded as gain or loss in the income statement. All other securities, including investment securities which the Company believes may be involved in interest rate risk, liquidity, or other asset/liability management decisions which might reasonably result in such securities not being held until maturity, are included in the available for sale category and are accounted for at fair value with unrealized gains or losses, net of taxes, being reflected as adjustments to equity. If investment securities are sold, any gain or loss is determined by specific identification and reflected in the operating results for the period.

Allowance for Loan Losses

      The allowance for loan losses is maintained at a level that management considers adequate to provide for potential losses based upon an evaluation of known and inherent risks in the loan portfolio. Management's evaluation is based upon, among other things, delinquency trends, the volume of non-performing loans, prior loss experience of the portfolio, current economic conditions and other relevant factors. Although management believes it has used the best information available to it in making such determinations, and that the present allowance for loan losses is adequate, future adjustments to the allowance may be necessary, and net income may be adversely affected if circumstances differ substantially from the assumptions used in determining the level of the allowance. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses on loans. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. The allowance is increased by the provision for loan losses which is charged to operations. Loan losses, other than those incurred on loans held for sale, are charged directly against the allowance and recoveries on previously charged-off loans are added to the allowance.

      For purposes of applying the measurement criteria for impaired loans, the Company excludes large groups of smaller-balance homogeneous loans, primarily consisting of residential real estate loans and consumer loans as well as commercial loans with balances of less than $100,000. For applicable loans, the Company evaluates the need for impairment recognition when a loan becomes non-accrual or earlier if, based on management's assessment of the relevant facts and circumstances, it is probable that the Company will be unable to collect all proceeds due according to the contractual terms of the loan agreement. At and during the twelve-month periods ended June 30, 1998, 1997, and 1996, the recorded investment in impaired loans was not material. The Company's policy for the recognition of interest income on impaired loans is the same as for non-accrual loans discussed below. Impaired loans are charged off when the Company determines that foreclosure is probable and the fair value of the collateral is less than the recorded investment of the impaired loan.

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

      Uncollected interest receivable on loans is accrued to income as earned. Non-accrual loans are loans on which the accrual of interest has ceased because the collection of principal or interest payments is determined to be doubtful by management. It is the policy of the Company to discontinue the accrual of interest when principal or interest payments are delinquent 90 days or more (unless the loan principal and interest are determined by management to be fully secured and in the process of collection), or earlier if the financial condition of the borrower raises significant concern with regard to the ability of the borrower to service the debt in accordance with the current loan terms. Interest income on such loans is not accrued until the financial condition and payment record of the borrower once again demonstrate the ability to service the debt.

Loans Held for Sale

      The Company periodically identifies certain loans as held for sale at the time of origination. These loans consist primarily of fixed-rate, single-family residential mortgage loans which meet the underwriting characteristics of certain government-sponsored enterprises (conforming loans). Loans held for sale are carried at the lower of aggregate cost or fair value, with any resulting gain or loss included in other income for the period. Realized gains or losses are included in other income for the period.

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

Earnings Per Share

      In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share," which is required to be adopted in both interim and annual financial statements for periods ending after December 15, 1997. Accordingly, the Company has changed its methodology for computing earnings per share and restated all prior period amounts. SFAS 128 replaced "primary" and "fully" diluted earnings per share with "basic" and "diluted" earnings per share. Under the new requirements for calculating earnings per share, the dilutive effect of stock options will be excluded from basic earnings per share but included in the computation of diluted earnings per share. Earnings per share and weighted average shares outstanding have been adjusted to reflect the effects of the 5% stock dividends paid in September 1997 and 1996 and the five-for-four stock split effected in the form of a dividend in March 1997.

      The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):

                                          Year Ended June 30,
                                    -----------------------------
                                     1998       1997        1996
                                   ------      ------      ------
Numerator:
  Net income                        $3,626     $2,237      $2,732
                                    ======     ======      ======
Denominator:
  Denominator for basic
  earnings per share-weighted
  average shares                    2,307       2,287       2,294

Effect of dilutive securities:
  Employee stock options               32          12          16
                                   ------      ------      ------
Denominator for diluted earnings
  per share-adjusted weighted
  average shares and
  assumed exercise                  2,339       2,299       2,310
                                    ======     ======      ======

Basic earnings per share           $ 1.57      $ 0.98      $ 1.19
                                    ======     ======      ======
Diluted earnings per share         $ 1.55      $ 0.97      $ 1.18
                                    ======     ======      ======

2 - Investment Securities

Investment securities are summarized as follows:

                                                                          At June 30,
------------------------------------------------------------------------------------------------------------------------------------
                                                     1998                                                1997
------------------------------------------------------------------------------------------------------------------------------------
                                            Gross        Gross      Estimated                     Gross        Gross      Estimated
                             Amortized   Unrealized   Unrealized      Fair        Amortized   Unrealized    Unrealized      Fair
                               Cost         Gains       Losses        Value          Cost        Gains         Losses       Value
                            -----------   ---------   ----------   -----------    -----------  ----------   ----------   -----------
Held to Maturity:
   U.S. Government
   agency notes
   and bonds                $ 4,500,000   $   8,630   $   (4,737)  $ 4,503,893    $ 5,500,000  $    9,426   $ (148,931)  $ 5,360,495
   Federal Home
   Loan Bank of
   Pittsburgh stock           2,583,100          --           --     2,583,100      1,510,000          --           --     1,510,000
   Municipal notes
   and bonds                  7,394,443      47,512      (12,021)    7,429,934     10,986,072      66,856      (44,250)   11,008,678
   Mortgage-Backed
   securities                 1,122,772      32,052           --     1,154,824      1,472,841      40,240           --     1,513,081
   Other                             32         703           --           735             32         492           --           524
                            -----------   ---------   ----------   -----------    -----------  ----------   ----------   -----------
Total held to maturity      $15,600,347   $  88,897   $  (16,758)  $15,672,486    $19,468,945  $  117,014   $ (193,181)  $19,392,778
                            ===========   =========   ==========   ===========    ===========  ==========   ==========   ===========

Available for sale:
   U.S. Government
   agency notes
   and bonds                $12,298,216   $  7,334    $   (9,959)  $12,295,591    $18,286,172  $   17,839   $  (87,210)  $18,216,801
   Municipal notes
   and bonds                 15,072,678    136,492       (36,458)   15,172,712      4,119,956      19,995      (11,988)    4,127,963
   Mortgage-Backed
   securities                 9,228,956    202,553            --     9,431,509      5,019,306      34,925           --     5,054,231
   Equity securities            886,230    222,522       (12,419)    1,096,333        136,280      30,859           --       167,139
   Debt securities              313,223         --        (6,577)      306,646             --          --           --           --
                            -----------   ---------   ----------   -----------    -----------  ----------   ----------   -----------
Total available for sale    $37,799,303   $568,901    $  (65,413)  $38,302,791    $27,561,714  $  103,618   $  (99,198)  $27,566,134
                            ===========   ========    ==========   ===========    ===========  ==========   ==========   ===========

The amortized cost and estimated fair value of investment securities at June 30, 1998, by contractual maturity, are shown below.

                                                              Estimated     Weighted
                                              Amortized          Fair        Average
                                                Cost             Value        Yield
                                             -----------     -----------        ----
Held to Maturity:
  Due in one year or less ..............     $ 3,186,120     $ 3,191,735        6.11%
  Due after one year through five years        3,797,748       3,826,169        6.69%
  Due after five years through ten years       2,000,000       2,008,630        6.60%
  Due after ten years ..................       4,033,347       4,062,117        7.11%
  No stated maturity ...................       2,583,132       2,583,835        6.50%
                                             -----------     -----------        ----

  Total held to maturity ...............     $15,600,347     $15,672,486        6.64%
                                             ===========     ===========        ====
Available for Sale:
  Due in one year or less ..............     $ 1,201,173     $ 1,206,246        6.74%
  Due after one year through five years        2,900,495       2,901,696        6.35%
  Due after five years through ten years       5,832,678       5,830,517        6.67%
  Due after ten years ..................      26,978,727      27,267,999        7.68%
  No stated maturity ...................         886,230       1,096,333        1.55%
                                             -----------     -----------        ----

  Total available for sale .............     $37,799,303     $38,302,791        7.25%
                                             ===========     ===========        ====

      Expected  maturities  may  differ  from  contractual   maturities  because
borrowers generally have the right to call or prepay obligations without prepayment penalties. The weighted average yield, based on amortized cost, is presented on a taxable equivalent basis using the Federal marginal rate of 34% adjusted for the 20% interest expense disallowance (27.2%). Proceeds from sales and calls of investment securities available for sale during fiscal 1998, 1997, and 1996 were $41.50 million, $103.03 million, and $81.98 million, respectively. Gross gains of $171,135, $162,284, and $148,437 in fiscal 1998, 1997, and 1996, respectively, and gross losses of $3,146, $5,833, and $459 in fiscal 1998, 1997, and 1996, respectively, were realized on those sales. Accrued interest receivable on investments amounted to $703,800 and $697,500 at June 30, 1998 and 1997, respectively. At June 30, 1998, $22.09 million of investment securities were pledged as collateral for Municipal savings deposits with the Bank, for securities sold under agreements to repurchase, and for the Bank's treasury, tax and loan account with the Federal Reserve.

3 - Loans Receivable

Loans receivable are summarized as follows:

                                                         At June 30,
                                             ----------------------------------
                                                   1998                 1997
                                             -------------        -------------
First mortgage loans:
   Residential .......................       $ 155,627,889        $ 159,430,494
   Construction-residential ..........          13,501,993            9,872,749
   Land acquisition and
      development ....................           6,529,495            6,763,084
   Commercial ........................          41,001,909           33,981,099
   Construction-commercial ...........          10,614,137            6,271,147
Commercial business ..................          11,437,190            7,863,000
Consumer .............................          51,828,965           47,343,185
                                             -------------        -------------

Total loans ..........................         290,541,578          271,524,758

Less:
   Undisbursed loan proceeds:
      Construction-residential .......          (7,915,210)          (6,598,504)
      Construction-commercial ........          (4,464,863)          (3,493,774)
   Deferred loan fees ................          (1,619,819)          (1,537,471)
   Allowance for loan losses .........          (3,413,830)          (2,855,003)
                                             -------------        -------------
Net loans ............................       $ 273,127,856        $ 257,040,006
                                             =============        =============

Accrued interest receivable on loans amounted to $1,387,721 and $1,387,821 at June 30, 1998 and 1997, respectively. At June 30, 1998, 1997, and 1996, the Company serviced loans for others of $28.87 million, $24.89 million, and $22.21 million, respectively.

      The aggregate amount of loans by the Company to its directors and executive officers was $1,018,300 and $438,300 at June 30, 1998 and 1997, respectively. These loans were made in the ordinary course of business at substantially the same terms and conditions as those with other borrowers.

      The total amount of non-performing loans was $1.25 million, $748,000 and $2.22 million at June 30, 1998, 1997 and 1996, respectively. If these non-performing loans had been current in accordance with their original terms and had been outstanding throughout the period, the gross interest income for fiscal 1998, 1997, and 1996 that would have been recorded for these loans was $111,800, $71,400 and $210,400. Interest income on these non-performing loans included in income for fiscal 1998, 1997, and 1996 amounted to $57,560, $35,200 and $91,900, respectively. At June 30, 1998, and throughout fiscal 1998, there were no loans for which impairment was required to be recognized.

The activity in the allowance for loan losses was as follows:

                                               Year Ended June 30,
                                  ---------------------------------------------
                                     1998             1997             1996
                                  -----------      -----------      -----------

Balance, beginning of period      $ 2,855,003      $ 2,667,104      $ 2,448,510
Provision for loan losses ...         605,672          523,413          339,800
Loans charged off ...........         (81,411)        (377,923)        (146,097)
Recoveries ..................          34,566           42,409           24,891
                                  -----------      -----------      -----------
Balance, end of period ......     $ 3,413,830      $ 2,855,003      $ 2,667,104
                                  ===========      ===========      ===========

4 - Property and Equipment

Property and equipment by major classification are summarized as follows:

                                                           At June 30,
                                               --------------------------------
                                                    1998                1997
                                               ------------        ------------
Land ...................................       $  1,096,715        $    844,026
Buildings and Improvements .............          5,878,644           4,698,324
Furniture, Fixtures and Equipment ......          3,980,286           3,065,060
                                               ------------        ------------
Total ..................................         10,955,645           8,607,410
Less Accumulated Depreciation ..........         (3,861,795)         (3,136,400)
                                               ------------        ------------
Net ....................................       $  7,093,850        $  5,471,010
                                               ============        ============

5 - Deposits

Deposits consist of the following major classifications:

                                                                         At June 30,
                                      ----------------------------------------------------------------------------------
                                                       1998                                         1997
                                      ---------------------------------------     --------------------------------------
                                       Weighted                       Percent     Weighted                       Percent
                                       Average                          of        Average                          of
                                         Rate         Amount           Total        Rate          Amount          Total
                                         ----      ------------        -----         ----      ------------       -----
Non-interest bearing                       --%     $ 32,361,445         10.9%          --%     $ 21,493,230        8.2%
                                         ----      ------------        -----         ----      ------------       -----
Interest-bearing:
     NOW checking accounts               1.55        31,769,680         10.6         1.98        27,624,884        10.6
     Money market deposit accounts       3.77        35,609,735         11.9         3.78        29,886,639        11.5
     Savings accounts                    2.39        27,163,761          9.1         2.90        26,473,939        10.2
     Certificates less than $100,000     5.64       133,801,531         44.9         5.58       124,636,389        47.8
     Certificates $100,000 and greater   5.73        37,485,260         12.6         5.73        30,635,230        11.7
                                         ----      ------------        -----         ----      ------------       -----

     Total interest-bearing              4.58       265,829,967         89.1         4.66       239,257,081        91.8
                                         ----      ------------        -----         ----      ------------       -----

Total deposits                           4.08%     $298,191,412        100.0%        4.28%     $260,750,311       100.0%
                                         ====      ============        =====         ====      ============       =====

While the certificates frequently are renewed at maturity rather than paid out, a summary of certificates by contractual maturity at June 30, 1998 is as follows:

                Years Ending June 30,                       Amount
                ---------------------                       ------

                        1999                            $119,515,640
                        2000                              25,245,746
                        2001                              11,603,015
                        2002                               7,513,477
                        2003                               4,400,943
                 2004 and thereafter                       3,007,970
                                                        ------------
                                                        $171,286,791
                                                        ============

Interest expense on deposits is comprised of the following:


                                                   Year Ended June 30,
                                     -------------------------------------------
                                         1998            1997            1996
                                     -----------     -----------     -----------

NOW Checking Accounts ..........     $   530,069     $   461,510     $   449,329
Money Market Deposit Accounts ..       1,048,056         875,546         814,901
Savings Accounts ...............         694,306         719,751         724,771
Certificates Less than $100,000        7,079,114       6,639,858       6,307,763
Certificates $100,000 & Greater        2,116,453       1,589,060       1,621,949
                                     -----------     -----------     -----------
Total ..........................     $11,467,998     $10,285,725     $ 9,918,713
                                     ===========     ===========     ===========

                                       34

6 - Advances From Federal Home Loan Bank of Pittsburgh ("FHLBP")

      Under terms of its collateral agreement with the FHLBP, the Company maintains otherwise unencumbered qualifying assets (principally 1-4-family residential mortgage loans and U.S. Government & Agency notes and bonds) in the amount of at least as much as its advances from the FHLBP. The Company's FHLBP stock is also pledged to secure these advances. At June 30, 1998 and 1997, such advances mature as follows:

                            Weighted                                                        Weighted
                             Average              June 30,                                   Average           June 30,
Due by June 30,                 Rate                1998       Due by June 30,                Rate               1997
----------------------------------------------------------     ---------------------------------------------------------
1999                          5.63%         $    3,284,594     1998                           5.92%        $  18,386,650

2000                          6.33               3,517,372     1999                           5.63             2,646,595

2001                          5.76               5,526,281     2000                           7.28             1,531,147

2002                          5.75               4,316,268     2001                           5.80             4,026,281

2003                          5.86               7,351,822     2002                           6.09             1,816,269

Thereafter                    5.36              16,939,485     Thereafter                     6.23             1,791,305
----------------------------------------------------------     ---------------------------------------------------------

Total FHLBP advances          5.65%         $   40,935,822     Total FHLBP advances           5.97%        $  30,198,247
----------------------------------------------------------     ---------------------------------------------------------

      Included in the table above at June 30, 1998 are convertible advances whereby the FHLBP has the option at a predetermined time to convert the fixed interest rate to an adjustable rate tied to LIBOR. The Bank then has the option to prepay these advances if the FHLBP converts the interest rate. These advances are included in the year in which they mature.

      The Company has available an annually renewable line of credit not to exceed 10% of the Company's maximum borrowing capacity which was $11.67 million at the time the commitment was executed. The Company, from time to time, has used the line of credit to meet liquidity needs. At June 30, 1998 and 1997, there were no balances outstanding on the line of credit.

7 - Income Taxes

The provision (and benefit) for income taxes is summarized as follows:

                                             Year Ended June 30,
                                -----------------------------------------------
                                    1998              1997              1996
                                -----------       -----------       -----------
Current:
   Federal ...............      $ 1,177,200       $   753,774       $   918,389
   State .................           75,547           144,145           198,100
Deferred - Federal .......         (165,992)         (140,485)          (84,385)
                                -----------       -----------       -----------
Total ....................      $ 1,086,755       $   757,434       $ 1,032,104
                                ===========       ===========       ===========

The provision for income taxes differs from the statutory rate due to the following:

                                                           Year Ended June 30,
                                           ---------------------------------------------
                                               1998             1997             1996
                                           -----------      -----------      -----------
Federal income taxes at statutory rate     $ 1,602,347      $ 1,018,144      $ 1,279,674
Tax exempt interest, net .............        (367,469)        (222,162)        (211,440)
State taxes net of Federal benefit ...          50,454           95,136          130,746
Non-taxable S Corp income ............        (212,735)        (105,892)         (99,551)
Non-deductible merger expenses .......          71,484             --               --
Other, net ...........................         (57,326)         (27,792)         (67,325)
                                           -----------      -----------      -----------
Total ................................     $ 1,086,755      $   757,434      $ 1,032,104
                                           ===========      ===========      ===========

The deferred tax assets and liabilities at June 30, 1998 and 1997, consisted of the following:

                                                                   At June 30,
                                                            -------------------------
                                                               1998           1997
                                                            ----------     ----------
Deferred tax assets:
   Allowance for loan losses ..........................     $1,135,202     $  970,701
   Deferred loan fees .................................         75,841        102,487
   Uncollected interest ...............................         35,172         69,275
   Other ..............................................         40,393         13,245
                                                            ----------     ----------

Gross deferred tax assets .............................      1,286,608      1,155,708

Deferred tax liabilities:
   Tax bad debt reserves ..............................        165,957        171,302
   Loan discount ......................................        129,586        143,441
   Depreciation .......................................         14,998         30,890
   Net unrealized gain on securities available for sale        183,512          1,706
                                                            ----------     ----------
Gross deferred tax liabilities ........................        494,053        347,339
                                                            ----------     ----------
Net deferred tax assets ...............................     $  792,555     $  808,369
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

      For periods ending prior to May 29, 1998, no provision has been made for income taxes for PCIS since PCIS had elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code and similar state provisions. Under these provisions, PCIS does not pay income taxes on its taxable income. Instead, the former stockholders of PCIS are liable for individual income taxes based on their respective shares of PCIS's taxable income. As a result of all of PCIS's stock being purchased by Chester Valley Bancorp Inc. on May 29, 1998, PCIS is no longer eligible to be taxed under the provisions of Subchapter S of the Internal Revenue Code.

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

      Upon repeal, the Bank is required to recapture into income, over a six-year period, the portion of its tax bad debt reserves that exceed its base year reserves (i.e., tax reserves for tax years beginning before 1988). The base year tax reserves, which may be subject to recapture if the Bank ceases to qualify as a bank for federal income tax purposes, are restricted with respect to certain distributions. The Bank's total tax bad debt reserves at June 30, 1998, are approximately $3.13 million, of which $2.64 million represents the base year amount and $488,000 is subject to recapture. The Company has previously recorded a deferred tax liability for the excess base year reserves to be recaptured; therefore, this recapture will not impact the statement of operations.

8 - Commitments And Contingencies

Financial instruments with off-balance-sheet risk:

      The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. Commitments to originate loans amounted to $8.29 million as of June 30, 1998, of which $4.00 million was for variable-rate loans. The balance of the commitments represent fixed-rate loans with interest rates ranging from 5.75% to 7.25%. At June 30, 1998, the Company had undisbursed loans in process for construction loans of $12.38 million and $15.45 million in undisbursed lines of credit. In addition, the Company has issued $51,000 in commercial letters of credit fully secured by deposit accounts or real estate.

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

Other commitments:

      The Bank and PCIS have entered into operating leases for several of their branch and office facilities. The minimum annual rental payments under these leases at June 30, 1998, are as follows:

            Year                          Minimum Lease Payments
            ----                          ----------------------

            1999                               $449,030
            2000                                282,478
            2001                                215,204
            2002                                205,662
            2003                                177,140
            2004 and after                    1,077,291

      Rent expense under these leases for each of the years ended June 30, 1998, 1997, and 1996, was $521,175, $499,213, and $406,145, respectively.

9 - Affiliated Transactions

      During fiscal 1998, 1997 and 1996 the Company entered into an agreement with one of the directors of the Company to perform reviews of appraisals in connection with the origination of residential mortgage loans. During fiscal 1997 and 1996 the Company entered into an agreement with another director of the Company for the improvement and renovation of certain of the Bank's offices, for the performance of routine maintenance and repair at all of the Bank's offices, and for the inspection services performed in connection with loans. The Board of Directors approved the agreements with both directors, one a general contractor and the other an architect. The total paid was $5,060 in 1998, $26,638 in 1997, and $78,695 in 1996.

      Two directors of the Company are a principal and a partner in law firms which the Company retained during fiscal years 1998, 1997, and 1996, and which the Company intends to retain during fiscal year 1999. During the year ended December 31, 1997, the amount of legal fees paid to the law firms did not exceed 5% of those firms' gross revenues for such fiscal year.

      A director of the Company is an executive officer, director and principal of an investment banking firm from which the Company purchased and sold investment securities during fiscal years 1998, 1997, and 1996. The Company intends to continue the business relationship during fiscal 1999. The purchases of investment securities from the investment banking firm amounted to $321.78 million, $119.11 million and $83.19 million and the sales amounted to $272.34 million, $103.03 million and $81.98 million during fiscal years 1998, 1997 and 1996, respectively. These securities were purchased and sold at market rates and on terms no more favorable to the investment banking firm than those obtainable on an arm's-length basis. The investment banking firm receives income on these transactions as a result of a spread differential (on a net yield basis). During the year ended December 31, 1997, the amount of income earned by the investment banking firm related to the investment activity with the Company did not exceed 5% of that firm's gross revenues for such fiscal year.

      A director of the Company is a director and president of a mortgage banking firm from which the Company purchased single-family residential mortgage loans during fiscal years 1998, 1997, and 1996, and the Company intends to continue the business relationship during fiscal year 1999. During fiscal 1998, 1997 and 1996, the purchases of loans from the mortgage banking firm amounted to $7.28 million, $16.32 million and $3.61 million, respectively, with fees of $93,314, $135,061, and $49,543, respectively, paid to the firm. The loans were purchased at market rates and terms no more favorable to the mortgage banking firm than those obtainable on an arm's-length basis.

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

      In September 1997 and 1996 the Company paid 5% common stock dividends in the amounts of 102,606 and 77,731 shares, respectively, from authorized but unissued common stock with fractional shares paid in the form of cash. In March 1997 the Company paid a five-for-four stock split effected in the form of a dividend in the amount of 414,188 shares, with fractional shares paid in the form of cash.

11 - Regulatory Capital

      The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). At June 30, 1998 and 1997 the Bank was in compliance with all such requirements and is deemed a "well-capitalized" institution for regulatory purposes. There are no conditions or events since June 30, 1998 that management believes have changed the institution's category.

      The Bank's actual capital amounts and ratios are presented in the table as follows (dollars in thousands):

                                                                                                           To Be Well Capitalized
                                                                                    For Capital            Under Prompt Corrective
                                                         Actual                  Adequacy Purposes            Action Provisions
                                               ------------------------      -----------------------      -------------------------
                                                Amount           Ratio       Amount           Ratio       Amount           Ratio
                                               ---------         -----       --------          ----       ---------        -----
As of June 30, 1998:

   Total Capital (to Risk Weighted Assets)     $  31,328         14.18%      $ 17,678          8.00%      $  22,098        10.00%

   Tier 1 Capital (to Risk Weighted Assets)    $  28,560         12.92%      $  8,839          4.00%      $  13,259         6.00%

   Tier 1 Capital (to Average Assets)          $  28,560          7.64%      $ 14,945          4.00%      $  18,682         5.00%

As of June 30, 1997:

   Total Capital (to Risk Weighted Assets)     $  29,057         14.82%      $ 15,689          8.00%      $  19,611        10.00%

   Tier 1 Capital (to Risk Weighted Assets)    $  26,750         13.64%      $  7,844          4.00%      $  11,766         6.00%

   Tier 1 Capital (to Average Assets)          $  26,750          8.26%      $ 12,947          4.00%      $  16,183         5.00%

12 - Fair Value Of Financial Instruments

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

      The following methods and assumptions were used to estimate the fair value of each major classification of financial instruments at June 30, 1998 and 1997:

Cash and cash equivalents:

      Current carrying amounts approximate estimated fair value.

Trading account securities, investment securities and securities available for sale:

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

Deposits:

      The fair value of deposits with no stated maturity, such as non-interest bearing deposits, savings, NOW and money market accounts, as well as repurchase agreements, is equal to the amount payable on demand. The fair values of certificates of deposit was estimated by discounting the contractual cash flows using current market rates offered in the Company's market area for deposits with comparable terms and maturities.

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

The carrying amounts and estimated fair values of the Company's financial instruments were as follows (in thousands):

                                                                                At June 30,
                                                -----------------------------------------------------------------------
                                                              1998                                  1997
                                                --------------------------------       --------------------------------
                                                Carrying               Estimated        Carrying              Estimated
                                                 Amount               Fair Value         Amount              Fair Value
                                               ---------               ---------       ---------              ---------
Financial Assets:
Cash and cash equivalents                      $  15,905               $  15,905       $  10,551              $  10,551
Trading account securities                        20,352                  20,352             252                    252
Investment securities available for sale          38,303                  38,303          27,566                 27,566
Investment securities                             15,600                  15,672          19,469                 19,393
Loans receivable, net                            274,229                 275,243         257,146                257,708
                                               ---------               ---------       ---------              ---------
   Total financial assets                      $ 364,389               $  365,475      $ 314,984              $ 315,470
                                               =========               ==========      =========              =========

Financial Liabilities:
Deposits and repos                             $ 298,336               $ 299,120       $ 260,762              $ 261,706
Borrowed funds                                    41,791                  41,893          31,032                 30,932
                                               ---------               ---------       ---------              ---------

   Total financial liabilities                 $ 340,127               $ 341,013       $ 291,794              $ 292,638
                                               =========               =========       =========              =========

13 - Employee Benefits

Stock Compensation Program

      The Company has two stock option plans (collectively, the "Plans") -- the 1993 Plan and the 1997 Plan. An aggregate of 113,954 and 150,000 authorized but unissued shares of common stock of the Company, adjusted for the 5% stock dividends in September 1997, 1996 and 1995, and the March 1997 five-for-four stock split, were reserved for issuance under the 1993 Plan and the 1997 Plan, respectively. As of June 30, 1998 there have been no options granted under the 1997 Plan. Under the Plans, the option price per share for incentive options granted may not be less than the fair market value of the common stock on the date of grant. Options may be granted under the 1993 Plan and the 1997 Plan during the ten-year periods ending 2003 and 2007, respectively, and options granted under the Plans are exercisable up to ten years from the date of grant. Rights to exercise options under the Plans may be limited by imposition of vesting schedules at the time the options are granted.

      The following table is a summary of option transactions since June 30, 1995. These options and option prices for the years 1996, 1997, and 1998 have been adjusted to reflect the stock dividends in fiscal 1996, 1997, and 1998 and the stock split in fiscal 1997:

                                                                                Year Ended June 30,
                                      ---------------------------------------------------------------------------------------------
                                              1998                               1997                               1996
                                      ----------------------              ---------------------             -----------------------
                                                    Weighted                           Weighted                            Weighted
                                                     Average                            Average                             Average
                                                    Exercise                           Exercise                            Exercise
                                      Shares          Price               Shares        Price                Shares         Price
                                      ------          -----               ------        -----                ------         -----
Outstanding at beginning of year      74,405       $  13.52               88,048       $ 11.81              100,687      $  10.13
Granted                                6,563          22.86               13,164         13.40               11,287         14.00
Exercised                            (20,130)         13.55              (18,594)         5.35              (20,799)         4.58
 Forfeited                            (7,389)         16.11               (8,213)        13.60               (3,127)        13.70
                                    --------                            --------                           --------
Outstanding at end of year            53,449          14.30               74,405         13.52               88,048         11.81
Exercisable at end of year            28,995                              33,644                             29,335
Weighted-average fair value
     of options granted             $   7.71                            $   4.55

      At June 30, 1998, the range of exercise prices was $13.24 - $22.86 and the weighted-average remaining contracted life of the outstanding options was 6.7 years. The Black-Scholes option-pricing model was used to determine the grant-date fair value of options. Significant assumptions used in the model included a weighted average risk free rate of return of 6.39% in 1998 and 6.49% in 1997; expected option life of 6 years for both the 1998 and 1997 options; expected stock price volatility of 27.64% for 1998 and 28.04% for 1997 and expected dividends of 1.51% and 1.82% for 1998 and 1997, respectively.

      In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-based Compensation". This statement encourages, but does not require, the adoption of fair-value accounting for stock-based compensation to employees. The Company, as permitted, has elected not to adopt the fair value accounting provisions of SFAS 123, and has instead continued to apply APB Opinion 25 and related Interpretations in accounting for plans and provide the required proforma disclosures of SFAS 123. Had the grant-date fair-value provisions of SFAS 123 been adopted, the Company would have recognized $26,500 in 1998 and $18,400 in 1997 in compensation expense related to its Option Plans. As a result, proforma net income of the Company would have been $3,599,500 in 1998 and $2,218,700 in 1997 and proforma diluted earnings per share would have been $1.54 in 1998 and $.97 in 1997.

      The effects of proforma net income and diluted earnings per share of applying the disclosure requirements of SFAS 123 in past years may not be representative of the future proforma effects on net income and EPS due to the vesting provisions of the options and future awards that are available to be granted.

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

      The ESOP borrowed funds to acquire the initial 78,125 shares of common stock at $5.76 per share, adjusted for the subsequent stock splits effected in the form of dividends. The ESOP purchased an additional 101,544 shares of the common stock at a weighted average price of $8.69 per share, also adjusted for the subsequent stock splits effected in the form of dividends. Funds necessary to purchase such shares were borrowed from an independent third-party lender. The Company has not guaranteed the debt but anticipates contributing sufficient funds to the ESOP to enable it to meet its debt service requirements. The outstanding loan balance has been reflected as a liability and a reduction of stockholders' equity in the consolidated statements of financial condition. Shares purchased with such loan proceeds are held in a suspense account for allocation among members as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among members on the basis of compensation and years of service. A total of 54,028, 17,732, and 19,974 shares were allocated in fiscal 1998, 1997, and 1996, respectively.

      Contributions by the Bank to the ESOP in fiscal 1998, 1997 and 1996 amounted to $173,957, $181,240, and $194,039, respectively, and are included in the accompanying consolidated statements of operations in salaries and employee benefits. Interest expense paid during 1998, 1997, and 1996 by the ESOP for the loan amounted to $19,839, $34,298, and $46,693, respectively.

      The interest rate on the ESOP loan is fixed at 7.50% until maturity with interest expense being computed on the unpaid principal balance. As principal payments are made by the ESOP, the corresponding liability is reduced and stockholders' equity is increased. Principal payments and cash dividends paid on the common stock held by the ESOP in fiscal 1998 amounted to $186,872, with the loan maturing April 1, 1999.

      At June 30, 1998, the ESOP had pledged 51,722 shares of unallocated Company stock held by it as collateral for the debt.

Pension Plan

      The Bank has a noncontributory defined benefit pension plan which is fully funded through a multi-employer investment trust covering qualified salaried employees. Costs recognized for the years ended June 30, 1998, 1997 and 1996, totaled $3,884, $4,953, and $34,124, respectively. Information relative to the financial status of the Bank's portion of the Plan is not currently available.


14 - Recent Acquisition

      On May 29, 1998, the Company acquired Philadelphia Corporation for Investment Services, a full service investment advisory and securities brokerage firm. The transaction was accounted for as a pooling of interests and the shareholders of PCIS received 23.4239 shares of Chester Valley Bancorp Inc. stock for each share of PCIS stock. Approximately 134,000 shares of CVAL stock were issued in the exchange. As of June 30, 1998 PCIS had assets of $1.86 million, revenues of $3.17 million and net income of $430,500.

      The results of operations previously reported by the separate companies and the combined amounts presented in the accompanying consolidated financial statements are summarized to the right.

                                                           Year Ended June 30,
                                                       -------------------------
                                                        1998               1997
                                                       -------           -------
 Net interest income:
  Chester Valley Bancorp ...................           $12,291           $11,066
  PCIS .....................................                53                49
                                                       -------           -------
    Combined ...............................           $12,344           $11,115
                                                       =======           =======
Other income:
  Chester Valley Bancorp ...................           $ 1,851           $ 1,324
  PCIS .....................................             2,767             2,325
                                                       -------           -------
    Combined ...............................           $ 4,618           $ 3,649
                                                       =======           =======
Net income:
  Chester Valley Bancorp ...................           $ 3,196           $ 1,926
  PCIS .....................................               430               311
                                                       -------           -------
    Combined ...............................           $ 3,626           $ 2,237
                                                       =======           =======

15 - Summarized Quarterly Financial Data For Fiscal 1998 and 1997 (Unaudited)

(Dollars in thousands except per share data)

                                                      1998                                                 1997
                                 ----------------------------------------------       ---------------------------------------------
                                   First       Second       Third       Fourth          First      Second        Third      Fourth
                                  Quarter      Quarter     Quarter      Quarter        Quarter     Quarter      Quarter     Quarter
                                 --------     --------    --------     --------       --------    --------     --------    --------
Interest income                  $  6,310     $  6,377    $  6,404     $  6,662       $  5,393    $  5,622     $  5,580    $  6,027
Interest expense                    3,267        3,355       3,278        3,509          2,744       2,855        2,867       3,041
                                 --------     --------    --------     --------       --------    --------     --------    --------
Net interest income                 3,043        3,022       3,126        3,153          2,649       2,767        2,713       2,986

Provision for loan losses             120          120         201          165             96         164           97         166
                                 --------     --------    --------     --------       --------    --------     --------    --------

Net interest income after
     provision for loan losses      2,923        2,902       2,925        2,988          2,553       2,603        2,616       2,820
Other income                        1,115        1,004       1,349        1,150            929         874          967         878
Operating expenses(1) (2)           2,674        2,659       2,870        3,440          3,827       2,477        2,473       2,469
                                 --------     --------    --------     --------       --------    --------     --------    --------
Income (loss) before income taxes   1,364        1,247       1,404          698           (345)      1,000        1,110       1,229
Income tax expense (benefit)(2)       360          338         346           43           (227)        276          275         433
                                 --------     --------    --------     --------       --------    --------     --------    --------

Net Income (Loss)                $  1,004     $    909    $  1,058     $    655       $   (118)   $    724     $    835    $    796
                                 ========     ========    ========     ========       ========    ========     ========    ========

Earnings per common share(3)
     Basic                       $   0.44     $   0.39    $   0.46     $   0.28       $  (0.05)   $   0.32     $   0.36    $   0.35
                                 ========     ========    ========     ========       ========    ========     ========    ========
     Diluted                     $   0.43     $   0.39    $   0.45     $   0.28       $  (0.05)   $   0.32     $   0.36    $   0.34
                                 ========     ========    ========     ========       ========    ========     ========    ========

(1) The first quarter of fiscal 1997 includes the one-time FDIC insurance assessment of $1.39 million.
(2) The fourth quarter of fiscal 1998 includes PCIS acquisition costs of $.21 million in addition to a charitable donation of $.29 million which resulted in a $.15 million state tax credit.
(3) Earnings per share have been restated to reflect the effects of the 5% stock dividend paid in September 1997 and the five-for-four stock split effected in the form of a dividend in March 1997.

16 - Parent Company Financial Information

Financial information of Chester Valley Bancorp Inc. (parent company only) follows:

Statements of Financial Condition

                                                              At June 30,
                                                    ---------------------------
                                                        1998            1997
                                                    -----------     -----------
Assets
     On deposit with subsidiaries ..............     $   375,801     $   309,154
     Securities available for sale .............       1,402,979            --
     Investment in subsidiaries ................      30,274,690      28,299,563
     Other assets ..............................          25,523           3,354
                                                    -----------     -----------
         Total Assets ..........................     $32,078,993     $28,612,071

Liabilities
     ESOP debt .................................     $   146,618     $   333,490
     Other liabilities .........................          83,532            --
                                                    -----------     -----------
         Total Liabilities .....................         230,150         333,490

Stockholders' Equity ...........................      31,848,843      28,278,581
                                                    -----------     -----------
     Total Liabilities and Stockholders' Equity      $32,078,993     $28,612,071
                                                     ===========     ===========


Statements of Operations
                                                                           Year Ended June 30,
                                                                 1998            1997             1996
                                                             -----------      -----------      -----------
Income
     Distributed income from subsidiaries ..............     $ 2,188,259      $ 1,049,582      $ 1,172,912
     Interest income ...................................          28,490           16,598           10,500
     Equity in undistributed income of subsidiaries ....       1,587,662        1,188,273        1,553,984
                                                             -----------      -----------      -----------
Expense
     Other expense .....................................         178,381           17,345            5,754
                                                             -----------      -----------      -----------
         Net Income ....................................     $ 3,626,030      $ 2,237,108      $ 2,731,642
                                                             ===========      ===========      ===========

Statements of Cash Flows
Operating activities:
     Net income ........................................     $ 3,626,030      $ 2,237,108      $ 2,731,642
     Add (deduct) items not affecting cash flows
     from operating activities:
         Equity in undistributed income of subsidiaries       (1,587,662)      (1,188,273)      (1,553,984)
         Increase in other assets ......................         (22,169)            --               --
         Increase (decrease) in other liabilities ......          83,532             --                (10)
         Reduction of common stock acquired by ESOP ....         186,872          177,250          181,171
                                                             -----------      -----------      -----------
     Net cash flows from operating activities ..........       2,286,603        1,226,085        1,358,819
                                                             -----------      -----------      -----------
Investment activities:
     Purchase of securities available for sale .........      (1,402,979)            --               --
                                                             -----------      -----------      -----------
     Net cash flows used in investment activities ......      (1,402,979)            --               --
                                                             -----------      -----------      -----------
Financing activities:
     Income tax benefit on exercise of stock options ...         (98,270)         (92,246)            --
     Cash dividends ....................................      (1,229,256)      (1,061,628)        (848,734)
     Payment for fractional shares .....................          (7,633)         (15,927)         (11,105)
     Common stock repurchased ..........................        (274,911)        (351,879)        (501,026)
     Repayments of principal on ESOP debt ..............        (186,872)        (177,250)        (181,171)
     Proceeds from exercise of stock options ...........         440,102          337,041           95,336
     Proceeds from issuance of common stock ............         539,863           90,181          249,805
                                                             -----------      -----------      -----------
     Net cash flows used in financing activities .......        (816,977)      (1,271,708)      (1,196,895)
                                                             -----------      -----------      -----------
Net increase (decrease) in cash ........................          66,647          (45,623)         161,924
Cash and cash equivalents:
     Beginning of period ...............................         309,154          354,777          192,853
                                                             -----------      -----------      -----------
     End of period .....................................     $   375,801      $   309,154      $   354,777
                                                             ===========      ===========      ===========

Non-cash items:
     Net unrealized gain (loss) on investment securities
         available for sale, net of taxes ..............     $   289,195      $    99,936      $   (97,222)
                                                             ===========      ===========      ===========
     Stock dividend issued .............................     $ 2,154,726      $ 1,515,755      $ 1,417,354
                                                             ===========      ===========      ===========

                                       42

Independent Auditors' Report

[KPMG Peat Marwick LLP letterhead]

      To the Board of Directors and Stockholders of Chester Valley Bancorp Inc:


      We have audited the accompanying consolidated statements of financial condition of Chester Valley Bancorp Inc. and subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chester Valley Bancorp Inc. and subsidiaries as of June 30, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1998, in conformity with generally accepted accounting principles.




/s/KPMG Peat Marwick LLP
------------------------
KPMG Peat Marwick LLP

      Philadelphia, Pennsylvania
      July 24, 1998

                               BOARD OF DIRECTORS


[GRAPHIC-PHOTO OF STANDING L TO R: JAMES E. MCERLANE, ESQ., WILLIAM M. WRIGHT, EMORY S. TODD, ANTHONY J. BIONDI, GERARD F. GRIESSER, SEATED L TO R: JOHN J. CUNNINGHAM, ESQ., EDWARD T. BORER, ELLEN ANN ROBERTS, RICHARD L. RADCLIFF. NOT
PICTURED: ROBERT J. BRADBURY.

           KAY B. FALKOW, FIRST FINANCIAL BANK'S NEWEST SENIOR OFFICER


[GRAPHIC- PHOTO OF KAY B. FALKOW]

Kay is the newest member of our Senior Management Team and has played an integral part of our success as a valued member of our staff since she joined us in 1993. She was hired as Manager of Data Processing and named to Assistant Vice President in 1993. In November 1997, Kay was elected Vice President as the Bank's Senior Operations Officer making her responsible for the Electronic Banking, Product Support and Development, Item Processing and Information Systems Departments. She is also the Chairperson for the Company's Technology Steering Committee charged with the responsibility for designing the Company's Technology Business Plan. Kay is a graduate of Radford University in Virginia with a B. S. in Accounting and a minor in Computer Science. With over 18 years of Banking and Technical experience, Kay has been instrumental in upgrading the Company's entire core data processing and network computer systems. As supervisor of the Bank's operations departments, she has recommended changes and enhancements which have resulted in increased efficiency, more rapid communication, and a sharp decrease in paperwork.

Directors Serving in the Same Capacity for
Chester Valley Bancorp Inc. and First
Financial Bank:

Anthony J. Biondi
Director, President, and
Chief Operating Officer
of the Company and the Bank

Robert J. Bradbury
Co-chairman
Dolphin & Bradbury Incorporated

John J. Cunningham, III, Esquire
Partner
Schnader Harrison Segal & Lewis LLP

Gerard F. Griesser
President
Trident Financial Group

James E. McErlane, Esquire
Partner
Lamb, Windle & McErlane, PC

Richard L. Radcliff
President and Co-owner (Retired)
Radcliff & Sipe Architectural Firm

Ellen Ann Roberts
Director, Chairman, and Chief Executive Officer of the Company and the Bank

Emory S. Todd
Certified Public Accountant

William M. Wright
General Manager
Malcolm Wright Buick Olds, Inc.

The following Director serves on the Board of Chester Valley Bancorp Inc. only:

Edward T. Borer
Chairman and Chief Financial Officer
Philadelphia Corporation for Investment Services

Directors on the Board of Philadelphia
Corporation for Investment Services:

Philip J. Baldassari
Senior Vice President

Anthony J. Biondi
Director, President, and
Chief Operating Officer
of the Company and the Bank

Frederick A. Bluefeld
Vice President

Edward T. Borer
Chairman and Chief Financial Officer

Robert J. Bradbury
Co-chairman
Dolphin & Bradbury Incorporated

A. Louis Denton
President and Chief Executive Officer

James E. McErlane, Esquire
Partner
Lamb, Windle & McErlane, PC

R. Wayne Raffety
Senior Vice President

Ellen Ann Roberts
Director, Chairman, and Chief Executive Officer of the Company and the Bank

Vernon C. Walker
Senior Vice President

Spencer D. Wright, III
Chairman Emeritus

Executive Officers of Chester Valley
Bancorp Inc:

Ellen Ann Roberts
Chairman and Chief Executive Officer

Anthony J. Biondi
President and Chief Operating Officer

Christine N. Dullinger
Chief Financial Officer and Treasurer

James E. McErlane, Esquire
Secretary

Colin N. Maropis
Executive Vice President

Executive Officers of First Financial Bank:

Ellen Ann Roberts
Chairman and Chief Executive Officer

Anthony J. Biondi
President and Chief Operating Officer

Steven C. Cunningham
Vice President

Christine N. Dullinger
Chief Financial Officer and Treasurer

Kay B. Falkow
Vice President

Edward S. Lawrence
Senior Vice President

Colin N. Maropis
Executive Vice President

Other Officers of First Financial Bank:

Frank J. Baldassarre
Vice President

Victoria C. Banghart
Assistant Vice President

C. Ward Braceland
Vice President

Karen D. Brown
Assistant Treasurer

Pamela M. Collins
Secretary

Arlene S. Cunningham
Assistant Vice President
Assistant Secretary

Linda B. Draper
Assistant Vice President

Romaine R. Dunlap
Assistant Vice President

William G. Eads, Jr.
Vice President

Veronica Gilken
Assistant Vice President

Michelle L. Guerrero
Assistant Vice President

Anne S. Johnson
Assistant Vice President

Kelly L. Laurento
Assistant Vice President

Carol F. Reichard
Assistant Vice President

Michael T. Steinberger
Vice President

Paula D. Stevens
Assistant Vice President

David L. Summers
Vice President

Joseph M. Swarr
Assistant Vice President

Phillis D. Weidenhammer
Vice President

Jo Ann Willenbrock
Assistant Vice President

Paige M. Willover
Assistant Vice President

Executive and Administrative Officers
of Philadelphia Corporation for
Investment Services:

Edward T. Borer
Chairman and Chief Financial Officer

A. Louis Denton
President and Chief Executive Officer

Mary Kay Greenwood
Assistant Vice President and Secretary

Kathleen D. Hartung
Treasurer

First Financial Bank
Community Board Members:

Coatesville Community Board:
Milton Allen
Albert W. Eastburn
Nicholas J. Fantanarosa, Jr.
Dr. Louis M. Laurento
Aleda P. Loughman
John H. Newton, Jr.

Exton Community Board:
William E. Augustine
Raymond H. Carr
Carl K. Croft, CPA
Kevin Holleran, Esquire
Rudolph H. Jacobson
James Knipe, Sr.

Frazer Community Board:
Matthew J. DiDomenico, Sr.
Timothy O. Fanning
Florence D. Hunt
Albert P. Massey, Jr.
R. Wayne Raffety
A. Joseph Rubino

Westtown Community Board:
Wayne W. Grafton
Charles A. Hackett, CPA
Marita M. Hutchinson, Esquire
Conrad E. Muhly, III
Earl Stoltzfus
John R. Williams
George C. Zumbano, Esquire


CORPORATE INFORMATION:

Annual Meeting
The Annual Meeting of Stockholders will
be held at 10 AM on Thursday, October 22, 1998, at:
Chester Valley Golf and Country Club
430 Swedesford Road
Malvern, Pennsylvania 19355

Stock Listing
Chester Valley Bancorp Inc. Stock is traded on the NASDAQ National Market System under the symbol "CVAL".

Market Makers:
Herzog Heine & Geduld, Inc.
Philadelphia, Pennsylvania
(800) 462-0443

Janney Montgomery Scott
Philadelphia Pennsylvania
(215) 563-8671

F. J. Morrissey & Co., Inc.
Philadelphia, Pennsylvania
(215) 563-8500

Hopper Soliday & Company
Lancaster, Pennsylvania
(800) 456-9234

Sandler & O'Neill
New York, New York
(212) 466-7740

Investor Information:
Patrica A. Ferretti
Shareholder Relations Administrator
Chester Valley Bancorp Inc.
100 E. Lancaster Avenue
Downingtown, Pennsylvania 19335
(610) 269-9700

Transfer Agent, Registrar and Dividend
Disbursing Agent:
American Stock Transfer and Trust Co.
40 Wall Street, 46th Floor
New York, New York 10005
(212) 936-5100

Form 10-K
Subsequent to the required filing with the Securities and Exchange Commission under the Securities Exchange Act of 1934, the
Company will furnish to any shareholder, with-out charge, a copy of the Company's Annual
Report on Form 10-K for the year ended June
30, 1998 and the exhibits thereto, upon written request to Patrica A. Ferretti, Shareholder Relations Administrator.

Auditors:
KPMG Peat Marwick LLP
1600 Market Street
Philadelphia, Pennsylvania 19103

Counsel:
Lamb, Windle & McErlane, PC
24 E. Market Street
West Chester, Pennsylvania 19381

Schnader Harrison Segal & Lewis LLP
1600 Market Street
Suite 3600
Philadelphia, Pennsylvania  19103

Elias, Matz, Tiernan & Herrick
The Walker Building, 12th Floor
734 15th Street, NW
Washington DC  20005

Executive Office:
Chester Valley Bancorp Inc.
100 E. Lancaster Avenue
Downingtown, Pennsylvania 19335
(610) 269-9700

[GRAPHIC-LOGO OF FIRST FINANCIAL BANK]
A CHESTER VALLEY BANCORP BANK


OFFICES

DOWNINGTOWN

EXTON

FRAZER

THORNDALE

WESTTOWN

AIRPORT VILLAGE

BRANDYWINE SQUARE

DEVON



[GRAPHIC-LOGO PHILADELPHIA CORPORATION]

OFFICES

PHILADELPHIA

WAYNE