Form 10-K, Exhibit 13
period 1999-06-30
CHESTER VALLEY BANCORP INC
filed 1999-10-04
CIK 854098

Financial Information
--------------------------------------------------------------------------------
Management's Discussion and Analysis of
Financial Condition and Results of Operations                    16

Consolidated Statements of Financial Condition                   24

Consolidated Statements of Operations                            25

Consolidated Statements of Changes in
Stockholders' Equity                                             26

Consolidated Statements of Cash Flows                            27

Notes to Consolidated Financial Statements                       28

Independent Auditors' Report                                     41

Management's Discussion
and Analysis of Financial Condition
and Results of Operations

GENERAL

     Chester Valley Bancorp Inc. (the "Holding Company") is a unitary thrift holding company, incorporated in the Commonwealth of Pennsylvania in August 1989. The business of Chester Valley Bancorp Inc. and its subsidiaries (the "Company") consists of the operations of First Financial Bank ("First Financial" or the "Bank"), a Pennsylvania-chartered stock savings and loan association founded in 1922 and Philadelphia Corporation for Investment Services ("PCIS"), a full-service investment advisory and securities brokerage firm. The Bank provides a wide range of banking services to individual and corporate customers through its eight branch offices in Chester County, Pennsylvania. The Bank provides residential real estate, commercial real estate, commercial and consumer lending services and funds these activities primarily with retail deposits and borrowings. Philadelphia Corporation for Investment Services is registered as a broker/dealer in all 50 states and Washington, DC and it is also registered as an Investment Advisor with the Securities Exchange Commission. PCIS provides many additional services, including self-directed and managed retirement accounts, safekeeping, daily sweep money market funds, portfolio and estate valuations, life insurance and annuities, and margin accounts, to individuals and smaller corporate account. PCIS's offices are located in Wayne and Philadelphia, Pennsylvania.

     The Company posted record operating earnings of $4.21 million, or $1.13 per diluted share, for the fiscal year ended June 30, 1999, compared to $3.63 million or $.98 per diluted share for the same period in 1998. This represents a 16.2% increase in earnings.

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

     To provide a more accurate one-year gap position of the Company, certain deposit classifications are based on the interest-rate sensitive attributes and not on the contractual repricing characteristics of these deposits. Management estimates, based on historical trends of the Bank's deposit accounts, that 59% of money market and NOW accounts are sensitive to interest rate changes and that 7% of savings deposits are sensitive to interest rate changes. Accordingly, these interest-sensitive portions are classified in the less than one year categories with the remainder in the over five years category. Deposit products with interest rates based on a particular index are classified according to the specific repricing characteristic of the index. Deposit rates other than time deposit rates are variable, and changes in deposit rates are typically subject to local market conditions and management's discretion and are not indexed to any particular rate.

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

     Total interest income increased to $30.01 million during fiscal 1999, a $3.81 million or 14.5% increase over the comparable prior year. This increase was due to a $68.77 million increase in the average balance of interest-earning assets. Partially offsetting the effect of the increase in the average balance on interest income was the 44 basis-point decrease in the yield, to 7.62%, on the loan portfolio as the result of the flattening yield curve during fiscal 1998 and 1999 which resulted in customers refinancing their loans to lower interest rates.

     Total interest income increased to $26.20 million during fiscal 1998, a $3.28 million or 14.3% increase over the comparable prior year. This increase was due to a $41.46 million increase in the average balance of interest-earning assets. Partially offsetting the effect of the increase in the average balance on interest income was the 5 basis-point decrease in the yield, to 8.44%.

Interest Expense

     Total interest expense increased to $15.68 million during fiscal 1999, a $2.27 million or 16.9% increase over the comparable prior year. The increase in interest expense was primarily due to a $39.72 million and $21.78 million increase in the average balances of deposits and borrowings, respectively, at June 30, 1999, which funded the increase in the average balances of interest-earning assets discussed previously. The average rate paid on deposits decreased to 4.60% for fiscal 1999 from 4.79% the previous year as the result of management's continued efforts to focus its growth in the areas of low-costing or no-cost deposits. The average rate paid on borrowings decreased 54 basis points to 5.54%.

     Total interest expense increased to $13.41 million during fiscal 1998, a $1.90 million or 16.5% increase over the comparable prior year. The increase in interest expense was primarily due to a $24.86 million and $10.87 million increase in the average balances of deposits and borrowings, respectively, at June 30, 1998. The average rate paid on deposits remained at 4.63% for fiscal 1998. The average rate paid on borrowings increased 50 basis points to 6.08%.


                                         Interest Rate Sensitivity Analysis at June 30, 1999
                                                       (Dollars in thousands)


                                                         More Than    More Than   More Than    More Than
                                                       Three Months   Six Months   One Year   Three Years
                                         Three Months    Through       Through     Through      Through       More Than
                                           or Less      Six Months     One Year  Three Years   Five Years    Five Years     Total
------------------------------------------------------------------------------------------------------------------------------------
Interest-Earning Assets
  Loans  (1)
    Real estate (2)                       $   24,051   $   19,954    $  32,306    $  74,466    $  41,968    $   37,740   $ 230,485
    Commercial                                 6,721        2,158        1,822        3,084          630           293      14,708
    Consumer                                   8,218        1,845        3,871       12,740        8,420        16,322      51,416
  Securities and interest-bearing
    deposits                                  48,877        1,683        5,159        5,353       38,997        39,962     140,031

------------------------------------------------------------------------------------------------------------------------------------
  Total interest-earning assets           $   87,867   $   25,640    $  43,158    $  95,643    $  90,015    $   94,317   $ 436,640
------------------------------------------------------------------------------------------------------------------------------------

Interest-Bearing Liabilities
  Savings accounts                        $      501   $      501    $     998    $       -    $       -    $   27,033   $  29,033
  NOW accounts                                   450          450          900            -            -        34,211      36,011
  Money market accounts                       47,464            -            -            -            -             -      47,464
  Certificate accounts                        66,116       29,287       35,708       71,386        9,216         2,285     213,998
  Borrowings                                   4,022           17        2,625        9,829       13,053        21,482      51,028

------------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities      $  118,553   $   30,255    $  40,231    $  81,215    $  22,269    $   85,011   $ 377,534
------------------------------------------------------------------------------------------------------------------------------------

Cumulative excess of interest-
  earning assets to
  interest-bearing liabilities            $  (30,686)  $  (35,301)   $ (32,374)   $ (17,946)   $  49,800    $   59,106   $  59,106
====================================================================================================================================
Cumulative ratio of interest
  rate-sensitive assets to
  interest rate-sensitive liabilities          74.1%        76.3%        82.9%        93.4%       117.0%        115.7%      115.7%
====================================================================================================================================
Cumulative difference as a
  percentage of total assets                  (6.8%)       (7.8%)        (7.2%)       (4.0%)       11.0%         13.1%       13.1%
====================================================================================================================================

(1)  Net of undisbursed loan proceeds.
(2)  Includes commercial mortgage loans.

Net Interest Income

     Net interest income is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Net interest income, on a fully tax equivalent basis, increased 12.00%, or $1.54 million to $14.33 million in 1999 from $12.80 million in 1998, compared to a 12.1% increase of $1.39 million from 1997 to 1998. Net interest margin, on a fully tax equivalent basis, was 3.64% for the year ended 1999, compared to 3.94% in 1998 and 4.03% in 1997.

Provision for Loan Losses

     The Company's provision for loan losses was $390,000, $606,000, and $523,000, during the respective periods of 1999 through 1997. These provisions have been added to the Company's allowance for loan losses due to general economic conditions, loan growth, and management's assessment of the inherent risk of loss existing in the loan portfolio. At June 30, 1999, the allowance for loan losses was $3.65 million or 1.24% of net loans compared to $3.41 million or 1.23% of net loans at June 30, 1998.

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

Other Operating Income

     Total other income increased $579,000 or 12.5% to $5.20 million for the year ended June 30, 1999, from the comparable prior period. Investment services income increased $460,000 or 16.5% to $3.26 million as the result of PCIS's increased commission income due to the continued increase in the stock market activity, an increase in advisory fee income due to the strategic plan of PCIS to focus on advisory services as it provides a more stable revenue stream for PCIS and stabilizes expenses for the customer, and an increase in money market fund fees due to an increase in customer balances. The growth in the Bank's Investment Services and Trust Division also contributed to the increase in investment services income for fiscal 1999. An increase in checking account fees, as the result of an increased number of accounts, and an increase in the fees earned on the Bank's debit card, due to increased usage and also an increased number of cardholders, contributed to the increase of $354,000 or 31.7% in service charges and fees in fiscal 1999. The Company recognized gains on trading account securities of $171,000 during fiscal 1999 compared to $338,000 during fiscal 1998.

     Total other income increased $968,800 or 26.6% to $4.62 million for the year ended June 30, 1998, from the comparable prior period. Investment services income increased $488,400 or 21.2% to $2.80 million as the result of increases in revenue generated by PCIS and the Trust Division. Service Charges and fees increased $139,700 in fiscal 1998. The Company recognized gains on trading account securities of $337,500 during fiscal 1998 compared to $15,700 during fiscal 1997.

Other Operating Expenses

     Total operating expenses increased $1.09 million or 9.4% to $12.73 million for the year ended June 30, 1999 compared to the same period in fiscal 1998. The increase in operating expenses over the prior fiscal year was primarily due to a $1.04 million or 17.6% increase in salaries and employee benefits related to general salary increases and increased number of staff associated with the Bank's Call Center and its Investment Services and Trust Division established during the summer and fall of 1997, respectively. Also, in the winter of 1999, the Bank opened its eighth branch office in Devon, Pennsylvania which further contributed to an increase in staff. Occupancy and equipment expenses increased $190,000 or 10.1% to $2.08 million for the year ended June 30, 1999 compared to the same period in 1998 as a result of the opening of the Bank's branch office in Devon and capital expenditures associated with technology upgrades and enhancements. During fiscal 1998 the Bank made a $291,000 donation in relation to a project to provide low income housing for the elderly. As an offset to the donation, the Bank received a state tax credit in the amount of $146,000 through the Neighborhood Assistance Act which was recorded as a reduction to income tax expense in fiscal 1998.

     Total operating expenses increased $1.78 million or 18.1% to $11.64 million for the year ended June 30, 1998, from the comparable prior period, excluding the $1.39 million one-time SAIF assessment in fiscal 1997. The increase in operating expenses over the prior fiscal year was primarily due to a $632,500 or 12.0% increase in salaries and employee benefits related to general salary increases and increased number of staff associated with the addition of the Bank's new Call Center and its new Investment Services and Trust Division. In addition, occupancy and equipment expenses increased $246,900 or 15.1% to $1.89 million for the year ended June 30, 1998, from the comparable prior period related to the refurbishment of the Bank's Operation Center and the renovations required to provide accommodations for the Bank's new Call Center and Trust Department. Also contributing to the increase in operating expenses during fiscal 1998 was the previously mentioned $291,000 donation to a project to provide low income housing for the elderly.

Income Taxes

     The Company incurred income tax expense of $1.57 million during the year ended June 30, 1999, compared to $1.09 million during fiscal 1998. The primary reason for the increase in income tax expense was due to a 22.7% increase in income before taxes in fiscal 1999. Income tax expense for fiscal 1998 includes a $146,000 state tax credit through the Neighborhood Assistance Act relating to a donation the Bank made to provide low income housing for the elderly. For periods ending prior to May 29, 1998, no expense has been made for income taxes for PCIS since PCIS had elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code and similar state provisions. Under these provisions, PCIS does not pay income taxes on its taxable income. Instead, the former stockholders of PCIS are liable for individual income taxes based on their respective shares of PCIS's taxable income. As a result of all of PCIS's stock being purchased by Chester Valley Bancorp Inc. on May 29, 1998, PCIS is no longer eligible to be taxed under the provisions of Subchapter S of the Internal Revenue Code.

     The Company incurred income tax expense of $757,400 during fiscal 1997. The primary reason for the increase in income tax expense in fiscal 1998 compared to fiscal 1997 was due to the increase in income before taxes in fiscal 1998 to $4.71 million from $2.99 million during fiscal 1997. The increase in income tax expense in fiscal 1998 was partially offset by the $146,000 state tax credit through the Neighborhood Assistance Act donation mentioned earlier.

Capital Resources

     The Company's assets totaled $451.16 million at June 30, 1999, as compared with $377.01 million as of June 30, 1998. This 19.7% increase in assets was primarily funded by an increase in deposits of $61.32 million or 20.6% from $298.19 million at June 30, 1998, to $359.51 million at June 30, 1999, and an increase in Federal Home Loan Bank advances of $9.44 million from $40.94 million to $50.38 million at June 30, 1998 and 1999, respectively. The increase in deposits and advances was used in part to fund loan originations during the period, which contributed to an increase in net loans receivable from $273.13 million at June 30, 1998, to $291.39 million at June 30, 1999. In addition, the Company's securities portfolios along with its interest-bearing deposits increased from $86.12 million to $140.03 million at June 30, 1998 and 1999, respectively.

     Stockholders' equity inceased to $33.85 million at June 30, 1999, from $31.85 million at June 30, 1998, as a result of net income earned of $4.21 million during fiscal 1999, the reduction in the principal balance of the Employee Stock Ownership Plan ("ESOP") debt by $147,000 (See Note 13 of the Notes to the Consolidated Financial Statements), proceeds from stock options exercised during the 1999 period of $168,000, and proceeds totaling $514,000 from the issuance of common stock. The increase in stockholders' equity was offset in part by a change in net unrealized value of securities available for sale of $1.84 million from a gain of $292,000 at June 30, 1998 to a net unrealized loss of $1.55 million at June 30, 1999, and also offset in part by the payment of cash dividends of $1.15 million and the repurchase of $24,000 of common stock, as well as the payment of $16,000 in lieu of fractional shares in connection with the 5% stock dividend paid during fiscal 1999.

Asset Quality

     Non-performing assets are comprised of non-performing loans and REO and totaled $933,000 at June 30, 1999, compared to $1.25 million at June 30, 1998.

     Non-accrual loans are loans on which the accrual of interest ceases when the collection of principal or interest payments is determined to be doubtful by management. It is the policy of the Company to discontinue the accrual of interest when principal or interest payments are delinquent 90 days or more (unless the loan principal and interest are determined by management to be fully secured and in the process of collection), or earlier, if the financial condition of the borrower raises significant concern with regard to the ability of the borrower to service the debt in accordance with the current loan term. Interest income is not accrued until the financial condition and payment record of the borrower once again demonstrate the ability to service the debt. Non-performing assets to total assets was .21% at June 30, 1999, compared to
 .33% at June 30, 1998. Non-performing loans of $933,000 at June 30, 1999, consisted of six residential mortgage loans in the amount of $568,000, two commercial loans for $258,000 and $107,000 in consumer loans.

     At June 30, 1999 and 1998, the Company's classified assets, which consisted of assets classified as substandard, doubtful, loss, and REO, totaled $1.24 million and $1.47 million, respectively. Included in the assets classified substandard at June 30, 1999, were all loans 90 days past due and loans which are less than 90 days delinquent, but inadequately protected by the current paying capacity of the borrower or of the collateral pledged, as well as a well-defined weakness that may jeopardize the liquidation of the debt.

Liquidity and Committed Resources

     Management monitors liquidity daily and maintains funding sources to meet unforeseen changes in cash requirements. The Company's primary sources of funds are deposits, borrowings, repayments, prepayments and maturities of outstanding loans and mortgage-backed securities, sales of assets available for sale, maturities of investment securities and other short-term investments, and funds provided from operations. While scheduled loan and mortgage-backed securities repayments and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by the movement of interest rates in general, economic conditions and competition. The Company manages the pricing of its deposits to maintain a deposit balance deemed appropriate and desirable. Although the Company's deposits represent the majority of its total liabilities, the Company has also utilized other borrowing sources, namely FHLB advances. In addition to its ability to obtain advances from the FHLB under several different credit programs, the Company has established a line of credit with the FHLB, in an amount not to exceed 10% of the Company's maximum borrowing capacity, which borrowing capacity was $13.13 million at the time the commitment was executed, and subject to certain conditions, including the holding of a pre-determined amount of FHLB stock as collateral. This line of credit is used from time to time for liquidity purposes. At June 30, 1999 there was no outstanding balance on this line of credit.

     Liquidity management is both a daily and long-term function. Excess liquidity is generally invested in short-term investments such as FHLB overnight deposits. On a longer-term basis, the Company maintains a strategy of investing in various lending and investment securities products. During the year ended June 30, 1999, the Company used its sources of funds to primarily fund loan commitments and maintain a substantial portfolio of investment securities, and to meet its ongoing commitments to pay maturing savings certificates and savings withdrawals. As of June 30, 1999, the Company had $7.77 million in commitments to fund loan originations. The majority of these commitments are anticipated to be funded by December 31, 1999. In addition, as of June 30, 1999, the Company had undisbursed loans in process for construction loans of $11.39 million and $17.10 million in undisbursed lines of credit. In addition, the Company has issued $40,000 in commercial letters of credit fully secured by deposit accounts or real estate. The management of the Company believes that the Company has adequate resources, including principal prepayments and repayments of loans and investment securities and borrowing capacity, to fund all of its commitments to the extent required.

     For regulatory purposes, liquidity is defined as a ratio of cash and certain marketable securities that can be readily converted into cash to total deposits and short-term borrowings. At June 30, 1999, liquidity for the Bank as defined under these guidelines was 18.34%, which exceeded the regulatory minimum requirement of 4.0%.

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

Year 2000 Issues

     In order to be ready for the year 2000 (the "Year 2000 Issue"), the Company has developed a Year 2000 Action Plan (the "Action Plan") which was presented and approved by the Company's Board of Directors in December 1998. The Action Plan was developed using both the guidelines outlined in the Federal Financial Institutions Examination Council's ("FFIEC") "The Effect of 2000 on Computer Systems" as well as guidance provided by the Securities and Exchange Commission (the "SEC"). The Company's Board of Directors assigned responsibility for the Action Plan to the Year 2000 Project Team chaired by the Company's President and Chief Operating Officer who reports to the Board of Directors with respect to the status of the implementation of the Action Plan on a monthly basis. The Action Plan recognizes that the Company's operating, processing and accounting operations are computer reliant and could be significantly affected by the Year 2000 Issue. The Company is primarily reliant on third party vendors for its computer output and processing, as well as other significant functions and services (i.e., securities transactional and safekeeping services, securities pricing information, etc.). The Year 2000 Project Team is currently working with these third party vendors to assess their Year 2000 readiness and are performing Year 2000 testing as required. Based on an ongoing assessment management presently believes that with the recent conversions and modifications to the Company's software and hardware, including a conversion by the Bank to a new core data processing system in October 1998, the Company and its third party vendors are taking the appropriate steps to ensure critical systems will function properly.

Company's State of Readiness

     The Bank has identified five mission critical systems (without which the Bank cannot operate) and critical applications (necessary applications but the Company can function for a moderate amount of time without such applications being Year 2000 compliant) operated or supported by third party vendors. These five mission critical systems include: 1) the core data service processing system for deposit, loan and general ledger account processing; 2) the Electronic Network which controls the Bank's ATMs and telephone voice response units, as well as processes its ATM cards and debit cards; 3) the equipment and software that processes the Bank's item processing and check inclearing; 4) the Wide Area Network ("WAN") which facilitates electronic commu-nications between the Bank's branches and its core processor; and 5) the software that processes the backroom statement operations for the Bank's Trust Department. Of such mission critical systems and critical applications, the Company has been informed by a substantial majority of its vendors that they are either Year 2000 compliant or that they will be compliant and are in the process of revising and testing their systems for Year 2000 compliance. The most critical system for the Bank is its core data processing service which is provided by a third party vendor ("DPS Provider"). The DPS Provider services over 1,000 banks nationally. In May 1998, the Bank entered into an agreement with the DPS Provider whereby the DPS Provider warranted certain conditions regarding Year 2000 compliance. The DPS Provider has informed the Bank that it has completed the majority of its testing of its systems. The Bank has received and will continue to receive and review carefully the results of the DPS Provider testing. Phase I and Phase II of testing of the DPS Provider system was completed in July 1998 and December 1998, respectively, with substantially all such systems evidencing Year 2000 compliance.

     All of the Company's vendors of its mission critical systems and critical applications have provided written assurances that their products and services will be Year 2000 compliant. As of June 30, 1999, the Company successfully completed the majority of its mission critical modifications and conversions and related testing of all mission critical and non-mission critical systems.

     The Year 2000 issues also affect certain of the Bank's customers, particularly in the areas of access to funds and additional expenditures to achieve compliance. As of September 30, 1998, Bank personnel had contacted all commercial credit customers regarding the customers' awareness of the Year 2000 Issue. At that time the Bank adopted the FFIEC Millennium Risk Evaluation
Package ("FFIEC Package") as the standard for evaluating the Bank risk in relation to Year 2000 issues. From the customer responses, the Bank identified 42 potential risk customers whose operations were considered to be heavy users of computer based systems or considered a risk either by virtue of their business complexity or the complexity of their borrowings. The officer of record was given the responsibility of determining the risk level that each client posed using the FFIEC Package. The risk level was considered to be low on all but three of these clients and these three were considered to have medium risk. Those identified to be anything but low risk will be monitored quarterly by the officer of record. While no assurance can be given that its customers will be Year 2000 compliant, management believes, based on representations of such customers and reviews of their operations (including assessments of the borrowers' level of sophistication and data and record keeping requirements), that the customers are either addressing the appropriate issues to insure compliance or that they are not faced with material Year 2000 issues. The respondents stated that they were, at the very least, sufficiently compliant to avoid disruption of the cash flow stream necessary to service debt. In addition, in substantially all cases the credit extended to such borrowers is collateralized by real estate or business assets which inherently minimizes the Bank's exposure in the event that such borrowers do experience problems or delays becoming Year 2000 compliant.

     PCIS, pursuant to Section 240.17a-5(e)(5)(iii) of the Securities Exchange Act of 1934, filed Part I and Part II of Form BD-Y2K with the SEC which applies to brokers with minimum net capital of $100,000 or more. Part I and Part II of Form BD-Y2K was filed in August 1998 and included PCIS's Year 2000 Action Plan, including contingency planning and timeline. Part I and Part II of Form BD-Y2K were also required to be filed with the SEC by April 30, 1999 and included an update for PCIS's Year 2000 planning as of March 15, 1999. PCIS has identified three mission critical systems within its operations. These three mission critical systems include: 1) clearing brokerage service, client account statement production and client account maintenance; 2) investment market services including stock and bond quote information as well as newswire informational service; and 3) the internal personal computer Local Area Network ("LAN") system. The two vendors which provide the clearing brokerage services and the investment market services have upgraded to Year 2000 certified software which PCIS installed during the first quarter of calendar 1999. The contracts signed with both vendors include Year 2000 compliance assurances. Industry related testing has begun, and PCIS testing will begin once installation is completed. The LAN networks are also being replaced with software that is assured to be Year 2000 compliant. Virtually all the personal computer equipment was replaced as a result of the new specification requirements dictated by the clearing brokerage and investment market service vendors, and is Year 2000 compliant certified. PCIS is a member of the National Association of Securities Dealers, Inc. (the "NASD") and as such is required to report to the NASD on a regular basis. This reporting process is done electronically through software that the NASD provides. PCIS has been informed by the NASD that the software is Year 2000 compliant.

Risks of Year 2000

     While the Company has received assurances from such vendors as to compliance, such assurances are not guarantees and may not be enforceable, or often limit the warrantor's liability or excluded liability for consequential damages. The Company's existing older contracts with such vendors do not include Year 2000 certifications or warranties. Thus, in the event such vendors' products and/or services are not Year 2000 compliant, the Company's recourse in the event of such failure may be limited. If the required modifications and conversions are not made, or are not completed on a timely basis, the Year 2000 Issue could have a material impact on the operations of the Company. There can be no assurance that potential systems interruptions or unanticipated additional expense incurred to obtain Year 2000 compliance would not have a material adverse effect on the Company's business, financial condition, results of operations and business prospects. Nevertheless, the Company does not believe that the cost of addressing the Year 2000 issues will be a material event or uncertainty that would cause reported financial information not to be necessarily indicative of future operating results or financial conditions, nor does it believe that the costs or the consequences of incomplete or untimely resolution of its Year 2000 issues represent a known material event or uncertainty that is reasonably likely to affect its future financial results, or cause its reported financial information not to be necessarily indicative of future operating results or future financial condition.

Contingency Plans

     The Company's Year 2000 Action Plan included its own company-wide Year 2000 contingency plan. Individual contingency plans concerning specific software and hardware issues and operational plans for continuing operations were completed for a substantial majority of its mission critical hardware and software applications as of December 31, 1998, with the remainder completed by March 31, 1999. The Year 2000 Project Team is reviewing substantially all mission critical test plans and contingency plans to ensure the reasonableness of the plans. The Company's contingency plans also include plans which address operational policies and procedures in the event of data processing, electric power supply and/or telephone service failures associated with the Year 2000. Such contingency plans provide, to the best of the Company's ability, documented actions to allow the Company to maintain and/or resume normal operations in the event of the failure of mission critical and critical applications. Such plans identify participants, processes and equipment that will be necessary to permit the Company to continue operations on a limited basis. Such plans may include providing off-line system processing, back-up electrical and telephone systems and other methods to ensure the Company's ability to continue to operate.

Costs of Year 2000

     The costs of modifications to the existing software are being primarily absorbed by the third party vendors. However, the Company recognizes that the need exists to purchase new hardware and software. Based upon current estimates, the Company has identified approximately $649,000 in total costs, including hardware, software, and other items, expected to be or already incurred in order to complete the Year 2000 project. The Company expended substantially all of this amount during fiscal 1999. Expenditures for software are typically depreciated over three years while expenditures for hardware are typically depreciated over five years. Of the estimated $649,000 in total Year 2000 expenditures, $585,000 is associated with the replacement of systems that were not Year 2000 compliant, but would have been replaced anyway as a result of the Company's aggressive Strategic Technology Plan which is designed to maintain competitiveness within the industry and to increase the efficiency of the Company's operations. The remaining $64,000 will be expensed as incurred for matters directly related to the Year 2000 issue, including promotional material for consumer and employee awareness and replacement of non-compliant Year 2000 software and hardware.

FORWARD LOOKING STATEMENTS

     In this Report, the Company has included certain "forward looking statements" concerning the future operations of the Company. It is management's desire to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. This statement is for the express purpose of availing the Company of the protections of such safe harbor with respect to all "forward looking statements" contained in this Report. The Company has used "forward looking statements" to describe the future plans and strategies including management's expectations of the Company's Year 2000 readiness and future financial results. Management's ability to predict results or the effect of future plans and strategy is inherently uncertain. Factors that could affect results include interest rate trends, competition, the general economic climate in Chester County, the mid-Atlantic region and the country as a whole, loan delinquency rates, changes in federal and state regulation, Year 2000 uncertainties discussed previously and other uncertainties described in the Company's filings with the Securities and Exchange Commission, including its Form 10K for the year ended June 30, 1999. These factors should be considered in evaluating the "forward looking statements", and undue reliance should not be placed on such statements.


OTHER INFORMATION

Description of Stock

     The holders of the Common Stock of the Holding Company possess exclusive voting rights in the corporation. Each holder of shares of Common Stock is entitled to one vote for each share held, in accordance with the charter and bylaws, including voting on the election of directors. Of the 10.00 million shares of Common Stock authorized by the Holding Company, 6.29 million shares remain unissued. In addition, none of the 5.00 million shares of Preferred Stock authorized has been issued.

Dividend Policy

     The Board of Directors of Chester Valley Bancorp Inc. intends to continue the policy of paying dividends when the directors deem it prudent to do so. The Board of Directors will consider payment of dividends on a quarterly basis, after giving consideration to the level of the profit for the prior quarter and other relevant aspects. On August 18, 1999, the Board of Directors of the Holding Company declared a $.09 per share cash dividend and a 5% stock dividend based on the financial results of the quarter ended June 30, 1999. The cash dividend will be calculated on shares held before the issuance of the stock dividend. During fiscal 1999, 1998, and 1997 the Holding Company paid a total of $1.15 million, $1.23 million, and $1.06 million, respectively, in cash dividends and a 5% stock dividend in each year. Cash dividends from the Holding Company are primarily dependent upon dividends paid to it by First Financial, which, in turn, are subject to certain restrictions established by federal regulators and Pennsylvania law. (See Note 10 to Notes to Consolidated Financial Statements.)

Market Information

     As of August 1, 1999, the Holding Company's Common Stock was held by approximately 2,000 shareholders, including shares held in nominee name. Any broker or any NASDAQ member can be contacted for the latest quotations of the Holding Company's Common Stock. Upon the reorganization into a holding company structure in May 1990, the stock of the Holding Company was approved for inclusion in NASDAQ's National Market System. The Holding Company's NASDAQ symbol is "CVAL". The transfer agent for the stock is American Stock Transfer and Trust Company, New York, New York. During fiscal 1999 and 1998 the Holding Company paid dividends of $.31 and $.30 per share, respectively, adjusted for stock dividends and stock splits during those periods.

     The following table sets forth the high and low closing prices for the periods described. For comparability purposes, the closing prices shown below have been adjusted to reflect the 5% stock dividends paid in fiscal 1999 and 1998.




Fiscal 1999                        Low                  High
--------------------------------------------------------------------------------
     First Quarter          $     17.33           $     20.24
     Second Quarter               17.33                 20.33
     Third Quarter                18.25                 19.50
     Fourth Quarter               16.25                 18.50

Fiscal 1998                        Low                  High
--------------------------------------------------------------------------------

     First Quarter          $     12.25           $     14.60
     Second Quarter               13.49                 18.57
     Third Quarter                18.41                 23.49
     Fourth Quarter               20.16                 22.22


Recent Accounting Pronouncements

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

     In June 1998 the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement (as amended by SFAS No. 137 in June, 1999) establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of certain foreign currency exposures. SFAS No. 133, as amended, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Earlier adoption is permitted. The Company has not yet determined the impact, if any, of this statement, including its provisions for the potential reclassifications of investments securities, on operations, financial condition or equity.

Consolidated Statements Of Financial Condition
                                                                            At June 30,
                                                                 --------------------------------
                                                                      1999                1998
                                                                 -------------      -------------
Assets
     Cash in banks                                               $   5,193,447      $   4,043,627
     Interest-bearing deposits                                      13,408,911         11,861,301
     Trading account securities                                      9,221,027         20,351,747
     Investment securities available for sale                      109,599,940         38,302,791
     Investment securities held to maturity (fair value -
         June 30, 1999, $7,816,320
         June 30, 1998, $15,672,486)                                 7,801,383         15,600,347
     Loans receivable, less allowance for loan
         losses of $3,650,893 and $3,413,830 at
         June 30, 1999 and 1998, respectively                      291,387,858        273,127,856
     Loans held for sale                                                  --            1,101,071
     Accrued interest receivable                                     2,460,823          2,486,224
     Property and equipment - net                                    8,199,882          7,093,850
     Other assets                                                    3,884,333          3,043,102
                                                                 -------------      -------------
         Total Assets                                            $ 451,157,604      $ 377,011,916
                                                                 =============      =============
Liabilities and Stockholders' Equity
     Liabilities:
       Deposits                                                  $ 359,513,516      $ 298,191,412
       Securities sold under agreements to repurchase                     --              144,417
       Advance payments by borrowers for taxes and insurance         3,055,229          2,962,637
       Employee Stock Ownership Plan ("ESOP") debt                        --              146,618
       Federal Home Loan Bank advances                              50,375,002         40,935,822
       Other borrowings                                                653,061            708,409
       Accrued interest payable                                      1,573,007            968,544
       Other liabilities                                             2,135,280          1,105,214
                                                                 -------------      -------------
         Total Liabilities                                         417,305,095        345,163,073

     Commitments and contingencies (Note 8)

     Stockholders' Equity:                                                --                 --
     Preferred stock - $1.00 par value; 5,000,000 shares
         authorized; none issued
     Common stock - $1.00 par value; 10,000,000 shares
         authorized; 3,707,460 and
         3,552,458 shares issued at
         June 30, 1999 and June 30, 1998, respectively               3,707,460          3,552,458
     Additional paid-in capital                                     17,903,651         14,383,521
     Common stock acquired by ESOP                                        --             (146,618)
     Retained earnings - partially restricted                       13,794,043         13,767,573
     Accumulated other comprehensive (loss) income                  (1,552,645)           291,909
                                                                 -------------      -------------
         Total Stockholders' Equity                                 33,852,509         31,848,843
                                                                 -------------      -------------

         Total Liabilities and Stockholders' Equity              $ 451,157,604      $ 377,011,916
                                                                 =============      =============

Consolidated Statements Of Operations

                                                                             Year Ended June 30,
                                                             ------------------------------------------------
                                                                  1999              1998              1997
                                                             ------------      ------------      ------------
Interest Income:
     Loans                                                   $ 22,772,277      $ 22,190,864      $ 20,388,526
     Mortgage-backed securities                                   981,906           530,425           227,293
     Interest-bearing deposits                                    717,474           253,558           280,490
     Investment securities:
         Taxable                                                3,512,158         1,857,376         1,104,410
         Non-taxable                                            1,401,577           920,792           620,703
                                                             ------------      ------------      ------------

         Total interest income                                 29,385,392        25,753,015        22,621,422
                                                             ------------      ------------      ------------

Interest Expense:
     Deposits                                                  12,702,540        11,467,998        10,285,725
     Securities sold under agreements to repurchase                 8,356             7,636            51,801
     Short-term borrowings                                        999,857           971,431           386,958
     Long-term borrowings                                       1,970,833           961,952           782,218
                                                             ------------      ------------      ------------

         Total interest expense                                15,681,586        13,409,017        11,506,702
                                                             ------------      ------------      ------------

Net interest income                                            13,703,806        12,343,998        11,114,720
Provision for loan losses                                         390,000           605,672           523,413
                                                             ------------      ------------      ------------

Net interest income after provision for loan losses            13,313,806        11,738,326        10,591,307
                                                             ------------      ------------      ------------

Other Income:
     Investment services income, net                            3,257,647         2,797,436         2,309,032
     Service charges and fees                                   1,471,192         1,116,876           977,145
     Gain on trading account securities                           171,496           337,509            15,682
     Gain on sale of assets available for sale                    110,977           166,240           161,303
     Other                                                        185,532           199,508           185,621
                                                             ------------      ------------      ------------

         Total other income                                     5,196,844         4,617,569         3,648,783
                                                             ------------      ------------      ------------

Operating Expenses:
     Salaries and employee benefits                             6,953,188         5,914,592         5,282,068
     Occupancy                                                  1,108,823         1,060,628           993,530
     Furniture and equipment                                      967,245           825,228           645,403
     Data processing                                              739,725           722,479           605,149
     SAIF special assessment                                         --                --           1,386,516
     Deposit insurance premiums                                   175,487           160,994           309,689
     Other                                                      2,786,101         2,959,189         2,023,193
                                                             ------------      ------------      ------------

         Total operating expenses                              12,730,569        11,643,110        11,245,548
                                                             ------------      ------------      ------------

Income before income taxes                                      5,780,081         4,712,785         2,994,542
Income tax expense                                              1,567,580         1,086,755           757,434
                                                             ------------      ------------      ------------
         Net income                                          $  4,212,501      $  3,626,030      $  2,237,108
                                                             ============      ============      ============

Earnings per common share(*):
     Basic                                                   $       1.14      $       1.00      $       0.62
     Diluted                                                 $       1.13      $       0.98      $       0.62

Weighted average number of shares outstanding(*):
     Basic                                                      3,682,104         3,632,624         3,600,693
     Diluted                                                    3,720,631         3,682,358         3,619,618

Other Comprehensive Income, Net of Tax:
     Net income                                              $  4,212,501      $  3,626,030      $  2,237,108
     Net unrealized holding gains (losses) on securities
        available for sale during the period                   (1,784,750)          400,068           203,194
     Less reclassification adjustment for gains included
        in net income                                             (59,804)         (110,873)         (103,258)
                                                             ------------      ------------      ------------

         Comprehensive Income                                $  2,367,947      $  3,915,225      $  2,337,044
                                                             ============      ============      ============

Consolidated Statements of Changes in Stockholders' Equity

                                                               Common      Retained       Accumulated
                                            Additional         Stock       Earnings          Other                         Total
                               Common          Paid-in        Acquired     Partially     Comprehensive    Treasury      Treasury
                                Stock          Capital         by ESOP    Restricted         Income         Stock         Equity
------------------------------------------------------------------------------------------------------------------------------------
Balance at
     June 30, 1996         $    3,361,854  $  10,322,860     $ (510,740)  $13,883,220      $ (97,222)   $ (193,473) $  26,766,499
Net income                                                                  2,237,108                                   2,237,108
Cash dividends paid                                                        (1,061,628)                                 (1,061,628)
Principal payments
     on ESOP debt                                               177,250                                                   177,250
Issuance of stock
     dividend                      77,731      1,438,024                   (1,515,755)                                         --
Cash payment for
     fractional shares                            (6,140)                      (9,787)                                    (15,927)
Stock options exercised                           78,958                                                   258,083        337,041
Common stock issued                   586          4,213                                                    85,382         90,181
Common stock repurchased             (351)        (2,849)                                                 (348,679)      (351,879)
Change in unrealized gain
     (loss) on securities
     available for sale                                                                       99,936                       99,936
------------------------------------------------------------------------------------------------------------------------------------
Balance at
     June 30, 1997              3,439,820     11,835,066       (333,490)   13,533,158          2,714      (198,687)    28,278,581
Net income                                                                  3,626,030                                   3,626,030
Cash dividends paid                                                        (1,229,256)                                 (1,229,256)
Principal payments
     on ESOP debt                                               186,872                                                   186,872
Issuance of stock
     dividend                     102,606      2,052,120                   (2,154,726)                                         --
Cash payment for
     fractional shares                                                         (7,633)                                     (7,633)
Stock options exercised            15,167        268,232                                                   156,703        440,102
Common stock issued                 6,811        325,769                                                   207,283        539,863
Common stock repurchased          (11,946)       (97,666)                                                 (165,299)      (274,911)
Change in unrealized gain
     (loss) on securities
     available for sale                                                                      289,195                      289,195
------------------------------------------------------------------------------------------------------------------------------------

Balance at
     June 30, 1998              3,552,458     14,383,521       (146,618)   13,767,573        291,909            --     31,848,843
Net income                                                                  4,212,501                                   4,212,501
Cash dividends paid                                                        (1,153,622)                                 (1,153,622)
Principal payments
     on ESOP debt                                               146,618                                                   146,618
Issuance of stock
     dividend                     116,034      2,900,850                   (3,016,884)                                         --
Cash payment for
     fractional shares                                                        (15,525)                                    (15,525)
Stock options exercised            11,468        132,333                                                    23,800        167,601
Common stock issued                27,500        486,947                                                                  514,447
Common stock repurchased                                                                                   (23,800)       (23,800)
Change in unrealized gain
     (loss) on securities
     available for sale                                                                   (1,844,554)                  (1,844,554)
Balance at
------------------------------------------------------------------------------------------------------------------------------------
     June 30, 1999            $ 3,707,460   $ 17,903,651   $         --   $13,794,043   $ (1,552,645)  $        --    $33,852,509
===================================================================================================================================

                                       26

Consolidated Statements Of Cash Flows


                                                                                              Year Ended June 30,
                                                                                1999                 1998                1997
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                                              $     4,212,501      $    3,626,030      $     2,237,108
Add (deduct) items not affecting cash flows from operating activities:
  Depreciation                                                                  878,957             725,434              584,337
  Provision for loan losses                                                     390,000             605,672              523,413
  Gain on trading account securities                                           (171,496)           (337,509)             (15,682)
  Gain on sale of securities available for sale                                 (90,612)           (167,989)            (156,451)
  Loss (gain) on sale of loans held for sale                                    (20,365)              1,749               (2,445)
  Loss (gain) on sale of real estate owned                                           --                  --               (2,407)
  Amortization of deferred loan fees, discounts and premiums                   (753,969)           (586,088)            (530,806)
  Decrease (increase) in trading account securities                          11,302,216         (19,762,661)             106,902
  Decrease (increase) in accrued interest receivable                             25,401            (375,638)            (489,124)
  (Increase) in other assets                                                   (841,231)           (406,987)            (661,282)
  Increase (decrease) in other liabilities                                    1,030,066            (235,232)             259,335
  Increase in accrued interest payable                                          604,463             180,285              134,901
------------------------------------------------------------------------------------------------------------------------------------
Net cash flows from (used in) operating activities                           16,565,931         (16,732,934)           1,987,799
------------------------------------------------------------------------------------------------------------------------------------

Cash flows from investment activities:
  Capital expenditures                                                       (1,984,989)         (2,348,274)          (1,691,371)
  Net increase in loans and loans held for sale                             (17,256,008)        (23,344,652)         (34,923,474)
  Proceeds from sale of loans held for sale                                   1,601,138           6,023,850            1,257,348
  Proceeds from real estate owned                                                    --                  --              571,834
  Purchase of investment securities                                          (2,397,400)         (1,073,100)            (115,645)
  Proceeds from maturities, payments and calls of investment securities      10,187,442           4,929,360            5,237,914
  Purchase of securities available for sale                                (108,846,839)        (51,554,985)        (124,134,642)
  Proceeds from sales and calls of securities available for sale             34,684,943          41,504,286          103,031,326
------------------------------------------------------------------------------------------------------------------------------------
Net cash flows used in investment activities                                (84,011,713)        (25,863,515)         (50,766,710)
------------------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
  Net increase in deposits before interest credited                          50,464,992          27,568,357           23,847,975
  Interest credited to deposits                                              10,857,112           9,872,744            8,696,779
  (Decrease) increase in securities sold under agreements to repurchase        (144,417)            132,331               12,086
  Proceeds from FHLB advances                                                13,599,000          32,024,225           29,914,500
  Repayments of FHLB advances                                                (4,159,820)        (21,286,650)         (13,688,530)
  Increase in other borrowings                                                  (55,348)            207,655              157,268
  Net decrease in advance payments by borrowers for taxes and insurance          92,592             (36,044)             (16,413)
  Cash dividends on common stock                                             (1,153,622)         (1,229,256)          (1,061,628)
  Repayments of principal on ESOP debt                                         (146,618)           (186,872)            (177,250)
  Common stock repurchased                                                      (23,800)           (274,911)            (351,879)
  Payment for fractional shares                                                 (15,525)             (7,633)             (15,927)
  Stock options exercised                                                       167,601             440,102              337,041
  Reduction of common stock acquired by ESOP                                    146,618             186,872              177,250
  Common stock issued                                                           514,447             539,863               90,181
------------------------------------------------------------------------------------------------------------------------------------
Net cash flows from financing activities                                     70,143,212          47,950,783           47,921,453
------------------------------------------------------------------------------------------------------------------------------------

  Net increase (decrease) in cash                                             2,697,430           5,354,334             (857,458)
  Cash and cash equivalents:
   Beginning of period                                                       15,904,928          10,550,594           11,408,052
------------------------------------------------------------------------------------------------------------------------------------

   End of period                                                        $    18,602,358      $   15,904,928      $    10,550,594
====================================================================================================================================
Supplemental disclosures:
  Cash payments during the year for:
   Taxes                                                                $     1,553,000      $    1,379,000      $       757,000
====================================================================================================================================
   Interest                                                             $    15,077,123      $   13,228,732      $    11,371,801
====================================================================================================================================
Non-cash items:
  Acquisition of real estate in settlement of loans                     $            --      $           --      $       448,427
====================================================================================================================================
  Stock dividend issued                                                 $     3,016,884      $    2,154,726      $     1,515,755
====================================================================================================================================
  Net change in unrealized gain (loss) on investment securities
      available for sale                                               $     (3,004,159)     $      471,001      $       151,727
====================================================================================================================================
  Tax effect on unrealized gain (loss) on investment securities
      available for sale                                               $     (1,159,605)     $      181,806      $        51,791

====================================================================================================================================


Notes To Consolidated Financial Statements

1 - Summary of Significant Accounting Policies

Business

      Chester Valley Bancorp Inc. (the "Holding Company") is a unitary thrift holding company, incorporated in the Commonwealth of Pennsylvania in August 1989. The business of Chester Valley Bancorp Inc. and its subsidiaries (the "Company") consists of the operations of First Financial Bank ("First Financial" or the "Bank"), a Pennsylvania-chartered stock savings and loan association founded in 1922 and Philadelphia Corporation for Investment Services ("PCIS"), a full-service investment advisory and securities brokerage firm. The Bank provides a wide range of banking services to individual and corporate customers through its branch banks in Chester County, Pennsylvania. All of the branches are full-service and offer commercial and retail products. These products include checking accounts (non-interest and interest-bearing), savings accounts, certificates of deposit, commercial and installment loans, real estate mortgages, and home equity loans. The Bank also offers ancillary services that complement these products. The Bank is subject to competition from other financial institutions and other companies that provide financial services. Philadelphia Corporation for Investment Services is registered as a broker/dealer in all 50 states and Washington, DC and it is also registered as an Investment Advisor with the Securities Exchange Commission. PCIS provides many additional services, including self-directed and managed retirement accounts, safekeeping, daily sweep money market funds, portfolio and estate valuations, life insurance and annuities, and margin accounts, to individuals and smaller corporate accounts. The Company is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

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

Securities

      The Company divides its securities portfolio into three segments: (a) held to maturity; (b) available for sale; and (c) trading. At the time of purchase, the Company makes a determination on whether or not it will hold the investments to maturity, based upon an evaluation of the probability of the occurrence of future events. Securities classified as held to maturity category are accounted for at amortized cost adjusted for amortization of premiums and accretion of discounts using a method which approximates a level yield, based on the Company's intent and ability to hold the securities until maturity. Trading securities are accounted for at quoted market prices with changes in market values thereof being recorded as gain or loss in the income statement. All other securities, including investment securities which the Company believes may be involved in interest rate risk, liquidity, or other asset-liability management decisions which might reasonably result in such securities not being held until maturity, are included in the available for sale category and are accounted for at fair value with unrealized gains or losses, net of taxes, being reflected as adjustments to equity. If investment securities are sold, any gain or loss is determined by specific identification and reflected in the operating results for the period in which the sale occurs.

Allowance for Loan Losses

      The allowance for loan losses is maintained at a level that management considers adequate to provide for potential losses based upon an evaluation of known and inherent risks in the loan portfolio. Management's evaluation is based upon, among other things, delinquency trends, the volume of non-performing loans, prior loss experience of the portfolio, current economic conditions and other relevant factors. Although management believes it has used the best information available to it in making such determinations, and that the present allowance for loan losses is adequate, future adjustments to the allowance may be necessary, and net income may be adversely affected if circumstances differ substantially from the assumptions used in determining the level of the allowance. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses on loans. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. The allowance is increased by the provision for loan losses which is charged to operations. Loan losses, other than those incurred on loans held for sale, are charged directly against the allowance and recoveries on previously charged-off loans are generally added to the allowance.

      For purposes of applying the measurement criteria for impaired loans, the Company excludes large groups of smaller-balance homogeneous loans, primarily consisting of residential real estate loans and consumer loans as well as commercial business loans with balances of less than $100,000. For applicable loans, the Company evaluates the need for impairment recognition when a loan becomes non-accrual or earlier if, based on management's assessment of the relevant facts and circumstances, it is probable that the Company will be unable to collect all proceeds under the contractual terms of the loan agreement. At and during the twelve-month periods ended June 30, 1999, 1998, and 1997, the recorded investment in impaired loans was not material. The Company's policy for the recognition of interest income on impaired loans is the same as for non-accrual loans discussed below. Impaired loans are charged off when the Company determines that foreclosure is probable and the fair value of the collateral is less than the recorded investment of the impaired loan.

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

Loans Held for Sale

      The Company periodically identifies certain loans as held for sale at the time of their origination. These loans consist primarily of fixed-rate, single-family residential mortgage loans which meet the underwriting characteristics of certain government-sponsored enterprises (conforming loans). Loans held for sale are carried at the lower of aggregate cost or fair value, with any resulting loss included in other income for the period. Realized gains or losses are included in other income for the period.

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

Earnings Per Share

      The dilutive effect of stock options is excluded from basic earnings per share but included in the computation of diluted earnings per share. Earnings per share and weighted average shares outstanding have been adjusted to reflect the effects of the 5% stock dividends paid in September 1998 and 1997, the three-for-two stock split effected in the form of a dividend in December 1998 and the five-for-four stock split effected in the form of a dividend in March 1997.

      The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):



                                                       Year Ended June 30,
                                                 1999         1998        1997
                                                ------       ------       ------
Numerator:
  Net income                                    $4,213       $3,626       $2,237
                                                ======       ======       ======

Denominator:
  Denominator for basic
  earnings per share-weighted
  average shares                                 3,682        3,632        3,601

Effect of dilutive securities:
  Employee stock options                            39           50           19
                                                ------       ------       ------

Denominator for diluted earnings
  per share-adjusted weighted
  average shares and
  assumed exercise                               3,721        3,682        3,620
                                                ------       ------       ------

Basic earnings per share                        $ 1.14       $ 1.00       $ 0.62
                                                ------       ------       ------

Diluted earnings per share                      $ 1.13       $ 0.98       $ 0.62
                                                ======       ======       ======

2 - Investment Securities
-------------------------

Investment securities are summarized as follows:

                                                                            At June 30,
                          ----------------------------------------------------------------------------------------------------------
                                                   1999                                                   1998
                          ------------------------------------------------------  --------------------------------------------------
                                             Gross       Gross        Estimated                    Gross       Gross     Estimated
                           Amortized     Unrealized    Unrealized       Fair       Amortized    Unrealized  Unrealized      Fair
                              Cost           Gains       Losses         Value         Cost         Gains       Losses       Value
                          ------------     --------   -----------   ------------  -----------    --------    --------   ------------
Held to Maturity:
   U.S. Government
   agency notes
   and bonds              $       --       $   --     $      --     $       --    $ 4,500,000    $  8,630    $ (4,737)  $  4,503,893
   Federal Home
   Loan Bank of
   Pittsburgh stock          3,781,100         --            --        3,781,100    2,583,100        --          --        2,583,100
   Municipal notes
   and bonds                 3,229,291       11,229        (2,013)     3,238,507    7,394,443      47,512     (12,021)     7,429,934
   Mortgage-Backed
   securities                  790,960        9,061        (4,146)       795,875    1,122,772      32,052        --        1,154,824
   Other                            32          806          --              838           32         703        --              735
                          ------------     --------   -----------   ------------  -----------    --------    --------   ------------

Total held to maturity    $  7,801,383     $ 21,096   $    (6,159)  $  7,816,320  $15,600,347    $ 88,897    $(16,758)  $ 15,672,486
                          ============     ========   ===========   ============  ===========    ========    ========   ============

Available for sale:
   U.S. Government
   agency notes
   and bonds              $ 48,286,934     $  3,504   $(1,048,381)  $ 47,242,057  $12,298,216   $   7,334    $ (9,959)  $ 12,295,591
   Municipal notes
   and bonds                27,975,449      492,308    (1,089,658)    27,378,099   15,072,678     136,492     (36,458)    15,172,712
   Mortgage-Backed
   securities               16,231,504      103,505      (518,476)    15,816,533    9,228,956     202,553        --        9,431,509
   Equity securities         1,450,316      110,733      (224,500)     1,336,549      886,230     222,522     (12,419)     1,096,333
   Debt securities          15,848,975       18,906      (438,008)    15,429,873      313,223        --        (6,577)       306,646
   Other                     2,335,500       61,329          --        2,396,829         --          --          --             --
                          ------------     --------   -----------   ------------  -----------    --------    --------   ------------

Total available for sale  $112,128,678     $790,285   $(3,319,023)  $109,599,940  $37,799,303    $568,901    $(65,413)  $ 38,302,791
                          ============     ========   ===========   ============  ===========    ========    ========   ============

The amortized cost and estimated fair value of investment securities at June 30, 1999, by contractual maturity, are shown below.


                                                              Estimated         Weighted
                                              Amortized          Fair           Average
                                                 Cost            Value            Yield
                                             ------------     ------------        ----
Held to Maturity:
  Due in one year or less                    $  1,839,873     $  1,848,119        7.22%
  Due after one year through five years         1,087,374        1,087,730        6.27%
  Due after five years through ten years             --               --            --
  Due after ten years                           1,093,004        1,098,533        6.96%
  No stated maturity                            3,781,132        3,781,938        0.00%
                                             ------------     ------------        ----

   Total held to maturity                     $  7,801,383     $  7,816,320        3.55%
                                             ============     ============        ====

Available for Sale:
  Due in one year or less                    $    339,808     $    341,366        5.52%
  Due after one year through five years        25,804,961       25,528,208        6.28%
  Due after five years through ten years       27,982,555       27,312,878        6.36%
  Due after ten years                          56,551,038       55,080,939        6.97%
  No stated maturity                            1,450,316        1,336,549        0.00%
                                             ------------     ------------        ----

  Total available for sale                   $112,128,678     $109,599,940        6.56%
                                             ============     ============        ====

      Expected  maturities  may  differ  from  contractual   maturities  because
borrowers generally have the right to call or prepay obligations without prepayment penalties. The weighted average yield, based on amortized cost, is presented on a taxable equivalent basis using the Federal marginal rate of 34% adjusted for the 20% interest expense disallowance (27.2%). Proceeds from sales and calls of investment securities available for sale during fiscal 1999, 1998, and 1997 were $34.68 million, $41.50 million, and $103.03 million, respectively. Gains of $94,247, $171,135, and $162,284 in fiscal 1999, 1998, and 1997, respectively, and gross losses of $3,635, $3,146, and $5,833 in fiscal 1999, 1998, and 1997, respectively, were realized on those sales. Accrued interest receivable on investments amounted to $1,035,000 and $703,800 at June 30, 1999 and 1998, respectively. At June 30, 1999, $53.23 million of investment securities were pledged as collateral for Municipal savings deposits with the Bank, for securities sold under agreements to repurchase, and for the Bank's treasury, tax and loan account with the Federal Reserve.

3 - Loans Receivable
--------------------

Loans receivable are summarized as follows:

                                                          At June 30,
                                             ----------------------------------
                                                  1999                  1998
                                             -------------        -------------
First mortgage loans:
   Residential                               $ 157,341,833        $ 155,627,889
   Construction-residential                     14,469,204           13,501,993
   Land acquisition and
      development                                5,075,535            6,529,495
   Commercial                                   55,197,514           41,001,909
   Construction-commercial                       9,793,986           10,614,137
Commercial business                             14,708,274           11,437,190
Consumer                                        51,416,108           51,828,965
                                             -------------        -------------

Total loans                                    308,002,454          290,541,578

Less:
   Undisbursed loan proceeds:
      Construction-residential                  (8,711,869)          (7,915,210)
      Construction-commercial                   (2,681,071)          (4,464,863)
   Deferred loan fees                           (1,570,763)          (1,619,819)
   Allowance for loan losses                    (3,650,893)          (3,413,830)
                                             -------------        -------------
Net loans                                    $ 291,387,858        $ 273,127,856
                                             =============        =============

      Accrued interest receivable on loans amounted to $1,353,118 and $1,387,721 at June 30, 1999 and 1998, respectively. At June 30, 1999, 1998, and 1997, the Company serviced loans for others of $26.74 million, $28.87 million, and $24.89 million, respectively.

      The aggregate amount of loans by the Company to its directors and executive officers was $4,294,400 and $3,789,600 at June 30, 1999 and 1998, respectively. These loans were made in the ordinary course of business at substantially the same terms and conditions as those with other borrowers.

An analysis of the activity of these loans follows:

                    Balance at July 1, 1998             $3,789,600
                         New Loans                         784,700
                         Repayments                        279,900
                                                        ----------
                    Balance at June 30, 1999            $4,294,400
                                                        ==========

      The total amount of non-performing loans was $933,000, $1.25 million, and $748,000 at June 30, 1999, 1998 and 1997, respectively. If these non-performing loans had been current in accordance with their original terms and had been outstanding throughout the period, the gross interest income for fiscal 1999, 1998, and 1997 that would have been recorded for these loans was $75,200, $111,800, and $71,400. Interest income on these non-performing loans included in income for fiscal 1999, 1998, and 1997 amounted to $26,100, $57,560, and $35,200, respectively. At June 30, 1999, and throughout fiscal 1999, there were no loans for which impairment was required to be recognized.

The activity in the allowance for loan losses was as follows:


                                              Year Ended June 30,
                                  ---------------------------------------------
                                      1999             1998              1997
                                  -----------      -----------      -----------
Balance, beginning of period      $ 3,413,830      $ 2,855,003      $ 2,667,104
Provision for loan losses             390,000          605,672          523,413
Loans charged off                    (177,287)         (81,411)        (377,923)
Recoveries                             24,350           34,566           42,409
                                  -----------      -----------      -----------
Balance, end of period            $ 3,650,893      $ 3,413,830      $ 2,855,003
                                  ===========      ===========      ===========

4 - Property and Equipment
--------------------------

Property and equipment by major classification are summarized as follows:

                                                         At June 30,
                                               -------------------------------
                                                    1999                1998
                                               ------------        ------------
Land                                           $  1,263,160        $  1,096,715
Buildings and Improvements                        6,237,529           5,878,644
Furniture, Fixtures and Equipment                 4,212,324           3,980,286
                                               ------------        ------------
Total                                            11,713,013          10,955,645
Less Accumulated Depreciation                    (3,513,131)         (3,861,795)
                                               ------------        ------------
Net                                            $  8,199,882        $  7,093,850
                                               ============        ============

5 - Deposits
------------

Deposits consist of the following major classifications:

                                                                                At June 30,
                                       ------------------------------------------------------------------------------------------
                                                        1999                                                1998
                                       --------------------------------------               -------------------------------------
                                       Weighted                       Percent               Weighted                      Percent
                                       Average                          of                  Average                          of
                                        Rate           Amount          Total                 Rate          Amount          Total
                                        ----        ------------       -----                 ----       ------------       -----
Non-interest bearing                    --  %       $33,007,163          9.2%                --  %      $32,361,445         10.9%
                                        ----        ------------       -----                 ----       ------------       -----

Interest-bearing:
     NOW checking accounts               1.47        36,011,370         10.0                  1.55        31,769,680        10.6
     Money market deposit accounts       3.82        47,464,015         13.2                  3.77        35,609,735        11.9
     Savings accounts                    1.87        29,033,243          8.1                  2.39        27,163,761         9.1
     Certificates less than $100,000     5.36       137,558,712         38.2                  5.64       133,801,531        44.9
     Certificates $100,000 and greater   5.07        76,439,013         21.3                  5.73        37,485,260        12.6
                                        ----        ------------       -----                 ----       ------------       -----

     Total interest-bearing              4.33       326,506,353         90.8                  4.58       265,829,967        89.1
                                        ----        ------------       -----                 ----       ------------       -----

Total deposits                          3.93%       $359,513,516       100.0%                4.08%      $298,191,412       100.0%
                                        ====        ============       =====                 ====       ============       =====

While the certificates frequently are renewed at maturity rather than paid out, a summary of certificates by contractual maturity at June 30, 1999 is as follows:

                   Years Ending June 30,                        Amount
                   ---------------------                        ------

                          2000                            $    131,158,982
                          2001                                  22,518,824
                          2002                                  48,751,670
                          2003                                   4,511,095
                          2004                                   4,714,419
                   2005 and thereafter                           2,342,735
                                                          ----------------
                                                          $    213,997,725
                                                          ================

Interest expense on deposits is comprised of the following:

                                                   Year Ended June 30,
                                      -------------------------------------------
                                         1999            1998            1997
                                      -----------     -----------     -----------

NOW Checking Accounts                $   491,758     $   530,069     $   461,510
Money Market Deposit Accounts          1,281,591       1,048,056         875,546
Savings Accounts                         569,724         694,306         719,751
Certificates Less than $100,000        7,627,071       7,079,114       6,639,858
Certificates $100,000 & Greater        2,732,396       2,116,453       1,589,060
                                     -----------     -----------     -----------
Total                                $12,702,540     $11,467,998     $10,285,725
                                     ===========     ===========     ===========

6 - Advances From Federal Home Loan Bank of Pittsburgh ("FHLBP")

         Under terms of its collateral agreement with the FHLBP, the Company maintains otherwise unencumbered qualifying assets (principally 1-4-family residential mortgage loans and U.S. Government & Agency notes and bonds) in the amount of at least as much as its advances from the FHLBP. The Company's FHLBP stock is also pledged to secure these advances. At June 30, 1999 and 1998, such advances mature as follows:


                            Weighted                                                             Weighted
                             Average            June 30,                                          Average            June 30,
Due by June 30,               Rate                1999               Due by June 30,               Rate               1998
----------------------------------------------------------           ---------------------------------------------------------
2000                          6.42%         $    3,241,147           1999                           5.63%        $   3,284,594

2001                          5.76               5,526,281           2000                           6.33             3,517,372

2002                          5.75               4,316,269           2001                           5.76             5,526,281

2003                          5.86               7,351,822           2002                           5.75             4,316,268

2004                          5.79                 701,878           2003                           5.86             7,351,822

Thereafter                    5.31              29,237,605           Thereafter                     5.36            16,939,485
----------------------------------------------------------           ---------------------------------------------------------

Total FHLBP advances          5.55%         $   50,375,002           Total FHLBP advances           5.65%        $  40,935,822
==========================================================           =========================================================

      Included in the table above at June 30, 1999 are convertible advances whereby the FHLBP has the option at a predetermined time to convert the fixed interest rate to an adjustable rate tied to LIBOR. The Bank then has the option to prepay these advances if the FHLBP converts the interest rate. These advances are included in the year in which they mature.

      The Company has available an annually renewable line of credit not to exceed 10% of the Company's maximum borrowing capacity which was $13.13 million at the time the commitment was executed. The Company, from time to time, has used the line of credit to meet liquidity needs. At June 30, 1999 and 1998, there were no balances outstanding on the line of credit.

7 - Income Taxes
----------------

The provision (and benefit) for income taxes is summarized as follows:

                                                      Year Ended June 30,
                                    -------------------------------------------------------
                                          1999                1998                  1997
                                    --------------      ---------------      --------------
Current:
   Federal                          $    1,388,865      $     1,177,200      $      753,774
   State                                   304,209               75,547             144,145
Deferred - Federal                        (125,494)            (165,992)           (140,485)
                                    --------------      ---------------      --------------
Total                               $    1,567,580      $     1,086,755      $      757,434
                                    ==============      ===============      ==============

The provision for income taxes differs from the statutory rate due to the following:

                                                            Year Ended June 30,
                                          ------------------------------------------------------
                                                1999                1998                1997
                                          --------------      ---------------      --------------

Federal income taxes at statutory rate    $    1,965,228      $     1,602,347      $    1,018,144
Tax exempt interest, net                        (509,621)            (367,469)           (222,162)
State taxes net of Federal benefit               201,372               50,454              95,136
Non-taxable S Corp income                             --             (212,735)           (105,892)
Non-deductible merger expenses                        --               71,484                  --
Other, net                                       (89,399)             (57,326)            (27,792)
                                          --------------      ---------------      --------------
Total                                     $    1,567,580      $     1,086,755      $      757,434
                                          ==============      ===============      ==============

----------------------------

The deferred tax assets and liabilities at June 30, 1999 and 1998, consisted of the following:

                                                                                             At June 30,
                                                                                     ------------------------
                                                                                         1999          1998
                                                                                     ----------     ----------
Deferred tax assets:
   Allowance for loan losses                                                         $1,241,304     $1,135,202
   Deferred loan fees                                                                    51,656         75,841
   Uncollected interest                                                                  52,172         35,172
   Net unrealized loss on securities available for sale                                 976,093           --
   Other                                                                                 22,524         40,393
                                                                                     ----------     ----------
Gross deferred tax assets                                                             2,343,749      1,286,608

Deferred tax liabilities:
   Tax bad debt reserves                                                                138,297        165,957
   Loan discount                                                                        115,732        129,586
   Depreciation                                                                          12,065         14,998
   Net unrealized gain on securities available for sale                                    --          183,512
                                                                                     ----------     ----------
Gross deferred tax liabilities                                                          266,094        494,053
                                                                                     ----------     ----------
Net deferred tax assets                                                              $2,077,655     $  792,555
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

      Upon repeal, the Bank is required to recapture into income, over a six-year period, the portion of its tax bad debt reserves that exceed its base year reserves (i.e., tax reserves for tax years beginning before 1988). The base year tax reserves, which may be subject to recapture if the Bank ceases to qualify as a bank for federal income tax purposes, are restricted with respect to certain distributions. The Bank's total tax bad debt reserves at June 30, 1999, are approximately $3.04 million, of which $2.64 million represents the base year amount and $407,000 is subject to recapture. The Company has previously recorded a deferred tax liability for the excess base year reserves to be recaptured; therefore, this recapture will not impact the statement of operations.


8 - Commitments And Contingencies
---------------------------------

Financial instruments with off-balance-sheet risk:

      The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. Commitments to originate loans amounted to $7.77 million as of June 30, 1999, of which $6.08 million was for variable-rate loans. The balance of the commitments represent fixed-rate loans with interest rates ranging from 6.38% to 9.00%. At June 30, 1999, the Company had undisbursed loans in process for construction loans of $11.39 million and $17.10 million in undisbursed lines of credit. In addition, the Company has issued $40,000 in commercial letters of credit fully secured by deposit accounts or real estate.

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

Other commitments:

      The Bank and PCIS have entered into operating leases for several of their branch and office facilities. The minimum annual rental payments under these leases at June 30, 1999, are as follows:

            Year                          Minimum Lease Payments
            ----                          ----------------------

            2000                               $407,112
            2001                                295,862
            2002                                289,601
            2003                                264,360
            2004                                237,919
            2005 and after                      922,081

      Rent expense under these leases for each of the years ended June 30, 1999, 1998, and 1997, was $536,694, $521,175, and $499,213, respectively.

9 - Affiliated Transactions
---------------------------

      During fiscal 1999, 1998 and 1997 the Company entered into an agreement with one of the directors of the Company to perform reviews of appraisals in connection with the origination of residential mortgage loans. During fiscal 1997 the Company entered into an agreement with another director of the Company for the improvement and renovation of certain of the Bank's offices, for the performance of routine maintenance and repair at all of the Bank's offices, and for the inspection services performed in connection with loans. The Board of Directors approved the agreements with both directors, one a general contractor and the other an architect. The total paid was $4,625 in 1999, $5,060 in 1998, and $26,638 in 1997.

      Two directors of the Company are a principal and a partner in law firms which the Company retained during fiscal years 1999, 1998, and 1997, and which the Company intends to retain during fiscal year 2000. During the year ended December 31, 1998, the amount of legal fees paid to the law firms did not exceed 5% of those firms' gross revenues for such fiscal year.

      A director of the Company is an executive officer, director and principal of an investment banking firm from which the Company purchased and sold investment securities during fiscal years 1999, 1998, and 1997. The Company intends to continue the business relationship during fiscal 2000. The purchases of investment securities from the investment banking firm amounted to $343.29 million, $321.78 million, and $119.11 million and the sales amounted to $240.74 million, $272.34 million, and $103.03 million during fiscal years 1999, 1998 and 1997, respectively. These securities were purchased and sold at market rates and on terms no more favorable to the investment banking firm than those obtainable on an arm's-length basis. The investment banking firm receives income on these transactions as a result of a spread differential (on a net yield basis). During the year ended December 31, 1998, the amount of income earned by the investment banking firm related to the investment activity with the Company did not exceed 5% of that firm's gross revenues for such fiscal year.

      A director of the Company is a director and president of a mortgage banking firm from which the Company purchased single-family residential mortgage loans during fiscal years 1999, 1998, and 1997, and the Company intends to continue the business relationship during fiscal year 2000. During fiscal 1999, 1998 and 1997, the purchases of loans from the mortgage banking firm amounted to $4.73 million, $7.28 million, and $16.32 million, respectively, with fees of $50,471, $93,314, and $135,061, respectively, paid to the firm. The loans were purchased at market rates and terms no more favorable to the mortgage banking firm than those obtainable on an arm's-length basis.

      During fiscal 1999, 1998 and 1997 the Company entered into an agreement with one of the directors of the Company to perform reviews of appraisals in connection with the origination of residential mortgage loans. During fiscal 1997 the Company entered into an agreement with another director of the Company for the improvement and renovation of certain of the Bank's offices, for the performance of routine maintenance and repair at all of the Bank's offices, and for the inspection services performed in connection with loans. The Board of Directors approved the agreements with both directors, one a general contractor and the other an architect. The total paid was $4,625 in 1999, $5,060 in 1998, and $26,638 in 1997.

      Two directors of the Company are a principal and a partner in law firms which the Company retained during fiscal years 1999, 1998, and 1997, and which the Company intends to retain during fiscal year 2000. During the year ended December 31, 1998, the amount of legal fees paid to the law firms did not exceed 5% of those firms' gross revenues for such fiscal year.

      A director of the Company is an executive officer, director and principal of an investment banking firm from which the Company purchased and sold investment securities during fiscal years 1999, 1998, and 1997. The Company intends to continue the business relationship during fiscal 2000. The purchases of investment securities from the investment banking firm amounted to $343.29 million, $321.78 million, and $119.11 million and the sales amounted to $240.74 million, $272.34 million, and $103.03 million during fiscal years 1999, 1998 and 1997, respectively. These securities were purchased and sold at market rates and on terms no more favorable to the investment banking firm than those obtainable on an arm's-length basis. The investment banking firm receives income on these transactions as a result of a spread differential (on a net yield basis). During the year ended December 31, 1998, the amount of income earned by the investment banking firm related to the investment activity with the Company did not exceed 5% of that firm's gross revenues for such fiscal year.

      A director of the Company is a director and president of a mortgage banking firm from which the Company purchased single-family residential mortgage loans during fiscal years 1999, 1998, and 1997, and the Company intends to continue the business relationship during fiscal year 2000. During fiscal 1999, 1998 and 1997, the purchases of loans from the mortgage banking firm amounted to $4.73 million, $7.28 million, and $16.32 million, respectively, with fees of $50,471, $93,314, and $135,061, respectively, paid to the firm. The loans were purchased at market rates and terms no more favorable to the mortgage banking firm than those obtainable on an arm's-length basis.

10 - Stockholders' Equity
-------------------------
      At the time of its conversion from a state-chartered mutual association to a state-chartered capital stock association, the Bank established a liquidation account in an amount equal to $4,845,000 at September 30, 1986. The liquidation account is maintained for the benefit of eligible savings account holders who have maintained their savings account in the Bank after conversion. In the unlikely event of a complete liquidation, each eligible savings account holder will be entitled to receive a liquidation distribution from the liquidation account, in the amount of the then current adjusted sub-account balance for savings accounts held, before any liquidation distribution may be made with respect to capital stock.

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

      In September 1998 and 1997 the Company paid 5% common stock dividends in the amounts of 116,034 and 102,606 shares, respectively, from authorized but unissued common stock with fractional shares paid in the form of cash. In December 1998 the Company paid a three-for-two stock split effected in the form of a dividend in the amount of 1,224,980 shares, with fractional shares paid in the form of cash.

11 - Regulatory Capital
-----------------------

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

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). At June 30, 1999 and 1998 the Bank was in compliance with all such requirements and is deemed a "well-capitalized" institution for regulatory purposes. There are no conditions or events since June 30, 1999 that management believes have changed the institution's category.

      The Bank's actual capital amounts and ratios are presented in the table as follows (dollars in thousands):

                                                                                                           To Be Well Capitalized
                                                                                    For Capital            Under Prompt Corrective
                                                         Actual                  Adequacy Purposes            Action Provisions
----------------------------------------------------------------------------------------------------------------------------------
                                                Amount            Ratio       Amount           Ratio       Amount            Ratio
----------------------------------------------------------------------------------------------------------------------------------
As of June 30, 1999:

   Total Capital (to Risk Weighted Assets)     $  34,005         13.05%      $ 20,848          8.00%      $  26,060        10.00%

   Tier 1 Capital (to Risk Weighted Assets)    $  30,768         11.81%      $ 10,424          4.00%      $  15,636         6.00%

   Tier 1 Capital (to Average Assets)          $  30,768          6.86%      $ 17,934          4.00%      $  22,418         5.00%

As of June 30, 1998:

   Total Capital (to Risk Weighted Assets)     $  31,328         14.18%      $ 17,678          8.00%      $  22,098        10.00%

   Tier 1 Capital (to Risk Weighted Assets)    $  28,560         12.92%      $  8,839          4.00%      $  13,259         6.00%

   Tier 1 Capital (to Average Assets)          $  28,560          7.64%      $ 14,945          4.00%      $  18,682         5.00%


12 - Fair Value Of Financial Instruments
----------------------------------------

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

      The following methods and assumptions were used to estimate the fair value of each major classification of financial instruments at June 30, 1999 and 1998:

Cash and cash equivalents:

      Current carrying amounts approximate estimated fair value.

----------------------------------------------------

Trading account securities, securities held to maturity and securities available for sale:

      Current quoted market prices were used to determine fair value.

Loans:

      Fair values were estimated for portfolios of loans with similar financial characteristics. Loans were segregated by type, and each loan category was further segmented by fixed- and adjustable-rate interest terms. The estimated fair value of the segregated portfolios was calculated by discounting cash flows through the estimated maturity and prepayment speeds while using estimated market discount rates that reflected credit and interest risk inherent in the loans. The estimate of the maturities and prepayment speeds was based on the Company's historical experience. Cash flows were discounted using market rates adjusted for the various types of loan portfolios.

Deposits:

      The fair value of deposits with no stated maturity, such as non-interest bearing deposits, savings, NOW and money market accounts, as well as repurchase agreements, is equal to the amount payable on demand. The fair value of certificates of deposit was estimated by discounting the contractual cash flows using current market rates offered in the Company's market area for deposits with comparable terms and maturities.

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

The carrying amounts and estimated fair values of the Company's financial instruments were as follows (in thousands):

                                                                                    At June 30,
                                               ----------------------------------------------------------------------------------
                                                              1999                                            1998
                                               ----------------------------------                --------------------------------
                                                Carrying               Estimated                  Carrying              Estimated
                                                 Amount                Fair Value                   Amount             Fair Value
                                               ---------               ---------                 ---------             ----------
Financial Assets:
Cash and cash equivalents                      $  18,602               $  18,602                 $  15,905              $  15,905
Trading account securities                         9,221                   9,221                    20,352                 20,352
Investment securities available for sale         109,600                 109,600                    38,303                 38,303
Investment securities                              7,801                   7,816                    15,600                 15,672
Loans receivable, net                            291,388                 289,314                   274,229                275,243
Accrued interest receivable                        2,461                   2,461                     2,486                  2,486
                                               ---------               ---------                 ---------             ----------
   Total financial assets                      $ 439,073               $ 437,014                 $ 366,875             $  367,961
                                               =========               =========                 =========             ==========

Financial Liabilities:
Deposits and repos                             $ 359,514               $ 360,037                 $ 298,336              $ 299,123
Borrowed funds                                    51,028                  51,322                    41,791                 41,893
Accrued interest payable                           1,573                   1,573                       969                    969

                                               ---------               ---------                 ---------             ----------
   Total financial liabilities                 $ 412,115               $ 412,932                 $ 341,096              $ 341,985
                                               =========               =========                 =========             ==========



13 - Employee Benefits
----------------------

Stock Compensation Program

      The Company has two stock option plans (collectively, the "Plans") -- the 1993 Plan and the 1997 Plan. An aggregate of 179,477 and 236,250 authorized but unissued shares of common stock of the Company, adjusted for the 5% stock dividends in September 1998, 1997, 1996 and 1995, and the December 1998
three-for-two stock split and the March 1997 five-for-four stock split, were reserved for issuance under the 1993 Plan and the 1997 Plan, respectively. As of June 30, 1999 there were 155,908 and 33,762 options granted under the 1993 and 1997 Plans, respectively. Under the Plans, the option price per share for incentive options granted may not be less than the fair market value of the common stock on the date of grant. Options may be granted under the 1993 Plan and the 1997 Plan during the ten-year periods ending 2003 and 2007, respectively, and options granted under the Plans are exercisable up to ten years from the date of grant. Rights to exercise options under the Plans may be limited by imposition of vesting schedules at the time the options are granted.

      The following table is a summary of option transactions since June 30, 1997. These options and option prices for the years 1997, 1998, and 1999 have been adjusted to reflect the stock dividends in fiscal 1997, 1998 and 1999 and the stock splits in fiscal 1997 and fiscal 1999:

                                                                           Year Ended June 30,
                                     --------------------------------------------------------------------------------------------
                                              1999                               1998                          1997
                                     ----------------------              ----------------------         ----------------------
                                                   Weighted                           Weighted                        Weighted
                                                    Average                            Average                         Average
                                                  Exercise                           Exercise                         Exercise
                                      Shares        Price                Shares        Price             Shares        Price
                                      ------        -----                ------        -----             ------        -----
Outstanding at beginning of year      84,182      $   9.08               117,188      $  8.58            138,675     $   7.50
Granted                               97,059          20.40               10,336         14.51            20,734          8.51
Exercised                            (14,810)          8.99              (31,705)         8.60           (29,284)         3.40
Forfeited                             (8,095)         19.10              (11,637)        10.23           (12,937)         8.64
                                    --------                            --------                        --------
Outstanding at end of year           158,336          15.51               84,182          9.08           117,188          8.58
Exercisable at end of year            90,635                              52,989                          46,023
Weighted-average fair value
     of options granted             $   6.75                            $   4.90                        $   2.89


      At June 30, 1999, the range of exercise prices was $8.41 - $20.40 and the weighted average remaining contractual life of the outstanding options was 7.6 years. The Black-Scholes option-pricing model was used to determine the grant-date fair value of options. Significant assumptions used in the model included a weighted average risk free rate of return of 5.81% in 1999, 6.39% in 1998 and 6.49% in 1997; expected option life of 6 years for 1999, 1998 and 1997 options; expected stock price volatility of 29.73% for 1999, 27.64% for 1998 and 28.04% in 1997 and expected dividends of 1.82%, 1.51%, and 1.82% for 1999, 1998, and 1997, respectively.

      The Company, as permitted, has elected not to adopt the fair value accounting provisions of SFAS 123 "Accounting for Stock-based Compensation", and has instead continued to apply APB Opinion 25 and related Interpretations in accounting for plans and provide the required proforma disclosures of SFAS 123. Had the grant-date fair-value provisions of SFAS 123 been adopted, the Company would have recognized $126,109 in 1999 and $26,500 in 1998 in compensation expense related to its Option Plans. As a result, proforma net income of the Company would have been $4,086,400 in 1999 and $3,599,500 in 1998 and proforma diluted earnings per share would have been $1.10 in 1999 and $.98 in 1998.

      The effects of proforma net income and diluted earnings per share of applying the disclosure requirements of SFAS 123 in past years may not be representative of the future proforma effects on net income and EPS due to the vesting provisions of the options and future awards that are available to be granted.

Employee Stock Ownership Plan

      The Bank maintains an ESOP for all employees of the Bank with at least one year of credited service. Benefits become 20% vested after three years of service, increasing to 100% after seven years. Forfeitures are reallocated among remaining participating employees. Vested benefits are generally payable upon retirement, disability or separation from service.

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

      The ESOP borrowed funds to acquire the initial 78,125 shares of common stock at $5.76 per share, adjusted for the subsequent stock splits effected in the form of dividends. The ESOP purchased an additional 101,544 shares of the common stock at a weighted average price of $8.69 per share, also adjusted for the subsequent stock splits effected in the form of dividends. Funds necessary to purchase such shares were borrowed from an independent third-party lender. The Company has not guaranteed the debt but anticipates contributing sufficient funds to the ESOP to enable it to meet its debt service requirements. The outstanding loan balance has been reflected as a liability and a reduction of stockholders' equity in the consolidated statements of financial condition. Shares purchased with such loan proceeds are held in a suspense account for allocation among members as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among members on the basis of compensation and years of service. A total of 57,901, 85,094, and 27,928, shares were allocated in fiscal 1999, 1998, and 1997, respectively.

      Contributions by the Bank to the ESOP in fiscal 1999, 1998 and 1997 amounted to $128,609, $173,957, and $181,240, respectively, and are included in the accompanying consolidated statements of operations in salaries and employee benefits. Interest expense paid during 1999, 1998, and 1997 by the ESOP for the loan amounted to $10,568, $19,839, and $34,298, respectively.

      The interest rate on the ESOP loan is fixed at 7.50% until maturity with interest expense being computed on the unpaid principal balance. As principal payments are made by the ESOP, the corresponding liability is reduced and stockholders' equity is increased. Principal payments and cash dividends paid on the common stock held by the ESOP in fiscal 1999 amounted to $146,618, on the loan which matured on April 1, 1999.

Pension Plan

      The Bank has a noncontributory defined benefit pension plan which is fully funded through a multi-employer investment trust covering qualified salaried employees. Costs recognized for the years ended June 30, 1999, 1998 and 1997, totaled $5,158, $3,884, and $4,953, respectively. Information relative to the financial status of the Bank's portion of the Plan is not currently available.

14 - Acquisition
----------------

      On May 29, 1998, the Company acquired Philadelphia Corporation for Investment Services, a full-service investment advisory and securities brokerage firm. The transaction was accounted for as a pooling of interests and the shareholders of PCIS received 23.4239 shares of Chester Valley Bancorp Inc. stock for each share of PCIS stock. Approximately 134,000 shares of CVAL stock were issued in the exchange.

      The results of operations previously reported by the separate companies and the combined amounts presented in the accompanying consolidated financial statements are summarized in the Segment Reporting footnote (see footnote 15).

15 - Segment Reporting
----------------------

      The Company has two reportable segments: First Financial Bank ("FFB") and Philadelphia Corporation for Investment Services ("PCIS"). FFB operates a branch bank network with eight full-service banking offices and provides deposits and loan services to customers. Additionally, FFB offers trust services at its Downingtown headquarters. PCIS operates a full service investment advisory and securities brokerage firm through two offices. Both segments operate in southeastern Pennsylvania.

      The Company evaluates performance based on profit or loss from operations before income taxes not including nonrecurring gains and losses. There are no material intersegment sales or transfers.

      The Company's reportable segments have traditionally been two independent financial services institutions. PCIS was acquired by the Company on May 29, 1998. The two segments are managed separately. All senior officers from PCIS prior to the acquisition have been retained to manage the segment.

      The  following  table  highlights   income  statement  and  balance  sheet
information for each of the segments at or for the years ended June 30, 1999, 1998 and 1997 (in thousands):

                               For The Year Ended June 30, 1999
---------------------------------------------------------------
                                    FFB       PCIS       Total
---------------------------------------------------------------
Net interest income              $ 13,633  $     71   $ 13,704
Other income                        2,056     3,141      5,197
Total net income                    3,855       358      4,213
Total assets                      448,901     2,257    451,158
Total interest-bearing deposits    11,971     1,438     13,409
Total trading securities            8,815       406      9,221
==============================================================

                              For The Year Ended June 30, 1998
--------------------------------------------------------------
                                    FFB       PCIS       Total
--------------------------------------------------------------
Net interest income              $ 12,291  $     53   $ 12,344
Other income                        1,851     2,767      4,618
Total net income                    3,196       430      3,626
Total assets                      375,153     1,859    377,012
Total interest-bearing deposits    10,643     1,218     11,861
Total trading securities           19,944       408     20,352
==============================================================

                              For The Year Ended June 30, 1997
--------------------------------------------------------------
                                    FFB       PCIS       Total
--------------------------------------------------------------
Net interest income              $ 11,066  $     49   $ 11,115
Other income                        1,324     2,325      3,649
Total net income                    1,926       311      2,237
Total assets                      323,673     1,528    325,201
Total interest-bearing deposits     6,844     1,057      7,901
Total trading securities               --       252        252
==============================================================


16 - Summarized Quarterly Financial Data For Fiscal 1999 and 1998 (Unaudited)
----------------------------------------------------------------------------

(Dollars in thousands except per share data)

                                                     1999                                                1998
---------------------------------------------------------------------------------------------------------------------------------
                                  First       Second       Third       Fourth          First      Second        Third      Fourth
                                Quarter      Quarter     Quarter      Quarter        Quarter     Quarter      Quarter     Quarter
---------------------------------------------------------------------------------------------------------------------------------
Interest income                $  6,990     $  7,172    $  7,354     $  7,869       $  6,310    $  6,377     $  6,404    $  6,662
Interest expense                  3,771        3,783       3,909        4,218          3,267       3,355        3,278       3,509
---------------------------------------------------------------------------------------------------------------------------------
Net interest income               3,219        3,389       3,445        3,651          3,043       3,022        3,126       3,153

Provision for loan losses            45           45          45          255            120         120          201         165
---------------------------------------------------------------------------------------------------------------------------------

Net interest income after
     provision for loan losses    3,174        3,344       3,400        3,396          2,923       2,902        2,925       2,988
Other income                      1,386        1,387       1,170        1,254          1,115       1,004        1,349       1,150
Operating expenses(1)             2,989        3,028       3,263        3,450          2,674       2,659        2,870       3,440
---------------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes 1,571        1,703       1,307        1,200          1,364       1,247        1,404         698
Income tax expense(1)               472          535         288          273            360         338          346          43
---------------------------------------------------------------------------------------------------------------------------------

Net Income                     $  1,099     $  1,168    $  1,019     $    927       $  1,004    $    909     $  1,058    $    655
=================================================================================================================================

Earnings per common share(2)
     Basic                     $   0.30     $   0.32    $   0.28     $   0.24       $    0.28   $   0.25     $   0.29    $   0.18
=================================================================================================================================
     Diluted                   $   0.30     $   0.31    $   0.27     $   0.25       $    0.27   $   0.25     $   0.29    $   0.17
=================================================================================================================================

(1) The fourth quarter of fiscal 1998 includes PCIS acquisition costs of $.21 million in addition to a charitable donation of $.29 million which resulted in a $.15 million state tax credit.
(2) Earnings per share have been restated to reflect the effects of the 5% stock dividend paid in September 1998 and 1997 and the three-for-two stock split effected in the form of a dividend in December 1998.

17 - Parent Company Financial Information
-----------------------------------------

Financial information of Chester Valley Bancorp Inc. (parent company only) follows:

Statements of Financial Condition
---------------------------------
                                                             At June 30,
                                                     ---------------------------
                                                         1999           1998
                                                     -----------     -----------
Assets
     On deposit with subsidiaries                    $   782,599     $   375,801
     Securities available for sale                     1,962,797       1,402,979
     Investment in subsidiaries                       31,051,563      30,274,690
     Other assets                                         55,550          25,523
                                                     -----------     -----------
         Total Assets                                $33,852,509     $32,078,993
                                                     ===========     ===========

Liabilities
     ESOP debt                                       $      --       $   146,618
     Other liabilities                                      --            83,532
                                                     -----------     -----------
         Total Liabilities                                  --           230,150

Stockholders' Equity                                  33,852,509      31,848,843
                                                     -----------     -----------
     Total Liabilities and Stockholders' Equity      $33,852,509     $32,078,993
                                                     ===========     ===========


Statements of Operations
------------------------
                                                                  Year Ended June 30,
                                                        ----------------------------------------
                                                           1999           1998          1997
                                                        ----------     ----------     ----------
Income
     Distributed income from subsidiaries               $1,796,652     $2,188,259     $1,049,582
     Interest income                                        98,020         28,490         16,598
     Equity in undistributed income of subsidiaries      2,329,245      1,587,662      1,188,273
                                                        ----------     ----------     ----------
Expense
     Other expense                                          11,416        178,381         17,345
                                                        ----------     ----------     ----------
         Net Income                                     $4,212,501     $3,626,030     $2,237,108
                                                        ==========     ==========     ==========

Statements of Cash Flows
------------------------
                                                                                      Year Ended June 30,
                                                                        ---------------------------------------------
                                                                            1999             1998              1997
                                                                        -----------      -----------      -----------
Operating activities:
     Net income                                                         $ 4,212,501      $ 3,626,030      $ 2,237,108
     Add (deduct) items not affecting cash flows
     from operating activities:
         Equity in undistributed income of subsidiaries                  (2,329,245)      (1,587,662)      (1,188,273)
         Increase in other assets                                           (30,027)         (22,169)            --
         Increase (decrease) in other liabilities                           (83,532)          83,532             --
         Reduction of common stock acquired by ESOP                         146,618          186,872          177,250
                                                                        -----------      -----------      -----------
     Net cash flows from operating activities                             1,916,315        2,286,603        1,226,085
                                                                        -----------      -----------      -----------
Investment activities:
     Purchase of securities available for sale                             (908,446)      (1,402,979)            --
     Proceeds from sales and calls of securities available for sale          99,900             --
                                                                        -----------      -----------      -----------
     Net cash flows used in investment activities                          (808,546)      (1,402,979)            --
                                                                        -----------      -----------      -----------
Financing activities:
     Income tax benefit on exercise of stock options                        (43,454)         (98,270)         (92,246)
     Cash dividends                                                      (1,153,622)      (1,229,256)      (1,061,628)
     Payment for fractional shares                                          (15,525)          (7,633)         (15,927)
     Common stock repurchased                                               (23,800)        (274,911)        (351,879)
     Repayments of principal on ESOP debt                                  (146,618)        (186,872)        (177,250)
     Proceeds from exercise of stock options                                167,601          440,102          337,041
     Proceeds from issuance of common stock                                 514,447          539,863           90,181
                                                                        -----------      -----------      -----------
     Net cash flows used in financing activities                           (700,971)        (816,977)      (1,271,708)
                                                                        -----------      -----------      -----------
Net increase (decrease) in cash                                             406,798           66,647          (45,623)
Cash and cash equivalents:
     Beginning of period                                                    375,801          309,154          354,777
                                                                        -----------      -----------      -----------
     End of period                                                      $   782,599      $   375,801      $   309,154
                                                                        ===========      ===========      ===========
Non-cash items:
     Net unrealized gain (loss) on investment securities
         available for sale, net of taxes                               $(1,844,554)     $   289,195      $    99,936
     Stock dividend issued                                              $ 3,016,884      $ 2,154,726      $ 1,515,755
                                                                        ===========      ===========      ===========


Independent Auditors' Report

[GRAPHIC-LOGO FOR KPMG]


To the Board of Directors and Stockholders of Chester Valley Bancorp Inc:


      We have audited the accompanying consolidated statements of financial condition of Chester Valley Bancorp Inc. and subsidiaries as of June 30, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chester Valley Bancorp Inc. and subsidiaries as of June 30, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1999, in conformity with generally accepted accounting principles.




/s/KPMG LLP
-----------
KPMG LLP

Philadelphia, Pennsylvania
July 22, 1999

                     [GRAPHIC-PHOTOS OF BOARD OF DIRECTORS]

Directors Serving in the
Same Capacity for Chester Valley Bancorp Inc. and
First Financial Bank:

Anthony J. Biondi
Director, President, and
Chief Operating Officer
of the Company and the Bank

Edward T. Borer
Chairman
Philadelphia Corporation
for Investment Services

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

William M. Wright
Retired General Manager
Malcolm Wright Buick Olds, Inc.

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

Steven C. Cunningham
Vice President

Kay B. Falkow
Vice President

Edward S. Lawrence
Senior Vice President

Colin N. Maropis
Executive Vice President

David L. Summers
Vice President

Other Officers of
First Financial Bank:

Frank J. Baldassarre
Vice President

C. Ward Braceland
Vice President

Shelley A. Castrinoes
Assistant Vice President

Pamela M. Collins
Secretary
Arlene S. Cunningham
Assistant Vice President
Assistant Secretary

Linda B. Draper
Assistant Vice President

Romaine R. Dunlap
Assistant Vice President

William G. Eads, Jr.
Vice President

Veronica Gilken
Assistant Vice President

Michelle L. Guerrero
Assistant Vice President

Anne S. Johnson
Assistant Vice President

Kelly L. Laurento
Assistant Vice President

Celeste L. Moore
Assistant Vice President

Cheryl M. Owens
Assistant Vice President

Carol F. Reichard
Assistant Vice President

Paula D. Stevens
Assistant Vice President

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

Executive and Administrative Officers of Philadelphia
Corporation for Investment Services:

Edward T. Borer
Chairman

A. Louis Denton
President and Chief Executive Officer

Mary Kay Greenwood
Assistant Vice President and Secretary

Kathleen D. Hartung
Treasurer

First Financial Bank
Advisory Board Members:

Coatesville Advisory Board:
   Milton Allen
   Albert W. Eastburn
   Nicholas J. Fantanarosa, Jr.
   Dr. Louis M. Laurento
   Aleda P. Loughman
   John H. Newton, Jr.

Devon Advisory Board:
   Matthew DiDomenico
   Alan F. Hark
   William T. McDonnell
   Dennis C. Reardon, LL.M.

Exton Advisory Board:
   William E. Augustine
   Raymond H. Carr
   Carl K. Croft, CPA
   Jay G. Fischer
   Kevin Holleran, Esquire
   James Knipe, Sr.

Frazer Advisory Board:
   Timothy O. Fanning
   David M. Frees, III
   Florence D. Hunt
   Albert P. Massey, Jr.
   R. Wayne Raffety
   A. Joseph Rubino

Westtown Advisory Board:
   Wayne W. Grafton
   Charles A. Hackett, CPA
   Marita M. Hutchinson, Esquire
   Conrad E. Muhly, III
   Earl Stoltzfus
   John R. Williams
   George C. Zumbano, Esquire


CORPORATE INFORMATION:

Annual Meeting
The Annual Meeting of Stockholders will be held at 10 AM on Wednesday, October 27, 1999, at:
Chester Valley Golf and Country Club
430 Swedesford Road
Malvern, Pennsylvania 19355

Stock Listing
Chester Valley Bancorp Inc. Stock is traded on the NASDAQ National Market System under the symbol "CVAL".

Market Makers:
F. J. Morrissey & Co., Inc.
Philadelphia, Pennsylvania
(215) 563-8500

Herzog Heine & Geduld, Inc.
Philadelphia, Pennsylvania
(800) 462-0443

Janney Montgomery Scott
Philadelphia, Pennsylvania
(215) 563-8671

Knight Securities LP
Jersey City, NJ 07310

Hopper Soliday Division of Tucker Anthony
Lancaster, Pennsylvania
(800) 456-9234

Spear, Leeds & Kellog
Jersey City, NJ 07302

Investor Information:
Patricia A. Ferretti
Shareholder Relations Administrator
Chester Valley Bancorp Inc.
100 E. Lancaster Avenue
Downingtown, Pennsylvania 19335
(610) 269-9700

Transfer Agent, Registrar and Dividend Disbursing Agent:
American Stock Transfer and Trust Co.
40 Wall Street, 46th Floor
New York, New York 10005
(212) 936-5100

Form 10-K
Subsequent to the required filing with the Securities and Exchange Commission under the Securities Exchange Act of 1934, the Company will furnish to any shareholder, without charge, a copy of the Company's Annual Report on Form 10-K for the year ended June 30, 1999 and the exhibits thereto, upon written request to Patricia A. Ferretti, Shareholder Relations Administrator.

Auditors:
KPMG LLP
1600 Market Street
Philadelphia, Pennsylvania 19103

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