Form 10-K, Exhibit 13
period 2000-06-30
CHESTER VALLEY BANCORP INC
filed 2000-09-28
CIK 854098

Chester Valley Bancorp Inc.

                               Annual report 2000

[INSIDE FRONT COVER]

                      A DECADE OF STRONG FINANCIAL GROWTH

[GRAPHIC- CHART]



                               CORPORATE PROFILE


     Chester Valley Bancorp Inc. (the 'Holding Company") is a unitary thrift holding company, incorporated in the Commonwealth of Pennsylvania in August 1989. The business of Chester Valley Bancorp Inc. and its subsidiaries (the "Company") consists of the operations of First Financial Bank ("First Financial" or the "Bank"), a Pennsylvania-chartered stock savings and loan association founded in 1922, and Philadepphia Corporation for Investment Services ('PCIS"), a full service investment advisory adn securities brokerage firm. The Bank provides a wide range of banking services to individual and corporate customers through its eight branch banks in Chester County, Pennsylvania. All of the branches are full service and offer commercial and retail products. PCIS is registered as a broker/dealer in all 50 states and Washington, DC and it is also registered as an Investment Advisor with the Securities Exchange Commisssion. PCIS's offices are located in Wayne and Philadelphia, Pennsylvania.

     Chester Valley's common stock is traded over the counter and is included in the NASDAQ National Market System under the symbol "CVAL".

                           THE SOUL OF CHESTER COUNTY


As a community bank that has been an integral part of Chester County for almost 80 years, First Financial Bank confirms our commitment not only to our customers and shareholders, but also to the Chester County community. As a community bank, we have always taken our responsibilities to heart.
Whether it is the March of Dimes, The Chester County Historical Society, The Housing Partnership of Chester County, United Way, or a long, long list of other worthwhile organizations, business groups and charities, First Financial and our employees have contributed time and resources with enthusiasm. Very recently we have had the groundbreaking ceremony of our expanded corporate headquarters in Downingtown. We could have simply moved to a corporate park outside of the borough but our roots are in Downingtown and all of Chester County.

[DRAWING OF DOWNTOWN AREA]

We consider our expansion and the renovations of nearby buildings to be an investment in the revitalization of this community. And the community has returned the favor. For the last several years the annualized growth in the price of our stock has been approximately 16%, better than the Dow Jones Industrial Average and the S&P 500 Index. We continue to grow in asset size and, more importantly, increase profitability. Our mission continues to be to increase shareholder wealth, and we have done this successfully without leaving behind the strong commitment to our community. The Directors, Officers, and Employees of Chester Valley Bancorp pledge to serve you well.

[GRAPHIC CHART OF NET INCOME]

Net income chart
(in thousands)

96        $2,732
97         2,237
98         3,626
99         4,213
00         4,557

[GRAPHIC CHART OF TOTAL ASSETS]

Total Assets
(in millions)

96        $274.6
97         325.2
98         377.0
99         451.2
00         507.2

[GRAPHIC CHART COMMERCIAL LOAN PORTFOLIO]

Commercial Loan Portfolio
(in millions)

96        $29.7
97         44.6
98         58.6
99         77.0
00         93.5

                              FINANCIAL HIGLIGHTS
                  (Dollars in thousands except per share data)

                                                                           At June 30,
                                               --------------------------------------------------------------------
                                                2000           1999            1998          1997           1996
                                               --------------------------------------------------------------------
Selected Financial Condition Data
      Total assets                             $507,150       $451,158       $377,012       $325,201       $274,548
      Net loans receivable                      331,306        291,388        273,128        257,040        223,963
      Deposits                                  378,478        359,514        298,191        260,750        228,206
      Borrowings                                 87,151         51,028         41,791         31,032         14,827
      Stockholders' equity                       35,502         33,853         31,849         28,279         26,766
      Book value per common share(1),(2)           9.08           8.70           8.28           7.41           7.02






                                                                       Year Ended June 30,
                                                ------------------------------------------------------------------
                                                  2000          1999          1998          1997             1996
                                                ------------------------------------------------------------------
Selected Operations Data
      Interest income                           $33,837       $29,385       $25,753       $22,621          $20,637
      Interest expense                           18,975        15,682        13,409        11,506           10,887
      Net interest income                        14,862        13,703        12,344        11,115            9,750
      Net income                                  4,557         4,213         3,626         2,237(1)         2,732
      Basic earnings per share                     1.17          1.09           .95           .59              .72
      Diluted earnings per share                   1.16          1.08           .94           .59              .71
      Dividend per share(2)                         .36           .30           .29           .21              .16

      (1) Fiscal 1997 includes the one-time FDIC insurance assessment of $832,000 net of taxes.

      (2) Adjusted to reflect 5% stock dividends paid in September 1999, 1998, 1997, and 1996, and the three-for-two stock split and five-for-four stock split effected in the form of a dividend in December 1998 and March 1997, respectively.


Other Selected Data
(based on monthly balances)

Average interest rate spread                       2.95%       3.03%          3.28%       3.37%          3.20%
Net yield on average interest-earning assets       3.49%       3.64%          3.94%       4.03%          3.87%
Ratio of non-performing loans and real estate
owned to total assets at end of period             .19%        .21%           .33%        .23%           .85%
Number of full-service bank
branches at end of period                            8           8              7           7              6

TO OUR SHAREHOLDERS


We are pleased to report that Fiscal 2000 brought another year of strong earnings for Chester Valley Bancorp Inc. Several key achievements during the last year have positioned Chester Valley for an even stronger future. We combine people and systems to create new financial services solutions to meet the specific needs of all our customers.


Chester Valley pledges our continued support of the local community by being a major part of the revitalization of the Borough of Downingtown, Pennsylvania. Our corporate headquarters expansion receives many accolades from the residential and business community. We are proud to be leaders in the revitalization effort and look forward to its completion.

 [PHOTO OF ELLEN ANN ROBERTS AND JAMES E. MCERLANE]
 Ellen Ann Roberts and James E. McErlane

During Fiscal 2000, the Company put into place many exciting services that take us into the new age. Electronic banking services ("eServices") offer the best in traditional financial services, but also provide banking services for today's busy consumers via personal computer or touch- tone phone. eBank, our Internet Banking product, was introduced in July 2000 and has received an overwhelming response from both customers and non-customers. eVoice, our Telephone Banking product, is another venue for our customers to receive their account information, anytime, anywhere, via their touch-tone phone. We firmly believe that we have a unique niche in today's market - as a community bank we provide one-on-one personal attention to our customers while also offering the convenience of electronic banking services that today's lifestyles demand.


Philadelphia Corporation for Investment Services' revenues and profits continue to grow. Both PCIS and our Investment Services and Trust Division are committed to providing clients with the highest level of personalized service. For these reasons, the Company opened a new Trust Office in our PCIS branch in Philadelphia. The Trust Division now offers several lines of well-known Mutual Funds along with eTrust, our Trust Portfolio Internet Access service.


Our Business Banking area had another phenomenal year of growth. Commercial loans had an overall increase of an astounding 21%. eCorp, our new PC Banking for Business, was introduced in July 2000 and has been extremely well-received by our customers. Our VISA(R) Business Card was also introduced to our business clients and is a great addition to our business product line. One of our proudest accomplishments during the past fiscal year is the fact that First Financial Bank received an "outstanding" rating from the Office of Thrift Supervision (OTS) for our Community Reinvestment Act responsibilities. The OTS cited that First Financial Bank demonstrated an excellent penetration of loans to low- and moderate-income borrowers and to small businesses, and that we effectively addressed the credit needs of the most economically disadvantaged areas in our community.


We have created FFBMarketplace.com, our community portal website, which will offer our business customers a unique opportunity to gain or increase their web presence and make their business accessible to all of Chester County via the World Wide Web. This is one more reason for our business customers to continue banking with us as well as an innovative way of acquiring new relationships.


We are pleased with the direction the Bank has taken, particularly our focus on technology and customer convenience. Our extended hours of operation, interactive website, and various new "e" (electronic) services are all part of our continued effort to keep First Financial the premier bank of Chester County and surrounding market areas.


As always, our Directors, Officers and Employees thank you for your continued support. Based on our commitment to sound banking principles and business strategies, we believe that the next fiscal year will again be a year of strong asset growth for Chester Valley Bancorp. We are proud of the accomplishments to date and eager to continue to provide results that reflect an increase in shareholder value.


Sincerely,


/S/ Ellen Ann Roberts                                    /s/ James E. McErlane
---------------------                                    ---------------------
Ellen Ann Roberts                                        James E. McErlane
Chairman and Chief Executive Officer                     Interim  President

 [VERTICAL GRAPHIC eSERVICES ON LEFT MARGIN]

 [PHOTO OF BUILDING]

As part of the revitalization of the Downingtown Borough and during Phase One of the renovations, First Financial Bank restored the facades of storefronts located at 112, 114, and 118 East Lancaster Avenue. The Bank's Loan Operations are now housed in this facility.


COMMITMENT TO COMMUNITY

As a community bank that has been a part of Chester County for almost 80 years, First Financial confirms our commitment to Downingtown, Pennsylvania along with our pledge to have our corporate headquarters remain in the heart of the County. As a growing financial institution, we have a great need for increased office space. Our growth and expansion will bring new opportunities to the Downingtown area as well as to all of Chester County. Phase One of the revitalization, completed in April 2000, includes the restoration of the facades of several buildings along Downingtown's main corridor, Business Route 30, along with many other interior and exterior improvements. Phase Two follows immediately and will include a new multi-story office building with 24,050 square feet to be built beside the existing Bank building. The anticipated completion date of the entire renovation and expansion is July 2001. The revitalization of the Borough is an exciting undertaking and has received many accolades from the residential and business communities.



TECHNOLOGY AND OPETATIONS

In August 1999, First Financial Bank launched our web site, www.FFBonline.com. Since then, the number of visitors to the site has more than quadrupled. In July 2000, our site became more interactive and now includes online loan applications, e-mail capabilities, requests for product information as well as an online employee application. As always, our customers have the knowledge that the personalized service of a community bank for which we are known is always available via our eight-branch network or our First Call Center.


Electronic banking services ("eServices") allow our customers to access their account information via their personal computer or touch-tone phone. Several services have been introduced over this past fiscal year including:


[GRAPHIC LOGO OF eVOICE] - Our 24-Hour Telephone Information System

Customers can now access up-to-the-minute information on their First Financial accounts via their touch-tone phone, 24 hours a day, 7 days a week.

[VERTICAL GRAPHIC FFBONLINE.COM ON LEFT MARGIN]

[PHOTO OF SKYSCRAPER]

Philadelphia Corporation for Investment Services, our investment advisor and securities brokerage service, is headquartered at One Liberty Place in Philadelphia, Pennsylvania. The combination of PCIS's services with the Bank's Trust Division, which now also has an office located at One Liberty Place, provides one-stop financial shopping for customers whose non-cash financial assets are now held or managed elsewhere.



[GRAPHIC LOGO OF eVOICE]  - Our Internet Banking Service

Customers can now do all their banking online from the comfort of their home or office. This includes reviewing current and past account statements, transferring funds, and paying monthly bills.


In addition to the introduction of our new electronic banking services, our Operations Department has completely automated the statement rendering process. This has allowed the Bank to simplify consolidated statements, which in turn, has saved costs on both paper and postage while facilitating the customer's information in a more efficient and easy-to-read format.


First Financial will soon introduce our community Internet portal web site, FFBMarketplace.com. This unique concept allows Bank business customers, centers of influence, and community service providers to list their products and services on this web site - and offers one-stop shopping for today's busy consumers. FFBMarketplace.com provides one more reason for local residents and businesses to choose us as their financial services provider.



INVESTMENT SERVICES AND PHILADELPHIA
CORPORATION


Our Investment Services and Trust Division along with Philadelphia Corporation for Investment Services ("PCIS") continue to bring increased fee revenue to the Company. Our partnership with PCIS continues to flourish by offering individual and corporate customers a full line of asset management and investment services.


During the past fiscal year, the PCIS Web Site, www.PCISonline.com, has been graphically enhanced. The functionality of the site has been improved with more information available at visitors' fingertips. An additional PCIS highlight during the past fiscal year was the election of A. Louis Denton, President and CEO of Philadelphia Corporation to two prominent positions. Mr. Denton was elected Chairman of the NASD Regulation Inc., District 9 Committee, and was appointed to the NASD, Inc. Small Firm Advisory Board. These positions only further demonstrate the knowledge and respect Mr. Denton has acquired during his distinguished career within the securities and brokerage industry.

[VERTICAL GRAPHIC eBANK ON LEFT MARGIN]

[PHOTO OF eSERVICE CENTER]


In recognition of our new line of electronic banking services, "eServices", all of our branches now have an Internet-ready computer, phone and printer/copier/ fax machine. These centers are available for customers to perform their banking transactions as well as any other Internet-related tasks they would like to complete.


 Our Investment Services and Trust Division has recently broadened its product lines, continuing to expand its customer base and improve existing customer relationships for both individual and corporate customers. We are pleased to report that this Division has seen a 100% increase in accounts during the past fiscal year. This Division has recently introduced additional Mutual Funds. Also during the past fiscal year, Trust Portfolio Internet Access ("eTrust") was introduced. eTrust allows our Trust customers to access their trust and investment account information via the Bank's web site, 24 hours a day, 7 days a week. This is yet another convenient tool enabling our customers to retrieve their pertinent portfolio information from the comfort of their home or office, any day, any time.

CONSUMER BANKING

Our eight branch locations continue to provide the best in financial services and personalized attention to all the residents and businesses we serve throughout our Chester County market area. Our personalized attention and interaction with customers are what truly sets us apart. During our next fiscal year, we are looking to expand our branch markets to include Eagle and Chadds Ford, Pennsylvania.


As part of the wide variety of "eServices" that are being introduced, our Community Banking Division has introduced two new exciting accounts as well, our eChecking and eMarket accounts. These products are available for those customers who use eBank and eVoice as their primary methods of banking. eChecking offers free checking with many other free services. eMarket offers money market interest with many other services as well. These accounts further demonstrate how we continue to offer a unique blend of convenient electronic banking with the one-on-one attention to which our customers have become accustomed.


Another major Fiscal 2000 highlight is the phenomenal growth in our Consumer Loan area. The Bank has surpassed its goals for loan originations and exceeded expectations in ongoing outstanding balances. Overall loan delinquency remains at a very low .19% of total assets.


Our branches are now equipped with "eServices Centers." In recognition of our new line of electronic banking services, we have installed a computer, phone, and printer/copier/fax machine in all of our branch locations. The computers are Internet-ready and available for customers to perform

[VERTICAL GRAPHIC eCORP ON LEFT MARGIN]

[GRAPHIC - COMPUTER]


eCorp, our PC Banking for Business, presents a dynamic tool for our business customers' financial management. It allows our business clients to have access to their bank information 24 hours a day, seven days a week. Along with all our other business account services, eCorp is just one more reason to bank with First Financial. banking transactions as well as any other Internet-related tasks they would like to complete. As a community bank, we also welcome non-customers to use the Centers. Not everyone has Internet access in his/her home and this may be thought of as an alternative to a local library.


BUSINESS BANKING

The commercial lending area of our Company continues to grow beyond expectations, with an average growth rate of 29.2% over the past five years. Besides providing deposit and loan services to our local business customers, First Financial Bank maintains relationships with many other not-for-profit and community organizations. This includes contributions and loans to support small business development, low-income housing and other programs undertaken with local community development organizations. The Bank is proud to be the primary lending institution for the upcoming expansion and renovation of the Chester County Chamber's headquarters to be located just outside of West Chester, Pennsylvania.


One of our proudest accomplishments during the past fiscal year is the fact that First Financial Bank received an "outstanding" rating from the Office of Thrift Supervision (OTS) for our Community Reinvestment Act responsibilities. The OTS cited that First Financial Bank demonstrated an excellent penetration of loans to low- and moderate-income borrowers and to small businesses, and effectively addressed the credit needs of the most economically disadvantaged areas. The Bank was also commended for demonstrating a leadership position by engaging in various investment activities and providing grants to organizations that promote affordable housing and community service. Among the projects in which we participated were the Honey Brook Senior Associates, in which the Honey Brook Elementary School, abandoned for ten years, was renovated to provide low-income housing for senior citizens. The Scattered Site Housing Project included renovating 15 dilapidated houses throughout Chester County for low-income families. Also notable is the Second Avenue Project, which renovated the greater portion of a Coatesville block into newly constructed senior housing. The Company is extremely pleased with our "outstanding" rating as we continue our strong commitment to the Chester County community.


First Financial Bank is proud to continue to be a leading producer for the SBA 504 loan program. This program works in conjunction with the Chester County Development Council

[VERTICAL GRAPHIC eTRUST ON LEFT MARGIN]

[GRAPHIC - PHONE]

ChesterValley Bancorp looks forward to the future with great anticipation. The world of financial services is everchanging, and we continue to strive to be the premierfinancial services provider in the Chester County area.


to provide 90% financing loan-to-value for real estate and equipment loans for small businesses. These loans allow small businesses to expand without using all of their working capital. In July 2000, the Bank introduced another exciting electronic banking product called eCorp -PC Banking for Business. With this secure software, our business customers can manage their finances like never before. Select employees of those businesses can initiate transfers, review check clearing and loans, generate ACH transactions and payroll origination, just to name a few. This has received an overwhelmingly positive response from our business clients.


Lastly, in September 2000, the Bank introduced our VISA(R) Business Card to our business banking clients. As a community bank, it is our desire to offer the best range of business products to our customers with the service that they have become accustomed to from First Financial Bank. Our new Business Card sets new standards in purchasing power for businesses and carries with it all the advantages expected from the world's most prestigious card.



OUR FUTURE


In looking to the future, Chester Valley Bancorp is positioned for continued success. We are genuinely excited about the recent introduction of our new electronic banking services, which greatly enhances the level of convenience we are able to offer our customers. Our Investment Services and Trust Division is pleased to have added mutual funds to its portfolio of products and services. These funds provide our customers with alternative investments to traditional certificates of deposit or money market accounts and most importantly, for each fund sold, the Bank increases its bottom line with valuable fee income. The expansion of our headquarters in Downingtown, Pennsylvania, is becoming a reality. The new headquarters will attract other businesses to move to the Borough and ultimately play a role in its revitalization.
FFBMarketplace.com, our community portal web site, is an innovative concept and one that will have great value to all our customers, both retail and business. As we continue to strive to be the premier financial services provider in the markets we serve, our Directors, Officers, and Employees thank you for your continued support.

Financial Information
-------------------------------------------------------------------------------

Management's Discussion and Analysis of
Financial Condition and Results of Operations                           12

Consolidated Statements of Financial Condition                          20

Consolidated Statements of Operations                                   21

Consolidated Statements of Changes in
Stockholders' Equity and Comprehensive
Income Statement                                                        22

Consolidated Statements of Cash Flows                                   23

Notes to Consolidated Financial Statements                              24

Independent  Auditors'  Report                                          37

 Management's  Discussion  and  Analysis of
Financial Condition and Results of Operations


GENERAL


     Chester Valley Bancorp Inc. (the "Holding Company") is a unitary thrift holding company, incorporated in the Commonwealth of Pennsylvania in August 1989. The business of Chester Valley Bancorp Inc. and its subsidiaries (the "Company") consists of the operations of First Financial Bank ("First Financial" or the "Bank"), a Pennsylvania-chartered stock savings and loan association founded in 1922, and Philadelphia Corporation for Investment Services ("PCIS"), a full service investment advisory and securities brokerage firm. The Bank provides a wide range of banking services to individual and corporate customers through its eight branch offices in Chester County, Pennsylvania. The Bank provides residential real estate, commercial real estate, commercial and consumer lending services and funds these activities primarily with retail deposits and borrowings. Philadelphia Corporation for Investment Services is registered as a broker/dealer in all 50 states and Washington, DC and it is also registered as an Investment Advisor with the Securities Exchange Commission. PCIS provides many additional services, including self-directed and managed retirement accounts, safekeeping, daily sweep money market funds, portfolio and estate valuations, life insurance and annuities, and margin accounts, to individuals and smaller corporate accounts. PCIS's offices are located in Wayne and Philadelphia, Pennsylvania.


     The Company posted record earnings of $4.56 million, or $1.16 per diluted share, for the fiscal year ended June 30, 2000, compared to $4.21 million or $1.08 per diluted share for the same period in 1999. This represents an 8.3% increase in earnings.

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


     To provide a more accurate one-year gap position of the Company, certain deposit classifications are based on the interest-rate sensitive attributes and not on the contractual repricing characteristics of these deposits. Management estimates, based on historical trends of the Bank's deposit accounts, that money market, NOW accounts and savings deposits are sensitive to interest rate changes. Accordingly, some of these interest-sensitive portions are classified in the less than one year categories with the remainder in the over five years category. Deposit products with interest rates based on a particular index are classified according to the specific repricing characteristic of the index. Deposit rates other than time deposit rates are variable, and changes in deposit rates are typically subject to local market conditions and management's discretion and are not indexed to any particular rate.


     Generally, during a period of rising interest rates, a positive gap would result in an increase in net interest income while a negative gap would adversely affect net interest income. However, the interest-sensitivity table does not provide a comprehensive representation of the impact of interest rate changes on net interest income. Each category of assets or liabilities will not be affected equally or simultaneously by changes in the general level of interest rates. Even assets and liabilities which contractually reprice within the same period may not, in fact, reprice at the same price or the same time or with the same frequency. It is also important to consider that the table below represents a specific point in time. Variations can occur as the Company adjusts its interest-sensitivity position throughout the year.



OPERATING RESULTS


Interest Income (Taxable-Equivalent Basis)


     Interest income is analyzed on a tax-equivalent basis, i.e., an adjustment is made for analysis purposes only, to increase interest income by the amount of savings of


               Interest Rate Sensitivity Analysis at June 30, 2000
                             (Dollars in thousands)

                                                            More Than    More Than   More Than     More Than
                                                           Three Months  Six Months   One Year    Three Years
                                              Three Months   Through      Through     Through      Through     More Than
                                                or Less     Six Months    One Year   Three Years  Five Years   Five Years   Total
                                              ------------  ----------    --------   -----------  ----------   ----------   -----
Interest-Earning Assets
Loans (1)
Real estate (2)                                $  24,458    $ 17,637     $ 30,975    $  89,037     $45,783    $ 47,246    $255,136
Commercial                                        10,395       1,462        2,247        3,633       1,341         280      19,358
Consumer                                           8,455       2,166        4,324       15,889      11,139      20,460      62,433
Securities and interest-bearing deposits          46,194         771        3,849       22,979      21,905      57,593     153,291
                                               ---------    --------     --------    ---------     -------    --------    --------
Total interest-earning assets                  $  89,502    $ 22,036     $ 41,395    $ 131,538     $80,168    $125,579    $490,218
                                               ---------    --------     --------    ---------     -------    --------    --------

Interest-Bearing Liabilities
Savings accounts                               $     501    $    501     $    998    $    --       $  --      $ 24,636    $ 26,636
NOW accounts                                         450         450          900         --          --        36,852      38,652
Money market accounts                             41,690        --           --           --          --          --        41,690
Certificate accounts                              66,516      22,259       42,422       90,926       7,742       3,443     233,308
Borrowings                                        33,033       1,980        2,101       12,360      15,420      21,884      86,778
                                               ---------    --------     --------    ---------     -------    --------    --------
Total interest-bearing liabilities             $ 142,190    $ 25,190     $ 46,421    $ 103,286     $23,162    $ 86,815    $427,064
                                               ---------    --------     --------    ---------     -------    --------    --------
Cumulative excess (deficit) of interest-
earning assets to interest-bearing liabilities $ (52,688)   $(55,842)    $(60,868)   $ (32,616)    $24,390    $ 63,154    $ 63,154
                                               =========    ========     ========    =========     =======    ========    ========
Cumulative ratio of interest rate-sensitive
assets to interest rate-sensitive liabilities       62.9%       66.6%        71.5%        89.7%      107.2%      114.8%      114.8%
                                               =========    ========     ========    =========     =======    ========    ========
Cumulative difference as a
percentage of total assets                         (10.4%)     (11.0%)      (12.0%)       (6.4%)       4.8%       12.5%       12.5%
                                               =========    ========     ========    =========     =======    ========    ========



(1) Net of undisbursed loan proceeds.
(2) Includes commercial mortgage loans.

Federal income taxes, which the Company realizes by investing in certain tax-free municipal securities and by making loans to certain tax-exempt organizations. In this way, the ultimate economic impact of earnings from various assets can be more readily compared.


      Total interest income increased to $34.99 million during fiscal 2000, a $4.98 million or 16.6% increase over the comparable prior year. This increase was due to a $65.41 million increase in the average balance of interest-earning assets. The yield on average interest earning assets was 7.62% for fiscal 2000 and 1999.


      Total interest income increased to $30.01 million during fiscal 1999, a $3.81 million or 14.5% increase over the comparable prior year. This increase was due to a $68.77 million increase in the average balance of interest-earning assets. Partially offsetting the effect of the increase in the average balance on interest income was the 44 basis-point decrease in the yield, to 7.62%.



Interest Expense


      Total interest expense increased to $18.98 million during fiscal 2000, a $3.30 million or 21.0% increase over the comparable prior year. The increase in interest expense was primarily due to a $28.34 million and $36.59 million increase in the average balances of deposits and borrowings, respectively, at June 30, 2000, which funded the increase in the average balances of interest-earning assets discussed previously. The average rate paid on deposits decreased to 4.34% for fiscal 2000 from 4.42% the previous year as the result of management's continued efforts to focus its growth in the areas of low-costing or no-cost deposits. The average rate paid on borrowings increased 28 basis points to 5.82%.


     Total interest expense increased to $15.68 million during fiscal 1999, a $2.27 million or 16.9% increase over the comparable prior year. The increase in interest expense was primarily due to a $39.72 million and $21.78 million increase in the average balances of deposits and borrowings, respectively, at June 30, 1999. The average rate paid on deposits decreased to 4.60% for fiscal 1999. The average rate paid on borrowings in 1999 decreased 54 basis points to 5.54%.



Net Interest Income


      Net interest income is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Net interest income, on a fully tax equivalent basis, increased 11.7%, or $1.68 million to $16.01 million in 2000 from $14.33 million in 1999, compared to a 12.0% increase of $1.54 million from 1998 to 1999. Net interest margin, on a fully tax equivalent basis, was 3.49% for the year ended 2000, compared to 3.64% in 1999 and 3.94% in 1998.



Provision for Loan Losses


      The Company's provision for loan losses was $420,000, $390,000 and $606,000, during the respective periods of 2000 through 1998. These provisions have been added to the Company's allowance for loan losses due to general economic conditions, loan growth, and management's assessment of the inherent risk of loss existing in the loan portfolio. At June 30, 2000, the allowance for loan losses was $3.91 million or 1.17% of net loans compared to $3.65 million or 1.24% of net loans at June 30, 1999.


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

Other Operating Income


      Total other income increased $339,000 or 6.5% to $5.54 million for the year ended June 30, 2000, from the comparable prior period. Investment services income increased $440,000 or 13.5% to $3.70 million as the result of increased fees from the Trust Department and PCIS's increased commission income due to the continued increase in the stock market activity, an increase in advisory fee income due to the strategic plan of PCIS to focus on advisory services as it provides a more stable revenue stream for PCIS and stabilizes expenses for the customer, and an increase in money market fund fees due to an increase in customer balances. The growth in the Bank's Investment Services and Trust Division also contributed to the increase in investment services income for fiscal 2000. An increase in checking account fees, as the result of an increased number of accounts, and an increase in the fees earned on the Bank's debit card, due to increased usage and also an increased number of cardholders, contributed to the increase of $181,000 or 12.3% in service charges and fees in fiscal 2000. The increases in other income above were offset in part by decreases in gains on trading account securities of $109,000, gains on sale of assets available for sale of $103,000, and other income of $70,000.


      Total other income increased $579,000 or 12.5% to $5.20 million for the year ended June 30, 1999, from the comparable prior period. Investment services income increased $461,000 or 16.5% to $3.26 million as the result of increases in revenue generated by PCIS and the Trust Division. Service Charges and fees increased $354,000 in fiscal 1999. The Company recognized gains on trading account securities of $171,000 during fiscal 1999 compared to $337,500 during fiscal 1998.


Other Operating Expenses


      Total operating expenses increased $1.43 million or 11.3% to $14.16 million for the year ended June 30, 2000 compared to the same period in fiscal 1999. The increase in operating expenses over the prior fiscal year was primarily due to a $851,000 or 12.2% increase in salaries and employee benefits related to general salary increases as well as the costs for a full year of operations of the Call Center and the Devon Branch. Other operating expenses, which increased primarily because of the general increase in the cost of doing business, are as follows: occupancy increased $66,000 or 6%; furniture and fixtures increased $105,000 or 10.9%; data processing increased $109,000 or 14.7%; advertising increased $87,000 or 26.4%; deposit insurance premiums decreased $38,000 or 21.7%; and other expenses increased $254,000 or 10% of which $100,000 relates to increased operations of PCIS.


      Total operating expenses increased $1.09 million or 9.4% to $12.73 million for the year ended June 30, 1999, from the comparable prior period. The increase in operating expenses over the prior fiscal year was primarily due to a $1.04 million or 17.6% increase in salaries and employee benefits related to general salary increases and increased number of staff associated with the addition of the Bank's new Call Center and its new Investment Services and Trust Division established during 1997. Also, in March 1999, the Bank opened its eighth branch office in Devon, Pennsylvania which further contributed to an increase in staff. In addition, occupancy and equipment expenses increased $190,000 or 10.1% to $2.08 million for the year ended June 30, 1999, from the comparable prior period related to the opening of the Bank's branch office in Devon and expenditures associated with technology upgrades and enhancements.

Income Taxes



      The Company incurred income tax expense of $1.26 million during the year ended June 30, 2000, compared to $1.57 million during fiscal 1999. The primary reason for the decrease in income tax expense was due to a $1.39 million or 99% increase in tax free income in fiscal 2000.

      The Company incurred income tax expense of $1.57 million during fiscal 1999. The primary reason for the increase in income tax expense in fiscal 1999 compared to fiscal 1998 was due to the increase in income before taxes.

      For periods ended prior to May 29, 1998, no expense has been made for income taxes for PCIS since PCIS had elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code and similar state provisions. Under these provisions, PCIS did not pay income taxes on its taxable income. Instead, the former stockholders of PCIS were liable for individual income taxes based on their respective shares of PCIS's taxable income. As a result of all of PCIS's stock being purchased by Chester Valley Bancorp Inc. on May 29, 1998, PCIS is no longer eligible to be taxed under the provisions of Subchapter S of the Internal Revenue Code.


Capital Resources


     The Company's assets totaled $507.15 million at June 30, 2000, as compared with $451.16 million as of June 30, 1999. This 12.4% increase in assets was primarily funded by an increase in deposits of $18.96 million or 5.3% from $359.51 million at June 30, 1999, to $378.48 million at June 30, 2000, and an increase in Federal Home Loan Bank advances of $36.40 million from $50.38 million to $86.78 million at June 30, 1999 and 2000, respectively. The increase in deposits and advances was used in part to fund loan originations during the period, which contributed to an increase in net loans receivable from $291.39 million at June 30, 1999, to $331.31 million at June 30, 2000. In addition, the Company's securities port-folios along with its interest-bearing deposits increased from $140.03 million to $153.29 million at June 30, 1999 and 2000, respectively.


      Stockholders' equity increased to $35.50 million at June 30, 2000, from $33.85 million at June 30, 1999, as a result of net income earned of $4.56 million during fiscal 2000, and net proceeds totaling $185,000 from common stock. The increase in stockholders' equity was offset in part by a change in net unrealized value of securities available for sale of $1.70 million from a loss of $1.55 million at June 30, 1999 to a net unrealized loss of $3.26 million at June 30, 2000, and also offset in part by the payment of cash dividends of $1.38 million as well as the payment of $7,000 in lieu of fractional shares in connection with the 5% stock dividend paid during fiscal 2000.



Asset Quality


      Non-performing assets are comprised of non-performing loans and REO and totaled $943,000 at June 30, 2000, compared to $933,000 at June 30, 1999.


      Non-accrual loans are loans on which the accrual of interest ceases when the collection of principal or interest payments is determined to be doubtful by management. It is the policy of the Company to discontinue the accrual of interest when principal or interest payments are delinquent 90 days or more (unless the loan principal and interest are determined by management to be fully secured and in the process of collection), or earlier, if the financial condition of the borrower raises significant concern with regard to the ability of the borrower to service the debt in accordance with the current loan term. Interest income is not accrued until the financial condition and payment record of the borrower once again demonstrate the ability to service the debt. Non-performing assets to total assets was .19% at June 30, 2000, compared to
 .21% at June 30, 1999. Non-performing loans of $943,000 at June 30, 2000, consisted of nine residential mortgage loans in the amount of $735,000, and ten consumer loans totaling $208,000.

      At June 30, 2000 and 1999, the Company's classified assets, which consisted of assets classified as substandard, doubtful, loss, and REO, totaled $1.59 million and $1.24 million, respectively. Included in the assets classified substandard at June 30, 2000, were all loans 90 days past due and loans which are less than 90 days delinquent, but inadequately protected by the current paying capacity of the borrower or of the collateral pledged, as well as a well-defined weakness that may jeopardize the liquidation of the debt.



Liquidity and Committed Resources


         Management monitors liquidity daily and maintains funding sources to meet unforseen changes in cash requirements. The Company's primary sources of funds are deposits, borrowings, repayments, prepayments and maturities of outstanding loans and mortgage-backed securities, sales of assets available for sale, maturities of investment securities and other short-term investments, and funds provided from operations. While scheduled loan and mortgage-backed securities repayments and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by the movement of interest rates in general, economic conditions and competition. The Company manages the pricing of its deposits to maintain a deposit balance deemed appropriate and desirable. Although the Company's deposits represent the majority of its total liabilities, the Company has also utilized other borrowing sources, namely FHLB advances. In addition to its ability to obtain advances from the FHLB under several different credit programs, the Company has established a line of credit with the FHLB, in an amount not to exceed 10% of the Company's maximum borrowing capacity, which credit line is $15.45 million, and is subject to certain conditions, including the holding of a pre-deter- mined amount of FHLB stock as collateral. This line of credit is used from time to time for liquidity purposes. At June 30, 2000 there was no outstanding balance on this line of credit.


      Liquidity management is both a daily and long-term function. Excess liquidity is generally invested in short-term investments such as FHLB overnight deposits. On a longer-term basis, the Company maintains a strategy of investing in various lending and investment securities products. During the year ended June 30, 2000, the Company used its sources of funds to primarily fund loan commitments and maintain a substantial portfolio of investment securities, and to meet its ongoing commitments to pay maturing savings certificates and savings withdrawals. As of June 30, 2000, the Company had $3.76 million in commitments to fund loan originations. The majority of these commitments are anticipated to be funded by December 31, 2000. In addition, as of June 30, 2000, the Company had undisbursed loans in process for construction loans of $20.91 million and $19.55 million in undisbursed lines of credit. In addition, the Company has issued $604,000 in commercial letters of credit fully secured by deposit accounts or real estate. The management of the Company believes that the Company has adequate resources, including principal prepayments and repayments of loans and investment securities and borrowing capacity, to fund all of its commitments to the extent required.


      For regulatory purposes, liquidity is defined as a ratio of cash and certain marketable securities that can be readily converted into cash to total deposits and short-term borrowings. At June 30, 2000, liquidity for the Bank as defined under these guidelines was 15.24%, which exceeded the regulatory minimum requirement of 4.0%.

Impact of Inflation and Changing Prices



      The Consolidated Financial Statements and related Notes presented elsewhere herein have been prepared in accordance with generally accepted accounting principles ("GAAP") which generally require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike many industrial companies, substantially all of the assets and liabilities of the Company on a consolidated basis are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the general level of inflation. Over a short period of time, interest rates may not necessarily move in the same direction or with the same magnitude as inflation.




FORWARD LOOKING STATEMENTS


      In this Report, the Company has included certain "forward looking statements" concerning the future operations of the Company. It is management's desire to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. This statement is for the express purpose of availing the Company of the protections of such safe harbor with respect to all "forward looking statements" contained in this Report. The Company has used "forward looking statements" to describe the future plans and strategies and future financial results. Management's ability to predict results or the effect of future plans and strategy is inherently uncertain. Factors that could affect results include interest rate trends, competition, the general economic climate in Chester County, the mid-Atlantic region and the country as a whole, loan delinquency rates, changes in federal and state regulation, and other uncertainties described in the Company's filings with the Securities and Exchange Commission, including its Form 10K for the year ended June 30, 2000. These factors should be considered in evaluating the "forward looking statements", and undue reliance should not be placed on such statements.



OTHER INFORMATION


Description of Stock


      The holders of the Common Stock of the Holding Company possess exclusive voting rights in the corporation. Each holder of shares of Common Stock is entitled to one vote for each share held, in accordance with the charter and bylaws, including voting on the election of directors. Of the 10.00 million shares of Common Stock authorized by the Holding Company, 6.09 million shares remain unissued. In addition, none of the 5.00 million shares of Preferred Stock authorized has been issued.



Dividend Policy


      The Board of Directors of Chester Valley Bancorp Inc. intends to continue the policy of paying dividends when the directors deem it prudent to do so. The Board of Directors will consider payment of dividends on a quarterly basis, after giving consideration to the level of the profit for the prior quarter and other relevant aspects. On August 16, 2000, the Board of Directors of the Holding Company declared an $.09 per share cash dividend and a 5% stock dividend based on the financial results of the quarter ended June 30, 2000. The cash dividend will be calculated on shares held before the issuance of the stock dividend. During fiscal 2000, 1999, and 1998 the Holding Company paid a total of $1.38 million, $1.15 million and $1.23 million, respectively, in cash dividends and a 5% stock dividend in each year. Cash dividends from the Holding Company are primarily dependent upon dividends paid to it by First Financial, which, in turn, are subject to certain restrictions established by federal regulators and Pennsylvania law. (See Note 11 to Notes to Consolidated Financial Statements.)

Market Information


      As of August 1, 2000, the Holding Company's Common Stock was held by approximately 1,094 registered shareholders. Any broker or any NASDAQ member can be contacted for the latest quotations of the Holding Company's Common Stock. Upon the reorganization into a holding company structure in May 1990, the stock of the Holding Company was approved for inclusion in NASDAQ's National Market System. The Holding Company's NASDAQ symbol is "CVAL". The transfer agent for the stock is American Stock Transfer and Trust Company, New York, New York. During fiscal 2000 and 1999 the Holding Company paid dividends of $.36 and $.30 per share, respectively, adjusted for stock dividends and stock splits during those periods.


      The following table sets forth the high and low closing prices for the periods described. For comparability purposes, the closing prices shown below have been adjusted to reflect the 5% stock dividends paid in fiscal 2000 and 1999.


Fiscal 2000                               Low                       High
--------------------------------------------------------------------------
First Quarter                       $     14.75           $         18.00
Second Quarter                            14.50                     16.00
Third Quarter                             12.50                     15.00
Fourth Quarter                            17.00                     18.00

Fiscal 1999                               Low                       High
--------------------------------------------------------------------------
First Quarter                       $     16.50           $         19.28
Second Quarter                            16.50                     19.36
Third Quarter                             17.38                     18.57
Fourth Quarter                            15.48                     17.62


Recent Accounting Pronouncements


      In June 1998 the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement (as amended by SFAS No. 137 in June, 1999 and SFAS No. 138 in June 2000) establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or
(c) a hedge of certain foreign currency exposures. SFAS No. 133, as amended, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Earlier adoption is permitted. The Company has adopted this statement as of July 1, 2000. Adoption of this ststement did not have a material affect on the Company's operation, financial condition or equity.

Consolidated Statements Of
--------------------------------------------------------------------------------
Financial Condition (Dollars in thousands)


                                                                      At June 30,
                                                            ----------------------------
                                                                   2000             1999
                                                                   ----             ----
Assets
Cash in banks                                               $      4,918        $   5,194
Interest-bearing deposits                                          8,164           13,409
                                                            ------------        ---------
Total cash and cash equivalents                                   13,082           18,603
Trading account securities                                        12,838            9,221
Investment securities available for sale                          92,468          109,600
Investment securities held to maturity (fair value -
June 30, 2000, $39,020
June 30, 1999, $7,816)                                            39,821            7,801
Loans receivable, less allowance for loan
losses of $3,908 and $3,651 at
June 30, 2000 and 1999, respectively                             331,306          291,388
Accrued interest receivable                                        3,456            2,461
Property and equipment - net                                       8,768            8,200
Other assets                                                       5,411            3,884
                                                            ------------        ---------
Total Assets                                                $    507,150        $ 451,158
                                                            ============        =========

Liabilities and Stockholders' Equity
Liabilities:
Deposits                                                    $    378,478        $ 359,514
Advance payments by borrowers for taxes and insurance              2,962            3,055
Federal Home Loan Bank advances                                   86,778           50,375
Other borrowings                                                     373              653
Accrued interest payable                                           1,648            1,573
Other liabilities                                                  1,409            2,135
                                                            ------------        ---------
Total Liabilities                                                471,648          417,305
Commitments and contingencies (Note 8)

Stockholders' Equity:                                                 --               --
Preferred stock - $1.00 par value;
5,000,000 shares authorized; none issued
Common stock - $1.00 par value;
10,000,000 shares authorized;
3,912,185 and 3,892,833 shares issued at
June 30, 2000 and June 30, 1999, respectively                      3,912            3,707
Additional paid-in capital                                        20,898           17,904
Retained earnings - partially restricted                          13,947           13,794
Accumulated other comprehensive (loss)                            (3,255)          (1,552)
Total Stockholders' Equity                                        35,502           33,853

Total Liabilities and Stockholders' Equity                  $    507,150        $ 451,158
                                                            ============        =========





                    Chester Valley Bancorp Inc. and Subsidiaries
                    See accompanying notes to consolidated financial statements.

Consolidated Statements Of Operations
--------------------------------------------------------------------------------
(Dollars in thousands, except per share data)


                                                                          Year Ended June 30,
                                                           ----------------------------------------------
                                                                2000           1999                1998
                                                           ----------        ----------        ----------
Interest Income:
Loans                                                      $   24,581        $   22,772        $   22,191
Mortgage-backed securities                                      1,042               982               530
Interest-bearing deposits                                         153               717               254
Investment securities:
Taxable                                                         5,272             3,512             1,857
Non-taxable                                                     2,789             1,402               921
                                                           ----------        ----------        ----------
Total interest income                                          33,837            29,385            25,753
                                                           ----------        ----------        ----------
Interest Expense:
Deposits                                                       13,700            12,703            11,468
Securities sold under agreements to repurchase                     --                 8                 8
Short-term borrowings                                           3,317             1,000               971
Long-term borrowings                                            1,958             1,971               962
                                                           ----------        ----------        ----------
Total interest expense                                         18,975            15,682            13,409
                                                           ----------        ----------        ----------

Net interest income                                            14,862            13,703            12,344
Provision for loan losses                                         420               390               606
                                                           ----------        ----------        ----------

Net interest income after provision for loan losses            14,442            13,313            11,738
                                                           ----------        ----------        ----------

Other Income:
Investment services income                                      3,698             3,258             2,797
Service charges and fees                                        1,652             1,471             1,117
Gain on trading account securities                                 62               171               338
Gain on sale of assets available for sale                           8               111               166
Other                                                             116               186               200
                                                           ----------        ----------        ----------
Total other income                                              5,536             5,197             4,618
                                                           ----------        ----------        ----------
Operating Expenses:
Salaries and employee benefits                                  7,804             6,953             5,915
Occupancy                                                       1,175             1,109             1,061
Furniture and equipment                                         1,072               967               825
Data processing                                                   849               740               722
Advertising                                                       417               330               297
Deposit insurance premiums                                        137               175               161
Other                                                           2,710             2,456             2,662
                                                           ----------        ----------        ----------
Total operating expenses                                       14,164            12,730            11,643
                                                           ----------        ----------        ----------

Income before income taxes                                      5,814             5,780             4,713
Income tax expense                                              1,257             1,567             1,087
                                                           ----------        ----------        ----------
Net income                                                 $    4,557        $    4,213        $    3,626
                                                           ==========        ==========        ==========
Earnings per common share(*):
Basic                                                      $     1.17        $     1.09        $     0.95
Diluted                                                    $     1.16        $     1.08        $     0.94
Weighted average number of shares outstanding(*):
Basic                                                       3,892,132         3,865,792         3,813,838
Diluted                                                     3,922,737         3,906,246         3,866,059


(*) Earnings per share and weighted average shares outstanding have been restated to reflect the effects of the 5% stock dividendspaid in September 1999, 1998 and 1997 and the three-for-two stock split effected in the form of a dividend in December 1998.


                    Chester Valley Bancorp Inc. and Subsidiaries
                    See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Stockholders' Equity and Comprehensive Income Statement
--------------------------------------------------------------------------------
(Dollars in thousands)


                                                              Common      Retained       Accumulated
                                               Additional      Stock       Earnings         Other                      Total
                                  Common         Paid-in      Acquired     Partially    Comprehensive   Treasury    Stockholders'
                                   Stock         Capital      by ESOP     Restricted    Income  (Loss)    Stock         Equity
                                 ---------    ------------    -------    ------------   -------------     -----      ------------

Balance at June 30, 1997         $   3,440    $     11,835  $    (333)   $     13,533          $  3   $   (199)  $     28,279
Net income                                                                      3,626                                   3,626
Cash dividends paid
($.29 per share)                                                               (1,229)                                 (1,229)
Principal payments
on ESOP debt                                                      187                                                     187
Issuance of stock dividend             102           2,052                     (2,155)                                     (1)
Cash payment for
fractional shares                                                                  (7)                                     (7)
Stock options exercised                 15             268                                                 157            440
Common stock issued                      7             326                                                 207            540
Common stock repurchased               (12)            (98)                                               (165)          (275)
Change in unrealized gain
(loss) on securities
available for sale                                                                              289                       289
                                 ---------    ------------    -------    ------------   -----------      -----   ------------
Balance at June 30, 1998         $   3,552    $     14,383  $    (146)   $     13,768        $  292      $   0   $     31,849
                                 =========    ============    =======    ============   ===========      =====   ============

Net income                                                                      4,213                                   4,213
Cash dividends paid
($.30 per share)                                                               (1,154)                                 (1,154)
Principal payments
on ESOP debt                                                      146                                                     146
Issuance of stock dividend             116           2,901                     (3,017)                                      0
Cash payment for
fractional shares                                                                 (16)                                    (16)
Stock options exercised                 11             132                                                  24            167
Common stock issued                     28             488                                                                516
Common stock repurchased                                                                                   (24)           (24)
Change in unrealized gain
(loss) on securities
available for sale                                                                           (1,844)                   (1,844)
                                 ---------    ------------    -------    ------------   -----------      -----   ------------
Balance at June 30, 1999         $   3,707    $     17,904    $     0    $     13,794   $    (1,552)     $   0   $     33,853
                                 =========    ============    =======    ============   ===========      =====   ============

Net income                                                                      4,557                                   4,557
Cash dividends paid
($.36 per share)                                                               (1,383)                                 (1,383)
Issuance of stock dividend             185           2,829                     (3,014)                                     --
Cash payment for
fractional shares                                                                  (7)                                     (7)
Stock options exercised                  3             (51)                                                151            103
Common stock issued                     17             216                                                 380            613
Common stock repurchased                                                                                  (531)          (531)
Change in unrealized gain
(loss) on securities
available for sale                                                                           (1,703)                   (1,703)
                                 ---------    ------------    -------    ------------   -----------      -----   ------------
Balance at June 30, 2000         $   3,912    $     20,898    $     0    $     13,947   $    (3,255)     $   0   $     35,502
                                 =========    ============    =======    ============   ===========      =====   ============

Other Comprehensive Income, Net of Tax:                                                   2000          1999          1998
                                                                                       ------------  -----------   -----------
Net income                                                                             $      4,557   $  4,213    $     3,626
Net unrealized holding gains (losses) on securities
 available for sale during the period                                                        (1,695)    (1,785)           400
Less reclassification adjustment for
 gains included in net income                                                                    (7)       (60)          (111)
                                                                                       ------------  -----------   -----------
Comprehensive Income                                                                   $      2,855  $   2,368    $     3,915
                                                                                       ============  ===========   ===========



                    Chester Valley Bancorp Inc. and Subsidiaries
                    See accompanying notes to consolidated financial statements.

Consolidated Statements Of Cash Flows
--------------------------------------------------------------------------------
(Dollars in thousands)

                                                                                                    Year Ended June 30,
                                                                                             2000           1999           1998
                                                                                        ---------       ---------       --------
Cash flows from operating activities:
 Net income                                                                             $   4,557       $   4,213       $  3,626
 Add (deduct) items not affecting cash flows from (used in) operating activities:
  Depreciation                                                                                917             879            725
  Provision for loan losses                                                                   420             390            606
  Gain on trading account securities                                                          (62)           (171)          (338)
  Gain on sale of securities available for sale                                                 3             (91)          (168)
  Loss (gain) on sale of loans held for sale                                                  (11)            (20)             2
  Amortization of deferred loan fees, discounts and premiums                                 (628)           (754)          (585)
  Decrease (increase) in trading account securities                                        (3,679)         11,302        (19,763)
  Decrease (increase) in accrued interest receivable                                         (995)             25           (376)
  (Increase) in other assets                                                                 (457)           (841)          (407)
  Increase (decrease) in other liabilities                                                   (726)          1,030           (235)
  Increase in accrued interest payable                                                         75             604            180
                                                                                        ---------       ---------       --------
Net cash flows from (used in) operating activities                                           (586)         16,566         16,733
                                                                                        ---------       ---------       --------
Cash flows from investment activities:
  Capital expenditures                                                                     (1,485)         (1,985)        (2,348)
  Net increase in loans and loans held for sale                                           (39,990)        (17,256)       (23,345)
  Proceeds from sale of loans held for sale                                                   171           1,601          6,024
  Purchase of investment securities                                                       (37,998)         (2,397)        (1,073)
  Proceeds from maturities, payments and calls of investment securities                     5,971          10,187          4,929
  Purchase of securities available for sale                                               (44,328)       (108,847)       (51,555)
  Proceeds from sales and calls of securities available for sale                           58,935          34,685         41,504
                                                                                        ---------       ---------       --------
Net cash flows used in investment activities                                              (58,724)        (84,012)       (25,864)
                                                                                        ---------       ---------       --------
Cash flows from financing activities:
  Net increase in deposits before interest credited                                         5,089          50,465         27,568
  Interest credited to deposits                                                            13,875          10,857          9,873
  (Decrease) increase in securities sold under agreements to repurchase                        --            (144)           132
  Proceeds from FHLB advances                                                             107,052          13,599         32,024
  Repayments of FHLB advances                                                             (70,649)         (4,160)       (21,286)
  Increase in other borrowings                                                               (280)            (55)           207
  Net decrease in advance payments by borrowers for taxes and insurance                       (93)             93            (36)
  Cash dividends on common stock                                                           (1,383)         (1,153)        (1,229)
  Repayments of principal on ESOP debt                                                         --            (146)          (187)
  Common stock repurchased                                                                   (531)            (24)          (275)
  Payment for fractional shares                                                                (7)            (15)            (7)
  Stock options exercised                                                                     103             167            440
  Reduction of common stock acquired by ESOP                                                   --             146            187
  Common stock issued                                                                         613             514            540
                                                                                        ---------       ---------       --------
Net cash flows from financing activities                                                   53,789          70,144         47,951
                                                                                        ---------       ---------       --------

  Net increase (decrease) in cash                                                          (5,521)          2,698          5,354
  Cash and cash equivalents:
  Beginning of period                                                                      18,603          15,905         10,551
                                                                                        ---------       ---------       --------

  End of period                                                                         $  13,082       $  18,603       $ 15,905
                                                                                        =========       =========       ========
Supplemental disclosures:
  Cash payments during the year for:
  Taxes                                                                                 $   1,246       $   1,553       $  1,379
  Interest                                                                              $  18,900       $  15,077       $ 13,229
                                                                                        ---------       ---------       --------
Non-cash items:
  Stock dividend issued                                                                 $   3,014       $   3,017       $  2,155
                                                                                        =========       =========       ========
  Net change in unrealized gain (loss) on investment securities available for sale      $  (2,774)      $  (3,004)      $    471
                                                                                        =========       =========       ========
  Tax effect on unrealized gain (loss) on investment securities available for sale      $  (1,071)      $  (1,160)      $    182
                                                                                        =========       =========       ========


                    Chester Valley Bancorp Inc. and Subsidiaries
                    See accompanying notes to consolidated financial statements.

Notes To Consolidated Financial Statements
--------------------------------------------------------------------------------
1 - Summary Of Significant Accounting Policies
----------------------------------------------

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

Principles of Consolidation and Presentation

      The accompanying consolidated financial statements include the accounts of Chester Valley Bancorp Inc. and its wholly-owned subsidiaries, First Financial Bank and Philadelphia Corporation for Investment Services. The accounts of the Bank include its wholly-owned subsidiary, D & S Service Corp., which owns D & F Projects and Wildman Projects, Inc., both of which are wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation. Prior period amounts are reclassified when necessary to conform with the current year's presentation.

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

Allowance for Loan Losses

      The allowance for loan losses is maintained at a level that management considers adequate to provide for losses based upon an evaluation of known and inherent risks in the loan portfolio. Management's evaluation is based upon, among other things, delinquency trends, the volume of non-performing loans, prior loss experience of the portfolio, current economic conditions and other relevant factors. Although management believes it has used the best information available to it in making such determinations, and that the present allowance for loan losses is adequate, future adjustments to the allowance may be necessary, and net income may be adversely affected if circumstances differ substantially from the assumptions used in determining the level of the allowance. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses on loans. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. The allowance is increased by the provision for loan losses which is charged to operations. Loan losses, other than those incurred on loans held for sale, are charged directly against the allowance and recoveries on previously charged-off loans are generally added to the allowance.

--------------------------------------------------------------------------------

      For purposes of applying the measurement criteria for impaired loans, the Company excludes large groups of smaller-balance homogeneous loans, primarily consisting of residential real estate loans and consumer loans as well as commercial business loans with balances of less than $100,000. For applicable loans, the Company evaluates the need for impairment recognition when a loan becomes non-accrual or earlier if, based on management's assessment of the relevant facts and circumstances, it is probable that the Company will be unable to collect all proceeds under the contractual terms of the loan agreement. At and during the twelvemonth periods ended June 30, 2000, 1999, and 1998, the recorded investment in impaired loans was not material. The Company's policy for the recognition of interest income on impaired loans is the same as for non-accrual loans discussed below. Impaired loans are charged off when the Company determines that foreclosure is probable and the fair value of the collateral is less than the recorded investment of the impaired loan.

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

Earnings Per Share

      The dilutive effect of stock options is excluded from basic earnings per share but included in the computation of diluted earnings per share. Earnings per share and weighted average shares outstanding have been adjusted to reflect the effects of the 5% stock dividends paid in September 1999, 1998 and 1997, and the three-for-two stock split effected in the form of a dividend in December 1998.

      The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):

                                               Year Ended June 30,
                                      -----------------------------------
                                        2000         1999          1998
                                      -------       -------       -------
Numerator:
  Net income                          $ 4,557       $ 4,213       $ 3,626
                                      =======       =======       =======
Denominator:
  Denominator for basic
  earnings per share-weighted
  average shares                        3,892         3,866         3,814
Effect of dilutive securities:
Employee stock options                     31            40            52
                                      -------       -------       -------
Denominator for diluted earnings
  per share-adjusted weighted
  average shares
  and assumed exercise                  3,923         3,906         3,866
                                      =======       =======       =======
Basic earnings per share               $ 1.17        $ 1.09        $ 0.95
                                      =======       =======       =======
Diluted earnings per share             $ 1.16        $ 1.08        $ 0.94
                                      =======       =======       =======

2- Investment Securities                                 (Dollars in thousands)
--------------------------------------------------------------------------------

Investment securities are summarized as follows:


                                                                           At June 30,
                              ----------------------------------------------------------------------------------------------------
                                              2000                                                                         1999
                              --------------------------------------------------  ------------------------------------------------
                                              Gross       Gross       Estimated                 Gross         Gross      Estimated
                              Amortized     Unrealize  Unrealized       Fair      Amortized   Unrealized    Unrealized      Fair
                                Cost          Gains      Losses         Value        Cost        Gains        Losses       Value
                               --------    --------     --------      --------     --------     --------     --------     --------
Held to Maturity:
U.S. Government agency
notes and bonds                $ 25,110        $ --     $   (677)     $ 24,433        $  --         $ --      $    --         $ --
Federal Home Loan Bank
of Pittsburgh stock               5,739          --           --         5,739        3,781           --           --        3,781
Municipal notes and bonds         8,332          65         (189)        8,208        3,229           11           (2)       3,238
Mortgage-Backed securities          640           4           (5)          639          791            9           (4)         796
FNMA Stock                            0           1           --             1            0            1           --            1
                               --------    --------     --------      --------     --------     --------     --------     --------
Total held to maturity         $ 39,821    $     70     $   (871)     $ 39,020     $  7,801     $     21     $     (6)    $  7,816
                               ========    ========     ========      ========     ========     ========     ========     ========

Available for sale:
U.S. Government agency
notes and bonds                $ 27,688        $ --     $ (1,049)     $ 26,639     $ 48,287     $      3     $ (1,048)    $ 47,242
Municipal notes and bonds        36,159          69       (2,068)       34,160       27,975          492       (1,089)      27,378
Mortgage-Backed securities       14,417          24         (637)       13,804       16,232          104         (520)      15,816
Equity securities                 1,453          18         (613)          858        1,450          111         (224)       1,337
Debt securities                  15,894          --       (1,096)       14,798       15,849           19         (438)      15,430
Other                             2,158          51           --         2,209        2,336           61           --        2,397
                               --------    --------     --------      --------     --------     --------     --------     --------
Total available for sale       $ 97,769    $    162     $ (5,463)     $ 92,468     $112,129     $    790     $ (3,319)    $109,600
                               ========    ========     ========      ========     ========     ========     ========     ========


The amortized cost and estimated fair value of investment securities at June 30, 2000, by contractual maturity, are shown below.


                                                       Estimated     Weighted
                                            Amortized    Fair         Average
                                              Cost       Value         Yield
                                            -------     -------        -----
Held to Maturity:
 Due in one year or less                    $   210     $   209        4.97%
 Due after one year through five years       17,216      17,008        6.37%
 Due after five years through ten years       9,130       8,696        6.96%
 Due after ten years                          7,526       7,367        6.87%
 No stated maturity                           5,739       5,740        0.00%
                                            -------     -------        -----
 Total held to maturity                     $39,821     $39,020        5.65%
                                            =======     =======        ====

Available for Sale:
 Due in one year or less                      $  --      $   --       --
 Due after one year through five years       23,058      22,567        6.09%
 Due after five years through ten years      14,964      14,341        6.08%
 Due after ten years                         58,294      54,703        6.75%
 No stated maturity                           1,453         857        0.00%
                                            -------     -------        -----
 Total available for sale                   $97,769     $92,468        6.42%
                                            =======     =======        ====


         Expected maturities may differ from contractual maturities because borrowers generally have the right to call or prepay obligations without prepayment penalties. The weighted average yield, based on amortized cost, is presented on a taxable equivalent basis using the Federal marginal rate of 34% adjusted for the 20% interest expense disallowance (27.2%). Proceeds from sales and calls of investment securities available for sale during fiscal 2000, 1999, and 1998, were $58.94, $34.68 and $41.50 million, respectively. Gains of $195, $94 and $171, 26 in fiscal 2000, 1999, and 1998, respectively, and gross losses of $184, $4, and $3, in fiscal 2000, 1999, and 1998, respectively, were realized on those sales. Accrued interest receivable on investments amounted to $1,898 and $1,035 at June 30, 2000 and 1999, respectively. At June 30, 2000, $88,840 of investment securities were pledged as collateral for Municipal savings deposits with the Bank, for securities sold under agreements to repurchase, and for the Bank's treasury, tax and loan account with the Federal Reserve.

3 - Loans Receivable                                      (Dollars in thousands)
--------------------------------------------------------------------------------


Loans receivable are summarized as follows:

                                                 At June 30,
                                        ----------------------------
                                           2000              1999
                                        ------------    ------------
First mortgage loans:
 Residential                             $ 167,451         $ 157,342
 Construction-residential                   18,146            14,469
 Land acquisition and development           10,960             5,075
 Commercial                                 66,221            55,198
 Construction-commercial                    13,266             9,794
Commercial business                         19,358            14,708
Consumer                                    62,433            51,416
                                      ------------      ------------
 Total loans                               357,835           308,002

Less:
 Undisbursed loan proceeds:
   Construction-residential                (15,578)           (8,712)
   Construction-commercial                  (5,330)           (2,681)
 Deferred loan fees                         (1,713)           (1,570)
 Allowance for loan losses                  (3,908)           (3,651)
                                      ------------      ------------
Net loans                                $ 331,306         $ 291,388
                                      ============      ============


      Accrued interest receivable on loans amounted to $1,496 and $1,353 at June 30, 2000 and 1999, respectively. At June 30, 2000, 1999, and 1998, the Company serviced loans for others of $23,670, $26,740 and $28,870, respectively.

      The  aggregate  amount  of  loans  by the  Company  to its  directors  and executive officers was $3,812 and $4,231 at June 30, 2000 and 1999, respectively. These loans were made in the ordinary course of business at substantially the same terms and conditions as those with other borrowers.


 An analysis of the activity of these loans follows:

       Balance at July 1, 1999             $ 4,231
       New Loans                               225
       Repayments                             (338)
       Other (change in status)               (306)
       ------------------------            -------
       Balance at June 30, 2000            $ 3,812
                                           =======

The activity in the allowance for loan losses was as follows:





                                             Year Ended June 30,
                                   -------------------------------------
                                     2000          1999            1998
                                   -------        -------        -------
Balance, beginning of period       $ 3,651        $ 3,414        $ 2,855
Provision for loan losses              420            390            606
Loans charged off                     (171)          (177)           (81)
Recoveries                               8             24             34
                                   -------        -------        -------
Balance, end of period             $ 3,908        $ 3,651        $ 3,414
                                   =======        =======        =======


      The total amount of non-performing loans was $942, $933 and $1.25 million, at June 30, 2000, 1999 and 1998, respectively. If these non-performing loans had been current in accordance with their original terms and had been outstanding throughout the period, the gross interest income for fiscal 2000, 1999, and 1998 that would have been recorded for these loans was $82, $75, and $112. Interest income on these non-performing loans included in income for fiscal 2000, 1999, and 1998 amounted to $24, $26, and $58, respectively. At June 30, 2000, and throughout fiscal 2000, there were no loans for which impairment was required to be recognized.

4 - Property and Equipment                                (Dollars in thousands)
--------------------------------------------------------------------------------

Property and equipment by major classification are summarized as follows:


                                                            At June 30,
                                                   ---------------------------
                                                       2000            1999
                                                   -----------      ----------
Land                                               $  1,281           $  1,263
Buildings and Improvements                            7,009              6,238
Furniture, Fixtures and Equipment                     3,655              4,212
Total                                                11,945             11,713
Less Accumulated Depreciation                        (3,177)            (3,513)
Net                                                $  8,768           $  8,200



5 - Deposits
--------------------------------------------------------------------------------

Deposits consist of the following major classifications:

                                                                              At June 30,
                                               ----------------------------------------------------------------------------
                                                            2000                                      1999
                                               ------------------------------          ------------------------------------
                                               Weighted               Percent           Weighted                    Percent
                                               Average                   of              Average                      of
                                                Rate        Amount     Total              Rate        Amount         Total
                                               ------      --------    -----            --------    ----------       ------
Non-interest bearing                              --%    $ 38,192      10.1%               --%      $ 33,007           9.2%
                                               ------      --------    -----            --------    ----------       ------
Interest-bearing:
    NOW checking accounts                       1.57       38,652      10.2               1.47        36,012           10.0
    Money market deposit accounts               4.00       41,690      11.0               3.82        47,464           13.2
    Savings accounts                            1.71       26,636       7.0               1.87        29,033            8.1
    Certificates less than $100,000             5.60      126,910      33.6               5.36       137,559           38.2
    Certificates $100,000 and greater           5.72      106,398      28.1               5.07        76,439           21.3
                                              ------     --------     -----               -----     --------          -----

    Total interest-bearing                      4.68      340,286      89.9               4.33       326,507           90.8
                                              ------     --------     -----               -----     --------          -----

Total deposits                                  4.21     $378,478     100.0%              3.93%     $359,514          100.0%
                                              ======     ========     =====               =====     ========          =====


At June 30, 2000 and 1999 certificates of deposit includes municipal deposits of
$82,664  and  $47,782   respectively  which  are  collateralized   with  pledged
investments.


While the certificates frequently are renewed at maturity rather than paid out, a summary of certificates by contractual maturity at June 30, 2000 is as follows:




               Years Ending June 30,            Amount
               ---------------------         -----------
                      2001                   $   131,289
                      2002                        71,910
                      2003                        18,909
                      2004                         4,664
                      2005                         3,092
             2006 and thereafter                   3,444
                                             -----------
                                             $   233,308
                                             ===========


Interest expense on deposits is comprised of the following:


                                                  Year Ended June  30,
                                      -----------------------------------------
                                        2000             1999             1998
                                      -------          -------          -------
NOW Checking Accounts                 $   590          $   492          $   530
Money Market Deposit Accounts           1,662            1,282            1,048
Savings Accounts                          503              570              694
Certificates Less than $100,000         6,978            7,627            7,079
Certificates $100,000 & Greater         3,967            2,732            2,117
                                      -------          -------          -------

Total                                 $13,700          $12,703          $11,468
                                      =======          =======          =======

6 - Advances From Federal Home Loan Bank of Pittsburgh ("FHLBP")     (Dollars in
                                                                      thousands)
--------------------------------------------------------------------------------

      Under terms of its collateral agreement with the FHLBP, the Company maintains otherwise unencumbered qualifying assets (principally 1-4-family residential mortgage loans and U.S. Government & Agency notes and bonds) in the amount of at least as much as its advances from the FHLBP. The Company's FHLBP stock is also pledged to secure these advances. At June 30, 2000 and 1999, such advances mature as follows:


                                             (Dollars in thousands)
                        Weighted                                                     Weighted
                        Average            June 30,                                  Average        June 30,
Due by June 30,         Rate               2000              Due by June 30,          Rate           1999
------------------------------------------------------       ----------------------------------------------
2001                    6.47%          $   37,041            2000                     6.42%       $   3,241

2002                    6.08               1,832             2001                     5.76            5,526

2003                    5.76               10,368            2002                     5.75            4,316

2004                    5.29               13,720            2003                     5.86            7,352

2005                    5.99               1,521             2004                     5.79              702

Thereafter              6.32               22,296            Thereafter               5.31           29,238
--------------------------------------------------           ----------------------------------------------
Total FHLBP advances    6.16%          $   86,778            Total FHLBP advances     5.55%       $  50,375
--------------------------------------------------           ----------------------------------------------



      Included in the table above at June 30, 2000 are convertible advances whereby the FHLBP has the option at a predetermined time to convert the fixed interest rate to an adjustable rate tied to LIBOR. The Bank then has the option to prepay these advances if the FHLBP converts the interest rate. These advances are included in the year in which they mature.


      The Company has available an annually renewable line of credit not to exceed 10% of the Company's maximum borrowing capacity which was $15,450 at the time the commitment was executed. The Company, from time to time, has used the line of credit to meet liquidity needs. At June 30, 2000 and 1999, there were no balances outstanding on the line of credit. 7 - Income Taxes


7 - Income Taxes
--------------------------------------------------------------------------------

The provision (and benefit) for income taxes is summarized as follows:


                                       Year Ended June 30,
                          ------------------------------------------
                             2000            1999            1998
                          -----------    ------------    -----------
Current:
  Federal                     $ 1,065         $ 1,389        $ 1,177
  State                           203             304             76
Deferred - Federal                (11)           (126)          (166)
                          -----------    ------------    -----------
Total                         $ 1,257         $ 1,567        $ 1,087


The provision for income taxes differs from the statutory rate due to the following:


                                                      Year Ended June 30,
                                          -------------------------------------------
                                              2000           1999           1998
                                          -----------    ------------    ------------
Federal income taxes at statutory rate        $ 1,977         $ 1,965         $ 1,602
Tax exempt interest, net                         (847)           (510)           (367)
State taxes net of Federal benefit                134             201              50
Non-taxable S Corp income                          --              --            (213)
Non-deductible merger expenses                     --              --              72
Other, net                                         (7)            (89)            (57)
                                          -----------    ------------    ------------
Total                                         $ 1,257         $ 1,567         $ 1,087
                                          ===========    ============    ============

7 - Income Taxes(Continued)                               (Dollars in thousands)
--------------------------------------------------------------------------------

The deferred tax assets and liabilities at June 30, 1999 and 1998, consisted of the following:
                                                               At June 30,
                                                         -----------------------
                                                          2000             1999
Deferred tax assets:                                     ------           ------
  Allowance for loan losses                              $1,329           $1,241
  Deferred loan fees                                         36               52
  Uncollected interest                                       25               52
  Net unrealized loss on securities available for sale    2,046              976
  Investment in joint ventures                               19               --
  Other                                                      22               23
                                                         ------           ------
Gross deferred tax assets                                 3,477            2,344

Deferred tax liabilities:
  Tax bad debt reserves                                     109              138
  Loan discount                                             102              116
  Depreciation                                              108               12
                                                         ------           ------
Gross deferred tax liabilities                              319              266
                                                         ------           ------
Net deferred tax assets                                  $3,158           $2,078
                                                         ======           ======


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

      Upon repeal, the Bank is required to recapture into income, over a six-year period, the portion of its tax bad debt reserves that exceed its base year reserves (i.e., tax reserves for tax years beginning before 1988). The base year tax reserves, which may be subject to recapture if the Bank ceases to qualify as a bank for federal income tax purposes, are restricted with respect to certain distributions. The Bank's total tax bad debt reserves at June 30, 2000, are approximately $2,960, of which $2,640 represents the base year amount and $321 is subject to recapture. The Company has previously recorded a deferred tax liability for the excess base year reserves to be recaptured; therefore, this recapture will not impact the statement of operations.





8 - Commitments And Contingencies
--------------------------------------------------------------------------------

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. Commitments to originate loans amounted to $3,760 as of June 30, 2000, of which $1,700 was for variable-rate loans. The balance of the commitments represent fixed-rate loans with interest rates ranging 7.5% to 8.25%. At June 30, 2000, the Company had undisbursed loans in process for construction loans of $20,910 and $19,550 million in undisbursed lines of credit. In addition, the Company has issued $604 in commercial letters of credit fully secured by deposit accounts or real estate.

Concentration of credit risk:

      The Company is principally a local lender and therefore has a significant concentration of residential and commercial real estate loans as well as consumer and commercial business loans to borrowers who reside in and/or which are collateralized by real estate located primarily in Chester County, Pennsylvania. The ability of such customers to honor these obligations is dependent, in varying degrees, on the overall economic performance of this diversified region.

Other commitments:

      The Bank and PCIS have entered into operating leases for several of their branch and office facilities. The minimum annual rental payments under these leases at June 30, 2000, are as follows:


Year                       Minimum Lease Payments
---------------            ----------------------

2001                             $   433
2002                                 419
2003                                 394
2004                                 367
2005                                 262
2006 and after                       729

Rent expense under these leases for each of the years ended June 30, 2000, 1999, and 1998, was $573, $537, and $521, respectively.

9 - Affiliated Transactions                               (Dollars in thousands)
--------------------------------------------------------------------------------

      During fiscal 2000, 1999 and 1998 the Company entered into an agreement with one of the directors of the Company to perform reviews of appraisals in connection with the origination of residential mortgage loans. The Board of Directors approved the agreements and the Bank paid $3,030 in 2000, $4,625 in 1999, and $5,060 in 1998.

      Two directors of the Company are a principal and a partner in law firms which the Company retained during fiscal years 2000, 1999, and 1998, and which the Company intends to retain during fiscal year 2001. During the year ended December 31, 1999, the amount of legal fees paid to the law firms did not exceed 5% of those firms' gross revenues for such fiscal year.

     A director of the Company is an executive officer, director and principal of an investment banking firm from which the Company purchased and sold investment securities during fiscal years 2000, 1999, and 1998. The Company intends to continue the business relationship during fiscal 2001. The purchases of investment securities from the investment banking firm amounted to $162,080, $343,290, and $321,780, and the sales amounted to $131,680, $240,740, and
$272,340, during fiscal years 2000, 1999 and 1998, respectively. These securities were purchased and sold at market rates and on terms no more favorable to the investment banking firm than those obtainable on an arm's-length basis. The investment banking firm receives income on these transactions as a result of a spread differential (on a net yield basis). During the year ended December 31, 1999, the amount of income earned by the investment banking firm related to the investment activity with the Company did not exceed 5% of that firm's gross revenues for such fiscal year.

      A director of the Company is a director and president of a mortgage banking firm from which the Company purchased single-family residential mortgage loans during fiscal years 2000, 1999, and 1998, and the Company intends to continue the business relationship during fiscal year 2001. During fiscal 2000, 1999 and 1998, the purchases of loans from the mortgage banking firm amounted to $1,610, $4,730, and $7,280, respectively, with fees of $24, $50, and $93, respectively, paid to the firm. The loans were purchased at market rates and terms no more favorable to the mortgage banking firm than those obtainable on an arm's-length basis.



10 - Stockholders' Equity
--------------------------------------------------------------------------------

      At the time of its conversion from a state-chartered mutual association to a state-chartered capital stock association, the Bank established a liquidation account in an amount equal to $4,845 at September 30, 1986. The liquidation account is maintained for the benefit of eligible savings account holders who have maintained their savings account in the Bank after conversion. In the unlikely event of a complete liquidation, each eligible savings account holder will be entitled to receive a liquidation distribution from the liquidation account, in the amount of the then current adjusted sub-account balance for savings accounts held, before any liquidation distribution may be made with respect to capital stock.

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

      In September 1999 and 1998 the Company paid 5% common stock dividends in the amounts of 184,907 and 116,034 shares, respectively, from authorized but unissued common stock with fractional shares paid in the form of cash. In December 1998 the Company paid a three-for-two stock split effected in the form of a dividend in the amount of 1,224,980 shares, with fractional shares paid in the form of cash.

11 - Regulatory Capital                                   (Dollars in thousands)
--------------------------------------------------------------------------------

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

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). At June 30, 2000 and 1999 the Bank was in compliance with all such requirements and is deemed a "well-capitalized" institution for regulatory purposes. There are no conditions or events since June 30, 2000 that management believes have changed the institution's category.

      The Bank's actual capital amounts and ratios are presented in the table as follows (dollars in thousands): As of June 30, 2000:


                                                                                                         To Be Well Capitalized
                                                                                 For Capital            Under Prompt Corrective
                                                     Actual                  Adequacy Purposes            Action Provisions
                                              --------------------         ---------------------        ---------------------
                                                Amount      Ratio            Amount       Ratio           Amount      Ratio
                                               --------     ------          --------     -------        ---------    --------
As of June 30, 2000:

Total Capital (to Risk Weighted Assets)        $38,662      12.80%          $24,104       8.00%          $30,130     10.00%

Tier 1 Capital (to Risk Weighted Assets)       $34,894      11.58%          $12,052       4.00%          $18,078      6.00%

Tier 1 Capital (to Average Assets)             $34,894       6.88%          $20,276       4.00%          $25,345      5.00%

As of June 30, 1999:

Total Capital (to Risk Weighted Assets)        $34,005      13.05%          $20,848       8.00%          $26,060     10.00%

Tier 1 Capital (to Risk Weighted Assets)       $30,768      11.81%          $10,424       4.00%          $15,636      6.00%

Tier 1 Capital (to Average Assets)             $30,768       6.86%          $17,934       4.00%          $22,418      5.00%


12 - Fair Value Of Financial Instruments
--------------------------------------------------------------------------------

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

      The following methods and assumptions were used to estimate the fair value of each major classification of financial instruments at June 30, 2000 and 1999:

      Cash and cash equivalents:

      Current carrying amounts approximate estimated fair value.

12 - Fair Value Of Financial Instruments(Continued)       (Dollars in thousands)
--------------------------------------------------------------------------------


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

Commitments to extend credit:

      The majority of the Company's commitments to extend credit carry current market interest rates if converted to loans. Because commitments to extend credit are generally unassignable by either the Company or the borrower, they only have value to the Company and the borrower. The estimated fair value of the commitments approximates the recorded amounts which are included in Loans, receivable on the following schedule.



The carrying amounts and estimated fair values of the Company's financial instruments were as follows (in thousands):


                                                                     At June 30,
                                               -----------------------------------------------------
                                                         2000                         1999
                                               -----------------------------------------------------
                                               Carrying      Estimated       Carrying      Estimated
                                                Amount       Fair Value       Amount       Fair Value
                                                ------       ----------       ------       ----------
Financial Assets:
Cash and cash equivalents                      $ 13,082       $ 13,082       $ 18,602       $ 18,602
Trading account securities                       12,838         12,838          9,221          9,221
Investment securities available for sale         92,468         92,468        109,600        109,600
Investment securities                            39,821         39,020          7,801          7,816
Loans receivable, net                           331,306        323,104        291,388        289,314
Accrued interest receivable                       3,456          3,456          2,461          2,461
                                               --------       --------       --------       --------
Total financial assets                         $492,971       $483,968       $439,073       $437,014
                                               ========       ========       ========       ========

Financial Liabilities:
Deposits and repos                             $378,478       $375,892       $359,514       $360,037
Borrowed funds                                   87,151         86,380         51,028         51,322
Accrued interest payable                          1,648          1,648          1,573          1,573
                                               --------       --------       --------       --------
Total financial liabilities                    $467,277       $463,920       $412,115       $412,932
                                               ========       ========       ========       ========



13 - Employee Benefits
--------------------------------------------------------------------------------

Stock Compensation Program

      The Company has two stock option plans (collectively, the "Plans") -- the 1993 Plan and the 1997 Plan. At June 30, 2000, an aggregate of 188,451 and 248,063 authorized but unissued shares of common stock of the Company, adjusted for the 5% stock dividends in September 1999, 1998, 1997, 1996 and 1995 and the December 1998 three-for-two stock split and the March 1997 five-for-four stock split, were reserved for issuance under the 1993 Plan and the 1997 Plan, respec-tively. As of June 30, 2000 there were 163,703 and 220,695 options granted under the 1993 and 1997 Plan, respectively. Under the Plans, the option price per share for incentive options granted may not be less than the fair market value of the common stock on the date of grant. Options may be granted under the 1993 Plan and the 1997 Plan during the ten-year periods ending 2003 and 2007, respectively, and options granted under the Plans are exercisable up to ten years from the date of grant. Rights to exercise options under the Plans may be limited by imposition of vesting schedules at the time the options are granted.

13 - Employee Benefits(Continued)                         (Dollars in thousands)
--------------------------------------------------------------------------------



      The following table is a summary of option transactions since June 30, 1998. 1998, 1999, and 2000 have been adjusted to reflect the stock dividends in fiscal 1998, 1999 and 2000 and the stock split in fiscal 1999:


                                                                          Year Ended June 30,
------------------------------------------------------------------------------------------------------------------------------------
                                              2000                                1999                                1998
                                   -----------------------------       --------------------------         --------------------------
                                                       Weighted                        Weighted                           Weighted
                                                       Average                           Average                           Average
                                                       Exercise                         Exercise                           Exercise
                                    Shares              Price           Shares           Price              Shares           Price
                                    ----------------------------       --------------------------          -------------------------
Outstanding at beginning of year    166,252        $     14.77          88,391        $      8.65           123,047      $      8.17
Granted                             185,245              16.02         101,912              19.43            10,853            13.82
Exercised                           (11,745)              8.09         (15,551)              8.56           (33,290)            8.19
Forfeited                           (17,472)             17.80          (8,500)             18.19           (12,219)            9.74
Outstanding at end of year          322,280              15.57         166,252              14.77            88,391             8.65
Exercisable at end of year          150,865                                                95,167            55,638
Weighted-average fair value
of options granted                                 $      5.22                        $      6.43                        $      4.67




      At June 30, 2000, the range of exercise prices was $8.01 -$19.43 and the weighted average remaining contractual life of the outstanding options was 8.0 years. The Black-Scholes option-pricing model was used to determine the grant-date fair value of options. Significant assumptions used in the model included a weighted average risk free rate of return of 5.86% in 2000, 5.81% in 1999, and .39% in 1998; expected option life of 6 years for 2000, 1999 and 1998 options; expected stock price volatility of 29.91% for 2000, 29.73% for 1999, and 27.64% for 1998 and expected dividends of .12%, 1.82%, and 1.51%, for 2000, 1999, and 1998, respectively.

      The Company, as permitted, has elected not to adopt the fair value accounting provisions of SFAS 123 "Accounting for Stock-based Compensation", and has instead continued to apply APB Opinion 25 and related Interpretations in accounting for plans and provide the required proforma disclosures of SFAS 123. Had the grant-date fair-value provisions of SFAS 123 been adopted, the Company would have recognized $269 in 2000, $126 in 1999 and $27 in 1998 in compensation expense related to its Option Plans. a result, proforma net income of the Company would have been $4,288 in 2000, $4,086 in 1999 and $3,599 in 1998 and proforma diluted earnings per share would have been $1.09 in 2000 and $1.05 in 1999.

      The effects of proforma net income and diluted earnings per share of applying the disclosure requirements of SFAS 123 in past years may not be representative of the future proforma effects on net income and EPS due to the vesting provisions of the options and future awards that are available to be granted.

Employee Stock Ownership Plan

      The Bank maintains an ESOP for all employees of the Bank with at least one year of credited service. Benefits become 20% vest-after three years of service, increasing to 100% after seven years. Forfeitures are reallocated among remaining participating employees. Vested benefits are generally payable upon retirement, disability separation from service.


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

      The ESOP borrowed funds to acquire the initial 78,125 shares of common stock at $5.76 per share, adjusted for the subsequent stock splits effected in the form of dividends. The ESOP purchased an additional 101,544 shares of the common stock at a weighted average price of $8.69 per share, also adjusted for the subsequent stock splits effected in the form of dividends. Funds necessary to purchase such shares were borrowed from an independent third-party lender. The Company has not guaranteed the debt but anticipates contributing sufficient funds to the ESOP to enable it to meet its debt service requirements. The outstanding loan balance has been reflected as a liability and a reduction of stockholders' equity in the consolidated statements of financial condition. Shares purchased with such loan proceeds are held in a suspense account for allocation among members as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among members on the basis of compensation and years of service. A total of 57,901, 85,094, and 27,928, shares were allocated in fiscal 2000, 1999, and 1998 respectively.

      Contributions by the Bank to the ESOP in fiscal 2000, 1999, and 1998 amounted to $122, $129, and $174, respectively, and are included in the accompanying consolidated statements of operations in salaries and employee benefits. Interest expense paid during 2000, 1999, and 1998, by the ESOP for the loan amounted to $0, $11, and $20, respectively. The interest rate on the ESOP loan was fixed at 7.50% until maturity with interest expense being computed on the unpaid principal balance. As principal payments were made by the ESOP, the corresponding liability is reduced and stockholders' equity was increased. The loan matured and was paid in April, 1999. There was no interest expense in fiscal 2000.

Pension Plan

      The Bank has a noncontributory defined benefit pension plan which is fully funded through a multi-employer investment trust covering qualified salaried employees. Costs recognized for the years ended June 30, 2000, 1999, and 1998 totaled $6, $5, and $4, respectively. Information relative to the financial status of the Bank's portion of the Plan is not currently available.

14 - Acquisition
--------------------------------------------------------------------------------

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


15 - Segment Reporting
--------------------------------------------------------------------------------

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

      The Company evaluates performance based on profit or loss from operations after income taxes not including nonrecurring gains and losses. There are no material intersegment sales or transfers.

      The Company's reportable segments have traditionally been two independent financial services institutions. PCIS was acquired by the Company on May 29, 1998. The two segments are managed separately. All senior officers from PCIS prior to the acquisition have been retained to manage the segment.

      The following table highlights income statement and balance sheet information for each of the segments at or for the years ended June 30, 2000, 1999 and 1998 (in thousands):



                                           For The Year Ended June 30, 2000:
                                          ---------------------------------
                                             FFB         PCIS        Total
                                          ---------------------------------
Net interest income                       $  14,774   $    88     $  14,862
Other income                                  2,016     3,520         5,536
Total net income                              4,198       359         4,557
Total assets                                505,743     1,407       507,150
Total interest-bearing deposits               7,247       917         8,164
Total trading securities                     12,708       130        12,838
                                          =================================


                                           For The Year Ended June 30, 1999:
                                          ---------------------------------
                                             FFB         PCIS        Total
                                          ---------------------------------
Net interest income                       $ 13,632    $    71     $  13,703
Other income                                 2,056      3,141         5,197
Total net income                             3,855        358         4,213
Total assets                               448,901      2,257       451,158
Total interest-bearing deposits             11,971      1,438        13,409
Total trading securities                     8,815        406         9,221
                                          =================================


                                          For The Year Ended June 30, 1998:
                                          ---------------------------------
                                             FFB         PCIS        Total
                                          ---------------------------------
Net interest income                       $ 12,291    $    53     $  12,344
Other income                                 1,851      2,767         4,618
Total net income                             3,196        430         3,626
Total assets                               375,153      1,859       377,012
Total interest-bearing deposits             10,643      1,218        11,861
Total trading securities                    19,944        408        20,352
                                          =================================



16 - Summarized Quarterly Financial Data For Fiscal 2000 and 1999 (Unaudited)
--------------------------------------------------------------------------------
(Dollars in thousands except per share data)


                                                       2000                                               1999
                                   ----------------------------------------------   ------------------------------------------------
                                    First     Second         Third       Fourth        First       Second       Third        Fourth
                                   Quarter    Quarter       Quarter      Quarter      Quarter      Quarter     Quarter       Quarter
                                   -------    -------       -------      -------      -------      -------     -------       -------
Interest income                     $8,242     $8,385       $8,445       $8,765       $6,990       $7,172       $7,354       $7,869
Interest expense                     4,371      4,680        4,763        5,161        3,771        3,783        3,909        4,218
Net interest income                  3,871      3,705        3,682        3,604        3,219        3,389        3,445        3,651

Provision for loan losses              105        105          105          105           45           45           45          255

Net interest income after
provision for loan losses            3,766      3,600        3,577        3,499        3,174        3,344        3,400        3,396
Other income                         1,258      1,276        1,319        1,683        1,386        1,387        1,170        1,254
Operating expenses                   3,322      3,489        3,636        3,717        2,989        3,028        3,263        3,450
Income(loss) before income taxes     1,702      1,387        1,260        1,465        1,571        1,703        1,307        1,200
Income tax expense                     422        232          241          362          472          535          288          273

Net Income                          $1,280     $1,155       $1,019       $1,103       $1,099       $1,168       $1,019       $  927

Earnings per common share(1)
Basic                               $ 0.33     $ 0.30       $ 0.26       $ 0.28       $ 0.29       $ 0.30       $ 0.26       $ 0.24
Diluted                             $ 0.33     $ 0.29       $ 0.26       $ 0.28       $ 0.28       $ 0.30       $ 0.26       $ 0.24



(1) Earnings per share have been restated to reflect the effects of the 5% stock dividend paid in and 1998 and the three-for-two stock split effected in September 1999 the form of a dividend in December 1998.

17 - Parent Company Financial Information                 (Dollars in thousands)
--------------------------------------------------------------------------------

Financial information of Chester Valley Bancorp Inc. (parent company only) follows:

Statements of Financial Condition
---------------------------------
                                                              At June 30,
                                                   -----------------------------
                                                      2000                 1999
Assets                                             --------             --------
  On deposit with subsidiaries                     $    633              $   783
  Securities available for sale                       1,428                1,963
  Investment in subsidiaries                         33,178               31,051
  Other assets                                          263                   56
  Total Assets                                      $35,502              $33,853

  Liabilities
  Other liabilities                                $     --              $    --
  Total Liabilities                                      --                   --

  Stockholders' Equity                               35,502               33,853
                                                    --------             -------
Total Liabilities and Stockholders' Equity          $35,502              $33,853
                                                   ========             ========


    Statements of Operations
    ------------------------

                                                                                 Year Ended June 30,
                                                             ----------------------------------------------------------
                                                                    2000                 1999                  1998
                                                             ----------------------------------------------------------
Income
    Distributed income from subsidiaries                          $     980            $   1,797            $   2,188
    Interest income                                                     103                   98                   28
    Equity in undistributed income of subsidiaries                    3,490                2,329                1,588
                                                                  ---------            ---------             --------
Total Income                                                          4,573                4,224                3,804
Expense
    Other Expense                                                        16                   11                  178
                                                                  ---------            ---------             --------
    Net Income                                                    $   4,557            $   4,213             $  3,626
                                                                  =========            =========             ========



    Statements of Cash Flows
    ------------------------

                                                                                   Year Ended June 30,
                                                                  -----------------------------------------------------
                                                                      2000                 1999               1998
                                                                  -----------------------------------------------------
Operating activities:
Net income                                                          $ 4,557             $ 4,213             $ 3,626
Add (deduct) items not affecting cash flows
from operating activities:
Equity in undistributed income of subsidiaries                       (3,490)             (2,329)             (1,588)
Decease (increase) in other assets, net                                   4                 (30)                (22)
Decrease (increase) in other liabilities                                 --                 (84)                 83
Reduction of common stock acquired by ESOP                               --                 146                 187
                                                                    -------              ------             -------
Net cash flows from operating activities                              1,071               1,916               2,286
                                                                    -------              ------             -------
Investment activities:
Purchase of securities available for sale                              (259)               (908)             (1,403)
Proceeds from sales and calls of securities available for sale          259                 100                  --
                                                                    -------              ------             -------
Net cash flows used in investment activities                             --                (808)             (1,403)
                                                                    -------              ------             -------

Financing activities:
Income tax benefit on exercise of stock options                         (16)                (43)                (99)
Cash dividends                                                       (1,383)             (1,153)             (1,229)
Payment for fractional shares                                            (7)                (17)                 (7)
Common stock repurchased                                               (531)                (24)               (275)
Repayments of principal on ESOP debt                                     --                (146)               (187)
Proceeds from exercise of stock options                                 103                 167                 440
Proceeds from issuance of common stock                                  613                 516                 540
                                                                    -------              ------             -------
Net cash flows used in financing activities                          (1,221)               (700)               (817)
                                                                    -------              ------             -------
Net increase (decrease) in cash                                        (150)                408                  66
Cash and cash equivalents:
Beginning of period                                                     783                 375                 309
                                                                    -------              ------             -------
End of period                                                       $   633             $   783             $   375
                                                                    =======             =======             =======
Non-cash items:
Net unrealized gain (loss) on investment securities
available for sale, net of taxes                                    $ 1,703             $(1,844)            $   289
                                                                    =======             =======             =======
Stock dividend issued                                               $ 3,014             $ 3,017             $ 2,155
                                                                    =======             =======             =======

Independent Auditors' Report
--------------------------------------------------------------------------------

[KMPG LOGO]





      To the Board of Directors and Stockholders of Chester Valley Bancorp Inc:


      We have audited the accompanying consolidated statements of financial condition of Chester Valley Bancorp Inc. and subsidiaries as of June 30, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income statement, and cash flows for each of the years in the three-year period ended June 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chester Valley Bancorp Inc. as of June 30, 2000 and 1999, and the results of its operations and its cash flows for each of the years in the three year period ended June 30, 2000 in conformity with accounting principles generally accepted in the United States of America.



     /s/ KPMG LLP
     ------------
     KPMG LLP

     Philadelphia, Pennsylvania
     July 25, 2000

                            BOARD OF DIRECTORS


     [PHOTO]                     [PHOTO]                        [PHOTO]


ELLEN ANN ROBERTS          JAMES E. McERLANE, ESQ.          EDWARD T. BORER



     [PHOTO]                     [PHOTO]                        [PHOTO]



ROBERT J. BRADBURY         JOHN J. CUNNINGHAM, ESQ.         GERARD F. GRIESSER


     [PHOTO]                     [PHOTO]                        [PHOTO]



RICHARD L. RADCLIFF             EMORY S. TODD               WILLIAM M. WRIGHT



                                 SENIOR OFFICERS


                         [PHOTO OF THE SENIOR OFFICERS]

     First Financial Bank's Senior Officers assure that the best service is always provided. As we look forward to the year ahead, we search for ways to enhance our profitability through the development of improved processes, the delivery of exemplary customer service and careful investment in emerging technology. Left to right are: Steven C. Cunningham, Ellen Ann Roberts, Colin N.
                  Maropis, Kay B. Falkow, and Albert S. Randa

 (Photo taken at: Chester County Historical Society, West Chester, Pennsylvania)

Directors Serving in the
Same Capacity for Chester Valley
Bancorp Inc. and First Financial Bank:

Edward T. Borer
Chairman
Philadelphia Corporation
for Investment Services

Robert J. Bradbury
Co-chairman
Dolphin & Bradbury Incorporated

John J. Cunningham, III, Esquire
Partner
Cozen and O'Connor, PC

Gerard F. Griesser
President
Trident Financial Group

James E. McErlane, Esquire
Interim President
Partner
Lamb, Windle & McErlane, PC

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

Edward T. Borer
Chairman

Robert J. Bradbury
Co-chairman
Dolphin & Bradbury Incorporated

A. Louis Denton
President and Chief Executive Officer

James E. McErlane, Esquire
Partner
Lamb, Windle & McErlane, PC

R. Wayne Raffety
Senior Vice President


Ellen Ann Roberts
Director, Chairman, and
Chief Executive Officer
of the Company and PCIS

Vernon C. Walker
Senior Vice President

Spencer D. Wright, III
Chairman Emeritus


Executive Officers of
Chester Valley Bancorp Inc:


Ellen Ann Roberts
Chairman and Chief Executive Officer

James E. McErlane, Esquire
Interim President
and Secretary

Colin N. Maropis
Executive Vice President

Albert S. Randa, CPA
Chief Financial Officer
and Treasurer


Executive Officers of First Financial Bank:


Ellen Ann Roberts
Chairman and Chief Executive Officer

James E. McErlane,
Esquire Interim President

Colin N. Maropis
Executive Vice President

Albert S. Randa, CPA
Chief Financial Officer
and Treasurer

Steven C. Cunningham
Vice President

Kay B. Falkow
Vice President


Other Officers of
First Financial Bank:


Edward S. Lawrence Senior Vice
President

Frank J. Baldassarre
Vice President

C. Ward Braceland
Vice President

William G. Eads, Jr.
Vice President

Stephen E. Miller
Vice President

David L. Summers
Vice President

Phillis D. Weidenhammer
Vice President

Pamela M. Collins
Secretary

Arlene S. Cunningham
 Assistant Vice President
Assistant Secretary

Shelley A. Castrinoes
Assistant Vice President

Linda B. Draper
Assistant Vice President

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

A. Louis Denton
President and Chief Executive Officer

Mary Kay Greenwood
Assistant Vice President and Secretary

Kathleen D. Hartung
Treasurer

First Financial Bank
Advisory Board Members:


Airport Advisory Board:
     Milton Allen
     Albert W. Eastburn
     Aleda P. Loughman
     John H. Newton, Jr.
     Hudson Voltz

Brandywine Advisory Board:
     Harry A. Arena
     William E. Augustine
     Jay G. Fischer
     Kevin Holleran, Esq.
     Neil Liebman

Devon Advisory Board:
     Douglas R. Cranage
     Matthew DiDomenico
     Alan F. Hark
     William T. McDonnell
     Kevin E. Mengel
     Dennis C. Reardon, LL.M.

Exton Advisory Board:
     Barry G. Balmer
     Raymond H. Carr
     Carl K. Croft, CPA
     Cindy Dickerman
     Ronald L. White

Frazer Advisory Board:
     Drew A. Alleva
     David M. Frees, III
     Florence D. Hunt
     Albert P. Massey, Jr.
     R. Wayne Raffety
     A. Joseph Rubino

Thorndale Advisory Board:
     Dr. Louis M. Laurento
     Romaine Dunlap
     Martin L. Lockhart
     Kathleen K. Good, Esq.
     Paul J. Phillips

Westtown Advisory Board:
     Wayne W. Grafton
     Charles A. Hackett, CPA
     Marita M. Hutchinson, Esquire
     Conrad E. Muhly, III
     Earl Stoltzfus
     John R. Williams
     George C. Zumbano, Esquire




CORPORATE INFORMATION:

Annual Meeting
The Annual Meeting of Stockholders will be held at 10 AM on Wednesday, October 25, 2000, at:
Chester Valley Golf and Country Club
430 Swedesford Road
Malvern, Pennsylvania 19355

Stock Listing
Chester Valley Bancorp Inc. Stock is traded on the NASDAQ National Market System under the symbol "CVAL".

Market Makers:
F. J. Morrissey & Co., Inc.
Philadelphia, Pennsylvania
(215) 563-8500

Ferris Baker Watts, Inc.
100 Light Street
Baltimore, Maryland 21202
(800) 638-7411

Janney Montgomery Scott
Philadelphia, Pennsylvania
(215) 563-8671

Spear, Leeds & Kellog
Jersey City, NJ 07302

Investor Information:
Patricia A. Ferretti
Shareholder Relations Administrator
Chester Valley Bancorp Inc.
100 E. Lancaster Avenue
Downingtown, Pennsylvania 19335
(610) 269-9700

Transfer Agent, Registrar and
Dividend Disbursing Agent:
American Stock Transfer and Trust Co.
40 Wall Street, 46th Floor
New York, New York 10005
(212) 936-5100

Form 10-K

Subsequent to the required filing with the Securities and Exchange Commission under the Securities Exchange Act of 1934, the Company will furnish to any shareholder, without charge, a copy of the Company's Annual Report on Form 10-K for the year ended June 30, 2000 and the exhibits thereto, upon written request to Patricia A.
Ferretti, Shareholder Relations Administrator.

 Auditors:
 KPMG LLP
 1600 Market Street
 Philadelphia, Pennsylvania 19103


 Counsel:
 Lamb, Windle & McErlane, PC 24 E. Market Street West
 Chester, Pennsylvania 19381

 Cozen & O'Connor The Atrium 1900
 Market Street
 Philadelphia, Pennsylvania  19103-3527

 Executive Office:
 Chester Valley Bancorp Inc. 100 E. Lancaster Avenue
 Downingtown, Pennsylvania 19335 (610) 269-9700




                                       40